As filed with the Securities and Exchange Commission on February 25, 2013.

Registration No. 333-186159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6021	25-1255406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary R. Walker, Esq. Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222 Telephone: 412-288-3131 Fax: 412-288-3063	Philip G. Feigen, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037 Telephone: 202-457-6000 Fax: 202-457-6315

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective date of the merger of Annapolis Bancorp, Inc. with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.01 par value	4,716,000	Not applicable	$58,384,080	$7,963.59(4)

(1)	The maximum number of shares of F.N.B. Corporation common stock estimated to be issuable upon the completion of the proposed merger of Annapolis Bancorp, Inc. with and into F.N.B. Corporation. This number is based on the number of shares of Annapolis Bancorp, Inc. common stock estimated to be outstanding, or reserved for issuance under various plans and in connection with various convertible securities, as of immediately prior to completion of the merger, and the exchange of each such share of Annapolis Bancorp, Inc. common stock for 1.143 shares of F.N.B. Corporation common stock pursuant to the Agreement and Plan of Merger, dated as of October 22, 2012, between F.N.B. Corporation and Annapolis Bancorp, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s shares of common stock was calculated in accordance with Rule 457(c) under the Securities Act based upon the market value of the shares of common stock of Annapolis Bancorp, Inc. to be cancelled and exchanged for the registrant’s shares of common stock in connection with the proposed merger as follows: (a) the product of (i) 4,716,000, the maximum possible number of shares of common stock of Annapolis Bancorp, Inc. which may be cancelled and exchanged in the proposed merger, and (ii) $12.38, the average of the high and low prices for the shares of common stock of Annapolis Bancorp, Inc. reported on The NASDAQ Capital Market on January 16, 2013.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1,000,000 of the proposed maximum offering price.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. F.N.B. Corporation may not issue the shares of its common stock to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement it filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2013

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

[            ] [    ], 2013

To the holders of common stock of Annapolis Bancorp, Inc.:

You are cordially invited to attend the special meeting of stockholders of Annapolis Bancorp, Inc. The meeting will be held at the BankAnnapolis Headquarters Building, 1000 Bestgate Road, Annapolis, Maryland 21401, on Thursday, April 4, 2013 at 4:00 p.m., local time.

At the special meeting, you will be asked to consider the merger of Annapolis Bancorp, Inc. (“ANNB”) with and into F.N.B. Corporation (“FNB”) pursuant to an Agreement and Plan of Merger, dated as of October 22, 2012, between ANNB and FNB (the “merger agreement”). Upon completion of the merger contemplated by the merger agreement, you will be entitled to receive 1.143 shares of FNB common stock for each share of common stock of ANNB that you own immediately prior to the merger (“common stock consideration”). In addition, ANNB stockholders may receive up to an additional $0.36 per share in cash for each share of ANNB common stock they own (“contingent cash consideration”), if, prior to the effective time of the merger, BankAnnapolis is able to collect in cash part or all of the amounts due on a particular loan in the original principal amount of approximately $4.6 million, including by a sale of the loan. If all amounts due on the loan are collected in cash, the full contingent cash consideration of $0.36 per share of ANNB common stock would be payable by FNB. If less than the entire amount due on the loan is collected, ANNB common stockholders would be entitled to receive, for each share of ANNB common stock they hold, a pro rated amount of contingent cash consideration, determined by multiplying $0.36 by the ratio of (1) the portion of the outstanding loan amount actually collected in cash as of the effective time of the merger to (2) the total outstanding loan amount, expressed as a fraction. If nothing is collected on the loan prior to the effective time of the merger, no contingent cash consideration will be payable. The merger agreement also provides that all options to purchase ANNB common stock that are outstanding and unexercised immediately prior to the closing shall be converted into fully vested and exercisable options to purchase shares of FNB common stock, as adjusted for the exchange ratio of 1.143 shares of FNB common stock for each share of ANNB common stock. FNB common stock is quoted on the New York Stock Exchange under the symbol “FNB.” ANNB common stock is quoted on The NASDAQ Capital Market under the symbol “ANNB.”

The merger cannot be completed unless the common stockholders of ANNB approve the merger agreement. We have scheduled a special meeting so you can vote to approve the merger agreement. Shareholders are also being asked to approve, on a non-binding advisory basis, the compensation that will or may be payable to the named executive officers of ANNB upon consummation of the merger. You will also be asked to approve the authorization of the ANNB board of directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

After careful consideration, the ANNB board of directors has determined unanimously that the merger agreement and the transactions contemplated thereby are advisable. The ANNB board of directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” approval of the advisory, non-binding resolution on compensation to our named executive officers and “FOR” the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

For more information about the merger agreement, please read the attached proxy statement/prospectus in its entirety. We encourage you to read it carefully and to pay particular attention to the “Risk Factors” section that begins on page 22. This proxy statement/prospectus also constitutes FNB’s prospectus for the common stock it will issue in connection with the merger. You may obtain additional information about ANNB and FNB from documents both companies have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares are represented. Instructions on how to vote appear on the enclosed proxy card.

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, a firm that is helping us solicit proxies, at (212) 750-5833.

Thank you in advance for your consideration of this matter.

Very truly yours,

Richard M. Lerner

Chairman and CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the FNB common stock to be issued pursuant to this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of FNB common stock are not savings or deposit accounts or other obligations of any bank or savings association, and the shares of FNB common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [                ], 2013, and we are first mailing or otherwise delivering it to our stockholders on or about [                ], 2013.

ANNAPOLIS BANCORP, INC.

BANKANNAPOLIS HEADQUARTERS BUILDING

1000 BESTGATE ROAD

ANNAPOLIS, MARYLAND 21401

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on April 4, 2013

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Annapolis Bancorp, Inc. will be held on April 4, 2013, at the BankAnnapolis Headquarters Building, 1000 Bestgate Road, Annapolis, Maryland at 4:00 p.m., local time, for the following purposes:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 22, 2012, between F.N.B. Corporation and Annapolis Bancorp, Inc., as described in the accompanying materials;

2. to consider and vote upon an advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive officers of Annapolis Bancorp, Inc. in connection with the merger;

3. to consider and vote upon a proposal to grant the ANNB board of directors discretionary authority to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annapolis Bancorp, Inc. special meeting to approve and adopt the merger agreement; and

4. to transact such other business as may properly come before the Annapolis Bancorp, Inc. special meeting or any adjournment or postponement of the special meeting.

The ANNB board of directors has fixed the close of business on January 25, 2013 as the record date for the determination of Annapolis Bancorp, Inc. stockholders entitled to notice of and to vote at the special meeting. Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

We encourage you to read the entire proxy statement/prospectus which is attached, particularly the “Risk Factors” section that begins on page 22.

The ANNB board of directors has determined that the merger agreement is in the best interests of Annapolis Bancorp, Inc. and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement, “FOR” approval of the advisory (non-binding) resolution approving the golden parachute compensation payable to our named executive officers in connection with the merger, and “FOR” approval of the proposal granting the ANNB board of directors discretionary authority to adjourn the special meeting, if necessary.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope.

By Order of the ANNB Board of Directors

Edward J. Schneider

Secretary

Annapolis, Maryland

[                ], 2013

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FNB from documents filed with or furnished to the U.S. Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus.

You can obtain any of the documents filed with or furnished to the SEC by FNB or ANNB, as the case may be, at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus by FNB, at no cost, by contacting either FNB or ANNB, as applicable, at the following addresses:

F.N.B. CORPORATION	ANNAPOLIS BANCORP, INC.

One F.N.B. Boulevard Hermitage, Pennsylvania 16148 Attention: David B. Mogle, Corporate Secretary Telephone: (724) 983-3431	1000 Bestgate Road Annapolis, Maryland 21401 Attention: Edward J. Schneider, Chief Financial Officer, Treasurer and Secretary Telephone: (410) 224-4455

In addition, if you have questions about the merger or the ANNB special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Innisfree M&A Incorporated, ANNB’s proxy solicitor, at the following address and telephone number:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor, New York, NY, 10022

(212) 750-5833

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the ANNB special meeting, you should make your request to FNB or ANNB, as the case may be, no later than March 28, 2013, or five trading days prior to the ANNB special meeting.

See “Where You Can Find More Information” on page 141 of this proxy statement/prospectus for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

Q.	Why am I receiving this document?

A.	FNB and ANNB have agreed to combine under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. In order to complete the merger, ANNB stockholders must vote to adopt the merger agreement and approve the merger. ANNB will hold a special meeting of its stockholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of ANNB stockholders and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of ANNB common stock without attending the special meeting.

We are delivering this proxy statement/prospectus to you as both a proxy statement of ANNB and a prospectus of FNB. It is a proxy statement because the ANNB board of directors is soliciting proxies from ANNB stockholders to vote on the approval of the merger agreement at a special meeting of stockholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because FNB will issue its common stock to ANNB stockholders as consideration for their shares of ANNB common stock in connection with completion of the merger.

Q.	What items of business will we ask our stockholders to consider at our special meeting?

A.	At our special meeting, we will ask our stockholders to vote in favor of adoption of the merger agreement providing for our merger with and into FNB. We sometimes refer to this proposal as the “merger proposal” in this proxy statement/prospectus. In addition, our stockholders will be asked to cast an advisory (non-binding) vote on the “golden parachute” compensation payable to the named executive officers of ANNB in connection with the merger. We sometimes refer to this proposal as the “golden parachute proposal” in this proxy statement/prospectus. Lastly, we will ask our stockholders to vote in favor of a proposal to adjourn our special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to adopt the merger agreement at the time of our special meeting. We sometimes refer to this proposal as the “adjournment proposal” in this proxy statement/prospectus.

Q.	What will I receive in exchange for my ANNB shares if the merger is completed?

A.	Upon completion of the merger, you will have the right to receive 1.143 shares of FNB common stock in exchange for each share of our common stock, which we refer to herein as the common stock consideration or the exchange ratio. FNB will pay cash in lieu of issuing fractional shares of FNB common stock. In addition, stockholders of ANNB may receive contingent cash consideration consisting of up to an additional $0.36 per share in cash for each share of ANNB common stock they own if, prior to the effective time of the merger, ANNB’s subsidiary, BankAnnapolis, or ANNB Bank, is able to collect in cash part or all of the amounts due on a particular loan in the original principal amount of approximately $4.6 million, including by a sale of the loan. If all amounts due on the loan are collected in cash, the full contingent cash consideration of $0.36 per share of ANNB common stock would be payable by FNB. If less than the entire amount due on the loan is collected, ANNB common stockholders would be entitled to receive, for each share of ANNB common stock they hold, a pro rated amount of contingent cash consideration, determined by multiplying $0.36 by the ratio of (1) the portion of the outstanding loan amount actually collected in cash as of the effective time of the merger to (2) the total outstanding loan amount, expressed as a fraction. If nothing is collected on the loan prior to the effective time of the merger, no contingent cash consideration will be payable.

Q.	What does the ANNB board of directors recommend?

A.

The ANNB board of directors has unanimously determined that the merger is fair to you and in your and ANNB’s best interests and unanimously recommends that you vote FOR adoption of the merger agreement,

FOR approval, on an advisory (non-binding) basis, of the golden parachute proposal, and FOR approval of the adjournment proposal.

In making this determination, the ANNB board of directors considered the opinion of Sandler O’Neill + Partners, L.P., or Sandler O’Neill, our independent financial advisor, as to the fairness, from a financial point of view, of the merger consideration you will receive pursuant to the merger agreement. The ANNB board of directors also reviewed and evaluated the terms and conditions of the merger agreement and the merger with the assistance of our independent legal counsel.

Q.	What was the opinion of our financial advisor?

A.	Sandler O’Neill presented an opinion to the ANNB board of directors to the effect that, as of October 22, 2012, and based solely upon the common stock consideration and assuming no value is received for the contingent cash consideration, and subject to the other assumptions Sandler O’Neill made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration provided for in the merger agreement is fair to you from a financial point of view.

Q.	When do you expect to complete the merger?

A.	We anticipate that we will be able to consummate the merger in April 2013. However, we cannot assure you when or if the merger will occur. We must first obtain the requisite approval of our stockholders at our special meeting and we and FNB must obtain the requisite regulatory approvals to complete the merger.

Q.	What happens if the merger is not completed?

A.	If the merger is not completed, holders of ANNB common stock will not receive any consideration for their shares in connection with the merger. Instead, ANNB will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Capital Market, which is referred to herein as NASDAQ.

Q.	Why am I being asked to cast an advisory (non-binding) vote to approve the golden parachute compensation payable to certain ANNB officers in connection with the merger?

A.	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require ANNB to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to ANNB’s named executive officers in connection with the merger.

Q.	What will happen if ANNB stockholders do not approve the golden parachute compensation at the special meeting?

A.	Approval of the golden parachute compensation payable in connection with the merger is not a condition to completion of the merger. The vote with respect to the golden parachute compensation is an advisory vote and will not be binding on ANNB (or the combined company that results from the merger) regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid to certain of the ANNB executives in connection with the merger is contractual, such compensation will or may be payable if the merger is completed regardless of the outcome of the advisory vote.

Q.	When and where is the ANNB special meeting?

A.	The ANNB special meeting will be held at the BankAnnapolis Headquarters Building, 1000 Bestgate Road, Annapolis, Maryland 21401, on Thursday, April 4, 2013 at 4:00 p.m., local time.

Q.	Who can vote at the ANNB special meeting?

A.	Holders of ANNB common stock as of the close of business on January 25, 2013, which is referred to as the record date, are entitled to vote at the ANNB special meeting. Beneficial owners of shares of ANNB common stock as of the record date should receive instructions from their bank, broker or nominee describing how to vote their shares.

Holders of ANNB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the ANNB Preferred Stock, which was issued to the U.S. Department of the Treasury, or the U.S. Treasury, under the Capital Purchase Program of the Troubled Asset Relief Program, which is referred to as the TARP, will not have the right to vote on the merger and the merger agreement. According to the terms of the ANNB Preferred Stock, the holder of such stock does not have the right to vote on the merger and the merger agreement as long as the shares of ANNB Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the ANNB Preferred Stock immediately prior to the completion of the merger, taken as a whole.

Q.	What is the quorum requirement for the ANNB special meeting?

A.	The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. All shares of ANNB common stock that are present in person or by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ANNB special meeting.

Q.	What vote is required to approve each proposal at the ANNB special meeting?

A.	Proposal No. 1 requires an approval by the affirmative vote of a two-thirds majority of the votes entitled to be cast by our stockholders at a stockholders’ meeting at which a quorum is present. Proposal No. 2 and Proposal No. 3 each require approval by the affirmative vote of a majority of the votes cast by all of our stockholders entitled to vote. A vote by the U.S. Treasury, as the sole holder of the ANNB Preferred Stock, will not be required to approve the merger.

Q.	Why is my vote important?

A.	Under the Maryland General Corporation Law, or the MGCL, and our articles of incorporation, adoption of the merger agreement requires the affirmative vote of a two-thirds majority of the votes entitled to be cast by the stockholders of ANNB at a stockholders’ meeting at which a quorum is present. This significant voting requirement makes your vote important.

Q.	What do I need to do now?

A.	You should first carefully read this proxy statement/prospectus, including the appendices and the documents FNB incorporates by reference in this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below.

Q.	How do I vote my shares?

A.	If you are a stockholder of record on January 25, 2013, you may have your shares of ANNB common stock voted on the matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by mail — stockholders of record may vote by proxy by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by telephone — stockholders of record may call 1-800-690-6903 to transmit their voting instructions; or

•

via the Internet — stockholders of record may use the Internet to transmit their voting instructions by visiting www.proxyvote.com and following the instructions for obtaining your records and creating an electronic voting instruction form.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding how to vote your shares. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	What does it mean if I get more than one proxy card?

A.	It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.	What if I do not specify how I want to vote my shares on my proxy card?

A.	If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the proxy card will vote your shares:

•	FOR adoption of the merger agreement;

•	FOR approval on an advisory (non-binding) basis of the golden parachute compensation payable to our named executive officers in connection with the merger; and

•	FOR approval of the adjournment of our special meeting, if necessary.

The ANNB board of directors does not currently intend to bring any other proposals before our special meeting. If other proposals requiring a vote of stockholders properly come before our special meeting, the persons named in the enclosed proxy card will vote the shares they represent on any such other proposal in accordance with their judgment.

Q.	If my shares of ANNB common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A.	You should instruct your bank, broker or other nominee to vote your shares of ANNB common stock. If you do not instruct your bank, broker or other nominee, your bank, broker or other nominee will not be able to vote your shares. Please check with your bank, broker or other nominee and follow the voting procedures your bank, broker or other nominee provides.

Under the rules of the New York Stock Exchange, or NYSE, banks, brokers and other nominees may not vote shares of our common stock that they hold of record for a beneficial owner either for or against adoption of the merger agreement, approval on an advisory (non-binding) basis of golden parachute compensation payable to our named executive officers in connection with the merger, or approval of the adjournment proposal without specific instructions from the beneficial owner of those shares. Therefore, if a bank, broker or other nominee holds your shares you must give your bank, broker, or other nominee instructions on how to vote your shares. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. However, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve and adopt the merger agreement. On the other hand, with respect to the proposal to approve on an advisory (non-binding) basis the golden parachute compensation payable to the named executive officers of ANNB and the proposal to approve adjournment of the special meeting, abstentions and broker non-votes will not be counted in the voting results and will have no effect on the outcome of those proposals.

Q.	What if I fail to instruct my bank, broker or other nominee how to vote?

A.	Your bank, broker or other nominee may not vote your shares without instructions from you. You should follow the instructions you will receive from your bank, broker or other nominee and instruct your bank, broker or other nominee how you want to vote your shares.

Q.	May I change my vote after I have voted?

A.	Yes. You may revoke your proxy at any time before we take the vote at our special meeting by:

•	submitting a properly executed, later dated proxy by mail prior to the voting of your earlier proxy at our special meeting;

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting; or

•	voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke any proxy you previously submitted.

If you hold your shares in street name (that is, in the name of a bank, broker, nominee or other holder of record), you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

Q.	Should I send my stock certificates now?

A.	No. Holders of our common stock should not submit their stock for exchange until they receive the transmittal instructions from the exchange agent, Registrar and Transfer Company.

Q.	What if I oppose the merger?

A.	If you are a stockholder who objects to the merger, you may vote against adoption of the merger agreement. Under Maryland law, you will not be entitled to dissenters’ appraisal rights.

Q.	Who can answer my questions?

A.	If you have additional questions about the merger or would like additional copies of this proxy statement/prospectus, please call Edward J. Schneider, our Chief Financial Officer, Treasurer and Secretary, at (410) 224-4455, or call Innisfree M&A Incorporated, the proxy soliciting firm we have retained, at (212) 750-5833.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects of the merger, this summary may not contain all of the information that may be important to you. We encourage you to read this entire proxy statement/prospectus and its appendices carefully in order to understand the merger fully. See “Where You Can Find More Information” on page 142. In this summary, we have included page references to direct you to a more detailed description of the matters this summary describes.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “we,” “us,” “our” or “ANNB” refers to Annapolis Bancorp, Inc., “ANNB Bank” refers to BankAnnapolis, “FNB” refers to F.N.B. Corporation, “FNB Bank” refers to First National Bank of Pennsylvania and “you” refers to the common stockholders of ANNB. Also, we refer to the merger between ANNB and FNB as the “merger,” and the Agreement and Plan of Merger dated as of October 22, 2012 between FNB and ANNB as the “merger agreement.”

ANNB provided the information contained in this proxy statement/prospectus with respect to ANNB, and FNB provided the information in this proxy statement/prospectus with respect to FNB.

This proxy statement/prospectus, as well as the information included or incorporated by reference in this proxy statement/prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of FNB and us, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. The ability of either FNB or us to predict results or the actual effects of our plans and strategies, particularly after the merger, is inherently uncertain. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. See “Cautionary Statement Regarding Forward-looking Statements” on page 28.

The Parties to the Merger

FNB and FNB Bank (Page 89)

FNB is a diversified financial services company headquartered in Hermitage, Pennsylvania that had $12.0 billion in assets as of September 30, 2012. FNB is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania, eastern Ohio and northern West Virginia. As of September 30, 2012, FNB Bank had 266 community banking offices in Pennsylvania, eastern Ohio and northern West Virginia. FNB also maintains eight insurance agency locations. Regency Finance, FNB’s consumer finance subsidiary, has 19 offices in Pennsylvania, 19 offices in Tennessee, 17 offices in Ohio and 15 offices in Kentucky. Another FNB subsidiary, First National Trust Company, has approximately $2.7 billion of assets under management. F.N.B. Capital Corporation offers financing options for small- to medium-sized businesses that need financial assistance beyond the parameters of typical commercial bank lending products.

The address of the principal executive offices of FNB is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. FNB’s telephone number is (724) 981-6000 and FNB’s website address is www.fnbcorporation.com. The information on FNB’s website is not part of this proxy statement/prospectus.

ANNB and ANNB Bank (Page 90)

ANNB is a bank holding company, incorporated under the laws of Maryland in May 1988 for the purpose of acquiring and holding all of the outstanding stock of ANNB Bank. In November 1997 ANNB went public and joined NASDAQ using the ticker symbol “ANNB.”

ANNB Bank is a federally insured community-oriented bank and is the only commercial bank headquartered in Annapolis, Maryland. ANNB Bank currently operates as a full service commercial bank from its headquarters in Annapolis, its six other branches located in Anne Arundel County, Maryland and one branch located on Kent Island in Queen Anne’s County, Maryland. ANNB Bank focuses on providing general commercial and retail banking in its market area, emphasizing the banking needs of small businesses, professional concerns and individuals.

The address and headquarters office of ANNB is 1000 Bestgate Road, Annapolis, Maryland 21401. ANNB’s telephone number is (410) 224-4455, and ANNB’s website address is www.bankannapolis.com. The information on ANNB’s website is not part of this proxy statement/prospectus.

Our Special Meeting

This section contains information for our stockholders about the special meeting of stockholders we have called to consider adoption of the merger agreement and related matters.

General (Page 29)

We have mailed this proxy statement/prospectus and the enclosed form of proxy to you for use at our special meeting and any adjournment or postponement of our special meeting.

When and Where We Will Hold Our Special Meeting (Page 29)

We will hold our special meeting on Thursday, April 4, 2013, at 4:00 p.m., local time, at the BankAnnapolis Headquarters Building, 1000 Bestgate Road, Annapolis, Maryland 21401, subject to any adjournment or postponement of our special meeting.

The Matters Our Stockholders Will Consider (Page 30)

The purpose of our special meeting is to consider and vote upon:

•	Proposal 1 — A proposal to adopt the merger agreement between FNB and us;

•	Proposal 2 — An advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive offers of ANNB in connection with the merger;

•

Proposal 3 — A proposal to grant discretionary authority to our board of directors to adjourn our special meeting if necessary to permit us to solicit additional proxies from our stockholders in the event a quorum is present at our special meeting but there are insufficient votes to adopt the merger agreement; and

•	Such other business as may properly come before our special meeting and any adjournment or postponement of our special meeting.

Our stockholders must approve Proposal 1 for the merger to occur. If our stockholders fail to approve this proposal, the merger will not occur.

As of the date of this proxy statement/prospectus, the ANNB board of directors is not aware of any other matter, other than those set forth above, that may be presented for action at our special meeting. If a stockholder properly presents another matter, the proxies will vote in accordance with their judgment with respect to any such other matter.

Record Date; Shares Outstanding and Entitled to Vote (Page 30)

The ANNB board of directors has fixed the close of business on January 25, 2013 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting.

On the record date, we had 4,024,040 issued and outstanding shares of common stock entitled to vote at our special meeting, held by approximately 185 holders of record. Each holder is entitled to cast one vote for each share of our common stock held on all matters that are properly submitted to our stockholders at our special meeting.

Quorum (Page 30)

The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. All shares of ANNB common stock that are present in person or by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ANNB special meeting. A quorum must be present in order for the votes on adoption of the merger agreement, approval on an advisory (non-binding) basis of golden parachute compensation payable to our named executive officers in connection with the merger, and the adjournment proposal to occur.

Based on the number of shares of our common stock issued and outstanding as of the record date, 2,052,260 shares of our common stock must be present in person or represented by proxy at our special meeting to constitute a quorum.

Stockholder Vote Required (Page 30)

Adoption of the Merger Agreement. The adoption of the merger agreement requires the affirmative vote of a two-thirds majority of the shares of our common stock entitled to vote on that matter at a stockholders’ meeting at which a quorum is present. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

When considering the ANNB board of directors’ recommendation that you vote in favor of adoption of the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your and their interests as stockholders. See “Proposal No. 1 — Proposal to Adopt the Merger Agreement — Interests of ANNB’s Directors and Executive Officers in the Merger” beginning on page 57.

Advisory (Non-binding) Vote Regarding Golden Parachute Compensation. The affirmative vote of a majority of the votes cast by the holders of our common stock entitled to vote on that matter at a stockholders’ meeting at which a quorum is present, is required to approve on an advisory (non-binding) basis, ANNB’s golden parachute compensation payable to the named executive officers of ANNB in connection with the merger.

Discretionary Authority to Adjourn Our Special Meeting. The affirmative vote of the holders of a majority of the votes cast by the holders of our common stock entitled to vote on the adjournment proposal is required to approve the proposal to grant discretionary authority to the ANNB board of directors to adjourn our special meeting if necessary to solicit additional proxies from our stockholders in the event a quorum is present at our special meeting but there are insufficient votes to adopt the merger agreement.

Director and Executive Officer Voting (Page 31)

As of the record date, our directors and executive officers and their affiliates beneficially owned 2,093,147 shares of our outstanding common stock, or approximately 52.02% of the outstanding shares of our common stock entitled to vote at our special meeting. Each of our directors has entered into a voting agreement with FNB that provides such person will vote “FOR” adoption of the merger agreement. See “Other Material Agreements Relating to the Merger – Voting Agreements” for more information.

Proxies (Page 31)

Voting. You should complete and return the proxy card accompanying this proxy statement/prospectus in order to ensure that we can count your vote at our special meeting and at any adjournment or postponement of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and return your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of adoption of the merger agreement, in favor of the advisory (non-binding) golden parachute proposal and in favor of approval of the adjournment proposal.

If you hold your shares of our common stock in the name of a bank, broker, nominee or other holder of record, the bank, broker, nominee or other holder of record will send you instructions that you must follow in order to vote your shares of our common stock.

Revocability. You may revoke your proxy at any time before we take the vote at our special meeting. If you did not vote through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

•	submitting a properly executed proxy with a later date;

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting; or

•	voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke an earlier proxy.

You should address written notices of revocation and other communications regarding the revocation of your proxy to:

Annapolis Bancorp, Inc.

1000 Bestgate Road, Suite 400

Annapolis, Maryland 21401

Attention: Edward J. Schneider, Secretary

If you hold your shares in the name of a bank, broker, nominee or other holder of record, you should follow the instructions you receive from the bank, broker, nominee or other holder of record regarding the revocation of proxies.

The death or incapacity of a stockholder executing a proxy will not revoke the proxy unless our corporate secretary receives notice of the death or incapacity of such stockholder before our proxies vote such shares.

How We Count Proxy Votes. We will vote all shares of our common stock represented by properly executed proxy cards that we receive before the voting concludes at our special meeting, and which have not been revoked, in accordance with the instructions you indicate on the proxy card.

We will count the shares represented by a properly executed proxy card marked “ABSTAIN” as present for purposes of determining the presence of a quorum.

Under the rules of the NYSE, banks, brokers and other nominees may not vote shares of common stock that they hold of record for a beneficial owner either “for” or “against” the proposals in this proxy statement/prospectus (namely, adoption of the merger agreement; approval on an advisory (non-binding) basis of golden parachute compensation payable to our named executive officers in connection with the merger; and approval of the adjournment proposal) without specific instructions from the beneficial owner of those shares. Therefore, if a broker holds your shares you must give your broker instructions on how to vote your shares. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve and adopt the merger agreement. However, with respect to the proposal to approve on an advisory (non-binding) basis the golden parachute compensation payable to the named executive officers of ANNB, and the proposal to approve adjournment of the special meeting, abstentions and broker non-votes will not be counted in the voting results and will have no effect on the outcome of those proposals.

Solicitation. We will pay the costs of our special meeting and for the mailing of this proxy statement/prospectus to our stockholders, as well as all other costs we incur in connection with the solicitation of proxies from our stockholders. However, FNB and we will share equally the cost of printing this proxy statement/prospectus and the filing fees FNB pays to the SEC.

In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. We will not specially compensate our directors, officers and employees for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.

We have retained the firm of Innisfree M&A Incorporated to assist us in the solicitation of proxies, and we have agreed to pay Innisfree M&A Incorporated an engagement fee of $5,000 for its services.

Recommendations of the ANNB Board of Directors (Page 33)

The ANNB board of directors has unanimously approved the merger agreement and the transactions the merger agreement contemplates. Based on the reasons for the merger that we describe in this proxy statement/prospectus, the ANNB board of directors believes that the merger is in ANNB’s and your best interests. Accordingly, the ANNB board of directors unanimously recommends that our stockholders vote FOR adoption of the merger agreement, FOR approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of ANNB in connection with the merger and FOR approval of the adjournment proposal. See “Proposal No. 1 — Proposal to Adopt the Merger Agreement — Recommendation of the ANNB Board of Directors and ANNB’s Reasons for the Merger” beginning on page 36, “Proposal No. 2 — Advisory (Non-binding) Vote on Golden Parachute Compensation” beginning on page 140, and “Proposal No. 3 — Adjournment Proposal” beginning on page 140 for a more detailed discussion of the ANNB board of directors’ recommendations.

Attending Our Special Meeting (Page 33)

If you hold your shares in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the shares at the close of business on January 25, 2013, the record date for our special meeting.

The Merger

The Merger and the Merger Agreement (Page 65)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, ANNB will merge with and into FNB, with FNB surviving the merger. As a result of the merger, ANNB will cease to exist as a separate legal entity and its business will be combined with FNB’s.

Merger Consideration (Page 66)

Upon consummation of the merger, each share of our common stock will automatically convert into and become the right to receive, subject to possible adjustment as provided in the merger agreement, 1.143 shares of FNB common stock, which we refer to herein as the common stock consideration, and, depending on whether any amounts have been collected in cash on a particular loan prior to the effective time of the merger, up to $0.36 per share in cash, which we refer to herein as the contingent cash consideration. We refer to the common stock consideration and contingent cash consideration collectively as the merger consideration.

Contingent Cash Consideration (Page 66)

In addition to the common stock consideration, our common stockholders may be entitled to receive up to $0.36 in cash per share of ANNB common stock if, prior to the effective time of the merger, ANNB Bank is able to collect in cash part or all of the amounts due on a particular loan in the original principal amount of approximately $4.6 million, including by a sale of the loan. If all amounts due on the loan are collected in cash, the full contingent cash consideration of $0.36 per share of ANNB common stock would be payable by FNB. If less than the entire amount due on the loan is collected, ANNB common stockholders would be entitled to receive, for each share of common stock they hold, a pro rated amount of contingent cash consideration, determined by multiplying $0.36 by the ratio of (1) the portion of the outstanding loan amount actually collected in cash as of the effective time of the merger to (2) the total outstanding loan amount, expressed as a fraction. If nothing is collected on the loan prior to the effective time of the merger, no contingent cash consideration will be payable. Under the merger agreement, ANNB Bank must comply with certain procedures and requirements in marketing and selling the loan, including providing FNB with notice of and information regarding any proposed sale of the loan. In addition, ANNB Bank may not sell the loan for less than an agreed upon amount without the prior written consent of FNB, which FNB agreed it will not unreasonably withhold.

The loan was moved to nonaccrual status on December 31, 2012 and is rated “Substandard” as of December 31, 2012, which means that (1) the loan is inadequately protected by the current sound worth and paying capacity of the borrower or of the value of the collateral pledged, (2) the loan has a well-defined weakness, or weaknesses, that jeopardize liquidation of the debt, and (3) there is a distinct possibility that ANNB Bank will sustain some loss if deficiencies are not corrected. In the course of its due diligence, FNB rated the loan as “Doubtful,” which means (1) the borrower shows a pronounced weakness, (2) collection or liquidation in full of both principal and interest accruals is highly questionable or improbable, and (3) charge-offs or charge-downs will often occur rapidly for such loans, subject to resolution of pending legal issues and collateral liquidation.

There are no assurances that ANNB Bank will be able to sell or make any additional collections on the specified loan, or that FNB would permit a sale of the specified loan for less than the agreed upon amount prior to the closing of the merger. Accordingly, there are no assurances of the amount of contingent cash consideration that you may receive, if at all, in exchange for your shares of ANNB common stock.

Opinion of ANNB’s Financial Advisor in Connection with the Merger (Page 41)

Sandler O’Neill, our financial advisor in connection with the merger, delivered a written fairness opinion to the ANNB board of directors dated as of October 22, 2012, the date we executed the merger agreement, to the effect that as of such date and, based solely upon the common stock consideration and assuming no value is received for the contingent cash consideration, and subject to the other factors and assumptions set forth in Sandler O’Neill’s opinion, the merger consideration is fair, from a financial point of view, to the holders of shares of our common stock.

Appendix D to this proxy statement/prospectus sets forth the full text of the Sandler O’Neill opinion, which includes the assumptions Sandler O’Neill made, the procedures Sandler O’Neill followed, the matters Sandler O’Neill considered and the limitations on the review Sandler O’Neill undertook in connection with its opinion. Sandler O’Neill provided its opinion for the information and assistance of the ANNB board of directors in connection with its consideration of the merger. The Sandler O’Neill opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the Sandler O’Neill opinion in its entirety.

Interests of ANNB’s Directors and Executive Officers in the Merger (Page 57)

In considering the recommendations of the ANNB board of directors that you vote FOR adoption of the merger agreement, FOR approval of the golden parachute proposal and FOR approval of the adjournment proposal, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your and their interests as a stockholder. These interests relate to or arise from, among other things:

•

the continued indemnification of our current and former directors and executive officers under the merger agreement and providing those individuals with directors’ and officers’ insurance for six years after completion of the merger;

•	upon completion of the merger, the potential receipt by certain of our executive officers of payments in amounts which were determined according to their change-in-control agreements with us;

•	the continuation of certain benefits for our executive officers after the completion of the merger;

•

following completion of the merger, FNB’s employment of Richard M. Lerner, our Chairman of the Board, President and Chief Executive Officer, as a Regional Chairman pursuant to the terms of an employment agreement that Mr. Lerner and FNB will sign at the closing of the merger, in order to assist with a smooth transition of the operations of ANNB and its subsidiaries.

Bank Merger (Page 68)

As soon as practicable after the completion of the merger, ANNB Bank will merge with and into FNB Bank, and FNB Bank will be the surviving entity.

Regulatory Approvals Required for the Merger and the Bank Merger (Page 60)

FNB and ANNB need the prior approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, to complete the merger, unless the Federal Reserve Board grants a waiver from this requirement. The prior approval of the Comptroller of the Currency, or the OCC, is needed to complete the merger between FNB Bank and ANNB Bank. During the OCC approval process and for a period of 30 days after such approval (or such shorter period as the OCC may prescribe with the concurrence of the U.S. Department of Justice, but not less than 15 days), the merger may be challenged by the U.S. Department of Justice. FNB and FNB Bank filed the Interagency Bank Merger Application with the OCC in late January 2013, and expect to submit a waiver request to the Federal Reserve Board in early March 2013. There can be no assurance that the regulatory authorities named above will approve or, as applicable, waive approval of, the merger or the bank merger.

No Dissenters’ Rights (Page 63)

Dissenters’ rights are statutory rights that, if available under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Maryland General Corporation Law. As a result of one of these exceptions, the holders of the ANNB common stock are not entitled to dissenters rights in the merger.

Treatment of ANNB Stock Options (Page 67)

Upon completion of the merger, each outstanding option or similar right to acquire ANNB common stock granted under any ANNB equity plan, except for options under the Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan, will convert automatically into an option to purchase a number of shares of FNB common stock equal to the number of shares of ANNB common stock underlying such ANNB stock option or similar right immediately prior to the merger multiplied by the exchange ratio (rounded down to the nearest whole share), with an exercise price that equals the exercise price of such ANNB stock option or similar right immediately prior to the merger divided by the exchange ratio (rounded up to the nearest whole cent) and otherwise on the same terms and conditions as were in effect immediately prior to the completion of the merger.

Treatment of ANNB Share Awards (Page 67)

Upon completion of the merger, each holder of an ANNB share award relating to ANNB common stock shall be entitled to receive a number of shares of FNB common stock obtained by multiplying the number of shares of ANNB common stock subject to the ANNB share award by the exchange ratio.

Treatment of ESPP Options (Page 67)

Pursuant to the merger agreement, the Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan, or ESPP, was terminated effective October 31, 2012, and any options outstanding under the plan were automatically exercised on that date.

Treatment of ANNB Preferred Stock and ANNB TARP Warrant (Page 68)

The merger agreement provides that upon completion of the merger, each outstanding share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of ANNB, or the ANNB Preferred Stock, will be converted into the right to receive one share of FNB preferred stock with substantially the same rights, powers and preferences as the ANNB Preferred Stock, unless the ANNB Preferred Stock is purchased or redeemed prior to the effective time of the merger. The outstanding warrant to purchase ANNB common stock, which was issued on January 30, 2009 to the U.S. Treasury, or the ANNB TARP Warrant, will be converted into a warrant to purchase FNB common stock, subject to appropriate adjustments to reflect the exchange ratio. FNB and ANNB have agreed to use their reasonable best efforts to have the ANNB Preferred Stock either purchased by FNB or one of its subsidiaries or redeemed by ANNB prior to or concurrently with the effective time of the merger. If the ANNB Preferred Stock is not redeemed or purchased prior to or concurrently with the effective time of the merger, FNB and ANNB currently anticipate that FNB will redeem the FNB preferred stock into which it has converted immediately following the effective time of the merger. FNB also may elect to have the ANNB TARP Warrant purchased or redeemed, but has no obligation to do so. There can be no certainty or guarantee as to the timing or occurrence of the purchase of either the ANNB Preferred Stock or the ANNB TARP Warrant.

Closing and Effective Time of the Merger (Page 68)

The closing of the merger will take place at a time and on the date specified by FNB and ANNB, which will be no later than the fifth business day after the satisfaction or waiver of the closing conditions specified in the merger agreement. The merger will become effective when FNB and we file articles of merger with the Secretary of State of the State of Florida and with the Department of Assessment and Taxation of the State of Maryland. FNB and ANNB cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger in April 2013; however, because the merger is subject to these closing conditions, we cannot assure you when or if the merger will occur.

Exchange and Payment Procedures (Page 68)

As promptly as practicable following the effective time of the merger, FNB will deposit with Registrar and Transfer Company, or the Exchange Agent, book entry shares representing the aggregate number of shares of FNB capital stock issuable pursuant to the merger agreement and any contingent cash consideration, if payable, in exchange for the shares of ANNB capital stock outstanding immediately prior to the effective time of the merger, as well as immediately available funds equal to any dividends or distributions payable to ANNB stockholders in accordance with the merger agreement, and cash to be paid to ANNB stockholders in lieu of fractional shares of FNB common stock.

As soon as practicable after the effective time of the merger, the Exchange Agent will mail each holder of record of ANNB capital stock a letter of transmittal containing instructions for surrendering certificates representing shares of ANNB capital stock in exchange for the merger consideration (including any contingent cash consideration, if payable) and cash in lieu of fractional shares. After the effective time of the merger, each holder of an ANNB stock certificate, other than certificates representing treasury shares (as defined in the merger agreement), who has surrendered such certificate, together with duly executed transmittal materials, to the Exchange Agent, will be entitled to receive, for each share of ANNB common stock, 1.143 shares of FNB common stock in book entry form, up to $0.36 of contingent cash consideration (if any should be payable), and cash in lieu of any fractional shares of FNB common stock to which such holder is otherwise entitled. FNB will have no obligation to deliver the merger consideration or cash in lieu of fractional shares to any ANNB stockholder until the ANNB stockholder surrenders his or her certificates representing his or her shares of ANNB capital stock.

Conditions to Completion of the Merger (Page 80)

Currently, we expect to complete the merger in April 2013. However, we cannot assure you when or if the merger will occur. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. These conditions include, among others:

•	adoption of the merger agreement by the affirmative vote of a two-thirds majority of the shares of common stock entitled to vote on that matter at a stockholders’ meeting at which a quorum is present;

•

the receipt and effectiveness of all regulatory approvals FNB and we need to complete the merger, including: approval by the OCC of the bank merger; approval by the Federal Reserve Board of the merger between FNB and ANNB, or, in the alternative, a determination by the Federal Reserve Board that the merger between FNB and ANNB is exempt from all prior approval requirements under the Bank Holding Company Act of 1956; and approval by the NYSE of the listing on the NYSE of the shares of FNB common stock to be issued upon the merger to our stockholders as merger consideration;

•

the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prevents, prohibits or makes illegal completion of the transactions the merger agreement contemplates; and

•

the receipt at closing of updated legal opinions from FNB’s and our legal counsel as to the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code.

Neither FNB nor we can be certain when, or if, FNB and we will satisfy or waive the conditions to the merger, or that FNB and we will complete the merger.

Termination of the Merger Agreement (Page 81)

The parties can agree to terminate the merger agreement at any time prior to completion of the merger, and either FNB or ANNB can terminate the merger agreement if, among other reasons, any of the following occurs:

•	the approval of a governmental entity, which is required for completion of the merger, is denied by final and non-appealable action;

•	the merger is not completed by June 30, 2013;

•

the other party commits a breach of the merger agreement which would cause the failure of the closing conditions described above, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement; or

•	the requisite stockholder vote to adopt and approve the merger agreement and the merger is not obtained at our special meeting.

ANNB will also have the right to terminate the merger agreement if the average closing price of FNB common stock during a specified period before the effective time of the merger is less than $8.16 and FNB common stock underperforms an index of financial institutions by more than 17.5%. Subject to certain conditions, ANNB may also terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that the ANNB board of directors concluded is a superior proposal, provided that ANNB pays the break-up fee described below.

Break-up Fee; Expenses (Page 83)

The merger agreement provides that in certain circumstances, described more fully beginning on page 83, ANNB will be required to pay a break-up fee of $2.5 million to FNB or up to $500,000 of FNB’s expenses incurred in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 85)

FNB and we intend that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, each holder who receives FNB common stock in the merger generally will not recognize gain or loss except to the extent of any contingent cash consideration received and any cash received in lieu of fractional shares. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 85.

Comparison of Stockholders Rights (Page 126)

Upon the completion of the merger, the Florida Business Corporation Act, or the FBCA, as well as FNB’s articles of incorporation and bylaws, will govern the rights of our stockholders who become FNB stockholders by reason of the merger, instead of the Maryland General Corporation Law and our articles of incorporation and bylaws.

Comparative Market Prices and Dividends (Page 137)

FNB common stock is listed on the NYSE under the symbol “FNB.” Prices for our common stock are quoted on NASDAQ under the symbol “ANNB.” The table on page 136 of this proxy statement/prospectus lists the quarterly price range of FNB common stock and our common stock from the quarter ended March 31, 2010 through February 21, 2013 as well as the quarterly cash dividends we and FNB have paid during the same time period. The following table shows the closing price of FNB common stock and ANNB common stock as reported on October 19, 2012, the last trading day before FNB and we announced the merger, and on February 21, 2013, the last practicable trading day before the date we printed and mailed this proxy statement/prospectus. This table also presents the pro forma equivalent per share value of the FNB common stock that ANNB stockholders would receive for each share of their ANNB common stock if the merger were completed on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of FNB common stock on those dates by 1.143, the exchange ratio in the merger.

	FNB Common Stock	ANNB Common Stock	Pro Forma Equivalent Value of One Share of ANNB Common Stock
October 19, 2012	$10.58	$8.10	$12.09
February 21, 2013	$11.63	$13.05	$13.29

The market price of FNB common stock may change at any time. Consequently, the total dollar value of the FNB common stock that you will receive upon the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus. We urge you to obtain a current market quotation for FNB common stock. We can provide no assurance as to the future price of FNB common stock.

Advisory (Non-binding) Vote on Golden Parachute Compensation (Page 140)

In accordance with SEC rules, ANNB is providing stockholders with the opportunity to vote to approve on an advisory (non-binding) basis, certain payments that will or may be made to ANNB’s named executive officers in connection with the merger, as reported in the Summary of Golden Parachute Arrangements table on page 60 and the associated narrative discussion.

Adjournment Proposal (Page 140)

You are being asked to approve a proposal to grant the ANNB board of directors discretionary authority to adjourn our special meeting, if necessary, to solicit additional proxies from our stockholders for the merger proposal in the event a quorum is present at our special meeting but there are insufficient votes to adopt the merger agreement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Edward J. Schneider, our Chief Financial Officer, Treasurer and Secretary, at (410) 224-4455, or call Innisfree M&A Incorporated, the proxy soliciting firm we have retained, at (212) 750-5833.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB

We set forth below highlights from FNB’s consolidated financial data as of and for the years ended December 31, 2007 through 2011 and FNB’s unaudited consolidated financial data as of and for the nine months ended September 30, 2011 and September 30, 2012. FNB’s results of operations for the nine months ended September 30, 2012 are not necessarily indicative of FNB’s results of operations for the full year of 2012. FNB management prepared the unaudited data on the same basis as it prepared FNB’s audited consolidated financial statements. In the opinion of FNB’s management, this data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data as of and for the nine months ended September 30, 2011 and September 30, 2012. You should read this data in conjunction with FNB’s consolidated financial statements and related notes included in FNB’s Annual Report on Form 10-K for the year ended December 31, 2011 and FNB’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and September 30, 2012 which we have incorporated by reference in this proxy statement/prospectus and from which we derived this data. See “Where You Can Find More Information” on page 142.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$324,328	$294,228	$391,125	$373,721	$388,218	$409,781	$368,890
Total interest expense	45,395	57,849	74,617	88,731	121,179	157,989	174,053
Net interest income	278,933	236,379	316,508	284,990	267,039	251,792	194,837
Provision for loan losses	22,028	25,352	33,641	47,323	66,802	72,371	12,693
Net interest income after provision for loan losses	256,905	211,027	282,867	237,667	200,237	179,421	182,144
Total non-interest income	99,336	87,320	119,918	115,972	105,482	86,115	81,609
Total non-interest expense	242,237	212,143	283,734	251,103	255,339	222,704	165,614
Income before income taxes	114,004	86,204	119,051	102,536	50,380	42,832	98,139
Income taxes	32,549	22,894	32,004	27,884	9,269	7,237	28,461
Net income	81,455	63,310	87,047	74,652	41,111	35,595	69,678
Net income available to common stockholders	81,455	63,310	87,047	74,652	32,803	35,595	69,678

Per Common Share:
Basic earnings per share	$0.59	$0.51	$0.70	$0.66	$0.32	$0.44	$1.16
Diluted earnings per share	0.58	0.51	0.70	0.65	0.32	0.44	1.15
Cash dividends paid	0.36	0.36	0.48	0.48	0.48	0.96	0.95
Book value	9.98	9.55	9.51	9.29	9.14	10.32	8.99

Statement of Condition (at period end):
Total assets	$11,984,891	$9,951,344	$9,786,483	$8,959,915	$8,709,077	$8,364,811	$6,088,021
Loans, net	7,876,736	6,679,727	6,756,005	5,982,035	5,744,706	5,715,650	4,291,429
Deposits	9,125,823	7,368,289	7,290,659	6,646,143	6,380,223	6,054,623	4,397,684
Short-term borrowings	1,019,411	817,343	850,404	753,603	669,167	596,263	449,823
Long-term and junior subordinated debt	294,507	426,742	291,983	396,094	529,588	695,636	632,397
Total stockholders’ equity	1,394,998	1,214,491	1,210,199	1,066,124	1,043,302	925,984	544,357

Significant Ratios:
Return on average assets	0.93%	0.86%	0.88%	0.84%	0.48%	0.46%	1.15%
Return on average tangible assets	1.04%	0.97%	0.99%	0.95%	0.57%	0.55%	1.25%
Return on average equity	7.95%	7.24%	7.36%	7.06%	3.87%	4.20%	12.89%
Return on average tangible common equity	17.63%	15.70%	15.76%	16.02%	8.74%	10.63%	26.23%
Net interest margin	3.75%	3.79%	3.79%	3.77%	3.67%	3.88%	3.73%
Dividend payout ratio	62.25%	71.26%	69.72%	74.02%	149.50%	219.91%	82.45%

Capital Ratios:
Average equity to average assets	11.68%	11.88%	11.97%	11.88%	12.35%	11.01%	8.93%
Leverage ratio	8.24%	9.01%	9.15%	8.69%	8.68%	7.34%	7.47%
Tangible equity/tangible assets (period end)	6.01%	6.57%	6.65%	6.01%	5.84%	4.51%	4.85%

Asset Quality Ratios:
Non-performing loans / total loans	1.04%	1.85%	1.55%	2.22%	2.49%	2.47%	0.75%
Non-performing loans + OREO / total loans + OREO	1.48%	2.35%	2.05%	2.74%	2.84%	2.62%	0.93%
Non-performing assets / total assets	1.01%	1.67%	1.53%	1.94%	1.97%	1.95%	0.67%
Allowance for loan losses / total loans	1.29%	1.60%	1.47%	1.74%	1.79%	1.80%	1.22%
Allowance for loan losses / non-performing loans	120.23%	86.75%	94.76%	78.44%	71.92%	72.99%	162.48%
Net loan charge-offs (annualized) / average loans	0.34%	0.50%	0.58%	0.77%	1.15%	0.60%	0.29%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANNB

We set forth below highlights from ANNB’s consolidated financial data as of and for the years ended December 31, 2007 through December 31, 2011 and ANNB’s unaudited consolidated financial data as of and for the nine months ended September 30, 2011 and September 30, 2012. ANNB’s results of operations for the nine months ended September 30, 2012 are not necessarily indicative of ANNB’s results of operations for the full year of 2012. ANNB management prepared the unaudited data on the same basis as it prepared ANNB’s audited consolidated financial statements. In the opinion of ANNB’s management, this data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data as of and for the nine months ended September 30, 2011 and September 30, 2012. You should read this data in conjunction with ANNB’s consolidated financial statements and related notes for the year ended December 31, 2011, and unaudited interim consolidated financial statements for the nine months ended September 30, 2011 and 2012, which are included in this proxy statement/prospectus beginning on page F-1 and from which we derived this data.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$14,473	$14,891	$19,857	$19,853	$21,226	$21,800	$22,466
Total interest expense	2,224	2,762	3,597	4,633	7,135	8,765	10,616
Net interest income	12,249	12,129	16,260	15,220	14,091	13,035	11,850
Provision for loan losses	306	1,574	2,190	2,148	6,540	2,375	448
Net interest income after provision for loan losses	11,943	10,555	14,070	13,072	7,551	10,660	11,402
Total non-interest income	1,411	1,383	1,842	1,815	1,989	1,753	1,831
Total non-interest expense	8,779	9,654	12,563	12,385	12,405	10,325	9,490
Income (loss) before income taxes	4,575	2,284	3,349	2,502	(2,865)	2,088	3,743
Income taxes	1,719	782	1,178	886	(1,158)	661	1,319
Net income (loss)	2,856	1,502	2,171	1,616	(1,707)	1,427	2,424
Net income (loss) available to common stockholders	2,636	1,135	1,681	1,131	(2,149)	1,427	2,424

Per Common Share:
Basic earnings (loss) per share	$0.66	$0.29	$0.43	$0.29	$(0.56)	$0.37	$0.60
Diluted earnings (loss) per share	0.65	0.29	0.39	0.29	(0.56)	0.35	0.58
Cash dividends paid	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Book value	8.05	7.26	7.38	6.81	6.39	6.98	6.69

Statement of Condition (at period end):
Total assets	$436,355	$435,795	$441,570	$432,140	$444,332	$394,916	$361,879
Loans, net	278,102	286,644	283,284	273,063	274,032	264,093	243,905
Deposits	338,815	340,084	350,381	340,914	350,463	300,627	291,589
Short-term borrowings	18,895	16,155	11,344	14,558	14,642	12,639	4,170
Long-term and junior subordinated debt	40,000	40,000	40,000	40,000	45,000	45,000	25,000
Total stockholders’ equity	36,076	36,841	37,368	34,774	32,632	26,814	26,852

Significant Ratios:
Return on average assets	0.86%	0.46%	0.50%	0.37%	-0.38%	0.38%	0.69%
Return on average tangible assets	0.86%	0.46%	0.50%	0.37%	-0.38%	0.38%	0.69%
Return on average equity	10.50%	5.63%	6.05%	4.68%	-5.24%	5.41%	9.51%
Return on average tangible common equity	11.49%	5.50%	6.01%	4.23%	-8.49%	5.41%	9.51%
Net interest margin	3.90%	3.94%	3.93%	3.66%	3.32%	3.65%	3.59%
Dividend payout ratio	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Capital Ratios:
Average equity to average assets	8.23%	8.23%	8.23%	7.93%	7.33%	7.01%	7.28%
Leverage ratio	9.00%	9.30%	9.40%	9.10%	8.60%	8.40%	9.00%
Tangible equity/tangible assets (period end)	8.27%	8.45%	8.46%	8.05%	7.34%	6.79%	7.42%
Asset Quality Ratios:
Non-performing loans / total loans	2.64%	2.30%	2.42%	3.00%	5.96%	2.35%	0.39%
Non-performing loans + OREO / total loans + OREO	2.88%	2.70%	2.83%	3.57%	6.83%	2.35%	0.39%
Non-performing assets / total assets	1.88%	1.83%	1.88%	2.35%	4.35%	1.64%	0.30%
Allowance for loan losses / total loans	2.33%	2.56%	2.47%	2.45%	2.81%	1.54%	0.93%
Allowance for loan losses / non-performing loans	88.44%	111.21%	102.03%	81.69%	47.18%	65.47%	238.06%
Net loan charge-offs (annualized)/average loans	0.28%	0.32%	0.64%	1.16%	1.00%	0.21%	0.06%

COMPARATIVE PER SHARE DATA

The following table sets forth for FNB common stock and ANNB common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the transactions had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2011, in the case of the net income and dividends declared data. The unaudited pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of ANNB at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the financial information and financial statements of FNB and ANNB included in or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 142 and the consolidated financial statements of ANNB beginning on page F-1.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	F.N.B. Corporation Historical	Parkvale Financial Corporation Historical	Combined Pro Forma Amounts for FNB/PFC	Annapolis Bancorp, Inc. Historical	Combined Pro Forma Amounts for FNB/ PFC/ ANNB	Pro Forma ANNB Equivalent Shares (4)
Book value per share (1):
September 30, 2012	$9.98	*	$9.98	$8.05	$10.07	$11.51
December 31, 2011	$9.51	$22.26	$9.69	$7.38	$9.65	$11.03
Cash dividends paid per common share (2):
Nine months ended September 30, 2012	$0.36	*	$0.36	$0.00	$0.36	$0.41
Year ended December 31, 2011	$0.48	$0.08	$0.48	$0.00	$0.48	$0.55
Basic earnings per common share (3):
Nine months ended September 30, 2012	$0.59	*	$0.59	$0.66	$0.56	$0.64
Year ended December 31, 2011	$0.70	$0.90	$0.69	$0.43	$0.68	$0.78
Diluted earnings per common share (3):
Nine months ended September 30, 2012	$0.58	*	$0.58	$0.65	$0.56	$0.64
Year ended December 31, 2011	$0.70	$0.88	$0.69	$0.39	$0.67	$0.77

(1)	The pro forma combined book value per share of FNB common stock is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common shares of the combined entities.
(2)	Pro forma dividends per share represent FNB’s historical dividends per share.
(3)	The pro forma combined basic and diluted earnings per share of FNB common stock is based on the pro forma combined net income for the merged entities divided by the total pro forma basic and diluted shares of the combined entities.
(4)	The Pro Forma ANNB Equivalent Shares are calculated by multiplying the amounts in the “Combined Pro Forma Amounts for FNB/PFC/ANNB” column by the exchange ratio of 1.143, which represents the number of shares of FNB common stock an ANNB stockholder will receive for each share of ANNB common stock owned.
*	Historical information for Parkvale Financial Corporation, or PFC, is not presented for September 30, 2012 as it is already included in FNB’s historical September 30, 2012 information.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-looking Statements,” and the risk factors included in FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, ANNB stockholders should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal.

Risks Related to the Merger

Because the market price of FNB common stock will fluctuate, ANNB stockholders cannot be certain of the market value of the FNB common stock that they will receive upon completion of the merger.

Upon completion of the merger, each share of ANNB common stock will become the right to receive 1.143 shares of FNB common stock (and, depending on the amount collected in cash by ANNB Bank on a particular loan prior to the closing of the merger, up to $0.36 in cash per share of ANNB common stock, which is subject to the risks described elsewhere in this proxy statement/prospectus. Any change in the price of FNB common stock prior to the merger will affect the market value of the FNB common stock that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FNB’s businesses, operations and prospects and regulatory considerations.

The prices of FNB common stock and ANNB common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of FNB common stock during the period from October 19, 2012, the last full trading day before public announcement of the merger, through February 21, 2013, the last practicable full trading day prior to the date we printed and mailed this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $13.76 on February 15, 2013 to a low of $11.90 on November 8, 2012 for each share of our common stock. Because the date on which FNB and we expect to complete the merger will be later than the date of our special meeting, at the time of our special meeting our stockholders will not know what the market value of FNB’s common stock will be upon completion of the merger.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

FNB and ANNB expect to incur costs associated with combining the operations of the two companies. FNB and ANNB have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of FNB and ANNB. Whether or not the merger is consummated, FNB and ANNB will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Although FNB and ANNB expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The combined company may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, FNB’s ability to combine the businesses of FNB Bank and ANNB Bank within FNB’s projected timeframe and in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of ANNB Bank nor result in decreased revenues due to any loss of customers. If FNB is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

FNB and ANNB have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of ANNB may not be employed after the merger. In addition, employees of ANNB that FNB wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of FNB’s or ANNB’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of FNB or ANNB to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

FNB believes a combined company will achieve enhanced earnings due to, among other things, reduction of duplicate costs, improved efficiency and cross-marketing opportunities. If completion of the merger is delayed or FNB experiences integration difficulties, including those discussed in the paragraphs above, the combined company may not realize the anticipated benefits of the merger at all, or the benefits of the merger may take longer to realize than anticipated. Failure to achieve the anticipated benefits of the merger in the timeframes projected by FNB could result in increased costs and decreased revenues of the combined company.

The proposed merger of PVF Capital Corp. with and into FNB is pending concurrently with the proposed merger between ANNB and FNB, which may increase the risks associated with each of these mergers as well as place a strain on FNB’s financial and personnel resources that could adversely impact FNB’s business.

On February 19, 2013, FNB announced that it had entered into a definitive merger agreement to acquire PVF Capital Corp., or PVFC, a bank holding company based in Solon, Ohio which has approximately $782.0 million in total assets. It is currently anticipated that the merger between FNB and ANNB will close in April 2013, and that the merger between FNB and PVFC will close during the third quarter of 2013. Because the ANNB merger and the PVFC merger are pending concurrently and are expected to be completed within approximately six months of each other, these mergers and the integration of the acquired businesses with FNB’s businesses will cause FNB to continue to incur significant expenditures and will require substantial attention and effort from FNB’s management and other personnel. FNB may encounter difficulties in integrating the businesses of PVFC within a relatively short time period after the commencement of the integration of the businesses of ANNB. In addition, banks which have recently been subject to formal regulatory supervision, such as PVFC’s bank subsidiary Park View Federal Savings Bank, also may post additional risks in the integration process. To the extent there are any supervisory issues which cannot be resolved by FNB’s acquisition of Parkview Federal Savings Bank, additional compliance costs may need to be incurred to address those issues. FNB’s current and planned operations, personnel, facility size and configuration, systems and internal procedures and controls might be inefficient or inadequate to support these efforts at the same time. In addition, the risks associated with each of these mergers may increase while both mergers are pending. The increased risks and obligations associated with concurrently pending mergers and with integration of the businesses of two acquired entities within a relatively short time period could place a strain on the FNB’s financial position and personnel resources, which may adversely affect FNB’s stock price, revenues, results of operations and/or financial condition.

ANNB stockholders will not receive any of the contingent cash consideration provided for in the merger agreement unless ANNB Bank collects in cash, prior to the effective time of the merger, amounts that are due on a particular loan in the original principal amount of approximately $4.6 million.

The contingent cash consideration is contingent upon the collection in cash of all or part of the amounts due on a particular loan of ANNB Bank, including by a sale of that loan, prior to the effective time of the merger. The loan was moved to nonaccrual status by ANNB Bank on December 31, 2012 and was rated “Substandard” as of December 31, 2012, which means that (1) the loan is inadequately protected by the current sound worth and paying capacity of the borrower or of the value of the collateral pledged, (2) the loan has a well-defined weakness, or weaknesses, that jeopardize liquidation of the debt, and (3) there is a distinct possibility that ANNB Bank will sustain some loss if deficiencies are not corrected. In the course of its due diligence, FNB rated the loan as “Doubtful,” which means (1) the borrower shows a pronounced weakness, (2) collection or liquidation in full of both principal and interest accruals is highly questionable or improbable, and (3) charge-offs or charge-downs will often occur rapidly for such loans, subject to resolution of pending legal issues and collateral liquidation. If ANNB Bank seeks to collect amounts due on that loan by selling the loan, it must follow the procedures for marketing and selling the loan that are set forth in a schedule to the merger agreement, including providing FNB with notice of and information regarding any proposed sale of the loan. In addition, ANNB Bank may not sell the loan for less than an agreed upon amount without the prior written consent of FNB, which FNB has agreed it will not unreasonably withhold. Accordingly, there are no assurances that ANNB Bank will be successful in collecting in cash any additional amounts due on that loan, or that any amount collected will be more than a nominal amount, or that FNB would permit a sale of the loan for less than the agreed upon amount, or that you will receive any amount of contingent cash consideration with respect to your shares of ANNB common stock. The maximum amount of contingent cash consideration of $0.36 per share of ANNB common stock will be payable upon completion of the merger only if all amounts due on the loan are collected or the loan is sold for not less than the outstanding balance of the loan prior to the effective time of the merger. If no cash is collected on that loan or the loan is not sold for cash by ANNB Bank prior to the effective time of the merger, then ANNB stockholders will not be entitled to receive any contingent cash consideration. If less than the outstanding balance of the loan is collected, or the loan is sold for less than the outstanding balance prior to the effective time of the merger, ANNB stockholders will be entitled to receive a pro rated portion of the contingent cash consideration. At the time of the special meeting, you will not know the amount of the contingent cash consideration that may become payable to ANNB stockholders, if at all.

FNB’s lack of operating experience in Maryland may adversely impact FNB’s ability to successfully compete in this market area.

The proposed merger between FNB and ANNB expands FNB’s current market area into Anne Arundel and Queen Anne’s Counties, Maryland. While this new market area is contiguous with FNB’s existing market area, it is outside of the markets in which FNB’s senior management have extensive knowledge and experience, and is a more competitive market environment than the markets in which FNB currently operates. FNB’s success in this new market will depend, in part, on the ability of FNB to attract and retain qualified and experienced personnel (particularly bankers who are knowledgeable of the banking and financing needs of businesses that support U.S. government agencies) to supplement the existing ANNB team for businesses that ANNB does not currently engage in, such as asset-based lending, wealth management, private banking and insurance. Although FNB expects to retain the services of Richard M. Lerner, our Chairman of the Board, President and Chief Executive Officer, as Regional Chairman for a period of one year following the completion of the merger to assist with transition matters relating to the Annapolis, Maryland market, there can be no guarantee that Mr. Lerner will serve the entire one-year term; or that his services will ensure FNB’s entry into the Annapolis, Maryland market proceeds according to the expectations of FNB’s management. Also, the lack of awareness of the FNB brand in the Maryland markets may adversely affect FNB’s ability to attract and retain qualified personnel as well as FNB’s overall ability to compete in the new market area. Accordingly, there is a risk that FNB will lose customers in this new market area, may not adequately address this new market in terms of the products and services that FNB proposes to offer, and may be unable to successfully compete with institutions already established within this market area.

If the merger is not completed, ANNB will have incurred substantial expenses without its stockholders realizing the expected benefits of the merger.

ANNB has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus, which are charged to earnings as incurred. If the merger is not completed, these expenses will still be charged to earnings even though ANNB would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by ANNB stockholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, NYSE approval of the shares of FNB common stock to be issued to ANNB stockholders for listing on the NYSE, the continued accuracy of the representations and warranties of both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 81 for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing of the merger will be fulfilled and that the merger will be completed.

Termination of the merger agreement could negatively affect ANNB’s businesses and the market price of its common stock.

If the merger agreement is terminated, there may be various consequences, including:

•

ANNB’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of ANNB common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and the ANNB board of directors seeks another merger or business combination, ANNB stockholders cannot be certain that ANNB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration FNB has agreed to provide in the merger.

If the merger agreement is terminated under certain circumstances, ANNB may be required to pay FNB a break-up fee of $2.5 million or up to $500,000 of FNB’s expenses incurred in connection with the merger and the merger agreement. See “The Merger Agreement — Break-up Fee; Expenses” beginning on page 83.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. These governmental entities may impose conditions on the granting of their approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on FNB following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger. In addition, FNB may elect not to consummate the merger if, in connection with any regulatory approval required for the merger, any governmental or regulatory entity imposes any restriction, requirement or condition on FNB that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on FNB and its subsidiaries, taken as a whole, after giving effect to the merger.

The merger agreement limits ANNB’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that, subject to limited exceptions, restrict our ability to discuss, facilitate or enter into agreements with third parties to acquire us. If we avail ourselves of those limited exceptions, we will be obligated to pay FNB a break-up fee of $2.5 million if FNB or we terminate the merger agreement in specified circumstances. These provisions could discourage a potential competing acquiror that might have an interest in acquiring us from proposing or considering an acquisition of us even if that potential acquiror were prepared to pay a higher price to our stockholders than the merger consideration our stockholders will receive pursuant to the merger agreement.

ANNB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on ANNB and consequently on FNB. These uncertainties may impair ANNB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with ANNB to seek to change existing business relationships with ANNB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, ANNB’s business prior to the merger and the combined company’s business following the merger could be negatively impacted. In addition, the merger agreement restricts ANNB from taking specified actions relative to its business without the prior consent of FNB until the merger occurs. These restrictions may prevent ANNB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 72 for a description of the restrictive covenants applicable to ANNB.

Some of our directors and executive officers have interests in the merger that may differ from the interests of our stockholders including, if the merger is completed, the receipt of financial and other benefits.

The executive officers of ANNB and FNB negotiated the terms of the merger agreement, both the ANNB and FNB boards of directors approved the merger agreement and the ANNB board of directors recommends that you vote to adopt the merger agreement, approve, on an advisory (non-binding) basis, the golden parachute compensation payable to our named executive officers in connection with the merger and approve the adjournment proposal. In considering these facts and the other information we have included in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus, you should be aware that certain of our directors and executive officers have economic interests in the merger other than their interests as stockholders. For example, FNB has agreed that, upon completion of the merger, certain of our executive officers are entitled to receive an amount equal to the change-in-control payment provided for in their respective change-in-control agreements with ANNB if, at the time of completion of the merger, (1) FNB has not given the officer an offer of employment with the combined company, or (2) FNB has given the officer an offer of employment which the officer has declined. In addition, upon completion of the merger, Richard M. Lerner, our Chairman of the Board, President and Chief Executive Officer, will be employed by the combined company as Regional Chairman. The merger agreement also provides for the continued indemnification of our current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger. See “Proposal No. 1 — Proposal to Adopt the Merger Agreement — Interests of ANNB’s Directors and Executive Officers in the Merger” on page 57.

The market price for FNB common stock may be affected by factors different from those that historically have affected ANNB common stock.

Upon completion of the merger, certain holders of ANNB common stock will become holders of FNB common stock. FNB’s businesses differ from those of ANNB, and accordingly, the results of operations of FNB will be affected by some factors that are different from those currently affecting the results of operations of ANNB. For a discussion of the businesses of FNB and ANNB and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 142 and the information concerning ANNB and its subsidiaries contained elsewhere in this proxy statement/prospectus.

ANNB stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Following the merger, former ANNB stockholders are expected to hold approximately 3% of the outstanding shares of FNB common stock. As a result, former ANNB stockholders will have only limited ability to influence FNB’s business. Former ANNB stockholders will not have separate approval rights with respect to any actions or decisions of FNB or have separate representation on FNB’s board of directors.

ANNB stockholders do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the Maryland General Corporation Law, holders of ANNB common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of ANNB common stock.

The fairness opinion obtained by ANNB from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill, ANNB’s financial advisor in connection with the proposed merger, has delivered to the ANNB board of directors its opinion dated as of October 22, 2012. The opinion of Sandler O’Neill stated that as of October 22, 2012, based solely upon the common stock consideration and assuming no value is received for the contingent cash consideration, and subject to the other factors and assumptions set forth therein, the merger consideration to be received in the merger was fair to the ANNB common stockholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of FNB or ANNB, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of FNB and ANNB.

Pending litigation against ANNB, the ANNB board of directors and FNB could result in an injunction preventing completion of the merger and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

In connection with the merger, a purported stockholder of ANNB filed a lawsuit against ANNB, the ANNB board directors and FNB. Among other relief, the plaintiff seeks to enjoin the merger or, in the event the merger is consummated, monetary damages. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition is in effect that prevents consummation of the merger. If the plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame. If completion of the merger is prevented or delayed, it could result in substantial costs to FNB and ANNB. In addition, FNB and ANNB could incur costs associated with the indemnification of ANNB’s directors and officers.

On February 22, 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, ANNB, the ANNB board of directors and FNB on the one hand, and the plaintiff, on the other hand, reached an agreement in principle to settle the action and expect to memorialize that agreement in a written settlement agreement. The settlement agreement will be subject to court approval. If the court approves the proposed settlement agreement, the lawsuit will be dismissed with prejudice. If the settlement is finally approved by the court, it is anticipated that it will resolve and release all claims in any actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement and any disclosure made in connection with the merger. There can be no assurance that the parties will ultimately enter into the written settlement agreement or that the court will approve the proposed settlement even if the parties were to enter into such a settlement agreement. In such event, the proposed settlement contemplated by the parties’ agreement in principle may be terminated. Until the lawsuit is finally approved by the court, FNB and ANNB also could be subject to additional demands or litigation relating to the merger whether or not the merger is consummated. See “Proposal No. 1 — Proposal to Adopt the Merger Agreement — Litigation Relating to the Merger” beginning on page 65.

ANNB’s commercial loan portfolios have significant commercial real estate concentration, which poses more credit risk than other types of loans typically made by financial institutions.

A significant portion of ANNB’s commercial loan portfolio is secured by commercial real estate. These types of loans generally involve larger principal amounts and a greater degree of risk than one- to four- family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy which lead to tenant losses and reduced rental rates. At September 30, 2012, approximately 49.7% of ANNB’s loans had commercial real estate as a primary or secondary component of collateral. If the combined company is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, the combined company’s earnings and capital could be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of FNB and ANNB, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. The ability of either FNB or ANNB to predict results or the actual effects of our plans and strategies, particularly after the merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” beginning on page 22, as well as the following factors:

•	FNB may not successfully integrate its business with ANNB’s, or the integration may be more difficult, time-consuming or costly than FNB currently anticipates;

•	the combined company may not realize the revenue synergies anticipated to result from the integration of FNB’s and ANNB’s businesses;

•	revenues may be lower than expected following the merger;

•

deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, any difficulties in maintaining relationships with employees, customers or suppliers may be greater than anticipated following the merger;

•	higher than expected increases in FNB’s or ANNB’s loan losses or in the level of non-performing loans;

•	higher than expected charges incurred by FNB in connection with marking ANNB’s assets to fair value;

•	other than temporary impairments or declines in value in FNB’s or ANNB’s investment portfolios;

•	FNB and ANNB may not obtain the regulatory approvals for the merger on acceptable terms, on the anticipated schedule or at all;

•	ANNB may not obtain the requisite vote of its stockholders necessary to adopt the merger agreement;

•

the ANNB Preferred Stock is not either purchased by FNB or one of its subsidiaries or redeemed by ANNB prior to or concurrently with the closing of the merger or redeemed by FNB immediately following the effective time of the merger;

•	competitive pressure among financial services companies is intense and may further intensify;

•	changes in general, national or regional economic conditions, including in the areas in which ANNB operates if sequestration under The Budget Control Act of 2011 becomes effective;

•	changes in the interest rate environment may reduce net interest margins and impact funding sources;

•	changes in market interest rates and prices may adversely impact the value of financial products and assets;

•	changes in accounting policies or accounting standards;

•

legislation or changes in the regulatory environment (including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and related regulations) may adversely affect the businesses in which FNB and ANNB engage and result in increased compliance costs and/or require FNB and ANNB to change their business models;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect FNB, ANNB and their respective businesses; and

•	material adverse changes in FNB’s or ANNB’s operations or earnings.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or as of the date of any document incorporated by reference in this proxy statement/prospectus.

All forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to FNB or ANNB or any person acting on FNB’s or ANNB’s behalf are expressly qualified in their entirety by the cautionary statements contained or that are referred to in this section. Unless required by applicable law or regulation, FNB and ANNB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Further information on other factors that could affect the financial results of FNB after the merger is included in this document under “Risk Factors” beginning on page 22 and in FNB’s 2011 Annual Report on Form 10-K and documents subsequently filed by FNB with the SEC, including its Form 10-Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

OUR SPECIAL MEETING

This section contains information for our stockholders about the special meeting of stockholders we have called to consider adoption of the merger agreement, approval of the golden parachute proposal and approval of the adjournment proposal.

General

We are furnishing this proxy statement/prospectus to the holders of our common stock as of the record date for use at our special meeting and any adjournment or postponement of our special meeting.

When and Where We Will Hold Our Special Meeting

We will hold our special meeting on Thursday, April 4, 2013 at 4:00 p.m., local time, at the BankAnnapolis Headquarters Building, 1000 Bestgate Road, Annapolis, Maryland 21401, subject to any adjournment or postponement of our special meeting.

The Matters Our Stockholders Will Consider

The purpose of our special meeting is to consider and vote upon:

•	Proposal 1 — A proposal to adopt the merger agreement between FNB and us;

•	Proposal 2 — An advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive officers of ANNB in connection with the merger;

•

Proposal 3 — A proposal to grant discretionary authority to our board of directors to adjourn our special meeting if necessary to permit us to solicit additional proxies from our stockholders in the event a quorum is present at our special meeting but there are insufficient votes to adopt the merger agreement; and

•	Such other business as may properly come before our special meeting and any adjournment or postponement of our special meeting.

Our stockholders must approve Proposal No. 1 for the merger to occur. If our stockholders do not approve this proposal, our merger with FNB will not occur.

As of the date of this proxy statement/prospectus, the ANNB board of directors is unaware of any other matter, other than as set forth above, which a stockholder may present for action at our special meeting. If a stockholder properly presents another matter, the proxies will vote in accordance with their judgment with respect to any such other matter.

Record Date; Shares Outstanding and Entitled to Vote

The ANNB board of directors has fixed the close of business on January 25, 2013 as the record date for the determination of holders of our common stock entitled to receive notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting.

On the record date, we had 4,024,040 issued and outstanding shares of common stock that were entitled to vote at our special meeting, held by approximately 185 holders of record. Each share of our common stock is entitled to cast one vote on all matters that are properly submitted to our stockholders at our special meeting.

Quorum

The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. We will count abstentions and broker non-votes for the purpose of determining whether a quorum is present. A quorum must be present in order for the votes on the merger proposal, the golden parachute proposal and the adjournment proposal to occur.

Based on the number of shares of our common stock issued and outstanding as of the record date, January 25, 2013, 2,052,260 shares of our common stock must be present in person or represented by proxy at our special meeting to constitute a quorum.

Stockholder Vote Required

Adopt the Merger Agreement. Adoption of the merger agreement requires the affirmative vote of a two-thirds majority of the votes entitled to be cast on that matter by the holders of our common stock at a stockholders’ meeting at which a quorum is present. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

When considering the ANNB board of directors’ recommendation that you vote in favor of adoption of the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your and their interests as stockholders. See “Proposal No. 1 — Proposal to Adopt the Merger Agreement — Interests of ANNB’s Directors and Executive Officers in the Merger” beginning on page 57.

Advisory (Non-binding) Vote Regarding Golden Parachute Compensation. The affirmative vote of a majority of the votes cast by the holders of our common stock entitled to vote on that matter at a stockholders’ meeting at which a quorum is present is required to approve on an advisory (non-binding) basis, ANNB’s golden parachute compensation payable to the named executive officers of ANNB in connection with the merger.

Discretionary Authority to Adjourn Our Special Meeting. The affirmative vote of the holders of a majority of the votes cast by the holders of our common stock entitled to vote on that matter at a stockholders’ meeting at which a quorum is present is required to approve the proposal to grant discretionary authority to adjourn our special meeting if necessary to solicit additional proxies from our stockholders for the merger proposal.

Director and Executive Officer Voting

As of the record date, our directors and executive officers and their affiliates beneficially owned 2,093,147 shares of our common stock (excluding stock options), or approximately 52.02% of our issued and outstanding common stock entitled to vote at our special meeting. Our executive officers and directors have advised us that they will vote FOR adoption of the merger agreement, FOR approval, on an advisory (non-binding) basis, of the golden parachute proposal and FOR approval of the adjournment proposal. All of our directors have entered into voting agreements with FNB whereby they agree to vote FOR adoption of the merger agreement.

Proxies

Methods of Voting. If you are a stockholder of record, you may vote by one of the following four methods (as instructed on the enclosed proxy card):

•	in person at the special meeting

•	by mail

•	by telephone

•	via the Internet

Voting by Telephone. If you are a stockholder of record, you may call 1-800-690-6903 and use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 3, 2013. Have your proxy card in hand when you call and then follow the instructions.

Voting over the Internet. If you are a stockholder of record, you may use the the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 3, 2013. Visit www.proxyvote.com and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you hold your shares of our common stock in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order to vote your shares of our common stock.

You should vote by proxy (whether by mail, by telephone or via the Internet) in order to ensure that we can count your vote at our special meeting and at any adjournment or postponement of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and return your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of adoption of the merger agreement, in favor of approval on an advisory (non-binding) basis of the golden parachute proposal and in favor of approval of the adjournment proposal.

Revocability. You may revoke your proxy at any time before we conduct the vote at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

•	submitting a properly executed proxy with a later date;

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting; or

•	voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke an earlier proxy.

You should address any written notices of revocation and other communications regarding the revocation of your proxy to:

Annapolis Bancorp, Inc.

1000 Bestgate Road, Suite 400

Annapolis, Maryland 21401

Attention: Edward J. Schneider, Secretary

If you hold your shares of our common stock in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

How We Count Proxy Votes. The proxies will vote all shares of our common stock represented by properly executed proxy cards we receive before the voting concludes at our special meeting, and not revoked, in accordance with the instructions indicated on the proxy card.

We will count the shares represented by a properly executed proxy card marked “ABSTAIN” as present for purposes of determining the presence of a quorum.

Under the rules of the NYSE, banks, brokers and other nominees may not vote shares of our common stock that they hold of record for a beneficial owner either “for” or “against” adoption of the merger, approval, on an advisory (non-binding) basis, of the golden parachute proposal, or approval of the adjournment proposal without specific instructions from the beneficial owner of such shares. Therefore, if a bank, broker or other nominee holds your shares, you must give your bank, broker or other nominee instructions on how to vote your shares. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. However, abstentions and broker non-votes will have the same effect as a vote “against” the proposal to approve and adopt the merger agreement. With respect to the proposal to approve on an advisory (non-binding) basis the golden parachute compensation payable to the named executive officers of ANNB and the proposal to approve adjournment of the special meeting, abstentions and broker non-votes will not be counted in the voting results and will have no effect on the outcome of those proposals.

Solicitation. We will pay for the costs of our special meeting and for the mailing of this proxy statement/prospectus to our stockholders, as well as all other costs we incur in connection with the solicitation of proxies from our stockholders. FNB and we will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.

In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. We will not specially compensate our directors, officers and employees for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.

We have retained the firm of Innisfree M&A Incorporated to assist us in the solicitation of proxies. We have agreed to pay Innisfree M&A Incorporated an engagement fee of $5,000 for its services.

Recommendations of the ANNB Board of Directors

The ANNB board of directors unanimously approved the merger agreement and the transactions the merger agreement contemplates. Based on our reasons for the merger we describe in this proxy statement/prospectus, the ANNB board of directors believes that the merger is in ANNB’s and your best interests. Accordingly, the ANNB board of directors unanimously recommends that you vote FOR adoption of the merger agreement, FOR approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of ANNB in connection with the merger, and FOR approval of the adjournment proposal. See “Proposal No. 1 — Proposal to Adopt the Merger Agreement — Recommendation of the ANNB Board of Directors and ANNB’s Reasons for the Merger” beginning on page 37, “Proposal No. 2 — Advisory (Non-binding) Vote on Golden Parachute Compensation” beginning on page 140, and “Proposal No. 3 — Adjournment Proposal” beginning on page 140 for a more detailed discussion of the ANNB board of directors’ recommendations.

Attending Our Special Meeting

If you hold your shares in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the shares at the close of business on January 25, 2013, the record date for our special meeting.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the proxy card we have enclosed with this proxy statement/prospectus, please call Edward J. Schneider, our Chief Financial Officer, Treasurer and Secretary, at (410) 224-4455, or call Innisfree M&A Incorporated, the proxy soliciting firm we have retained, at (212) 750-5833.

PROPOSAL NO. 1 — PROPOSAL TO ADOPT THE MERGER AGREEMENT

The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully as well as the discussion in this proxy statement/prospectus.

Terms of the Merger

FNB’s and ANNB’s boards of directors have approved the merger agreement and the merger. Pursuant to the merger agreement, ANNB will merge with and into FNB, with FNB being the surviving corporation. Following that merger, FNB’s and ANNB’s main operating subsidiaries, FNB Bank, a national banking association, and ANNB Bank, a Maryland chartered bank, respectively, will merge with each other. ANNB Bank will merge with and into FNB Bank, with FNB Bank being the surviving entity.

When FNB and we complete the merger, our separate corporate existence will terminate. As a stockholder of FNB, your stockholder rights will be governed by the FBCA. FNB’s articles of incorporation will be the articles of incorporation of the combined company and FNB’s bylaws will be the bylaws of the combined company. See “Comparison of Stockholder Rights” beginning on page 126.

In the merger, each share of ANNB common stock will be converted into the right to receive 1.143 shares of FNB common stock. No fractional shares of FNB common stock will be issued in connection with the merger, and holders of ANNB common stock will be entitled to receive cash in lieu thereof. We can provide no assurance that the value of 1.143 shares of FNB common stock you will be entitled to receive upon the merger will be substantially equivalent to the value of 1.143 shares of FNB common stock at the time of our stockholder vote to adopt the merger agreement. As the market value of FNB common stock fluctuates, the value of the 1.143 shares of FNB common stock that you will receive as part of the common stock consideration upon the merger will fluctuate correspondingly.

ANNB common stockholders also may be entitled to receive contingent cash consideration consisting of up to $0.36 in cash per share of ANNB common stock if, prior to the effective time of the merger, ANNB Bank is able to collect in cash part or all of the amounts due on a particular loan in the original principal amount of approximately $4.6 million, including by a sale of the loan. If all amounts due on the loan are collected in cash, the full contingent cash consideration amount of $0.36 per share of ANNB common stock would be payable by FNB. If less than the entire amount due on the loan is collected, ANNB common stockholders would be entitled to receive, for each share of common stock they hold, a pro rated amount of contingent cash consideration, determined by multiplying $0.36 by the ratio of (1) the portion of the outstanding loan amount actually collected in cash as of the effective time of the merger to (2) the total outstanding loan amount, expressed as a fraction. If nothing is collected on the loan prior to the effective time of the merger, no contingent cash consideration will be payable. Under the merger agreement, ANNB Bank must comply with certain procedures and requirements in marketing and selling the loan, including providing FNB with notice of and information regarding any proposed sale of the loan. In addition, ANNB Bank may not sell the loan for less than an agreed upon amount without the prior written consent of FNB, which FNB has agreed it will not unreasonably withhold. There are no assurances that ANNB Bank will be able to sell or make any additional collections on the specified loan prior to the closing of the merger. ANNB is continuing to pursue efforts to collect on, or sell, the loan. No resolution of those efforts has yet been achieved and it is presently unknown what, if any, amounts will be collected on the loan, or if a sale of the loan will occur. Accordingly, there are no assurances of the amount of contingent cash consideration that you may receive, if at all, in exchange for your shares of ANNB common stock.

Shares of FNB common stock issued and outstanding as of the completion of the merger will remain outstanding and will be unaffected by the merger. FNB common stock will continue to trade on the NYSE under the symbol “FNB” following the merger.

Based on information as of the record date, upon completion of the merger, current holders of FNB common stock will own approximately 97% of, and holders of our common stock will own approximately 3% of, the outstanding FNB common stock.

See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background and Negotiation of the Merger

The ANNB board of directors has periodically discussed and reviewed ANNB’s business, performance and prospects and considered ANNB’s strategic options. In the spring of 2012, the ANNB board of directors invited Sandler O’Neill to present to the board its analysis of ANNB’s strategic options, in order to assist the board with its ongoing evaluations and discussions. In the course of its evaluation and discussions, the ANNB board of directors considered whether ANNB should maintain an independent growth strategy or focus on acquisitions of smaller banks, pursuit of a merger-of-equals transaction, or an outright sale of ANNB. The ANNB board of directors had significant concerns about the impact of increasing levels of regulation on ANNB’s future profitability and its ability to improve its stock valuation. ANNB believed its stock price was consistently underperforming compared to peer banks in Maryland and nationwide, particularly when comparing price/

tangible book value multiples. On May 18, 2012, Sandler O’Neill presented an overview of merger and acquisition activity in the banking industry that included a broad estimation of ANNB’s market value, a review of potential acquirers, and Sandler O’Neill’s future outlook for small community banks. On that date, the ANNB board authorized the engagement of Sandler O’Neill to provide financial advisory and investment banking services to ANNB in connection with a possible sale of ANNB. Based on a relationship of mutual trust that had developed between the ANNB board of directors and Sandler O’Neill over many years of consultations and presentations to the ANNB board, and the ANNB board’s knowledge of the experience and qualifications of Sandler O’Neill, a nationally recognized full-service investment bank and industry leader in the mid-Atlantic region that specializes in, among other things, mergers and acquisitions for financial services companies, the ANNB board of directors had determined not to interview other investment banking firms. In addition, the ANNB board also took into account its prior experience working with Sandler O’Neill, which in 2010 and 2011 assisted ANNB with the purchase of investment securities. See the additional information provided under “Sandler O’Neill’s Compensation and Other Relationships with ANNB.”

In June 2012 ANNB formally engaged Sandler O’Neill and, after due consideration of ANNB’s options, the ANNB board directed Sandler O’Neill to approach a select list of potential strategic partners for ANNB. ANNB sought financially sound strategic partners that could pay a substantial premium over ANNB’s then current market price and tangible book value per share who also had the necessary infrastructure and size to allow ANNB to grow, serve its customers and provide a broader array of banking products and services. ANNB did not feel that acquisitions of smaller banks, pursuing a merger-of-equals transaction, or remaining independent would allow ANNB to generate sufficient profitability to offset the added risk and expense of complying with the increasing burden of government regulation, elevated capital requirements, compressed interest rate margins due to the current and projected interest rate environment and competitive factors, escalating operating costs, and economic uncertainty. The average closing price of ANNB’s common stock in the three year period from 2009 through 2011 was $3.69. ANNB’s high closing price during this period was $5.00 and ANNB’s low was $2.02. Given the recent market performance of ANNB’s common stock, rising from $3.89 on December 30, 2011 to a high of $8.25 on October 4, 2012 before the merger announcement, and the above-mentioned competitive, economic and regulatory outlook, the ANNB board of directors determined that the present time would be optimal to maximize ANNB stockholder value through the sale of ANNB to a larger acquirer that was better positioned to compete successfully under changing market, economic and regulatory conditions.

During June and July of 2012, Sandler O’Neill canvassed 13 potential strategic partners with the financial capacity to undertake a transaction and potential interest in ANNB’s markets of operation and received signed confidentiality agreements from three of them, which included customary standstill provisions, and bids from two of them, including FNB. The FNB bid dated July 18, 2012 proposed an all-stock transaction with a range in value of $12.00 to $14.00 in FNB common stock per share of ANNB common stock. The bid from the second interested party, dated July 16, 2012, proposed a 50% to 100% stock transaction with a range in value of $9.75 to $11.25 per share of ANNB common stock. Both bid letters indicated that a fixed exchange ratio would apply to the stock consideration, and expressed interest in discussing continuing, post-merger roles for members of ANNB’s senior management team. On July 27, 2012, in an executive session of the ANNB board of directors, Sandler O’Neill presented the results of its market investigation and provided a review and analysis of each bid received. Sandler O’Neill also updated the ANNB board members on the current market conditions for mergers and acquisitions. After discussing these matters, the ANNB board authorized management to pursue negotiations with FNB to increase the proposed purchase price into the range of $13.50 to $15.00 per share of ANNB common stock. If ANNB management was successful in this regard, the ANNB board further authorized ANNB management to permit FNB to conduct due diligence.

Following the July 27, 2012 meeting of the ANNB board of directors, ANNB entered into further negotiations with FNB with the goal of increasing the price range of FNB’s bid. On July 31, 2012, FNB delivered to Sandler O’Neill a second non-binding bid letter with an increased range of value of $13.50 to $14.50 in FNB common stock per share of ANNB common stock. Based on the increased purchase price in the second non-binding letter and pursuant to the prior authorization of the ANNB board of directors, ANNB management authorized representatives of FNB, FNB’s counsel, and FNB’s financial advisor, RBC Capital Markets, LLC, or RBC, to commence their due diligence review of ANNB and ANNB Bank. FNB’s due diligence review included an off-site review of various ANNB documents that were requested by FNB and meetings with management and other representatives of ANNB and ANNB Bank. Representatives of FNB, RBC and FNB’s legal counsel met with ANNB management at various times between August 2012 and September 2012 to discuss ANNB’s business, results of operations and prospects, and to review various documents onsite.

On September 13, 2012, following substantial completion of FNB’s due diligence and further negotiation between the parties, FNB delivered a third non-binding bid letter which addressed, among other terms and conditions, an exchange ratio of 1.143 shares of FNB common stock for each share of ANNB common stock, a cash adjustment providing that stockholders of ANNB could receive up to an additional $0.36 per share in cash for each share of ANNB common stock they own dependent on ANNB’s ability to collect in cash amounts due on a particular loan in the original principal amount of approximately $4.6 million (including by a sale of the loan), the proposed corporate structure, various contingencies to the ultimate consummation of the merger, the treatment of ANNB employees, the regulatory, corporate and other approvals required for the merger, and the timing of the transaction. The proposed exchange ratio implied a purchase price of $13.40 per share of ANNB common stock, based on FNB’s closing stock price of $11.72 on September 13, 2012. The ANNB board of directors met on September 14, 2012 to consider the third non-binding bid letter and to receive an update on the status of FNB’s due diligence on ANNB. Sandler O’Neill briefed the ANNB board of directors on the details of the non-binding bid letter and compared the proposed terms to recent merger and acquisition transactions occurring in the market. After due consideration, the ANNB board of directors determined to pursue the offer with FNB and conduct due diligence on FNB and concurrently negotiate a definitive merger agreement subject to completion of due diligence.

During the first week of October 2012, ANNB conducted on-site due diligence of FNB and FNB Bank with the assistance of Sandler O’Neill and Patton Boggs LLP, ANNB’s legal counsel. ANNB reviewed various FNB documents that were requested by ANNB and met with FNB management to discuss FNB’s business, results of operations and prospects. From September 26, 2012 until October 22, 2012, FNB and ANNB, together with their respective counsel and financial advisors, negotiated the terms and conditions of the merger agreement.

On October 15, 2012, the strategic planning committee of the ANNB board of directors met with ANNB’s legal and financial advisors for a briefing on the status of negotiations with FNB, including an outline of the various critical issues that still separated ANNB and FNB. The strategic planning committee also reviewed the various terms and conditions of the then-current draft of the definitive merger agreement, highlighting the key sections requiring additional explanation and discussion. After discussion of the information presented, the strategic planning committee authorized ANNB to continue negotiations with FNB and to call a special meeting of the ANNB board of directors to consider a final draft of the definitive merger agreement, should the remaining issues be successfully resolved.

On or about October 15, 2012 the parties began discussing the terms on which Richard Lerner would be willing to be employed by FNB for a one-year period to assist with post-merger transition matters. On October 18, 2012 the specific terms of Mr. Lerner’s employment with FNB were agreed upon and an initial draft of his employment agreement was circulated the next day. After some negotiation regarding the covenant not to compete and provision for a bonus opportunity, the employment agreement was finalized on October 20, 2012.

At a special meeting of the ANNB board of directors on October 22, 2012, members of ANNB’s senior management, together with representatives of Patton Boggs LLP, presented to the ANNB board of directors the material terms and conditions of the fully negotiated definitive merger agreement. The ANNB board of directors also considered the presentation by Sandler O’Neill as to the fairness, from a financial point of view, of the merger consideration ANNB stockholders would receive pursuant to the merger agreement, based solely upon the common stock consideration and assuming no value is received for the contingent cash consideration. At the conclusion of the special meeting, the ANNB board of directors unanimously approved the merger agreement and authorized senior management to take such steps and incur such costs as are necessary to effectuate and carry out the purposes and intent of the merger agreement.

Following the meeting of the ANNB board of directors on October 22, 2012, the merger agreement and related documents were executed and the parties issued a press release announcing the proposed merger.

Recommendation of the ANNB Board of Directors and ANNB’s Reasons for the Merger

The ANNB board of directors carefully considered the terms of the merger agreement and the value of the common stock consideration and contingent cash consideration to be received by the common stockholders of ANNB, including the opportunity for stockholders of ANNB to receive cash dividends on a going forward basis. In reviewing the merger agreement and the value of the common stock consideration and the contingent cash consideration, the ANNB board of directors also took into consideration other issues including the feasibility of remaining independent, the ability to compete with much larger regionally based banks, the need to eventually raise additional capital that could be dilutive to existing stockholders, the requirement to repay existing TARP obligations, and the recent financial performance of ANNB making it a particularly attractive merger candidate. After careful consideration, the ANNB board of directors determined that it was advisable and in the best interests of ANNB and its stockholders for ANNB to enter into the merger agreement with FNB. Accordingly, the ANNB board of directors unanimously recommends that ANNB’s stockholders vote “FOR” the adoption of the merger agreement.

The ANNB board of directors has considered the terms and provisions of the merger agreement and concluded that they are fair to the stockholders of ANNB and that the merger is in the best interests of ANNB and its stockholders.

The ANNB board of directors believes that the merger will provide the resulting institution with additional resources necessary to compete more effectively in the markets of Anne Arundel and Queen Anne’s Counties, Maryland, and beyond. In addition, the ANNB board of directors believes that the customers and communities served by ANNB will benefit from the resulting institution’s enhanced abilities to meet their banking needs.

In reaching its decision to approve the merger agreement, the ANNB board of directors consulted with ANNB’s financial and legal advisors, and considered a variety of factors, including the following:

•	The value of the common stock consideration being offered to ANNB’s stockholders in relation to the market value, book value per share, earnings per share and projected earnings per share of ANNB;

•

As of October 18, 2012 the common stock consideration represented more than 1.55 times the closing price of ANNB common stock and nearly 1.59 times the June 30, 2012 tangible book value per share of ANNB common stock.

•

The results that could be expected to be obtained by ANNB if it continued to operate independently and the future trading value of ANNB common stock compared to the value of the common stock consideration offered by FNB and the potential future trading value of FNB common stock;

•	The historical lack of liquidity in ANNB common stock;

•	The process conducted by Sandler O’Neill, ANNB’s financial advisor, to assist the ANNB board of directors in structuring the proposed merger with FNB;

•

The presentation by Sandler O’Neill, ANNB’s financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be paid to ANNB’s common stockholders. In this regard, the ANNB board of directors received from Sandler O’Neill a written opinion dated October 22, 2012 that, as of such date, based solely upon the common stock consideration and assuming no value is received for the contingent cash consideration, the merger consideration in the merger agreement was fair to ANNB’s common stockholders from a financial point of view. The opinion is attached as

Appendix D to this document. For a summary of Sandler O’Neill’s presentation, see “— Opinion of ANNB’s Financial Advisor in Connection with the Merger” below;

•

The current and prospective environment in which ANNB operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	The common stock consideration offered by FNB, including the opportunity for ANNB stockholders to receive shares of FNB common stock on a tax-free basis for their shares of ANNB common stock;

•	Based on FNB’s historic payment of dividends, the expected future receipt by ANNB stockholders of significant dividends as FNB stockholders;

•	The market valuation and trading liquidity of FNB common stock in the event ANNB stockholders desired to sell the shares of FNB common stock to be received by them upon completion of the merger;

•

The ability to terminate the merger agreement due to a decrease in the market price of FNB common stock in an amount that is greater than any decrease experienced by financial institutions reported in the SNL Mid Cap U.S. Bank Index;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining ANNB with FNB;

•	The potential value of an expansion of the FNB branch network adding ANNB branch locations in Maryland to FNB’s existing branch network in Pennsylvania, eastern Ohio and northern West Virginia;

•	FNB’s asset size and capital position, which would give the resulting institution over $12 billion in assets;

•	The earnings prospects of the combined company;

•	The additional products offered by FNB to its customers and the ability of the resulting institution to provide comprehensive financial services to its customers;

•	The potential for operating synergies and cross-marketing of products and services; and

•	ANNB’s and FNB’s shared community banking philosophies, commitment to community service and support of community-based non-profit organizations and causes.

Other factors considered by the ANNB board of directors included:

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The contingent cash consideration offered by FNB, dependent on ANNB’s ability to collect any amounts in cash on a particular loan in the original principal amount of $4.6 million, including by a sale of the loan;

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The reports of ANNB’s management and legal counsel and the financial presentation by Sandler O’Neill to the ANNB board of directors concerning the operations, financial condition and prospects of FNB and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The likelihood of successful integration and the successful operation of the combined company;

•	The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	The potential cost-saving opportunities;

•	The effects of the merger on ANNB’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to ANNB employees; and

•

The review by the ANNB board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition that the merger must qualify as a transaction that will permit ANNB’s stockholders to receive FNB shares in exchange for their ANNB shares on a tax-free basis for federal income tax purposes.

The ANNB board of directors also considered the potential risks associated with the merger in connection with its deliberation of the proposed transaction, including the challenges of integrating ANNB’s businesses, operations and employees with those of FNB, the need to obtain approval by stockholders of ANNB as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings. The ANNB board of directors also considered that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in FNB’s stock price prior to the completion of the merger. If the exchange ratio adjusted based on changes in FNB’s stock price, the stockholders of ANNB would have lost the upside potential of a fixed exchange ratio if FNB’s stock price increases prior to the completion of the merger, while receiving downside protection if FNB’s stock price decreases prior to the completion of the merger. Based upon its review of FNB and its historical stock prices and prospects, the ANNB board of directors believed that a fixed exchange ratio was appropriate and in the best interests of ANNB stockholders. The ANNB board of directors also considered the structural protections included in the merger agreement, such as the ability of ANNB to terminate the merger agreement in the event (a) of any change or development affecting FNB which has, or is reasonably likely to have, a material adverse effect on FNB and which is not cured within 30 days after notice or cannot be cured prior to consummation of the merger, (b) of a significant drop in FNB’s market value beyond that which may have been experienced marketwide, or (c) FNB materially breaches any of its covenants or obligations under the merger agreement. If ANNB was to terminate the merger agreement for any of the foregoing reasons, then FNB would be required to reimburse ANNB for all of its out-of-pocket costs and expenses, including without limitation professional fees and expenses of legal counsel, financial advisors and accountants, up to a maximum of $500,000, and ANNB would retain all of its rights to recover any additional liabilities or damages if FNB’s breach was willful.

The ANNB board of directors also noted that it could terminate the merger agreement if a “superior proposal” (as defined in the merger agreement) was received from a third party and certain steps were taken (including notice to FNB and good faith negotiation with FNB of adjustments to the terms and conditions of the merger agreement) prior to the mailing date of this proxy statement/prospectus. If a superior proposal had been received and accepted, then ANNB would have been required to pay a $2.5 million break-up fee to FNB. The amount of this potential fee was negotiated at arm’s-length and was deemed to be reasonable based upon the break-up fees paid in comparable transactions (with the total deal value deemed to include the amounts necessary to fund FNB’s purchase or ANNB’s redemption of the ANNB Preferred Stock from the U.S. Treasury) and the fact that multiple institutions had already been given an opportunity to bid prior to the merger agreement being approved. As of the date of this proxy statement/prospectus, no superior proposal has been received.

The foregoing discussion of the information and factors considered by the ANNB board of directors is not exhaustive, but includes all material factors considered by the ANNB board of directors. In view of the wide variety of factors considered by the ANNB board of directors in connection with its evaluation of the merger and the complexity of these matters, the ANNB board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The ANNB board of directors evaluated the factors described above, including asking questions of ANNB’s legal and financial advisors. In considering the factors described above, individual members of the ANNB board of directors may have given different weights to different factors. The ANNB board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. See “— Opinion of ANNB’s Financial Advisor in Connection with the Merger” below. It should also be noted that this explanation of the reasoning of the ANNB board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 28.

FNB’s Reasons for the Merger

FNB is committed to pursuing several key strategies, including realization of organic growth and supplementing that growth through strategic acquisitions.

In approving the merger agreement, FNB’s board of directors and its executive committee considered the following factors as generally supporting its decision to approve the merger agreement:

•

their understanding of FNB’s business, operations, financial condition, earnings and prospects, and of ANNB’s business, operations, financial condition, earnings and prospects, including ANNB’s well-established position and excellent reputation in the Annapolis, Maryland market and ANNB’s geographic proximity to the greater Baltimore, Maryland and Washington, D.C. markets;

•

their understanding of the current and prospective environments in which FNB and ANNB operate, including regional and local economic conditions, the competitive environment for financial institutions generally, continuing consolidation in the financial services industry and the likely effect of these factors on FNB in light of, and in the absence of, the proposed merger;

•

ANNB Bank’s market is a natural extension of FNB’s markets and, consistent with FNB’s strategic objectives, could serve as an entry point for FNB into Maryland, which has attractive markets with strong demographics that provide retail, wealth management, treasury management, private banking and insurance opportunities, as well as substantial commercial opportunities;

•

the complementary nature of the respective customer bases, business products and skills of FNB and ANNB that could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the general similarity of the market dynamics in the Annapolis, Maryland market to the market dynamics of other markets within FNB’s existing footprint;

•

the presence of Fort George G. Meade, a military installation designated as the Center of Excellence in Intelligence, Information and Cyber, in Anne Arundel County, Maryland, where it is the largest employer in that county, and is undergoing significant expansion due to the relocation of additional activities to Fort George G. Meade in connection with the 2005 Base Realignment and Closure;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that combining FNB and ANNB could achieve;

•	the increased credit capability achieved by combining FNB and ANNB would enhance competition in the markets in which ANNB currently operates;

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the commitment FNB received from Richard M. Lerner, the Chairman, President and Chief Executive Officer of ANNB, to serve as an employee of FNB for a one-year period following the closing of the merger to facilitate the introduction of FNB into the Annapolis, Maryland market;

•	the historical and current market prices of FNB common stock and ANNB common stock;

•

the review by the FNB board of directors, with the assistance of FNB’s management and RBC, of the structure and terms of the merger, including the exchange ratio, and the expectation of FNB’s legal advisors that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	the financial impact of the acquisition on FNB’s operating results and capital levels on a pro forma basis;

•	the likelihood that FNB and ANNB will obtain the regulatory approvals FNB and ANNB need to complete the merger; and

•	the likelihood that the ANNB will receive the requisite ANNB stockholder vote to approve the merger.

The FNB board of directors also considered the fact that the merger will result in a combined entity with assets of approximately $12.4 billion. FNB expects the future growth prospects of ANNB’s market area to provide business development opportunities in Anne Arundel and Queen Anne’s Counties, Maryland and in adjacent regions.

The foregoing discussion of the factors considered by the FNB board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors that FNB’s board of directors and executive committee of the board considered. In reaching its decision to approve the merger agreement and the merger, the FNB board and executive committee did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The FNB board and executive committee considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, FNB’s determination to enter into the merger agreement.

Opinion of ANNB’s Financial Advisor in Connection with the Merger

By letter dated June 1, 2012, ANNB retained Sandler O’Neill to act as its financial advisor in connection with a sale of ANNB to FNB. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to ANNB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At a meeting of the ANNB board of directors on October 22, 2012, Sandler O’Neill delivered to the ANNB board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, based solely upon the common stock consideration and assuming no value is received for the contingent cash consideration, the merger consideration was fair to the holders of ANNB common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated October 22, 2012 is attached as Appendix D to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. ANNB stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the ANNB board of directors and is directed only to the fairness of the merger consideration to be paid to the holders of ANNB common stock from a financial point of view. It does not address the underlying business decision of ANNB to engage in the merger or any other aspect of the merger and is not a recommendation to any ANNB stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion on October 22, 2012, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of ANNB that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of FNB that Sandler O’Neill deemed relevant;

(4)	certain internal financial projections for ANNB for the years ending December 31, 2012 through 2015 as provided by senior management of ANNB;

(5)	internal financial projections for FNB for the year ended December 31, 2012 and median publicly available analyst estimates for FNB’s long term earnings growth rate for the year ended December 31, 2013 and the years thereafter as discussed with senior management of FNB;

(6)	the pro forma financial impact of the merger on FNB, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as determined by the senior management of FNB;

(7)	a comparison of certain financial and other information for ANNB and FNB with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

(8)	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

(9)	the current market environment generally and in the commercial banking sector in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of ANNB the business, financial condition, results of operations and prospects of ANNB and held similar discussions with the senior management of FNB regarding the business, financial condition, results of operations and prospects of FNB.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by ANNB and FNB or that was otherwise reviewed by it and assumed such accuracy and completeness for purposes of preparing its fairness opinion. Sandler O’Neill further relied on the assurances of the management of ANNB and FNB that such managements are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, including the particular loan of ANNB Bank related to the payment of any contingent cash consideration, the collateral securing assets or the liabilities (contingent or otherwise) of ANNB or FNB or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of ANNB, FNB or the combined entity after the Merger and it has not reviewed any individual credit files relating to ANNB or FNB. Sandler O’Neill has assumed that the respective allowances for loan losses for both ANNB and FNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. For purposes of its analyses and rendering its opinion, Sandler O’Neill assumed no contingent cash consideration would be paid to holders of ANNB common stock in connection with the merger.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the respective senior management of ANNB and FNB, in addition to certain publicly available analyst estimates for FNB. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of FNB. With respect to those projections, estimates and judgments, the respective management of ANNB and FNB confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of ANNB and FNB, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of ANNB and FNB since the date of the most recent financial data made available to it. Sandler O’Neill has also assumed in all respects material to its analysis that ANNB and FNB would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

Sandler O’Neill’s opinion was directed to the ANNB board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of ANNB as to how any such shareholder should vote at the special meeting called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of ANNB common stock, is based solely upon the common stock consideration and assumes no value is received for the contingent cash consideration, and does not address the underlying business decision of ANNB to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for ANNB or the effect of any other transaction in which ANNB might engage. Sandler O’Neill’s opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. Sandler O’Neill has consented to inclusion of its opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus. Sandler O’Neill’s opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

In rendering its October 22, 2012 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the common stock consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to ANNB or FNB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of ANNB or FNB and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of ANNB, FNB and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the ANNB board of directors at the October 22, 2012 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of ANNB’s common stock or the prices at which ANNB’s common stock may be sold at any time. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by the ANNB board of directors in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of the ANNB board of directors with respect to the fairness of the merger.

At the October 22, 2012 meeting of the ANNB board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to the ANNB board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Shares of ANNB common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (i) 1.143 shares of FNB common stock, plus (ii) potential contingent cash consideration which could become payable by FNB in cash to holders of ANNB common stock subject to satisfaction of certain terms and conditions as described in the merger agreement. The aggregate transaction value of approximately $52.4 million is based upon FNB’s October 18, 2012 closing price of $10.77 and includes $2.9 million of deal value for 83,414 of shares subject to stock options exercisable at a weighted average stock price of $7.00 and 299,706 shares subject to the ANNB TARP Warrant held by the U.S. Treasury at a strike price of $4.08 and assumes 3,975,471 ANNB common shares outstanding and 43,606 ANNB restricted common shares outstanding, and excludes any potential contingent consideration. Based upon financial information as or for the quarter ended June 30, 2012, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value:	159%
Transaction Value / Tangible Book Value:	159%
Transaction Value / Last Twelve Months Earnings Per Share:	18.4	x
Core Deposit Premium:	7.3%

ANNB — Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for ANNB and a group of financial institutions selected by Sandler O’Neill.

The ANNB peer group was selected by Sandler O’Neill and consisted of the following publicly-traded commercial banks with total assets between $250 — $750 million located in Maryland, Washington, DC and Virginia:

Bank of the James Financial Group, Inc.	Harford Bank
Bank of Southside Virginia Corporation	Howard Bancorp, Inc.
Benchmark Bankshares, Inc.	National Capital Bank of Washington
Calvin B. Taylor Bankshares, Inc.	Pinnacle Bankshares Corporation
Chesapeake Financial Shares, Inc.	Southern National Bancorp of Virginia, Inc.
Damascus Community Bank	United Financial Banking Companies, Inc.
Eagle Financial Services, Inc.	Virginia Heritage Bank
Farmers and Merchants Bank	Virginia National Bank
Farmers Bank	WashingtonFirst Bankshares, Inc.
Fauquier Bankshares, Inc.	Xenith Bankshares, Inc.
Glen Burnie Bancorp

The analysis compared publicly available financial information for ANNB and the median financial and market trading data for the ANNB peer group as of and for the last twelve months ended June 30, 2012. The table below sets forth the data for ANNB and the median data for the ANNB peer group as of and for the last twelve months ended June 30, 2012, with pricing data as of October 18, 2012.

(Dollars in millions)	ANNB	Comparable Group Median	Comparable Group High	Comparable Group Low
Total Assets	$437	$433	$712	$254
Tangible Common Equity / Tangible Assets	7.1%	9.0%	20.3%	5.9%
Total Risk Based Capital Ratio	13.1%	14.4%	33.6%	11.9%
Return on Average Assets	.70%	0.79%	1.75%	0.16%
Return on Average Equity	8.4%	6.5%	14.0%	1.9%
Net Interest Margin	3.9%	4.0%	5.3%	3.0%
Efficiency Ratio	67%	66%	86%	46%
Loan Loss Reserve / Gross Loans	2.32%	1.45%	4.04%	0.32%
Non-performing Assets / Assets	1.91%	1.90%	2.80%	0.43%
Price / Tangible Book Value	102%	91%	197%	47%
Price / LTM EPS	11.8	x	13.1	x	45.2	x	6.6	x
Market Capitalization	$31	$35	$93	$13

Financial Data as of or for the Period Ending June 30, 2012

Pricing Data as of October 18, 2012

Dollar Values in Millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Tier 1 RBC Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs¹/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	Book Value (%)	LTM EPS (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($)
Southern National Bancorp of Virginia, Inc.	McLean, VA	SONA	712	13.14	17.67	18.91	0.91	5.67	5.23	47.8	1.22	2.15	1.37	101	90	16.3	1.3	11.2	93
Virginia Heritage Bank	Vienna, VA	VGBK	700	7.18	11.48	12.58	1.14	10.77	3.76	62.7	1.30	0.68	0.72	94	94	7.1	NA	NM	47
Chesapeake Financial Shares, Inc.	Kilmarnock, VA	CPKF	635	9.04	13.38	14.63	1.15	13.98	4.44	66.9	1.82	2.47	0.18	95	95	7.4	2.7	19.2	54
Fauquier Bankshares, Inc.	Warrenton, VA	FBSS	583	8.16	12.08	13.35	0.51	6.49	3.92	67.0	2.06	1.62	0.20	100	100	15.4	3.7	57.1	48
WashingtonFirst Bankshares, Inc.	Reston, VA	WFBI	571	5.93	10.74	11.94	0.46	4.63	4.19	65.8	1.29	1.68	0.81	85	77	13.6	NA	NM	29
Eagle Financial Services, Inc.	Berryville, VA	EFSI	569	10.83	15.90	17.16	0.97	9.48	4.48	63.5	2.01	2.39	0.53	121	121	13.4	3.2	43.1	75
Bank of Southside Virginia Corporation	Carson, VA	BSSC	562	20.25	32.37	33.56	1.54	7.81	4.47	45.8	2.66	1.70	0.22	80	79	10.4	0.0	NM	91
Xenith Bankshares, Inc.	Richmond, VA	XBKS	524	11.24	16.02	17.19	1.75	10.41	4.83	85.8	1.07	1.34	0.36	80	64	6.6	NA	NM	52
Virginia National Bank	Charlottesville, VA	VABK	516	9.61	13.66	14.74	0.56	5.50	3.53	79.3	1.27	0.92	0.09	71	71	13.1	NA	NM	35
Calvin B. Taylor Bankshares, Inc.	Berlin, MD	TYCB	437	17.82	32.37	32.71	1.13	6.25	3.61	50.5	0.32	2.46	0.20	95	95	15.6	3.7	NM	74
Bank of the James Financial Group, Inc.	Lynchburg, VA	BOTJ	433	6.53	10.78	12.03	0.16	2.57	3.93	78.1	1.75	2.23	0.92	66	66	26.4	NA	NM	19
Farmers Bank	Windsor, VA	FBVA	424	7.75	15.32	16.61	0.48	5.22	3.02	63.8	4.04	2.48	0.01	77	77	12.4	0.6	NA	25
Benchmark Bankshares, Inc.	Kenbridge, VA	BMBN	422	10.80	14.90	16.16	1.38	13.17	5.26	54.0	1.65	2.80	0.44	100	100	7.9	3.4	27.0	45
National Capital Bank of Washington	Washington, DC	NACB	401	10.29	19.52	20.46	1.13	10.55	3.54	55.0	0.74	0.43	0.00	197	197	19.1	2.6	48.4	80
Glen Burnie Bancorp	Glen Burnie, MD	GLBZ	379	8.53	12.58	13.83	0.79	9.37	3.70	73.9	1.49	1.69	0.07	95	95	10.5	3.6	37.4	31
Howard Bancorp, Inc.	Ellicott City, MD	HBMD	356	6.89	12.18	13.23	0.45	4.20	4.14	70.6	1.06	1.90	0.93	77	77	21.7	NA	NM	29
Pinnacle Bankshares Corporation	Altavista, VA	PPBN	344	7.92	10.69	11.94	0.44	5.56	3.59	75.7	1.48	2.60	0.74	47	46	8.3	0.6	5.0	13
United Financial Banking Companies, Inc.	Vienna, VA	UFBC	324	7.73	13.10	14.36	0.16	1.93	3.70	80.5	1.63	0.79	0.00	91	91	45.2	NA	NA	23
Harford Bank	Aberdeen, MD	HFBK	290	9.65	12.84	13.94	0.63	6.54	4.39	63.7	1.12	2.55	0.53	63	63	9.8	3.2	36.3	18
Farmers and Merchants Bank	Upperco, MD	FMFG	274	9.39	11.67	12.87	0.93	9.60	4.80	62.8	1.22	1.18	0.03	78	78	8.3	3.8	30.7	20
Damascus Community Bank	Damascus, MD	DMAS	254	8.52	10.81	12.06	0.77	8.73	4.03	74.5	1.45	2.27	0.22	123	118	14.0	1.5	23.0	26
		High	712	20.25	32.37	33.56	1.75	13.98	5.26	85.8	4.04	2.80	1.37	197	197	45.2	3.8	57.1	93
		Low	254	5.93	10.69	11.94	0.16	1.93	3.02	45.8	0.32	0.43	0.00	47	46	6.6	0.0	5.0	13
		Mean	462	9.87	15.24	16.39	0.83	7.54	4.12	66.1	1.55	1.82	0.41	92	90	14.4	2.4	30.8	44
		Median	433	9.04	13.10	14.36	0.79	6.54	4.03	65.8	1.45	1.90	0.22	91	90	13.1	2.9	30.7	35
ANNB			437	7.05	11.79	13.05	0.70	8.40	3.90	66.6	2.32	1.91	(0.04)	102	102	11.8	0.0	NM	31

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Sandler O’Neill noted that ANNB had similar financial and performance metrics to the ANNB peer group selected by Sandler O’Neill.

FNB — Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for FNB and a group of financial institutions selected by Sandler O’Neill.

The FNB peer group as selected by Sandler O’Neill consisted of the following publicly-traded commercial banks with total assets between $8 and $20 billion located in the Mid Atlantic, Northeast and Midwest.

Central Bancompany, Inc.	PrivateBancorp, Inc.
FirstMerit Corporation	Signature Bank
First Midwest Bancorp, Inc.	Susquehanna Bancshares, Inc.
First National of Nebraska, Inc.	TCF Financial Corporation
Fulton Financial Corporation	UMB Financial Corporation
MB Financial, Inc.	Valley National Bancorp
National Penn Bancshares, Inc.	Webster Financial Corporation
Old National Bancorp	Wintrust Financial Corporation

The analysis compared publicly available financial information for FNB and the median financial and market trading data for the FNB peer group as of and for the last twelve months ended June 30, 2012. The table below sets forth the data for FNB and the median data for the FNB peer group as of and for the last twelve months ended June 30, 2012, with pricing data as of October 18, 2012.

(Dollars in millions)	F.N.B. Corporation		Comparable Group Median		Comparable Group High		Comparable Group Low
Total Assets	$11,751		$14,911		$19,730		$8,099
Tangible Common Equity / Tangible Assets	6.0%		8.4%		11.4%		6.8%
Total Risk Based Capital Ratio	12.0%		14.3%		18.7%		12.2%
Return on Average Assets	0.91%		0.86%		1.14%		(1.06)%
Return on Average Equity	7.6%		7.9%		12.0%		(11.2)%
Net Interest Margin	3.8%		3.8%		5.7%		2.8%
Efficiency Ratio	60%		62%		74%		37%
Loan Loss Reserve / Gross Loans	1.29%		1.69%		2.80%		1.06%
Non-performing Assets / Assets	1.20%		1.90%		2.80%		0.30%
Price / Tangible Book Value	229%		137%		203%		101%
Price / LTM EPS	14.6	x	14.1	x	37.6	x	10.1	x
Price / 2013 Estimated EPS	12.4	x	12.6	x	15.5	x	10.6	x
Market Capitalization	$1,505		$1,462		$3,097		$922

Financial Data as of or for the Period Ending June 30, 2012

Pricing Data as of October 18, 2012

Dollar Values in Millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Tier 1 RBC Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs¹/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (x)	LTM EPS (x)	2012 Est. EPS (x)	2013 Est. EPS (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($)
Webster Financial Corporation	Waterbury, CT	WBS	19,730	7.37	12.82	14.08	0.87	8.69	3.34	64.8	1.57	2.52	0.60	137	12.5	12.0	12.0	1.8	16.9	1,943
Susquehanna Bancshares, Inc.	Lititz, PA	SUSQ	18,040	7.34	12.63	14.38	0.60	4.18	3.82	62.3	1.51	1.25	0.64	153	17.4	12.3	11.1	2.4	29.3	1,879
TCF Financial Corporation	Wayzata, MN	TCB	17,871	7.59	10.53	13.11	(1.06)	(11.17)	4.21	68.9	1.80	5.60	1.17	135	NM	NM	10.9	1.8	NM	1,805
Wintrust Financial Corporation	Rosemont, IL	WTFC	17,019	7.39	12.23	13.37	0.62	6.15	3.50	63.2	1.06	1.81	0.60	130	18.0	17.6	15.3	0.5	8.6	1,369
Fulton Financial Corporation	Lancaster, PA	FULT	16,273	9.65	13.17	15.38	0.96	7.67	3.79	57.0	1.95	1.91	0.84	129	12.6	12.5	11.6	3.3	35.9	1,958
Valley National Bancorp	Wayne, NJ	VLY	16,018	6.84	10.53	12.16	0.85	9.10	3.70	59.5	1.13	1.93	0.31	180	13.9	14.0	14.2	6.7	94.3	1,903
Signature Bank	New York, NY	SBNY	15,874	9.55	16.45	17.55	1.14	12.02	3.53	37.1	1.16	0.57	0.24	203	18.7	17.6	15.5	NA	NM	3,097
First National of Nebraska, Inc.	Omaha, NE	FINN	15,200	8.69	13.03	15.84	0.87	9.20	5.66	68.2	2.84	2.80	1.80	101	10.1	NA	NA	0.0	NA	1,321
FirstMerit Corporation	Akron, OH	FMER	14,621	8.01	11.40	12.65	0.85	7.79	3.79	64.0	1.59	0.92	0.44	137	12.6	11.8	10.6	4.5	56.6	1,556
PrivateBancorp, Inc.	Chicago, IL	PVTB	13,279	7.70	12.25	14.12	0.52	4.97	3.50	53.8	1.96	2.53	0.85	119	23.2	18.8	13.8	0.2	5.6	1,229
UMB Financial Corporation	Kansas City, MO	UMBF	13,183	7.52	11.63	12.59	0.98	10.38	2.83	74.2	1.36	0.30	0.41	192	14.9	16.5	15.1	1.8	26.5	1,864
Central Bancompany, Inc.	Jefferson City, MO	CBCYB	10,249	10.59	15.50	16.89	1.12	8.87	3.95	56.7	2.04	1.93	0.50	134	12.6	NA	NA	0.8	11.7	922
MB Financial, Inc.	Chicago, IL	MBFI	9,490	9.05	15.45	17.53	0.85	6.22	3.88	58.1	2.13	1.89	0.34	126	14.1	12.4	11.5	0.2	2.9	1,048
Old National Bancorp	Evansville, IN	ONB	8,690	9.40	14.55	15.70	1.02	8.48	4.15	66.3	1.16	1.28	0.09	157	14.1	13.0	12.1	2.8	36.6	1,326
National Penn Bancshares, Inc.	Boyertown, PA	NPBC	8,396	11.43	17.45	18.71	1.10	7.92	3.50	57.1	2.24	0.79	0.52	140	14.0	13.7	13.1	4.2	40.3	1,300
First Midwest Bancorp, Inc.	Itasca, IL	FMBI	8,099	8.91	11.21	12.94	0.37	2.89	3.93	61.8	2.10	2.90	1.54	137	37.6	29.0	15.0	0.3	11.8	956
		High	19,730	11.43	17.45	18.71	1.14	12.02	5.66	74.2	2.84	5.60	1.80	203	37.6	29.0	15.5	6.7	94.3	3,097
		Low	8,099	6.84	10.53	12.16	(1.06)	(11.17)	2.83	37.1	1.06	0.30	0.09	101	10.1	11.8	10.6	0.0	2.9	922
		Mean	13,877	8.56	13.18	14.81	0.73	6.46	3.82	60.8	1.73	1.93	0.68	144	16.4	15.5	13.0	2.1	29.0	1,592
		Median	14,911	8.35	12.73	14.25	0.86	7.86	3.79	62.0	1.69	1.90	0.56	137	14.1	13.7	12.6	1.8	26.5	1,462
FNB			11,751	5.96	10.53	12.04	0.91	7.63	3.78	59.9	1.29	1.20	0.38	229	14.6	13.8	12.4	4.5	64.9	1,505

¹	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Sandler O’Neill noted that FNB had similar financial and performance metrics to the FNB peer group as selected by Sandler O’Neill.

ANNB — Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of ANNB’s common stock for the one-year period ended October 18, 2012. Sandler O’Neill also reviewed the history of the publicly reported trading prices of ANNB’s common stock for the three-year period ended October 18, 2012. Sandler O’Neill then compared the relationship between the movements in the price of ANNB’s common stock against the movements in the prices of its peer group, the S&P 500 Index, NASDAQ Bank Index and the S&P Bank Index.

ANNB One Year Stock Performance

	Beginning Index Value October 18, 2011	Ending Index Value October 18, 2012
ANNB	100%	217%
S&P Bank Index	100%	134%
NASDAQ Bank Index	100%	123%
ANNB Peer Group	100%	122%
S&P 500 Index	100%	119%

ANNB Three Year Stock Performance

	Beginning Index Value October 18, 2009	Ending Index Value October 18, 2012
ANNB	100%	278%
ANNB Peer Group	100%	139%
S&P 500 Index	100%	134%
S&P Bank Index	100%	122%
NASDAQ Bank Index	100%	111%

Sandler O’Neill noted the above analysis shows that ANNB stock out-performed each of the indices to which it was compared in both the one-year and three-year periods.

FNB — Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of FNB’s common stock for the one-year period ended October 18, 2012. Sandler O’Neill also reviewed the history of the publicly reported trading prices of FNB’s common stock for the three-year period ended October 18, 2012. Sandler O’Neill then compared the relationship between the movements in the price of FNB’s common stock against the movements in the prices of its peer group, the S&P 500 Index, NASDAQ Bank Index and the S&P Bank Index.

FNB One Year Stock Performance

	Beginning Index Value October 18, 2011	Ending Index Value October 18, 2012
FNB	100%	112%
S&P Bank Index	100%	134%
NASDAQ Bank Index	100%	123%
FNB Peer Group	100%	121%
S&P 500 Index	100%	119%

FNB Three Year Stock Performance

	Beginning Index Value October 18, 2009	Ending Index Value October 18, 2012
FNB	100%	156%
S&P 500 Index	100%	134%
S&P Bank Index	100%	122%
NASDAQ Bank Index	100%	111%
FNB Peer Group	100%	95%

Sandler O’Neill noted that the above analysis showed that FNB stock underperformed the indices to which it was compared for the one-year period but outperformed those indices for the three-year period.

ANNB — Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of ANNB through December 31, 2015.

Sandler O’Neill based the analysis on ANNB’s projected earnings stream as derived from the internal financial projections provided by ANNB management for the years ending December 31, 2012 through 2015.

To approximate the terminal value of ANNB’s common stock at December 31, 2015, Sandler O’Neill applied price to forward earnings multiples of 8.0x to 18.0x and multiples of tangible book value ranging from 50% to 150%. Sandler O’Neill selected the price to forward earnings multiples of 8.0x to 18.0x based on the range of trades multiples of the comparable groups of ANNB. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.6% to 16.6%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the ANNB discount rate of 13.6% as determined by Sandler O’Neill. The discount rate is determined by adding the 10-year Treasury Bond rate (1.83%), the published Ibbotson 60-year equity risk premium (5.70%), the published Ibbotson size premium (3.89%) and the published Ibbotson Industry Premium (2.20%).

Earnings Per Share Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
10.6%	$4.98	$6.22	$7.47	$8.71	$9.96	$11.20
11.6%	$4.82	$6.03	$7.24	$8.44	$9.65	$10.85
12.6%	$4.68	$5.85	$7.01	$8.18	$9.35	$10.52
13.6%	$4.53	$5.67	$6.80	$7.93	$9.07	$10.20
14.6%	$4.40	$5.50	$6.60	$7.69	$8.79	$9.89
15.6%	$4.27	$5.33	$6.40	$7.46	$8.53	$9.60
16.6%	$4.14	$5.17	$6.21	$7.24	$8.28	$9.31

Tangible Book Value Per Share Multiples

Discount Rate	50%	70%	90%	110%	130%	150%
10.6%	$3.79	$5.30	$6.82	$8.34	$9.85	$11.37
11.6%	$3.67	$5.14	$6.61	$8.08	$9.55	$11.01
12.6%	$3.56	$4.98	$6.41	$7.83	$9.25	$10.68
13.6%	$3.45	$4.83	$6.21	$7.59	$8.97	$10.35
14.6%	$3.35	$4.68	$6.02	$7.36	$8.70	$10.04
15.6%	$3.25	$4.54	$5.84	$7.14	$8.44	$9.74
16.6%	$3.15	$4.41	$5.67	$6.93	$8.19	$9.45

Sandler O’Neill also considered and discussed with the ANNB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming ANNB’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for ANNB’s common stock, using a discount rate of 13.6%:

Earnings Per Share Multiples

Annual Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0)%	$3.40	$4.25	$5.10	$5.95	$6.80	$7.65
(20.0)%	$3.63	$4.53	$5.44	$6.35	$7.25	$8.16
(15.0)%	$3.85	$4.82	$5.78	$6.74	$7.71	$8.67
(10.0)%	$4.08	$5.10	$6.12	$7.14	$8.16	$9.18
(5.0)%	$4.31	$5.38	$6.46	$7.54	$8.61	$9.69
0.0%	$4.53	$5.67	$6.80	$7.93	$9.07	$10.20
5.0%	$4.76	$5.95	$7.14	$8.33	$9.52	$10.71
10.0%	$4.99	$6.23	$7.48	$8.73	$9.97	$11.22
15.0%	$5.21	$6.52	$7.82	$9.12	$10.43	$11.73
20.0%	$5.44	$6.80	$8.16	$9.52	$10.88	$12.24
25.0%	$5.67	$7.08	$8.50	$9.92	$11.33	$12.75

FNB — Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of FNB through December 31, 2015.

Sandler O’Neill based the analysis on FNB’s internal financial projections for FNB for the year ended December 31, 2012 and median publicly available analyst estimates for December 31, 2013 and a long term earnings growth rate of 4% for the years thereafter as discussed with senior management of FNB.

To approximate the terminal value of FNB’s common stock at December 31, 2015, Sandler O’Neill applied price to forward earnings multiples of 8.0x to 18.0x and multiples of tangible book value ranging from 125% to 250%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 6.9% to 9.9%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on FNB’s calculated discount rate of 8.37% as determined by Sandler O’Neill. The discount rate is calculated by adding the 10 year Treasury Bond rate of 1.83 with the product of the 2 year Beta of Stock of 114.80% and the Ibbotson 60 year Equity Risk Premium of 5.70%.

Earnings Per Share Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
6.9%	$7.50	$8.97	$10.44	$11.91	$13.38	$14.85
7.4%	$7.38	$8.82	$10.26	$11.70	$13.15	$14.59
7.9%	$7.25	$8.67	$10.08	$11.50	$12.92	$14.33
8.4%	$7.13	$8.52	$9.91	$11.30	$12.69	$14.08
8.9%	$7.01	$8.38	$9.74	$11.11	$12.47	$13.84
9.4%	$6.90	$8.24	$9.58	$10.92	$12.26	$13.60
9.9%	$6.78	$8.10	$9.41	$10.73	$12.05	$13.36

Tangible Book Value Per Share Multiples

Discount Rate	125%	150%	175%	200%	225%	250%
6.9%	$7.67	$8.88	$10.09	$11.30	$12.50	$13.71
7.4%	$7.54	$8.73	$9.91	$11.10	$12.28	$13.47
7.9%	$7.41	$8.58	$9.74	$10.91	$12.07	$13.23
8.4%	$7.29	$8.43	$9.58	$10.72	$11.86	$13.00
8.9%	$7.17	$8.29	$9.41	$10.53	$11.66	$12.78
9.4%	$7.05	$8.15	$9.25	$10.35	$11.46	$12.56
9.9%	$6.93	$8.01	$9.10	$10.18	$11.26	$12.34

Sandler O’Neill also considered and discussed with the ANNB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming FNB’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for FNB’s common stock, using a discount rate of 8.4%:

Earnings Per Share Multiples

Annual Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0)%	$5.74	$6.78	$7.83	$8.87	$9.91	$10.95
(20.0)%	$6.02	$7.13	$8.24	$9.36	$10.47	$11.58
(15.0)%	$6.30	$7.48	$8.66	$9.84	$11.02	$12.21
(10.0)%	$6.58	$6.58	$9.08	$10.33	$11.58	$12.83
(5.0)%	$6.85	$8.17	$9.49	$10.82	$12.14	$13.46
0.0%	$7.13	$8.52	$9.91	$11.30	$12.69	$14.08
5.0%	$7.41	$8.87	$10.33	$11.79	$13.25	$14.71
10.0%	$7.69	$9.22	$10.75	$12.27	$13.80	$15.33
15.0%	$7.97	$9.56	$11.16	$12.76	$14.36	$15.96
20.0%	$8.24	$9.91	$11.58	$13.25	$14.92	$16.58
25.0%	$8.52	$10.26	$12.00	$13.73	$15.47	$17.21

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two sets of comparable mergers and acquisitions.

The first set of mergers and acquisitions included 13 transactions announced from January 1, 2010 through October 18, 2012 in which the targets were Mid-Atlantic commercial banks having NPAs/Assets less than 4% at announcement and announced transaction values between $10 and $200 million. Sandler O’Neill deemed these transactions to be reflective of the proposed ANNB and FNB combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, core deposit premium and market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

							Transaction Information
									Price			Core Deposit Premium %
Acquiror	St	B/T	Target	St	B/T	Annc. Date	Deal Value ($mm)	Cons.	LTM EPS (x)	Book Value %	TBV %		Market Premium %
Investors Bancorp Inc. (MHC)	NJ	T	Marathon Banking Corporation	NY	B	6/14/2012	135.0	Cash	23.8	123	151	7.4	NM
First Priority Financial Corp.	PA	B	Affinity Bancorp. Inc.	PA	B	5/23/2012	12.7	Stock	NM	NM	NM	NM	NA
S&T Bancorp Inc.	PA	B	Gateway Bank of Pennsylvania	PA	B	3/29/2012	21.3	Mixed	34.2	140	140	10.2	NA
Tompkins Financial Corporation	NY	B	VIST Financial Corp.	PA	B	1/25/2012	109.1	Mixed	28.8	71	116	1.4	83.3
Provident New York Bancorp	NY	T	Gotham Bank	NY	B	1/17/2012	40.5	Cash	16.8	128	128	4.1	NA
S&T Bancorp Inc.	PA	B	Mainline Bancorp. Inc.	PA	B	9/14/2011	25.9	Mixed	NM	125	126	2.5	NM
BankUnited Inc.	FL	T	Herald National Bank	NY	B	6/2/2011	70.0	Mixed	NM	132	132	4.7	9.1
Community Bank System Inc.	NY	B	Wiber Corporation	NY	B	10/22/2010	101.8	Mixed	13.4	132	141	4.6	55.5
Chemung Financial Corp.	NY	B	Fort Orange Financial Corp.	NY	B	10/14/2010	28.8	Mixed	26.3	127	127	3.6	67.8
F.N.B. Corp.	PA	B	Comm Bancorp. Inc.	PA	B	8/9/2010	67.8	Mixed	NM	126	127	3.0	76.0
WSFS Financial Corp.	DE	T	Christiana Bank & Trust Co.	DE	B	6/23/2010	34.5	Cash	NM	79	190	13.6	NA
Kearny Financial Corp. (MHC)	NJ	T	Central Jersey Bancorp.	NJ	B	5/25/2010	72.3	Cash	NM	150	153	4.5	117.4
Donegal Finl Services Corp.	PA	T	Union National Financial Corp.	PA	B	4/19/2010	25.2	Mixed	NM	83	83	NM	47
						High	135.0		34.2	150	190	13.6	117.4
						Low	12.7		13.4	71	83	1.4	9.1
						Mean	57.3		23.9	118	135	5.4	65.1
						Median	40.5		25.1	127	130	4.5	67.8

The second set of mergers and acquisitions included 38 transactions announced from January 1, 2012 through October 18, 2012 in which the targets were commercial banks having NPAs/Assets less than 4% at announcement and announced transaction values between $10 and $200 million. Sandler O’Neill deemed these transactions to be reflective of the proposed ANNB and FNB combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, core deposit premium and market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

	FNB/ANNB		Comparable Transactions Median		Comparable Transactions High		Comparable Transactions Low
Transaction Value / Book Value	159%		123%		262%		66%
Transaction Value / Tangible Book Value	159%		126%		262%		66%
Transaction Value / Last Twelve Months Earnings Per Share	18.4	x	19.1	x	49.4	x	11.1	x
Core Deposit Premium	7.3%		4.3%		16.6%		0.3%
Market Premium	55.4%		40.4%		105.8%		15.4%

							Transaction Information
									Price/			Core Deposit Premium (%)
Acquiror	St	B/ T	Target	St	B/ T	Annc. Date	Deal Value ($mm)	Cons.	LTM EPS (x)	Book Value (%)	TBV (%)		Market Premium (%)
Pacific Premier Bancorp	CA	B	First Associations Bank	TX	B	10/15/12	54.1	Mixed	17.7	118	118	2.7	NA
Heartland Financial USA Inc.	IA	B	Heritage Bank NA	AZ	B	10/11/12	15.6	Cash	NM	124	124	3.7	NA
LCNB Corp.	OH	B	First Capital Bancshares Inc.	OH	B	10/09/12	19.6	Mixed	21.6	141	155	5.1	NA
Bank of the Ozarks Inc.	AR	B	Genala Banc Inc.	AL	B	10/04/12	27.3	Mixed	16.7	95	95	NM	NA
Pontiac Bancorp	IL	B	Bluestem Financial Corp.	IL	B	09/28/12	16.4	Unclassified	29.8	113	113	2.5	NA
MidSouth Bancorp Inc.	LA	B	PSB Financial Corporation	LA	B	09/26/12	40.0	Mixed	13.7	104	114	1.2	NA
Crescent Financial Bancshares	NC	B	ECB Bancorp Inc.	NC	B	09/25/12	54.4	Stock	NM	81	81	NM	60.2
CapStone Bank	NC	B	Patriot State Bk	NC	B	09/21/12	10.6	Mixed	NM	66	66	NM	NA
Wintrust Financial Corp.	IL	B	HPK Financial Corp.	IL	B	09/18/12	27.5	Mixed	14.6	101	106	NM	NA
Vision Bancshares Inc.	OK	B	Sulphur Community Bcshs Inc.	OK	B	09/07/12	10.6	Cash	11.1	127	127	2.8	NA
Henderson Citizens Bcshs Inc.	TX	B	First White Oak Bcshs Inc.	TX	B	08/31/12	11.9	Cash	17.7	262	262	12.3	NA
Umpqua Holdings Corp.	OR	B	Circle Bancorp	CA	B	08/29/12	24.9	Cash	11.6	149	149	3.9	NA
First PacTrust Bancorp Inc.	CA	T	Private Bank of California	CA	B	08/21/12	52.1	Mixed	25.5	122	122	0.3	27.5
Morrill Bancshares Inc.	KS	B	JTB Bancshares Inc.	KS	B	08/06/12	12.0	Unclassified	NM	167	226	7.0	NA
Overton Financial Corporation	TX	B	First National Bank of Canton	TX	B	08/02/12	17.0	Cash	17.7	150	150	5.0	NA
New Hampshire Thrift Bncshrs	NH	T	Nashua Bank	NH	B	08/01/12	19.1	Mixed	49.4	116	116	2.9	NA
Heartland Financial USA Inc.	IA	B	First Shares Inc.	WI	B	07/31/12	11.0	Mixed	34.7	85	85	NM	NA
Frandsen Financial Corporation	MN	B	Clinton Bancshares Inc.	MN	B	07/27/12	11.2	Cash	11.9	120	120	3.5	NA
HaleCo Bancshares Inc.	TX	B	LubCo Bancshares Inc.	TX	B	06/14/12	19.6	Stock	NM	NM	NM	NM	NA
Investors Bancorp Inc. (MHC)	NJ	T	Marathon Banking Corporation	NY	B	06/14/12	135.0	Cash	23.8	123	151	7.4	NM
Ohio Farmers Insurance Co.	OH	T	Western Reserve Bancorp	OH	B	06/05/12	23.0	Cash	25.7	125	125	3.3	103.2
First Priority Financial Corp.	PA	B	Affinity Bancorp Inc.	PA	B	05/23/12	12.7	Stock	NM	NM	NM	NM	NA
WashingtonFirst Bankshares Inc	VA	B	Alliance Bankshares Corp.	VA	B	05/03/12	24.2	Mixed	NM	86	86	NM	15.4
Community Bancshares of MS	MS	B	Community Holding Co. of FL	FL	B	05/02/12	22.1	Mixed	NM	234	234	16.6	NA
PacWest Bancorp	CA	B	American Perspective Bank	CA	B	04/30/12	58.1	Cash	20.3	132	132	9.3	31.9
Prosperity Bancshares Inc.	TX	B	Community National Bank	TX	B	04/26/12	25.7	Mixed	37.3	142	142	6.2	NA
FVNB Corp.	TX	B	First State Bank	TX	B	04/04/12	52.0	Mixed	17.7	179	179	10.5	NA
S&T Bancorp Inc.	PA	B	Gateway Bank of Pennsylvania	PA	B	03/29/12	21.3	Mixed	34.2	140	140	10.2	NA
SKBHC Holdings LLC	WA	B	Security Business Bancorp	CA	B	03/23/12	26.4	Cash	NM	135	135	4.3	NA
Commerce Bancshares Corp.	MA	B	Mercantile Capital Corp	MA	B	03/21/12	29.9	Cash	16.3	194	194	6.1	NA
United Financial Bancorp	MA	T	New England Bancshares	CT	B	03/19/12	85.2	Stock	19.1	118	155	6.3	40.4
National Australia Bank		B	North Central Bancshares Inc.	IA	B	03/12/12	41.5	Cash	20.0	99	100	NM	36.0
First Community Bancshares Inc	VA	B	Peoples Bank of Virginia	VA	B	03/01/12	40.6	Mixed	18.8	100	100	0.9	105.8
Carlile Bancshares Inc.	TX	B	Northstar Financial Corp.	TX	B	02/21/12	114.5	Cash	18.2	173	174	7.4	NA
B2B Holdings Inc	TX	B	Stockmens NB in Cotulla	TX	B	02/09/12	13.5	Mixed	20.1	208	208	9.3	NA
Tompkins Financial Corporation	NY	B	VIST Financial Corp.	PA	B	01/25/12	109.1	Mixed	28.8	71	116	1.4	83.3
Grandpoint Capital Inc.	CA	B	California Community Bank	CA	B	01/19/12	30.0	Cash	34.7	116	116	2.5	NA
Provident New York Bancorp	NY	T	Gotham Bank	NY	B	01/17/12	40.5	Cash	16.8	128	128	4.1	NA
						High	135.0		49.4	262	262	16.6	105.8
						Low	10.6		11.1	66	66	0.3	15.4
						Mean	35.8		22.3	132	137	5.5	56.0
						Median	25.3		19.1	123	126	4.3	40.4

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the first quarter of 2013; (2) the deal value per share is equal to $12.31 per ANNB share, given an exchange ratio of 1.143 shares of FNB common stock for each share of ANNB common stock and an FNB stock price of $10.77 per share and no contingent cash consideration is received by holders of ANNB common stock; (3) 28% cost savings of ANNB projected operating expense, fully phased-in in 2014; (4) approximately $6.0 million in pre-tax transaction costs and expenses; (5) ANNB’s performance was calculated in accordance with ANNB management’s prepared earnings projections; (6) FNB’s performance was calculated in accordance with median publicly available analyst estimates for FNB’s long term earnings growth rate for the year ended December 31, 2013 and the years thereafter; and (7) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2013 and 2014, the merger (excluding transaction expenses) would be accretive to FNB’s projected earnings per share and tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with ANNB

Sandler O’Neill has acted as financial advisor to the ANNB board of directors and senior management of ANNB and its subsidiaries in connection with the merger. The ANNB board of directors and senior management of ANNB and its subsidiaries agreed to pay Sandler O’Neill a transaction fee based on the closing price of the transaction as a percentage of ANNB’s tangible book value per share on the date of the closing, $100,000 of which was paid upon delivery of Sandler O’Neill’s opinion, and the remainder of which is contingent upon completion of the merger and currently estimated to be approximately $425,000. ANNB has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to ANNB and FNB and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of ANNB and FNB or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, in 2010 and 2011, Sandler O’Neill assisted ANNB with the purchase of investment securities and was compensated approximately $46,000 for such brokerage services. Sandler O’Neill has not received any fees from, or provided any services to, FNB in the last two years.

Nonpublic Financial Projections Provided to the Financial Advisors

ANNB does not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, ANNB provided Sandler O’Neill with financial projections prepared by ANNB management that were considered by Sandler O’Neill for the purpose of preparing the financial analysis used in rendering Sandler O’Neill’s fairness opinion, as described in this proxy statement/prospectus under the heading “Proposal 1 – Proposal to Adopt the Merger Agreement – Opinion of ANNB’s Financial Advisor in Connection with the Merger” beginning on page 41. A summary of these projections is included in this proxy statement/prospectus solely because such projections were made available to Sandler O’Neill as described in the preceding sentence.

The financial projections set forth below were prepared by ANNB during the third quarter of 2012. At the time the financial projections were prepared, the projections represented the best estimates and judgments of ANNB management and, to the best of ANNB management’s knowledge and belief, the future financial performance of ANNB. While the financial projections set forth below were prepared in good faith, no assurance can be given regarding future events. The financial projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements. Although presented with numeric specificity, the financial projections reflect numerous estimates and assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of ANNB. The inclusion of these financial projections should not be interpreted as an indication that ANNB considers this information a reliable prediction of future results, or that the projections would be the same if prepared as of the date of this document. ANNB stockholders are cautioned not to unduly rely on these financial projections.

These financial projections represent ANNB’s evaluation at the time the projections were prepared of its future financial performance on a stand-alone basis, and without reference to the proposed merger or transaction-related costs or benefits. Neither ANNB’s independent registered public accounting firm nor any other independent accounting firm examined, compiled or performed any procedures with respect to these financial projections and, accordingly, no opinion or any other form of assurance on such information or its achievability is expressed with respect to such financial projections.

THE FINANCIAL PROJECTIONS SET FORTH BELOW ARE CONSIDERED “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SEE “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” ON PAGE 28 AND RISK FACTORS ON PAGE 22). ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT THAN THOSE CONTAINED IN THE FINANCIAL PROJECTIONS. EXCEPT TO THE EXTENT REQUIRED UNDER THE FEDERAL SECURITIES LAWS, ANNB DOES NOT INTEND TO DISCLOSE PUBLICLY ANY UPDATE OR OTHER REVISION TO THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES ARISING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Dollars in Thousands	Projections for Year Ending
	12/31/2012	12/31/2013	12/31/2014	12/31/2015
BALANCE SHEET HIGHLIGHTS
Total Assets	$432,868	$449,295	$472,175	$496,747
Net Loans	283,536	300,901	319,431	338,733
Total Deposits	340,569	356,470	375,172	395,447
Total Shareholders’ Equity	36,668	35,652	39,197	42,891

HOLDING COMPANY CAPITAL RATIOS
Tangible Common Equity / Tangible Assets	7.53%	7.94%	8.30%	8.63%
Tangible Equity / Tangible Assets	8.47%	7.94%	8.30%	8.63%
Total Risk-Based Capital Ratio	13.53%	12.65%	12.91%	13.20%

INCOME STATEMENT HIGHLIGHTS
Net Interest Income	$16,200	$15,553	$16,474	$17,109
Provision for Loan Losses	600	900	1,000	900
Total Noninterest Income	1,924	2,138	2,594	2,729
Total Noninterest Expense	11,768	11,879	12,405	13,039
Net Income	3,601	3,085	3,546	3,693

RATIO ANALYSIS
Net Interest Margin	3.88%	3.70%	3.76%	3.72%
Return on Average Assets	0.82%	0.70%	0.77%	0.76%
Return on Average Common Equity	10.80%	8.97%	9.47%	9.00%

PER SHARE DATA
Diluted Earnings Per Share	$0.80	$0.74	$0.85	$0.89
Book Value Per Share	$8.20	$8.97	$9.86	$10.79
Tangible Book Value Per Share	$8.20	$8.97	$9.86	$10.79
Actual Shares Outstanding	3,975,471	3,975,471	3,975,471	3,975,471
Dividends Paid Per Share	$0.00	$0.00	$0.00	$0.00

Interests of ANNB’s Directors and Executive Officers in the Merger

In considering the recommendation of the ANNB board of directors that you vote to adopt the merger agreement, you should be aware that directors and executive officers of ANNB and ANNB Bank have financial interests in the merger that may be different from, or in addition to, those of ANNB stockholders generally. The independent members of the ANNB board of directors were aware of and considered these potential interests, among other matters.

As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon completion of the merger, including enhanced cash severance and continued medical, life and disability insurance benefits.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of ANNB common stock.

Existing Change In Control Agreements. ANNB and ANNB Bank entered into a change in control agreement with the following executive officers: Edward J. Schneider (effective March 11, 2009), Patsy Houck (effective December 12, 2007), Robert E. Kendrick, III (effective October 27, 1999), Margaret Theiss Faison (effective November 22, 1999) and Lori J. Mueller (effective December 12, 2007). The terms of each change in control agreement are effective so long as the executive officers remain employed at ANNB or ANNB Bank.

The agreements provide for severance payments in the event employment with ANNB or ANNB Bank is terminated subsequent to a change in control of ANNB if (i) following the change in control, the executive officer is not offered a position comparable to his current position at ANNB or ANNB Bank at his then current salary or (ii) following the change in control, the executive officer is terminated for a reason other than cause, disability, retirement or death. In either such event, the executive officer shall receive a lump sum cash severance payment amount equal to one (1) time the executive officer’s then current annual salary.

As set forth in the merger agreement, FNB has agreed to assume the payments contemplated in the change in control agreements but shall not make such change in control severance payments if the individual executive officer is offered a position at FNB or one of its subsidiaries and the executive officer accepts such position upon or prior to the closing of the merger. The table below sets forth the amount of the change in control severance payments to be paid to each executive officer if (A) he or she is not offered a position at FNB or one of its subsidiaries or (B) he or she declines to accept a position offered by FNB or one of its subsidiaries.

Executive Officer	Change in Control Severance Payment
Edward J. Schneider	$203,500
Patsy Houck	$140,800
Robert E. Kendrick, III	$105,600
Margaret Theiss Faison	$124,200
Lori J. Mueller	$104,500

Employment Agreement between Richard Lerner and FNB. In order to ensure assistance with a smooth transition of the operations of ANNB and its subsidiaries, FNB will enter into an employment agreement with ANNB’s Chairman of the Board, President and Chief Executive Officer, Richard M. Lerner, at the closing of the merger. Mr. Lerner will hold the title of Regional Chairman. The employment agreement has a one year term and requires Mr. Lerner to provide services to FNB as assigned by the Chief Executive Officer of FNB or his delegate. Those services will include:

•	introducing FNB to the ANNB Bank customer base and facilitating the transition to FNB management and the FNB brand;

•	acquainting FNB with the local business, civic and nonprofit communities;

•	representing FNB through continued service on local nonprofit boards;

•	assisting FNB in identifying and recruiting business development staff;

•	working with product areas to assist with hiring of local business development staff; and

•	recruiting, retaining and chairing the activities of a non-fiduciary local community board.

Mr. Lerner is required to devote all necessary time, attention and effort to performing those services.

Under the employment agreement, Mr. Lerner will receive annual compensation of $290,000, payable in 12 equal monthly installments. He will be entitled to the same health care benefits provided by FNB to similarly situated employees, and will be entitled to receive reimbursement for reasonable and necessary expenses incurred by him in connection with the performance of his duties under the employment agreement, so long as the expenditures comply with FNB’s expense reimbursement policies. Mr. Lerner will be eligible to receive an incentive bonus in the amount of $30,000 payable within 30 days after the first anniversary of the date of the employment agreement, if Mr. Lerner is an employee of FNB during the entire one year period beginning on the date of the employment agreement. FNB also agreed to pay Mr. Lerner severance if FNB terminates his employment for any reason other than “cause” or death, or if Mr. Lerner resigns for “good reason.” Under the employment agreement, “good reason” exists if: (A) FNB has materially breached its obligation to pay Mr. Lerner his annual compensation; (B) Mr. Lerner notifies FNB of the breach within 90 days after its initial existence; and (C) FNB fails to materially cure the breach within 30 days afterwards. The severance that would then be payable shall be equal to the greater of (1) Mr. Lerner’s compensation for the remainder of the one-year term, or (2) an amount equal to two weeks’ current salary for every year of service, inclusive of his prior service with ANNB Bank.

The employment agreement imposes confidentiality and non-disclosure restrictions on Mr. Lerner. It also prohibits Mr. Lerner from participating in a competitive enterprise as a director, employee, consultant, advisor, agent or owner, and from soliciting, directly or indirectly, any employees of FNB or existing or potential customers of FNB, for either (A) a one year period after termination of employment if Mr. Lerner resigned for any reason during the term of the employment agreement, or (B) for the remainder of the term of his employment agreement, if FNB elected to terminate his employment during the term of the agreement. The employment agreement also contains an agreement by FNB to indemnify Mr. Lerner to the fullest extent permitted by FNB’s articles of incorporation and by-laws with respect to any matter relating to Mr. Lerner’s affiliation with FNB and its subsidiaries, except in the event Mr. Lerner is terminated by FNB for cause, in which case he will not be entitled to indemnification for any claim arising out of the matter for which his engagement was terminated for cause or for any conduct not within the scope of his duties under the employment agreement.

Summary of Golden Parachute Arrangements

The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of ANNB would receive that is based on or otherwise relates to the merger, assuming the following:

•	the merger closed on February 21, 2013, the last practicable date prior to the date of these materials;

•	the employment of the named executive officers is terminated without cause immediately following the closing of the merger on February 21, 2013.

Any changes in these assumptions or estimates would affect the amounts shown in the following table. Because all stock options held by the named executive officers of ANNB and ANNB Bank are fully vested and all account balances held by the named executive officers under our benefit plans are fully vested, the values associated with such vested stock options and vested account balances are not included in the following table.

Golden Parachute Compensation

Name	Cash (1)	Equity (2)	Non Qualified Deferred Compensation (3)	Total
Richard M. Lerner	$—	$—	$—	$—
Edward J. Schneider	203,500	294,250	68,670	566,420
Robert E. Kendrick, III	105,600	—	—	105,600

	$309,100	$294,250	$33,379	$672,020

(1)	The amounts listed in this column represent the total severance payments to be made to each named executive officer upon a change in control. In each case, the total payments shown for each of the named executive officers are attributable to a double-trigger arrangement (i.e., payment is conditioned upon the executive’s termination without cause or resignation for good reason concurrently with or subsequent to the change in control and during the term of the executive’s change in control). All amounts listed are as set forth in Messrs. Schneider’s and Kendrick’s employment letters or subsequent revisions thereto. See “— Existing Change in Control Agreements” above.
(2)	In the event of a termination of employment in connection with change in control, Mr. Schneider’s restricted stock awards which total 25,000 previously issued restricted share units become fully vested under a double-trigger arrangement. As of the date of this proxy statement/prospectus, the unvested portion of the award consists of 10,000 restricted share units. As required by applicable SEC rules, the amount listed in this column was calculated based on a per share price of ANNB common stock of $11.77 (the average closing market price of ANNB common stock over the first five business days following the public announcement of the merger on October 22, 2012).
(3)	If a named executive officer’s participation in an ANNB Supplemental Executive Retirement Plan has not already vested prior to a change in control, their participation will vest upon a change in control under a single-trigger arrangement. The amount set forth in this column represents the unvested plan balance as of December 31, 2012. Under the terms of the plan, the named executive officer will continue to accrue future retirement benefits generated on the investments made by the plan.

Treatment of Equity Awards. ANNB’s executive officers and directors participate in ANNB’s equity-based compensation plans and hold ANNB stock options and restricted stock awards granted in accordance with the terms of such plans. Holders of any outstanding share award relating to shares of ANNB common stock, including restricted stock awards, shall be entitled to receive a number of shares of FNB common stock equal to the exchange ratio multiplied by the total number of shares of ANNB common stock subject to the share award. ANNB stock options will be converted into stock options to purchase FNB common stock upon completion of the merger. Mr. Schneider holds a restricted share unit award of 25,000 shares which becomes fully vested under the double-trigger arrangement described in the “Golden Parachute Compensation” table above. For a more detailed explanation of the treatment of ANNB stock options and restricted stock awards, see “The Merger Agreement — Treatment of ANNB Stock Options” and “The Merger Agreement — Treatment of ANNB Share Awards” on page 67.

Non-Qualified Deferred Compensation Plans. ANNB and ANNB Bank maintain certain non-qualified deferred compensation plans for the benefit of certain executive officers, including the Supplemental Executive Retirement Plans and Life Insurance Endorsement Method Split Dollar Plan, which we refer to herein collectively as the Plans and individually as a Plan. Several of our executive officers are participants in one or more of the Plans and hold the account balances listed in the table below. Benefits under the Plans are fully vested and are not increased by reason of the merger, with the exception of Mr. Schneider’s benefit, which becomes fully vested by reason of the merger. Benefits are payable in accordance with the terms of the Plans and the participants’ respective elections, which may include payments upon the occurrence of the merger, as a change in control, or, in the event that a Plan or the Plans are terminated and liquidated prior to the merger, such earlier time preceding the merger as may be permitted by applicable law.

The following table sets forth the value of the account balance as of December 31, 2012 of each of our executive officers who participate in our non-qualified deferred compensation arrangements:

Name	Plan	Balance at December 31, 2012(1)($)
Edward J. Schneider	Supplemental Executive Retirement Plans (1)	$68,670
	Life Insurance Endorsement Method Split Dollar Plan	$1,596,467
Patsy Houck	Supplemental Executive Retirement Plans (1)	$128,321
Robert E. Kendrick, III	Supplemental Executive Retirement Plans (1)	$237,274
	Life Insurance Endorsement Method Split Dollar Plan	$525,463
Margaret Theiss Faison	Supplemental Executive Retirement Plans (1)	$166,935
	Life Insurance Endorsement Method Split Dollar Plan	$824,728
Lori J. Mueller	Supplemental Executive Retirement Plans (1)	$105,019
	Life Insurance Endorsement Method Split Dollar Plan	$536,323

(1)	The balances of the Supplemental Executive Retirement Plans represents only balances as of December 31, 2012. These balances are anticipated to increase as the insurance policy coverage associated with these Supplemental Executive Retirement Plans continues after closing of the merger to generate future benefits through the investments made by the Plans.

Indemnification and Insurance. FNB and ANNB have agreed in the merger agreement that, from and after the effective time of the merger, FNB will indemnify and hold harmless each present and former director and officer of ANNB or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or such person’s position as a former director or officer of ANNB. FNB has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the former directors and officers of ANNB to be covered by the directors’ and officers’ insurance policy maintained by ANNB or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than ANNB’s policy.

Share Ownership of ANNB and ANNB Bank Directors and Executive Officers. As of January 25, 2013, the directors and executive officers of ANNB and ANNB Bank may be deemed to be the beneficial owners of 2,134,966 shares, representing 53.06% of the outstanding shares of ANNB common stock. Of these holdings, 1,617,278 shares, or 40.19% of the outstanding shares of ANNB common stock, are attributable to Lawrence E. Lerner and 265,204 shares, or 6.59% of the outstanding shares of ANNB common stock, are attributable to Richard M. Lerner. See the section of this proxy statement/prospectus titled “Other Material Agreements Relating to the Merger—Voting Agreements” beginning on page 84 for further information regarding the voting agreements entered into by the ANNB directors.

Regulatory Approvals Required for the Merger and the Bank Merger

Completion of the merger of FNB and ANNB and the merger of FNB Bank and ANNB Bank are each subject to several federal and state bank regulatory agency filings and approvals. FNB and we cannot complete the merger and the bank merger unless and until FNB and FNB Bank receive all necessary prior approvals, waivers or exemptions from the applicable bank regulatory authorities and any applicable waiting periods have expired. Neither FNB nor we can predict whether or when FNB and FNB Bank will obtain the required regulatory approvals, waivers or exemptions necessary for the merger of FNB with us and the merger of FNB Bank with ANNB Bank.

Federal Reserve Board. Because FNB is a registered financial holding company under the Bank Holding Company Act of 1956, or the BHCA, and we are a registered bank holding company under the BHCA, the merger is subject to prior approval from the Federal Reserve Board under the BHCA unless the transaction is exempt from the prior approval requirement under the BHCA. As described below, FNB and FNB Bank have filed an Interagency Merger Application with the OCC for approval of the bank merger. In connection with its application to the OCC, FNB also will seek an exemption from the Federal Reserve Board with respect to the prior approval / merger application filing requirements under the BHCA. FNB and we anticipate that the request for the exemption will be submitted to the Federal Reserve Board in early March 2013. If the exemption is granted, FNB and we will not be required to file a separate application with the Federal Reserve Board for approval of the merger.

If FNB’s exemption request is denied and a separate approval of the Federal Reserve Board is required for the merger, the Federal Reserve Board will not approve the merger if, under the applicable statutes, such merger:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•

may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a merger under applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and any subsidiary banks, and the convenience and needs of the communities to be served as well as the records of the companies in combating money laundering. Among other things, the Federal Reserve Board will evaluate the capital adequacy of the combined company after completion of the merger. The Federal Reserve Board also will take into consideration the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate.

OCC. The merger of ANNB Bank with and into FNB Bank is subject to the prior approval of the OCC under the Bank Merger Act. FNB and FNB Bank filed an Interagency Bank Merger Application for approval of the bank merger with the OCC in late January 2013. In reviewing applications under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served, the effectiveness of both institutions in combating money laundering, and the risk to the stability of the United States banking or financial system. Specifically, the OCC will consider whether the resulting bank and the parent holding company will continue to be well-capitalized and well-managed. In addition, the OCC may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States;

•	if the effect of the merger in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•	if the merger would in any other manner be a restraint of trade,

unless the OCC finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

Under the Community Reinvestment Act of 1977, or the CRA, the OCC must also take into account the records of performance of ANNB Bank and FNB Bank in meeting the credit needs of their markets, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies frequently receive comments and protests from community groups and others. ANNB Bank and FNB Bank each received a “Satisfactory” rating in their most recent CRA evaluations.

The OCC is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the OCC that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

Mergers approved by the OCC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after such approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the OCC and the U.S. Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the U.S. Department of Justice will not challenge the merger or, if such a challenge is made, that the result of that challenge will be favorable to FNB and ANNB.

U.S. Treasury. The merger agreement provides that upon completion of the merger, each outstanding share of ANNB Preferred Stock will be converted into the right to receive one share of FNB preferred stock with substantially the same rights, powers and preferences as the ANNB Preferred Stock, and that the ANNB TARP Warrant will be converted into a warrant to purchase shares of FNB common stock, subject to appropriate adjustments to reflect the exchange ratio. According to the terms of the ANNB Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the ANNB Preferred Stock, voting as a separate class, is required to approve a merger or consolidation between us and another corporation or other entity in which we are not the surviving or resulting entity or its ultimate parent, unless the shares of ANNB Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the ANNB Preferred Stock immediately prior to the completion of the merger or consolidation, taken as a whole. Similarly, the terms of the ANNB TARP Warrant provide that in the event of a merger or consolidation, the right of the holder of the ANNB TARP Warrant to receive shares of ANNB common stock will be converted into the right to exercise the ANNB TARP Warrant to acquire the number of shares of stock or other securities or property into which the ANNB common stock issuable upon exercise of the ANNB TARP Warrant immediately prior to the merger would have been entitled to receive upon completion of the merger or consolidation. FNB and we intend that either FNB or one of its subsidiaries will purchase the ANNB Preferred Stock prior to or concurrently with the closing of the merger, or we will redeem the ANNB Preferred Stock prior to the completion of the merger. If the ANNB Preferred Stock is not redeemed or purchased prior to or concurrently with the closing of the merger, FNB and ANNB currently anticipate that FNB will redeem the FNB preferred stock into which it has converted immediately following the effective time of the merger. In the event the ANNB Preferred Stock is not redeemed prior to the effective time of the merger, we believe that conversion of the ANNB Preferred Stock into preferred stock of FNB and the conversion of the ANNB TARP Warrant into a warrant to purchase FNB common stock, each according to the terms of the merger agreement, will comply with the terms of the ANNB Preferred Stock and the ANNB TARP Warrant such that a separate vote by 66-2/3% of the outstanding shares of ANNB Preferred Stock will not be required to approve the merger. In the event of a determination by the U.S. Treasury that the terms of the merger agreement conflict with and do not comply with the requirements of the ANNB Preferred Stock or the ANNB TARP Warrant, the vote of the U.S. Treasury, as the sole holder of the ANNB Preferred Stock, and voting as a separate class, would be required to approve the merger.

The purchase or redemption of the ANNB Preferred Stock (or, as applicable, the FNB preferred stock) requires the approval and cooperation of the U.S. Treasury. ANNB and FNB must first notify the U.S. Treasury and the Federal Reserve Board of the intent to purchase or redeem, as the case may be, the preferred stock. After receiving such notice from ANNB and FNB, the U.S. Treasury and the Federal Reserve Board will consult with each other concerning the request. When all consultations among the regulatory agencies have been completed, the U.S. Treasury and the Federal Reserve Board will advise ANNB and FNB concerning the completion of the purchase or redemption request. If FNB elects to purchase the ANNB TARP Warrant from the U.S. Treasury (or to fund the repurchase of the warrant by ANNB), FNB or ANNB, as the case may be, must hire an independent advisor to value the warrant in accordance with standard industry practices and present the offer to the U.S.

Treasury, which will independently calculate its own determination of fair market value using a process that includes third party input. If those values differ, then the U.S. Treasury and FNB or ANNB, as the case may be, will follow the process defined in Section 4.9 of the Securities Purchase Agreement, dated January 30, 2009, between ANNB and the U.S. Treasury, for valuation of the ANNB TARP Warrant. For a summary of the provisions in the merger agreement regarding the purchase or redemption of the ANNB Preferred Stock from the U.S. Treasury, see “The Merger Agreement — Treatment of ANNB Preferred Stock and ANNB TARP Warrant” on page 68.

Maryland Department of Labor, Licensing and Regulation. Prior approval of the Department is not required for the proposed merger of ANNB Bank, a Maryland state-chartered commercial bank, with and into FNB Bank, a national association, because the resulting institution will be a national association. ANNB Bank is required to provide certain notice and documents to the Department regarding the proposed merger.

Other Regulatory Approvals. Neither we nor FNB are aware of any other regulatory approvals that either of us require for completion of the merger other than approvals we describe above. Should FNB or we require any other approvals, we and FNB presently contemplate both of us would seek to obtain such approvals. There can be no assurance, however, that FNB and we can obtain any other approvals, if required.

There can be no assurance that the regulatory authorities described above will approve the merger or the bank merger, and if such mergers are approved, there can be no assurance as to the date on which FNB and we will receive such approvals. The mergers cannot proceed in the absence of the receipt of all requisite regulatory approvals. See “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger Agreement — Termination of the Merger Agreement.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval. Any such approval does not include review of the merger from the standpoint of the adequacy of the merger consideration our stockholders will receive upon the merger. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

FNB common stock is listed on the NYSE under the symbol “FNB.” Our common stock is traded on NASDAQ under the symbol “ANNB.” Upon completion of the merger, our common stock will cease to be traded on NASDAQ, and FNB as the surviving company in the merger will cause our common stock to be deregistered under the Exchange Act. FNB will list the FNB common stock issuable pursuant to the merger agreement on the NYSE upon receipt of NYSE approval and subject to official notice of issuance.

As reported on the NYSE, the closing price per share of FNB common stock on October 19, 2012 was $10.58. As reported by NASDAQ, the closing price per share of our common stock on October 19, 2012 was $8.10. Based on the FNB closing price per share on the NYSE and the exchange ratio, the pro forma equivalent per share value of our common stock was $12.09 as of that date. On February 21, 2013, the last practicable day before we printed and mailed this proxy statement/prospectus, the closing price per share of FNB common stock on the NYSE was $11.63, resulting in a pro forma equivalent per share value of our common stock of $13.29 on that date. On February 21, 2013, the closing price per share of ANNB common stock on NASDAQ was $13.05.

Delisting and Deregistration of ANNB Common Stock Following the Merger

If the merger is completed, ANNB common stock will be delisted from The NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934.

No Dissenters’ Rights

Holders of ANNB common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of ANNB common stock.

Litigation Relating to the Merger

On November 8, 2012, a purported stockholder of ANNB filed a derivative complaint on behalf of ANNB in the Circuit Court for Anne Arundel County, Maryland, captioned Andera v. Lerner, et al., Case no. 02C12173766, and naming as defendants ANNB, the ANNB board of directors and FNB. The lawsuit makes various allegations against the defendants, including that the common stock consideration and contingent cash consideration are inadequate and undervalue the company, that the director defendants breached their fiduciary duties to ANNB in approving the merger, and that FNB aided and abetted those alleged breaches. The lawsuit generally seeks an injunction barring the defendants from consummating the merger. In addition, the lawsuit seeks rescission of the merger agreement to the extent already implemented or, in the alternative, award of rescissory damages, an accounting to plaintiff for all damages caused by the defendants and for all profits and special benefits obtained as a result of the defendants’ alleged breaches of fiduciary duties, and an award of the costs and expenses incurred in the action, including a reasonable allowance for counsel fees and expert fees.

On February 7, 2013, the plaintiff filed an amended complaint with additional allegations regarding certain purported non-disclosures relating to the proxy statement/prospectus for the pending merger filed with the SEC on January 23, 2013.

On February 22, 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, ANNB, the ANNB board of directors and FNB, on the one hand, and the plaintiff, on the other hand, reached an agreement in principle to settle the action, and expect to memorialize that agreement in a written settlement agreement. As part of this agreement in principle, FNB and ANNB have agreed to disclose additional information in this proxy statement/prospectus, including but not limited to certain information about the data that was analyzed and presented to the ANNB board of directors by the financial advisor, the engagement of the financial advisor and the negotiations process. No substantive term of the merger agreement will be modified as part of this settlement. The settlement set forth in the settlement agreement will be subject to court approval.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which we include as Appendix A to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety.

The Merger

The merger agreement provides for our merger with and into FNB. FNB will be the surviving corporation in the merger and will continue its corporate existence as a Florida corporation, and our separate corporate existence will cease.

The merger agreement provides that FNB may at any time change the structure of the merger provided for in the merger agreement, which is summarized below, but no such change may alter the amount or kind of common stock consideration or contingent cash consideration to be provided under the merger agreement, adversely affect the U.S. federal income tax consequences to ANNB common shareholders in the merger, or materially impede or delay consummation of the transactions contemplated by the merger agreement.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the completion of the merger, except for shares of our common stock that FNB, its subsidiaries or our subsidiaries hold, and shares that we hold as treasury shares, will become, by operation of law, the right to receive (A) 1.143 shares of FNB common stock, which we refer to herein as the exchange ratio, and (B) contingent cash consideration of up to $0.36 in cash per share.

If, prior to the completion of the merger, FNB declares a stock dividend or distribution with a record date prior to the completion of the merger, or subdivides, splits up, reclassifies or combines shares of its capital stock, or makes a distribution other than a regular quarterly cash dividend on its capital stock in any security convertible into its capital stock, or shares of FNB capital stock are increased, decreased, changed into or exchanged for a different number or kind of shares by reason of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization, other than a business combination transaction with another bank holding company or financial services company, then FNB will make proportionate adjustments to the exchange ratio or the merger consideration for the ANNB Preferred Stock, which adjustment may include the issuance of securities, property or cash on the same basis that it was issued, distributed or paid to holders of FNB’s capital stock.

FNB will not issue any fractional shares of FNB common stock in the merger. For each fractional share that our shareholders would otherwise have the right to receive, FNB will pay an amount in cash, without interest, rounded to the nearest cent, equal to the product of the fractional share held by that shareholder multiplied by the average closing price of FNB common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the effective date of the merger. No holder of fractional shares of FNB will have the right to receive dividends or other rights in respect of such fractional shares.

Contingent Cash Consideration

The contingent cash consideration is payable to our common stockholders if, prior to the effective time of the merger, ANNB Bank is able to collect in cash part or all of a particular loan in the original principal amount of approximately $4.6 million, including by a sale of that loan. If all amounts due on the loan are collected in cash, the full contingent cash consideration of $0.36 per share of ANNB common stock will be payable by FNB. If less than the entire amount due on the loan is collected, ANNB common stockholders would be entitled to receive, for each share of common stock they hold, a pro rated amount of contingent cash consideration, determined by multiplying $0.36 by the ratio of (1) the portion of the outstanding loan amount actually collected in cash as of the effective time of the merger to (2) the total outstanding loan amount, expressed as a fraction. If nothing is collected on the loan prior to the effective time of the merger, no contingent cash consideration will be payable.

Description of the Loan. As of December 31, 2012, the balance of the loan was $4,113,023. As of December 31, 2012, ANNB Bank moved the loan to nonaccrual status and the loan was internally rated by ANNB Bank as “Substandard,” which means that (1) the loan is inadequately protected by the current sound worth and paying capacity of the borrower or of the value of the collateral pledged, (2) the loan has a well-defined weakness, or weaknesses, that jeopardize liquidation of the debt, and (3) there is a distinct possibility that ANNB Bank will sustain some loss if deficiencies are not corrected. In the course of its due diligence, FNB rated the loan as “Doubtful,” which means (1) the borrower shows a pronounced weakness, (2) collection or liquidation in full of both principal and interest accruals is highly questionable or improbable, and (3) charge-offs or charge-downs will often occur rapidly for such loans, subject to resolution of pending legal issues and collateral liquidation.

There are no assurances that ANNB Bank will be able to sell or make any additional collections on the specified loan prior to the closing of the merger. ANNB is continuing to pursue efforts to collect on, or sell, the loan. No resolution of those efforts has yet been achieved and it is presently unknown what, if any, amounts will be collected on the loan, or if a sale of the loan will occur. Accordingly, there are no assurances of the amount of contingent cash consideration that you may receive, if at all, in exchange for your shares of ANNB common stock.

Procedures for Sale of the Loan. The merger agreement requires ANNB Bank to comply with certain procedures and requirements in marketing and selling the loan. Those procedures and requirements are as follows:

•	ANNB Bank must conduct a sale process using good faith, commercially reasonable efforts, including soliciting offers from at least three bona fide third party purchasers.

•	The consideration paid to ANNB Bank for sale of the loan must be entirely in cash and must be payable upon the closing of the sale of the loan.

•

If ANNB Bank receives an offer for the purchase of the loan which it intends to accept, ANNB must give FNB prompt written notice of that offer at the time that ANNB determines it intends to accept the offer. ANNB’s notice to FNB must confirm that the offer was solicited in a sale process meeting the requirements above, and must describe in reasonable detail the aggregate consideration offered for the loan, all other terms and conditions of the offer, the date by which the sale of the loan is to be completed and the identity of the offeror (or any real party in interest). ANNB also must provide FNB any other information regarding the offer as FNB may reasonably request.

•

If the offer described in the notice provides for aggregate consideration to ANNB Bank of less than an agreed upon amount, ANNB Bank may not sell the loan to the offeror without the prior written consent of FNB, which FNB has agreed it will not unreasonably withhold. FNB has further agreed that if it fails to respond to ANNB’s offer notice within ten business days after receipt of the offer notice, FNB will be deemed to have consented to the sale of the loan on the terms set forth in the offer notice.

•

On the other hand, if the offer described in the notice provides for aggregate consideration to ANNB Bank equal to the agreed upon amount or more, ANNB Bank may sell the loan on the terms set forth in the offer notice without the prior written consent of FNB.

Because the total amount collected in cash on that loan may not be known until the closing of the merger, the amount of contingent cash consideration that may be payable to ANNB common stockholders, if any, also would not be known until the effective time of the merger.

Treatment of ANNB Stock Options

Upon completion of the merger, except with respect to options under the Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan, all options to purchase shares of ANNB common stock pursuant to equity-based compensation plans and award agreements evidencing the grants of such options, shall be converted into options to acquire shares of FNB common stock, as adjusted for the exchange ratio.

Treatment of ANNB Share Awards

Upon completion of the merger, each holder of an ANNB share award relating to ANNB common stock shall be entitled to receive a number of shares of FNB common stock obtained by multiplying the number of shares of ANNB common stock subject to the ANNB share award by the exchange ratio.

Treatment of Options Under Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan

The merger agreement requires ANNB to cause all options outstanding under the Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan, or ESPP, to be automatically exercised on the first trading day after the date of the merger agreement, and to cause the ESPP to be terminated on that date. The accumulated contributions of each ESPP participant, to the extent not used to purchase shares of ANNB common stock pursuant to the ESPP, will be refunded to each participant (without interest) promptly afterwards. The ESPP was terminated effective October 31, 2012.

Treatment of ANNB Preferred Stock and ANNB TARP Warrant

Upon completion of the merger, each outstanding share of the ANNB Preferred Stock, unless purchased or redeemed prior to the effective time of the merger, will be converted into the right to receive one share of FNB preferred stock with rights, preferences, privileges and voting powers and limitations and restrictions that are not materially less favorable as a whole than those of the ANNB Preferred Stock. Upon completion of the merger, the ANNB TARP Warrant will be converted into a warrant to purchase FNB common stock, subject to appropriate adjustments to reflect the exchange ratio. FNB and ANNB have agreed to use their reasonable best efforts to have the ANNB Preferred Stock either purchased by FNB or one of its subsidiaries, or redeemed by ANNB prior to or concurrently with the effective time of the merger. If the ANNB Preferred Stock is not redeemed by ANNB prior to the effective time of the merger, FNB and ANNB currently anticipate that FNB will purchase the ANNB Preferred Stock (or the FNB preferred stock into which it will then have converted) immediately following the effective time of the merger. FNB also may elect to have the ANNB TARP Warrant purchased, redeemed or repurchased, but is not obligated to do so.

Articles of Incorporation and Bylaws of the Combined Company

The FNB articles of incorporation and the FNB bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and the bylaws of the combined company.

Board of Directors of the Combined Company

Upon completion of the merger, the board of directors of FNB will constitute the board of directors of the combined company. The executive officers of FNB will continue as the executive officers of the combined company.

Bank Merger

As soon as practicable after the completion of the merger, ANNB Bank will merge into FNB Bank, which will continue as a national bank.

Closing and Effective Time of the Merger

The closing of the merger will take place at a time and on the date specified by FNB and ANNB, which date will be no later than the fifth business day after the satisfaction or waiver of the latest to occur of the closing conditions specified in the merger agreement, other than conditions that by their nature are to be satisfied or waived at the closing. FNB and ANNB may extend such date by mutual agreement. The merger will become effective at the time specified in the articles of merger filed by FNB with the Secretary of State of the State of Florida and the articles of merger that we file with the Department of Assessment and Taxation of the State of Maryland.

Exchange and Payment Procedures

As promptly as practicable following the effective time of the merger, FNB will deposit with Registrar and Transfer Company, or the Exchange Agent, (A) book entry shares representing the aggregate number of shares of FNB capital stock issuable pursuant to the merger agreement in exchange for the shares of ANNB capital stock outstanding immediately prior to the effective time of the merger, (B) cash in an amount equal to the contingent cash consideration payable under the merger agreement, if any, (C) immediately available funds equal to any dividends or distributions payable to ANNB stockholders in accordance with the merger agreement, and (D) cash to be paid to ANNB stockholders in lieu of fractional shares of FNB common stock.

As soon as practicable after the effective time of the merger, the Exchange Agent will mail each holder of record of ANNB capital stock a letter of transmittal containing instructions for surrendering the certificates representing shares of ANNB capital stock in exchange for the common stock consideration and the contingent cash consideration (if any is payable) or cash in lieu of fractional shares. After the effective time of the merger, each holder of an ANNB stock certificate, other than certificates representing treasury shares (as defined in the merger agreement), who has surrendered the certificate or who has provided customary affidavits and indemnification regarding the loss or destruction of the certificate to the Exchange Agent, together with duly executed transmittal materials, will be entitled to receive, for each share of ANNB common stock, 1.143 shares of FNB common stock in book entry form, any contingent cash consideration that may be payable, and cash in lieu of any fractional shares of FNB common stock to which such holder is otherwise entitled. FNB will have no obligation to deliver the common stock consideration, the contingent cash consideration or any cash in lieu of fractional shares to any ANNB stockholder until the ANNB stockholder surrenders the certificates representing his or her shares of ANNB capital stock.

If an ANNB stock certificate has been lost, stolen or destroyed, the Exchange Agent will issue the common stock consideration properly payable under the merger agreement upon receipt of an affidavit by the claimant regarding the loss of his or her certificate. FNB or the Exchange Agent may require the claimant to post a bond in a reasonable amount as indemnity against any claim that may be made against FNB or the Exchange Agent with respect to the claimant’s lost, stolen or destroyed ANNB stock certificate.

The Exchange Agent or, following the first anniversary of the effective time of the merger, FNB, is entitled to deduct and withhold from any cash amounts payable (including any contingent cash consideration that may be payable) to any holder of ANNB common stock such amounts as the Exchange Agent or FNB is required to deduct and withhold under the Internal Revenue Code, or any state, local or foreign tax law or regulation. Any amounts that FNB or the Exchange Agent withhold will be treated as having been paid to such ANNB stockholder.

ANNB stock certificates may be exchanged for shares of FNB common stock, any contingent cash consideration that may be payable, and cash in lieu of fractional shares of FNB common stock through the Exchange Agent for up to 12 months after the completion of the merger. At the end of that period, the Exchange Agent will return any FNB shares and cash to FNB. Any holders of our stock certificates who have not exchanged their certificates for the merger consideration before that date will then be entitled to look only to FNB to seek payment of the common stock consideration, any contingent cash consideration, any cash in lieu of fractional shares of FNB common stock and any unpaid dividends or distributions payable to such holder pursuant to the merger agreement. Neither ANNB nor FNB will be liable to any former holder of ANNB common stock for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Following the effective time of the merger, there shall be no transfers on the stock transfer books of ANNB other than to settle transfers of ANNB capital stock that occurred prior to the effective time of the merger.

Dividends and Distributions

Following surrender of ANNB stock certificates for exchange, the record holder of the whole shares of FNB capital stock issued in exchange for such ANNB stock will be paid, without interest:

•

at the time of surrender, any dividends or distributions with a record date prior to the effective time of the merger that were declared by ANNB in respect of shares of ANNB capital stock after October 22, 2012, and which remain unpaid at the effective time of the merger;

•

at the time of surrender, any cash payable in lieu of a fractional share of FNB common stock to which the holder is entitled, and the amount of dividends or other distributions with a record date after the effective time of the merger and which became payable with respect to whole shares of FNB common stock prior to the time of surrender; and

•

at the appropriate payment date, any dividends or distributions in respect of whole shares of FNB capital stock with a record date that is after the effective time of the merger and prior to the date of surrender, but for which the payment date is after the date of surrender.

ANNB has agreed that, prior to the completion of the merger, it will not declare or pay any dividend or distribution on its capital stock other than:

•	dividends and distributions by a subsidiary of ANNB to ANNB or a wholly-owned subsidiary of ANNB; and

•	regular quarterly cash dividends on the ANNB Preferred Stock in accordance with its terms.

Representations and Warranties

The merger agreement contains generally reciprocal and customary representations and warranties of FNB and ANNB relating to FNB’s and ANNB’s respective businesses. The representations and warranties of ANNB and FNB are subject, in some cases, to exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules that ANNB and FNB, respectively, delivered in connection with the merger agreement. The representations and warranties in the merger agreement will not survive the closing date of the merger.

The representations and warranties that ANNB and FNB made to each other relate to, among other things, the following:

•	corporate matters, including due organization, qualification and corporate power and authority of such party and its subsidiaries;

•	capitalization;

•

corporate power and authority relative to the execution and delivery of the merger agreement and the absence of conflicts with, violations of, or defaults under such party’s organizational documents or other obligations as a result of the execution and delivery of the merger agreement and completion of the merger;

•	the governmental filings and consents, authorizations, approvals and exemptions required in connection with the execution and delivery of the merger agreement and the completion of the merger;

•

the timely filing of reports with bank regulatory authorities and certain other governmental entities, and the absence of initiated or pending proceedings or investigations relating to the business or operations of a party or its subsidiaries; unresolved violations, criticisms or exceptions by a regulatory agency with respect to a report or statement relating to an examination or inspection of a party or its subsidiaries; and disagreements or disputes with regulatory agencies;

•	financial statements and filings with the SEC, and maintenance of books and records of such party and its subsidiaries in accordance with applicable legal and accounting requirements;

•	investment bankers’ fees payable in connection with the merger;

•	the absence of certain material changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit plans;

•	compliance with applicable laws;

•	material contracts and the absence of defaults under such contracts;

•	agreements with regulatory agencies;

•	undisclosed liabilities;

•	environmental liabilities;

•	the treatment of the merger as a reorganization for tax purposes;

•	loans, delinquent loans and nonperforming and classified loans and investments as well as our other assets;

•	allowances for loan losses;

•	fiduciary accounts;

•	insurance; and

•	investment securities.

ANNB made additional representations and warranties regarding:

•	real property;

•	the inapplicability of state anti-takeover laws;

•	the receipt of an opinion from its financial advisor; and

•	intellectual property.

FNB also made an additional representation and warranty that neither it nor any of its subsidiaries is an “interested shareholder” as defined by the MGCL.

Certain representations and warranties of FNB and ANNB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to FNB or ANNB, means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (1) is materially adverse to the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (2) materially delays or impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement.

In determining whether a material adverse effect has occurred in respect of the business, results of operations or financial condition of a party and its subsidiaries, FNB and ANNB will disregard any effects resulting from:

•

changes that occur after October 22, 2012 in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

•	changes that occur after October 22, 2012 in laws, rules or regulations of general applicability or interpretations thereof by courts or any governmental entity;

•	actions or omissions of FNB or ANNB taken at the request of, or with the prior written consent of, the other or required under the merger agreement;

•

changes, events or developments that occur after October 22, 2012 in the national or world economy or financial or securities markets generally, or changes, events or developments that occur after October 22, 2012 in general economic conditions, or other changes, events or developments which occur after October 22, 2012 that affect banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate;

•	consummation or public disclosure of the merger and other transactions contemplated by the merger agreement, including the resignation of employees, or any impact on the business, customer relations,

condition or results of operations of the relevant party as a result of the consummation or public disclosure of the merger and such other transactions;

•

any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated with such outbreak or escalation, and any national or international calamity, disaster or emergency or any escalation of the foregoing;

•	any changes in interest rates or foreign currency rates;

•

any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the merger and other transactions contemplated by the merger agreement;

•	any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings;

•	a decline in the price, or a change in the trading volume of, such party’s common stock on NASDAQ or the NYSE, as applicable; and

•

any matter to the extent that (1) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to the merger agreement or in that party’s filings with the SEC and (2) such disclosed matter does not worsen in a materially adverse manner.

Covenants and Agreements

FNB and ANNB agreed to certain customary covenants that place restrictions on them and their respective subsidiaries until the effective time of the merger. In general, FNB and ANNB agreed to:

•	conduct their respective businesses and that of their respective subsidiaries in the ordinary course of business in all material respects;

•

use their reasonable best efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships and retain the services of key officers and key employees; and

•

refrain from taking any action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect either party’s ability to obtain expeditiously, any approvals of any regulatory agency, governmental entity or any other person or entity to consummate the transactions the merger agreement contemplates.

ANNB further agreed in the merger agreement that, until the completion of the merger, except with FNB’s prior written consent, or as the merger agreement otherwise permits, it will not, among other things, undertake or permit its subsidiaries to undertake any of the following actions:

•

declare, set aside or pay any dividends or make any other distributions on any shares of ANNB capital stock, except for dividends and distributions by a subsidiary of ANNB to ANNB or a wholly owned subsidiary of ANNB, and regular quarterly cash dividends on the ANNB Preferred Stock in accordance with its terms;

•

split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of ANNB capital stock, except upon exercise of ANNB stock options outstanding as of October 22, 2012 or pursuant to agreements or arrangements that were in existence on such date;

•	purchase, redeem or otherwise acquire any shares of ANNB capital stock or any securities of ANNB subsidiaries, or any rights, warrants or options to acquire such shares or other securities;

•

grant any stock options, restricted stock awards, performance stock awards, restricted stock units, or other equity or equity-based awards with respect to shares of ANNB common stock under a stock plan sponsored by ANNB or one of its subsidiaries, except as required by an existing contract, plan or arrangement or policy;

•

grant any individual, corporation or other entity any right to acquire shares of ANNB capital stock or issue any additional shares of capital stock or any other securities, other than the issuance of common stock upon the exercise of ANNB stock options or the ANNB TARP Warrant;

•	amend its articles of incorporation or bylaws;

•

acquire, or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, any business or other person or entity or otherwise acquire or agree to acquire any assets, except inventory or other similar assets in the ordinary course of business consistent with past practice, and that do not exceed $100,000 in the aggregate;

•	open, acquire, close or sell any branches;

•

sell, lease, license, mortgage or otherwise encumber or dispose of any of ANNB’s properties or assets other than transactions in the ordinary course of business consistent with past practice that do not exceed $100,000 in the aggregate;

•

sell, transfer or otherwise dispose of all or any portion or interest in any loan having an original principal value of more than $250,000, unless the sale, transfer or other disposition is permitted by the merger agreement;

•	incur any indebtedness for borrowed money, issue debt securities or assume or guarantee the obligations of any person or entity (other than ANNB’s or its subsidiaries’ obligations), except for

•	borrowings with a maturity of no more than 30 days (or 90 days in the case of repurchase agreements) under existing credit facilities;

•

renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available under such credit facilities, (3) do not provide for termination fees or pre-payment penalties, (4) do not contain new provisions limiting ANNB’s and its subsidiaries’ and successors’ ability to terminate or pre-pay those facilities, and (5) do not contain financial terms less advantageous than ANNB’s existing credit facilities;

•	ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice;

•	make any capital contributions to, or investments in, any person or entity other than ANNB’s wholly-owned subsidiaries, and other than in the ordinary course of business consistent with past practice;

•

change in any material respect ANNB’s accounting methods, except to conform to changes in tax law requirements, generally accepted accounting principles or regulatory accounting principles or as required by its independent auditors or regulatory agencies;

•

change in any material respect ANNB’s underwriting, operating, investment, risk management or other similar policies, except as applicable law, regulatory policies, regulatory agencies or governmental entities require;

•

make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

•	terminate or waive any material provision of any material contract or, enter into or renew any agreement or other binding obligation;

•

incur any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate, other than with respect to capital expenditures incurred that are related to the completion of construction and opening of a new ANNB Bank branch in Waugh Chapel Towne Centre and will not exceed $75,000 individually or $200,000 in the aggregate;

•

except as required by agreements in effect on the date of the merger agreement, alter in any material respect any material interest in any business entity in which ANNB had any ownership interest on October 22, 2012, other than by foreclosure, settlement in lieu of foreclosure or debt restructuring in the ordinary course of business consistent with past practice;

•	agree or consent to any material agreement or material modifications of an existing agreement between ANNB and any regulatory authority or governmental entity, except as required by law or regulation;

•

pay, discharge or settle any claim, action, litigation, proceeding or investigation, other than a settlement in the ordinary course of business consistent with past practices that involves solely money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate;

•

issue any broadly distributed communication of a general nature to employees or customers without the prior approval of FNB, except for communications in the ordinary course of business that do not relate to the merger or other related transactions under the merger agreement and communications related to the opening of the new branch in Waugh Chapel Towne Centre;

•	take any action or knowingly fail to take any action that could be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that is intended to or is reasonably likely to result in:

•	any of ANNB’s representations or warranties in the merger agreement being or becoming untrue in any material respect;

•	any of the conditions precedent to the closing not being satisfied; or

•	a violation of any provision of the merger agreement;

•

make, renew or otherwise modify any loan, loan commitment or other extension of credit described below, if FNB has objected to such loan within three business days after receipt of notice of such loan:

•	loans classified as “doubtful” or “loss” on our books;

•	loans in an amount in excess of $150,000 and classified as “special mention” or “substandard”;

•	loans in which the borrower would be indebted to ANNB Bank in an amount in excess of $200,000 on an unsecured or undersecured basis;

•	fully-secured loans in which the borrower would be indebted to ANNB Bank in an amount in excess of $1,500,000, unless secured by a first mortgage on single-family owner-occupied real estate;

•	loans secured by an owner-occupied, 1 — 4 family residence with a principal balance in excess of $750,000;

•	loans for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance in excess of $750,000; and

•	any loan that does not conform with ANNB Bank’s credit policy manual;

•	acquire any new loan participation or loan servicing rights;

•

originate, participate or purchase any new loan that is serviced by a third party or is outside of ANNB’s primary market areas in the Anne Arundel, Queen Anne’s, Howard, Prince George’s, Calvert, Montgomery, Frederick, Carroll, Baltimore, Harford, Charles, St. Mary’s, Talbot, Caroline, Dorchester, Wicomico, and Worchester Counties of Maryland and Baltimore City;

•	enter into, amend or renew any employment, consulting, severance or similar agreements with any of ANNB’s or its subsidiaries’ directors, officers or employees or grant any wage or salary increase or increase any employee benefits, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, except:

•

merit increases for employees who would normally be eligible for a merit increase during the period from October 22, 2012 through the date of completion of the merger, but the total amount of merit increases may not exceed a budget pool equal to 3% of their total base salary compensation;

•	annual discretionary bonuses payable at year-end and accrued according to ANNB’s customary and normal practices, not exceeding a budget pool equal to $170,000;

•	bonuses payable in accordance with ANNB’s incentive plan, and accrued according to ANNB’s customary and normal practices, not exceeding a budget pool equal to $85,000;

•	other changes required or advisable to comply with applicable law;

•	awards approved by FNB from the retention pool created pursuant to the merger agreement;

•

hire or promote any employee, except to satisfy existing contractual obligations, to fill vacancies disclosed to FNB in a disclosure schedule to the merger agreement or to fill vacancies arising after the date of the merger agreement at a comparable level of compensation with employees whose employment is terminable at will, provided that the total salary and incentive compensation for any one such employee shall not exceed $65,000;

•	engage in any new loan transaction with any of ANNB’s officers or directors or any other related party;

•

purchase any equity securities or purchase any debt securities other than debt securities with a quality rating of “AAA” by either Standard & Poor’s Rating Services or Moody’s Investor Services for corporate bonds;

•	convert ANNB’s data processing and related information and/or accounting systems before the completion of the merger or termination of the merger agreement, whichever occurs earlier;

•	sell, assign, transfer, pledge or otherwise dispose of assets having a book or market value, whichever is greater, that is more than $100,000 in the aggregate, other than

•

pledges or liens to secure government deposits, advances ANNB received from the Federal Home Loan Bank or the Federal Reserve Board, payment of taxes, assessments and similar charges not yet due and payable, payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices or the collection and processing of checks and drafts of letters of credit consistent with customary banking practices or the exercise of trust powers;

•	sales of assets received upon foreclosure, settlement in lieu of foreclosure or in satisfaction of debts previously contracted in the ordinary course; and

•

issuances of loans, sales of previously purchased government-guaranteed loans or transactions in ANNB’s investment securities portfolio or repurchase agreements made in the ordinary course of banking business; or

•	agree to take, make any commitment to take or adopt any board of directors’ resolutions in support of any of the foregoing prohibited actions.

Until the effective time of the merger, ANNB also will provide FNB with reports and other information concerning ANNB’s reserves and allowances for loan losses and lending activities.

FNB agreed that until completion of the merger, except with ANNB’s prior written consent or as the merger agreement otherwise permits, FNB will not, among other things, undertake or permit its subsidiaries to undertake any of the following actions:

•

except for the designation of the FNB Series E Preferred Stock, amend or repeal its articles of incorporation or its bylaws other than amendments that are not adverse to us or our stockholders or that would not impede FNB’s ability to complete the transactions the merger agreement contemplates;

•	take any action, or knowingly fail to take any action, that would be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that is intended, or is reasonably likely, to result in:

•	any of FNB’s representations or warranties in the merger agreement being or becoming untrue in any material respect;

•	any of the conditions precedent to the closing not being satisfied; or

•	a violation of any provision of the merger agreement;

•

make any material investment by purchase of securities or assets, among other things, that would be reasonably expected to prevent or materially impede or delay the consummation of the transactions the merger agreement contemplates;

•

take any action that would be reasonably expected to materially impede or delay the ability of FNB or us in obtaining any governmental or regulatory approvals required in order to consummate the merger and the other transactions the merger agreement contemplates; or

•	agree to take, or make any commitment to take, or adopt any resolutions of FNB’s board of directors in support of any of the foregoing prohibited actions.

Reasonable Best Efforts

FNB and ANNB agreed to use their reasonable best efforts to prepare and file all documentation, applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities as may be necessary or advisable to consummate the merger and the other transactions contemplated by the merger agreement. FNB and FNB Bank have filed an application seeking approval of the proposed mergers with the OCC (with a copy provided concurrently to the Maryland Department of Labor, Licensing and Regulation), and expect to submit a request to the Federal Reserve Board for a waiver from the prior approval requirements under the BHCA in early March 2013. FNB and ANNB will consult with each other to obtain all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities and keep each other apprised as to the status of matters relating to the completion of the merger. However, FNB is not obligated to take any action that would, after completion of the merger, be reasonably expected to have a material adverse effect on FNB (after giving effect to the merger), which we refer to in this proxy statement/prospectus as a materially burdensome regulatory condition.

Access to Information

Prior to the completion of the merger, upon reasonable notice and subject to applicable laws relating to the exchange of information, FNB and ANNB will provide each other (and its officers, employees, accountants, counsel and other representatives) reasonable access during normal business hours to all properties, books, contracts, records and personnel as may be reasonably requested.

NYSE Approval

FNB is required to cause the shares of FNB common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Employee Benefit Plans

The merger agreement provides that FNB shall take all reasonable action to permit ANNB employees to participate, as soon as administratively practicable after completion of the merger, in each FNB employee benefit plan of general applicability, other than FNB’s defined benefit pension plan and any other plan frozen to new participants, to the same extent as similarly situated FNB employees.

FNB will generally provide ANNB employees with service credit for their service with ANNB for purposes of determining eligibility to participate in, the vesting of benefits under and the entitlement to benefits under the employee benefit and compensation plans of FNB in which such employees are eligible to participate following the merger, except to the extent such recognition would result in duplication of benefits.

FNB will cause its medical, dental and health plans to:

•	waive any pre-existing condition limitation to the extent such conditions are covered under the applicable medical, health and dental plans of FNB; and

•

waive any waiting period limitation or evidence of insurability requirement to the extent that the applicable employee had satisfied any similar limitation or requirement under the corresponding ANNB plan in which such employee participated prior to the merger.

ANNB agreed to terminate the BankAnnapolis 401(k) Plan immediately prior to the completion of the merger. ANNB also agreed to freeze or terminate each of its other benefit plans if FNB so requests in a timely manner.

Other Employee Matters

Upon completion of the merger, FNB is to pay certain executive officers of ANNB (namely, Edward Schneider, Patsy Houck, Robert E. Kendrick, III, Margaret Theiss Faison and Lori J. Mueller) an amount calculated in accordance with their respective change-in-control agreements with ANNB. FNB will not be obligated to pay those amounts if the officer receives and accepts an offer of employment from FNB prior to the closing of the merger.

FNB also agreed to honor, assume and discharge ANNB’s payment obligations to those executive officers under the Supplemental Executive Retirement Plans and the Life Insurance Endorsement Method Split Dollar Plan Agreements maintained by ANNB.

In order to assist with a smooth transition of the operations of ANNB and its subsidiaries, FNB will enter into an employment agreement with ANNB’s Chairman of the Board, President and Chief Executive Officer, Richard M. Lerner, at the closing of the merger. The employment agreement has a one year term and requires Mr. Lerner to provide services to FNB as assigned by the Chief Executive Officer of FNB or his delegate. Those services will include:

•	introducing FNB to the ANNB Bank customer base and facilitating the transition to FNB management and the FNB brand;

•	acquainting FNB with the local business, civic and nonprofit communities;

•	representing FNB through continued service on local nonprofit boards;

•	assisting FNB in identifying and recruiting business development staff;

•	working with product areas to assist with hiring of local business development staff; and

•	recruiting, retaining and chairing the activities of a non-fiduciary local community board.

Mr. Lerner is required to devote all necessary time, attention and effort to performing those services. Mr. Lerner will be subject to a confidentiality and non-disclosure agreement and will be prohibited from participating in a competitive enterprise as a director, employee, consultant, advisor, agent or owner and from soliciting, directly or indirectly, any employees of FNB or existing or potential customers of FNB, for either (A) a one year period after termination of employment if Mr. Lerner resigned for any reason during the term of the employment agreement, or (B) for the remainder of the term of his employment agreement, if FNB elected to terminate his employment during the term of the agreement. The employment agreement also contains an agreement by FNB to indemnify Mr. Lerner to the fullest extent permitted by FNB’s articles of incorporation and by-laws with respect to any matter relating to Mr. Lerner’s affiliation with FNB and its subsidiaries, except in the event Mr. Lerner is terminated by FNB for cause, in which case he will not be entitled to indemnification for any claim arising out of the matter for which his engagement was terminated for cause or for any conduct not within the scope of his duties under the employment agreement. See “Proposal No. 1 — Proposal to Adopt the Merger Agreement — Interests of ANNB’s Directors and Executive Officers in the Merger” beginning on page 57 for a description of the compensation payable to Mr. Lerner under his employment agreement with FNB.

In addition, FNB agreed to make available a retention pool for the benefit of ANNB employees who are needed for transition activities and for special performance and incentive programs to be jointly developed by FNB and ANNB.

Indemnification and Insurance

Following completion of the merger, FNB will indemnify, defend and hold harmless, to the fullest extent currently provided under applicable law and the articles of incorporation and bylaws of ANNB, each person who, at any time prior to the effective time of the merger, served as a director or officer of ANNB or its subsidiaries, and each person who is or was serving as a director, officer, employee, member or otherwise of another entity at the request of ANNB or its subsidiaries, if such person is or is threatened to be made a party to a claim, action, suit or proceeding based upon his or her service in such capacity or pertaining to the merger agreement, regardless of whether the claim, action, suit or proceeding is asserted or arises before or after the completion of the merger.

The merger agreement further provides that FNB will purchase, at ANNB’s expense, and maintain for six years following the completion of the merger, directors’ and officers’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the completion of the merger; provided that FNB will not be required to pay annual premiums in excess of 150% of the annual premium currently paid by ANNB for such insurance. If FNB is unable to maintain the existing policies or obtain a substitute policy for such amount, FNB will use its commercially reasonable best efforts to obtain the most advantageous coverage available for such amount.

Agreement Not to Solicit Other Offers

We have agreed that we and our officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any acquisition proposal, as defined below;

•	enter into or participate in any discussions or negotiations with, furnish any information to or cooperate with, any person or entity seeking to make, or who has made, an acquisition proposal; or

•	approve, recommend or enter into any letter of intent, agreement or other commitment regarding any acquisition proposal.

However, prior to the effective time of the merger, we may consider and participate in discussions and negotiations with respect to a superior proposal, as defined below, if:

•

the ANNB board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take those actions could reasonably be expected to cause the ANNB board of directors to violate its fiduciary duties under applicable law;

•

we have first entered into a confidentiality agreement with the party proposing the superior proposal with confidentiality terms no less favorable to us than those contained in our confidentiality agreement with FNB; and

•

at least 48 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, we notify FNB in writing of the name of such person and the material terms and conditions of any such superior proposal.

The merger agreement permits the ANNB board of directors to withdraw or qualify its recommendation of the merger in a manner adverse to FNB, condition or refuse to recommend the merger if they conclude in good faith, after consultation with our outside legal counsel and our financial advisors, that failure to take such actions could reasonably be expected to breach their fiduciary duties under applicable law. We are also permitted under the merger agreement to comply with our disclosure obligations under Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, provided that the ANNB board of directors does not withdraw or modify its recommendation of the merger with FNB unless the ANNB board of directors has concluded in good faith, after consultation with our outside legal counsel and our financial advisors, that failure to take such actions could reasonably be expected to breach their fiduciary duties under applicable law.

However, notwithstanding the ANNB board of directors’ withdrawal or qualification of their recommendation of the merger with FNB, we will be obligated to submit the merger agreement at an ANNB stockholders’ meeting for the purpose of voting on the approval of the merger agreement. If the ANNB board of directors has withdrawn or qualified its recommendation of the merger in a manner adverse to FNB, the merger agreement may be submitted to our stockholders without recommendation, in which event the ANNB board of directors may communicate the basis for their lack of recommendation in a proxy statement or an amendment or supplement to the proxy statement. Until termination of the merger agreement, the only acquisition proposal we may submit to our stockholders is the merger with FNB.

We have agreed:

•

to notify FNB promptly, and in any event within 24 hours, after we receive any acquisition proposal, or any information related to an acquisition proposal, which notification shall describe the acquisition proposal and the third party making it; and

•	to cease any discussions or negotiations existing on the date of the merger agreement with any persons with respect to any acquisition proposal.

As used in the merger agreement, an “acquisition proposal” means any inquiry, proposal, offer, regulatory filing or disclosure of an intention relating to any:

•	direct or indirect acquisition of a substantial (i.e., 20% or more) portion of our and our subsidiaries’ net revenues, net income or net assets, taken as a whole;

•	direct or indirect acquisition of our common stock after October 22, 2012 by a person who, by reason of such purchase or acquisition, becomes the owner of 10% or more of our common stock;

•	tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any class of our capital stock; or

•	merger, consolidation, business combination, recapitalization, liquidation or dissolution involving us, other than our proposed merger with FNB.

As used in the merger agreement, “superior proposal” means any bona fide, unsolicited written acquisition proposal a third party makes to acquire more than 50% of the voting power of our then-outstanding shares of common stock or all or substantially all of our consolidated assets for consideration consisting of cash or securities, that the ANNB board of directors, in good faith, concludes, after consultation with our financial advisors and our outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is on terms that in the good faith judgment of the ANNB board of directors are more favorable to us than the terms of the proposed merger with FNB;

•	has financing, to the extent required, that is fully committed or reasonably determined by the ANNB board of directors to be available to the party making the offer; and

•	is reasonably capable of being completed.

Purchase or Redemption of ANNB Preferred Stock

FNB and we agreed to use our reasonable best efforts to cause or facilitate the purchase by FNB or one of its subsidiaries, or the redemption by ANNB, of all of the issued and outstanding shares of ANNB Preferred Stock (and, at the election of FNB, the ANNB TARP Warrant) from the U.S. Treasury prior to or concurrently with the completion of the merger. The purchase or redemption, as applicable, will be funded by FNB or one of its subsidiaries using a method mutually agreed to by FNB and us and subject to any formal or informal requirements of the U.S. Treasury.

Conditions to Completion of the Merger

The respective obligations of FNB and us to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•

adoption of the merger agreement and approval of the merger by the requisite vote of the holders of our common stock as well as approval of the listing on the NYSE of the FNB common stock to be issued in the merger, subject to official notice of issuance;

•

the receipt and effectiveness of all governmental and other approvals, registrations and consents that FNB and we are required to obtain to complete the merger (and, in the case of FNB, none of the regulatory approvals shall have resulted in a materially burdensome regulatory condition) and the expiration of all related waiting periods;

•

the registration statement with respect to the FNB common stock to be issued in the merger shall have been declared effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

•

the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prevents, prohibits or makes illegal completion of the transactions the merger agreement contemplates;

•

the accuracy of the representations and warranties of the other party as of the date of the merger agreement and the closing date (unless the representation and warranty is made as of another date), other than, in most cases, failures of one or more representations and warranties to be true and correct that individually or in the aggregate would not be reasonably likely to result in a material adverse effect on that party;

•	the performance by the other party of all obligations of such party under the merger agreement in all material suspects; and

•	the receipt by each of FNB and us of a legal opinion from our respective outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

As an additional condition to closing, at or prior to the closing, Messrs. Richard M. Lerner and Lawrence E. Lerner and a partnership controlled by Mr. Lawrence Lerner each will be required to enter into an agreement with FNB which provides that each share of FNB common stock to be received by those persons in connection with the merger shall be subject to a lock-up for 12 months beginning on the effective date of the merger. The shares subject to the lock-up will be released from those restrictions in three even installments as of the 180th, 270th and 365th days of the term of the lock-up agreement.

Neither FNB nor we can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither FNB nor we have any reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:

•

if the approval of a governmental entity, which is required for completion of the merger, is denied by final and non-appealable action, unless the denial by such governmental entity is due to the failure of the terminating party to perform its obligations under the merger agreement;

•

if the merger has not been completed by June 30, 2013, unless the failure to complete the merger by that date is due to the terminating party’s failure to perform its obligations under the merger agreement;

•

if there is a breach of the merger agreement by the other party that would cause the failure of the closing conditions described above, and the breach cannot or has not been cured by the earlier of June 30, 2013 or 30 days after receipt of written notice of the breach; or

•

if the requisite stockholder vote in connection with the merger agreement is not obtained at our stockholders’ meeting (or any adjournment or postponement of that meeting), except that we may not exercise this termination right if we have materially breached our obligation to call a stockholders’ meeting to adopt and approve the merger agreement and the merger as soon as reasonably practicable after this proxy statement/prospectus is declared effective by the SEC, or the ANNB board of directors fails to recommend the adoption and approval of the merger agreement and the merger, or to include such recommendation in the proxy statement to our stockholders.

FNB may terminate the merger agreement at any time prior to our special meeting if:

•	we breach our covenant not to solicit competing offers in a manner materially adverse to FNB;

•

the ANNB board of directors fails to recommend the merger agreement and the merger to our stockholders, or changes, withdraws, modifies, qualifies or conditions its recommendation of the merger agreement and the merger in a manner adverse to FNB, except as permitted by the merger agreement with respect to a proposal to acquire us on terms and conditions superior to the terms and conditions on which FNB and we have agreed to merge in the merger agreement;

•	the ANNB board of directors has recommended approval of another acquisition proposal; or

•	we fail to convene and hold our special meeting.

We may terminate the merger agreement:

•

in order to enter into an agreement with respect to an unsolicited acquisition proposal that the ANNB board of directors has concluded in good faith, in consultation with its legal and financial advisors, is a superior proposal, provided that certain other terms and conditions contained in the merger agreement are also complied with, and we pay FNB the termination fee described below; or

•	if there is a substantial decline in FNB’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting us to terminate the merger agreement based on a decrease in the market price of FNB common stock reflects the parties’ agreement that our stockholders will assume the risk of a decline in value of FNB common stock to $8.16 per share under any circumstances and will assume the risk of a more significant decline in value of FNB’s common stock, unless the percentage decline from $10.88 to the average closing price of FNB common stock during the ten trading day period immediately preceding the Determination Date is more than 17.5% greater than the percentage decrease, if any, in the average closing price of the SNL Mid Cap U.S. Bank Index from October 19, 2012 to the Determination Date, using the ten trading days preceding each date to determine the average closing price of the SNL Mid Cap U.S. Bank Index. The purpose of this agreement is that a decline in the value of FNB common stock which is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions that affect the financial services industry generally instead of factors which affect the value of FNB common stock in particular.

Specifically, we may terminate the merger agreement during the five-day period beginning on the date that is the first to occur of: (A) the first date on which all required bank regulatory approvals have been received, or (B) the date on which our stockholders adopt the merger agreement (such first occurring date being the “Determination Date”) if all of the following occur:

(i)	the average daily closing price of a share of FNB common stock during the ten trading days immediately preceding the Determination Date (the “FNB Market Value”) is less than 75% of $10.88;

(ii)	the number obtained by dividing the FNB Market Value by $10.88 is less than the quotient obtained by dividing the average closing price of the SNL Mid Cap U.S. Bank Index during the ten trading day period immediately preceding the Determination Date by 112.003 (which was the average closing value of the SNL Mid Cap U.S. Bank Index during the ten trading day period ending on October 19, 2012), minus 0.175; and

(iii)	during the five business day period commencing on the Determination Date, a majority of the ANNB board of directors votes to terminate the merger agreement.

Even if the first two conditions described above are met, the ANNB board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the ANNB board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the ANNB board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then-current consideration to be received in the merger would deliver more value to our stockholders than the value that could be expected in the event ANNB were to continue as an independent company (which would occur if the ANNB board of directors were to elect to abandon the merger). In addition, the ANNB board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio continued to be fair from a financial point of view to our stockholders.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of FNB common stock may be illustrated by the following three scenarios:

(1)	One scenario is that the FNB Market Value is above $8.16. In this event, ANNB would not have the right to terminate the merger agreement.

(2)	A second scenario is that the FNB Market Value is less than $8.16 but that the percentage decline in the price of FNB common stock from the initial measurement price of $10.88 is not more than 17.5% greater than the percentage decline, if any, in the closing price of the SNL Mid Cap U.S. Bank Index. Under this scenario, ANNB would not have the right to terminate the merger agreement.

(3)	A third scenario is that the FNB Market Value is less than $8.16 and the percentage decline in the price of FNB common stock from the initial measurement price is more than 17.5% greater than the decline in the closing price of the SNL Mid Cap U.S. Bank Index. Under this scenario, ANNB would have the right, but not the obligation, to terminate the merger agreement.

In the event of any termination of the merger agreement by either ANNB or FNB as provided above, all further obligations of ANNB and FNB under the merger agreement, except with respect to specified matters, will terminate.

Amendment of the Merger Agreement; Waiver

FNB and we may amend the merger agreement by written agreement authorized by our respective boards of directors. However, after adoption of the merger agreement by our stockholders, the merger agreement may not be amended except as permitted under applicable law. Either party to the merger agreement, subject to applicable law, may extend the time for the performance of any obligations or acts of the other party or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Break-up Fee; Expenses

If the merger agreement is terminated, we are obligated to pay FNB a break-up fee of $2.5 million under certain circumstances set forth below.

•

in the event of the termination of the merger agreement by FNB prior to our special meeting because (A) the ANNB board of directors fails to recommend the merger agreement and the merger to our stockholders, or changes, withdraws, modifies, qualifies or conditions its recommendation of the merger agreement and the merger in a manner adverse to FNB, except as permitted by the merger agreement with respect to a proposal to acquire us on terms and conditions superior to the terms and conditions on which FNB and we have agreed to merge in the merger agreement; (B) ANNB breaches its covenant not to solicit competing offers in a manner materially adverse to FNB; (C) the ANNB board of directors has recommended approval of another acquisition proposal; or (D) we fail to convene and hold our special meeting to adopt and approve the merger agreement and the merger;

•

in the event of the termination of the merger agreement by ANNB in order to enter into an agreement with respect to an unsolicited acquisition proposal that the ANNB board of directors concluded in good faith, in consultation with their legal and financial advisors, is a superior proposal, provided that ANNB has complied with certain other terms and conditions contained in the merger agreement;

•

in the event of the termination of the merger agreement following the commencement of a tender offer or exchange offer for 25% or more of our common stock, and we have not sent to our stockholders, within 10 days after the commencement of such offer, a statement that the ANNB board of directors recommends the rejection of such tender offer or exchange offer; or

•

if FNB terminated the merger agreement because the requisite ANNB stockholder vote to approve the merger agreement and the merger was not obtained at the special meeting or any postponement or adjournment of the meeting, and a third party made a proposal to acquire us after October 22, 2012 and did not withdraw that proposal prior to termination of the merger agreement, then upon the occurrence of any of the events listed below within 12 months after termination of the merger agreement:

•	ANNB enters into an agreement to merge with or be acquired by that third party;

•	that third party acquires substantially all of ANNB’s assets; or

•	that third party acquires more than 50% of the outstanding shares of ANNB common stock.

FNB and we have also agreed that if either FNB or we breach our respective representations, warranties, covenants or agreements in the merger agreement, such that the conditions to the other party’s obligations to close would not be satisfied, and which breach cannot be or is not cured, the breaching party, assuming the other party is not also in material breach of its obligations under the merger agreement, will pay the out-of-pocket expenses, including fees and expenses of legal counsel, financial advisors and accountants, of the non-breaching party, up to a maximum of $500,000. However, if we are also liable for the payment of the break-up fee, we will not be liable for the payment of FNB’s out-of-pocket expenses.

Expenses and Fees

In general, each of FNB and we will be responsible for all expenses each of us incurs in connection with the negotiation and completion of the transactions the merger agreement contemplates. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be shared equally by FNB and us.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement, which we include as Appendix B to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. We urge you to read the form of voting agreement carefully and in its entirety.

In connection with the merger agreement, FNB entered into voting agreements with ANNB’s directors, consisting of Joseph G. Baldwin, Walter L. Bennett IV, Clyde E. Culp III, Kendel S. Ehrlich, Debbie H. Gosselin, F. Carter Heim, Richard E. Hug, Stanley J. Klos, Jr., Lawrence E. Lerner, Richard M. Lerner, Michael S. McHale, Jeff W. Ostenso, Lawrence W. Schwartz and Ermis Sfakiyanudis. In the voting agreements, each of these stockholders has agreed to vote all of his, her or its shares of ANNB common stock in favor of approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In addition, except under limited circumstances, these stockholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of ANNB common stock prior to the record date for the meeting of the ANNB stockholders to vote on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. The voting agreements terminate immediately upon the earlier of the completion of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement of FNB and the director.

As of January 25, 2013, there were 2,066,362 shares of ANNB common stock subject to the voting agreements, which represented approximately 51.4% of the outstanding shares of ANNB common stock as of that date.

Lock-up Letters

The following description of the lock-up letters is subject to, and qualified in its entirety by reference to, the form of lock-up letter, which we include as Appendix C to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. We urge you to read the form of lock-up letter carefully and in its entirety.

As a condition to FNB’s obligation to complete the merger, at or prior to the closing, each of Messrs. Richard M. Lerner and Lawrence E. Lerner and a partnership controlled by Mr. Lawrence Lerner will be required to enter into an agreement with FNB which provides that each share of FNB common stock to be received by those persons in connection with the merger shall be subject to certain restrictions on transfer, or a lock-up, for 12 months beginning on the effective date of the merger. During that 12-month period, except with the prior written consent of FNB, Messrs. Richard and Lawrence Lerner and the affiliated partnership may not offer, pledge, sell, assign or grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the shares subject to the lock-up, or enter into any swap agreement or engage in any short-selling with respect to those shares. However, FNB’s prior approval is not required for the transactions enumerated below, as long as the recipient of the shares agrees in writing to be bound by the terms of the lock-up agreement.

•	transfers which are bona fide gifts;

•	transfers to a trust or family limited partnership for the direct or indirect benefit of the transferor or his immediate family; and

•	with respect to a transferor that is a partnership or limited partnership, a transfer to a partner or limited partner.

The shares subject to the lock-up will be released from the foregoing restrictions in three even installments as of the 180th, 270th and 365th days of the term of the lock-up agreement.

ACCOUNTING TREATMENT

FNB will account for the merger as an “acquisition,” as that term is used under the accounting principles generally accepted in the United States of America, or GAAP, for accounting and financial reporting purposes. Under acquisition accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of FNB. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of FNB issued after the merger will include these fair values and our results of operations from the effective time of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material U.S. federal income tax consequences of the merger that apply generally to holders of our shares and represents the opinion of Reed Smith LLP, counsel to FNB, and Patton Boggs LLP, counsel to ANNB. This discussion is based on the Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of ANNB shares could differ from those described below.

The discussion assumes that you hold your shares as a capital asset. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of our shares in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to holders of our stock that are subject to special rules under U.S. federal income tax law, including:

•	dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	foreign persons;

•	financial institutions or insurance companies;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment;

•	holders who acquired their shares in connection with stock purchase plans or other compensatory transactions;

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction; and

•	traders in securities that elect to use the mark-to-market method of accounting.

In addition, this discussion does not address any tax consequences of the merger under foreign, state or local law or U.S. federal estate and gift tax laws. Neither FNB nor we have obtained or sought to obtain a ruling from the Internal Revenue Service (the “IRS”) regarding any matter relating to the merger and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

The closing of the merger is conditioned upon the delivery of opinions of Reed Smith LLP and Patton Boggs LLP dated the closing date of the merger, that based on U.S. federal income tax law in effect as of the date of such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, Reed Smith LLP and Patton Boggs LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of FNB and us and will assume that these representations are true, correct and complete, and that FNB and ANNB, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied, it could adversely affect the opinions. The obligation of each of Reed Smith LLP and Patton Boggs LLP to deliver such tax opinions is conditioned upon, among other things, the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if FNB common stock constitutes at least 40% of the value of the total consideration received in the merger. See “— Continuity of Proprietary Interest Requirement” below.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to holders of ANNB shares are as follows.

Exchange of ANNB shares for FNB common stock. Each holder who receives FNB common stock in the merger generally will not recognize gain or loss except to the extent of cash received in lieu of fractional shares and contingent cash consideration, as discussed below.

In general, the aggregate tax basis in the shares of FNB common stock that ANNB stockholders will receive upon the merger will equal such holders’ aggregate tax basis in the ANNB shares surrendered, decreased by the amount of basis allocated to any fractional share such holder was deemed to receive and subsequently sell and any basis allocated to the receipt of contingent cash consideration. An ANNB stockholder’s holding period for the shares of FNB common stock that are received in the merger, including any fractional share deemed received and sold as described below, generally will include such holder’s holding period for ANNB shares surrendered in the merger. The amount of FNB common stock received in the merger includes any fractional share of FNB common stock deemed to be received prior to the exchange of such fractional share for cash. See “— Cash Received in Lieu of a Fractional Share” below.

Because these rules are complex, we recommend that each stockholder who may be subject to these rules consult his, her or its own tax advisor.

Cash Received in Lieu of a Fractional Share. ANNB stockholders who receive cash instead of fractional shares of FNB common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional shares. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the shares of ANNB common stock exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Contingent Cash Consideration Received. Each ANNB stockholder who receives contingent cash consideration will recognize gain to the extent of the lesser of (i) the amount of contingent cash consideration received by such stockholder and (ii) the total gain realized by such stockholder in the merger (i.e., the excess of the total of the fair market value of FNB stock received by the stockholder in the merger plus any cash payable to the stockholder as either contingent cash consideration or in lieu of fractional shares over the stockholder’s adjusted tax basis in ANNB stock immediately prior to the merger). In the event that a stockholder does not realize a gain in connection with the merger because such holder’s adjusted tax basis in ANNB shares exceeds the consideration received, no loss will be recognized and the receipt of cash will be treated as a return of such stockholder’s basis in ANNB stock. If the amount of contingent cash consideration exceeds the gain realized, the excess will be treated as a return of the stockholder’s basis in ANNB stock. Amounts treated as a return of a stockholder’s basis in ANNB stock will reduce the stockholder’s basis in FNB stock received. Any gain with respect to contingent cash consideration will be treated either as (i) a dividend to the extent of ANNB earnings and profits or (ii) capital gain and long-term capital gain if the holder has held the shares of ANNB common stock exchanged for more than one year at the effective time of the merger. The determination of whether gain attributable to contingent cash consideration is dividend income or capital gains will depend upon a comparison of the amount of the contingent cash consideration received to the total consideration received by a stockholder in the merger to determine if the contingent cash consideration is “essentially equivalent to a dividend” because it does not represent a significant reduction in the holder’s equity in FNB.

Continuity of Proprietary Interest Requirement. One of the requirements that must be satisfied in order for the merger to qualify as a “reorganization” under Section 368(a) of the Code is the continuity of proprietary interest requirement. The merger will satisfy this requirement if ANNB stockholders exchange a substantial portion of the value of their proprietary interest in ANNB for proprietary interests in FNB. In the opinion of Reed Smith LLP and of Patton Boggs LLP, the merger will satisfy the continuity of interest requirement if the value of the FNB common stock that ANNB stockholders receive upon the merger is equal to at least 40% of the fair market value of the total consideration received in the merger by ANNB stockholders for their shares of ANNB common stock upon the merger, with the value of the FNB common stock based on the value of the FNB common stock on October 19, 2012. The FNB stock to be issued upon the merger will constitute 100% of the total consideration received in the merger before taking into account other factors discussed below which could reduce that percentage. Those factors include:

•	the issuance of contingent cash consideration;

•	whether prior to or in connection with the merger ANNB or FNB or parties related to either of them redeems or acquires ANNB shares or makes distributions; and

•	whether FNB or parties related to FNB make any repurchase of the FNB common stock to be issued in the merger.

Except with respect to the ANNB Preferred Stock, both FNB and we have represented that neither of us nor any corporation related to either of us has redeemed or purchased, or has any plan or intention to redeem or purchase, any ANNB shares in connection with the merger and neither FNB nor any corporation related to FNB has any plan or intention to repurchase any of the FNB common stock to be issued upon completion of the merger. As previously discussed, it is the intention of FNB and ANNB that the ANNB Preferred Stock will be either redeemed by ANNB or purchased by FNB or one of its subsidiaries. See the discussion above under “The Merger Agreement — Purchase or Redemption of ANNB Preferred Stock”. Any such purchase or redemption will likely be treated as part of the reorganization in testing the total consideration received in the merger for continuity of proprietary interest. If the ANNB Preferred Stock is acquired for an amount equal to its par value and that amount is treated as merger consideration in testing for continuity of proprietary interest, the FNB common stock to be issued in the merger will constitute approximately 91% of the total consideration received in the merger.

If the holders of ANNB common stock receive the maximum amount of the contingent cash consideration that they are entitled to receive pursuant to the merger agreement, the FNB common stock to be issued in the merger will constitute approximately 96% of the total consideration received by them in the merger in exchange for their shares of ANNB common stock. Thus, if the ANNB Preferred Stock is acquired for an amount equal to its par value and that amount is treated as merger consideration and the maximum amount of the contingent cash consideration is paid to the holders of ANNB common stock, the FNB common stock to be issued in the merger will constitute approximately 89% of the total consideration received in the merger.

If the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the FNB common stock and the total amount of cash received in the merger (including any contingent cash consideration and any cash received in lieu of a fractional share) and such holder’s tax basis in their shares of ANNB common stock surrendered in exchange for the common stock consideration and contingent cash consideration. Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, ANNB would be subject to tax on the deemed sale of our assets to FNB, with gain or loss for this purpose measured by the difference between our tax basis in our assets and the fair market value of the consideration we are deemed to have received in the sale. This gain or loss would be reported on our final corporate tax return, subject to the effect of any tax carryovers and the effect of our other income or loss for that period, and FNB would become liable for any such tax liability by virtue of the merger.

Taxation of Capital Gain. Any capital gain recognized by any stockholder under the above discussion will be long-term capital gain if the holder has held ANNB stock for more than twelve months at the time of the merger. In the case of a non-corporate holder, that long-term capital gain is, absent any legislative change, scheduled to increase to 20% in 2013.

Lower Rate of Tax on Qualified Dividends. Absent a legislative change, dividends received in 2013 by non-corporate holders will no longer qualify for the lower capital gain tax rate.

Unearned Income Tax. For 2013, certain taxpayers may be subject to a tax on unearned income of 3.8%. Both capital gains and dividends are treated as unearned income. This additional 3.8% tax will apply to taxpayers with adjusted gross income in excess of the threshold amount ($250,000 married filing jointly and $200,000 for all other taxpayers).

Backup Withholding. Absent any legislative change, non-corporate holders of our shares may be subject to information reporting and backup withholding at a rate of 31% on any cash payments received in 2013. Generally, backup withholding will not apply, however, if a holder of our shares:

•

furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the IRS.

Reporting Requirements. A significant holder of our shares for U.S. federal income tax purposes who receives shares of FNB common stock upon completion of the merger will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a stockholder is only a significant holder if the person owns at least 5% of our outstanding shares or has a basis of $1,000,000 or more in our shares. Such statement must include the holder’s tax basis in and fair market value of our shares surrendered in the merger.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

INFORMATION ABOUT F.N.B. CORPORATION

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

www.fnbcorporation.com

FNB is a diversified financial services holding company headquartered in Hermitage, Pennsylvania that had $12.0 billion in assets as of September 30, 2012. FNB provides a broad range of financial services to its customers through FNB Bank and FNB’s insurance agency, consumer finance, trust company, wealth management and merchant banking subsidiaries.

As of September 30, 2012, FNB had 266 community banking offices in Pennsylvania, eastern Ohio and northern West Virginia, a leasing company and eight insurance agency locations. FNB Bank offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. FNB Bank also offers various alternative investment products, including mutual funds and annuities. As of September 30, 2012, FNB Bank had total assets, total liabilities and total stockholders’ equity of approximately $11.8 billion, $10.2 billion and $1.5 billion, respectively.

Regency Finance, FNB’s consumer finance subsidiary, has 19 offices in Pennsylvania, 19 offices in Tennessee, 17 offices in Ohio, and 15 offices in Kentucky. Regency Finance principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

Another FNB subsidiary, First National Trust Company, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. First National Trust Company had approximately $2.7 billion of assets under management as of September 30, 2012.

First National Investment Services Company, LLC offers a broad array of investment products and services for wealth management customers through a networking relationship with a brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers wealth management customers objective investment programs featuring mutual funds, annuities, stocks and bonds.

FNB’s insurance segment operates principally through First National Insurance Agency, LLC, or FNIA. FNIA is a full-service insurance agency offering a broad line of commercial and personal insurance through major carriers to businesses and individuals primarily within FNB’s geographic markets.

FNB’s insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company, which underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB’s lending subsidiaries. In addition, FNB Bank has a direct subsidiary, First National Corporation, a Pennsylvania corporation, that offers title insurance products.

F.N.B. Capital Corporation, FNB’s merchant banking subsidiary, offers subordinated debt and other types of financing options for small- to medium-sized commercial enterprises that need financial assistance beyond the parameters of typical commercial bank lending products.

For additional information about FNB, see “Where You Can Find More Information,” beginning on page 142.

INFORMATION ABOUT ANNAPOLIS BANCORP, INC.

Annapolis Bancorp, Inc.

1000 Bestgate Road

Annapolis, Maryland 21401

(410) 224-4455

www.bankannapolis.com

ANNB, formerly Annapolis National Bancorp, Inc. and Maryland Public Banks, Inc., is a bank holding company, incorporated under the laws of Maryland in May 1988 for the purpose of acquiring and holding all of the outstanding stock of ANNB Bank. In November 1997 ANNB went public and joined NASDAQ using the ticker symbol “ANNB.”

ANNB and later the ANNB Bank were formed by a group of businessmen who at the time ANNB was organized were dissatisfied with the banking opportunities available in the Annapolis area. ANNB Bank grew based upon a real desire to serve people and business in the Annapolis region. Throughout ANNB’s history the board of directors has attempted to and succeeded in hiring talented and competent community bankers to lead ANNB and ANNB Bank as its senior management team.

ANNB Bank

ANNB Bank is a federally insured community-oriented bank and is the only commercial bank headquartered in Annapolis, Maryland. Effective November 1, 2000 ANNB Bank changed its charter from a national charter to a state charter and joined the State of Maryland and the Federal Reserve banking systems. Also effective November 1, 2000 ANNB Bank changed its name from Annapolis National Bank to BankAnnapolis. ANNB (as a bank holding company) and ANNB Bank are subject to governmental supervision, regulation and control.

ANNB Bank currently operates as a full service commercial bank from its headquarters in Annapolis, its six other branches located in Anne Arundel County, Maryland and one branch located on Kent Island in Queen Anne’s County, Maryland. ANNB Bank has built its reputation on exemplary customer service and outreach to the communities surrounding each of ANNB Bank’s locations. ANNB Bank is committed to offering products and services that focus on relationship banking and provide an alternative to the large multi-regional financial institutions that are so pervasive in the markets ANNB Bank serves.

ANNB Bank also created a Private Business Banking Division to provide local businesses with an unprecedented level of service and attention, as well as easy access to an exclusive set of financial products and services and the professional guidance and support to take advantage of them.

ANNB Bank competes with numerous other financial intermediaries, commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in Anne Arundel County and elsewhere. ANNB Bank continually evaluates new products, and implements such new products as deemed appropriate by management.

ANNB Bank conducts a general commercial and retail banking business in its market area, emphasizing the banking needs of small businesses, professional concerns and individuals. ANNB Bank attracts most of its customer deposits from Anne Arundel County, Maryland, and to a lesser extent, Queen Anne’s County, Maryland. ANNB Bank’s lending operations are centered in Anne Arundel County, but extend throughout Central Maryland.

ANNB Bank’s principal business consists of originating loans and attracting deposits. ANNB Bank originates commercial loans, commercial real estate loans, construction loans, one- to four-family real estate loans, home equity loans and consumer loans. ANNB Bank also invests in U.S. Treasury and U.S. Government agency securities and other securities including mortgage backed securities issued or guaranteed by the federal government.

Bank Services

ANNB Bank’s Anne Arundel County service area is a highly concentrated, highly branched banking market. Competition in Anne Arundel County for loans to small businesses and professionals, ANNB Bank’s target market, is intense and pricing, service and access to decision-makers are important. Deposit competition among institutions in Anne Arundel County also is strong.

ANNB Bank is a full service commercial bank and offers a variety of products and services to both commercial and retail customers. Commercial services offered by ANNB Bank include a variety of lending products including commercial real estate and commercial business loans, cash management services and letters of credit. Commercial business loans are typically made on a secured basis to corporations, partnerships and individual businesses. On the deposit side commercial customers are offered cash management services including account analysis, remote deposit capture, merchant services and a wide array of deposit products. To a lesser extent, ANNB Bank offers consumer loans to its retail customers, including mortgages, home equity loans and lines of credit and new and used car and boat loans. ANNB Bank’s retail banking services also include a variety of deposit products including transaction accounts, a high yielding savings account, money market accounts, certificates of deposit and individual retirement accounts. ANNB Bank also participates in the Certificate of Deposit Account Registry Service® known as CDARS® that allows ANNB Bank to offer Federal Deposit Insurance Corporation, or FDIC, insured deposits of $50 million or more to its customers.

Lending Activities

ANNB Bank’s primary business is to make loans. Outstanding loan balances account for 65.3% of total assets at September 30, 2012. ANNB Bank offers a wide selection of consumer loans to individuals primarily through its branch network. ANNB Bank does a majority of its consumer lending on a secured basis with the highest percentage of loans secured by first and second liens on one- to four-family owner occupied residences. ANNB Bank will originate and maintain servicing rights on some loans and broker fixed rate loans to other financial institutions. In addition to consumer mortgage loans ANNB Bank offers a variety of home equity products including fixed rate amortizing term loans and revolving lines of credit. ANNB Bank generally requires that the loan to value for such loans be below 80%. ANNB Bank also offers new and used auto loans and to a lesser extent boat loans.

ANNB Bank provides numerous commercial lending products and services to businesses operating in ANNB Bank’s primary market area. These loans consist of lines of credit, which may require an annual repayment, adjustable-rate loans with terms of five to seven years, and fixed-rate loans with terms of up to five years. Such loans are generally secured by receivables, inventories, equipment and other assets of the business. ANNB Bank generally requires personal guarantees on its commercial loans. ANNB Bank also offers unsecured commercial loans to businesses on a selective basis. These types of loans are made to existing customers and are of a short duration, generally one year or less. ANNB Bank also originates commercial loans which are guaranteed by the Small Business Administration (“SBA”). ANNB Bank has been a participant in a variety of SBA loan programs.

Investment Activities

ANNB Bank’s second largest asset is its investment portfolio, accounting for 21.0% of total assets at September 30, 2012. The investment portfolio generally consists of U.S. Government and agency notes, and government guaranteed mortgage backed securities. Management invests excess liquidity following specific policies and procedures that limit ANNB Bank’s exposure to any one type of investment. ANNB Bank’s policy generally requires that each new investment be rated “A” or better. All investments are made with the intent to preserve and protect the capital of ANNB Bank.

Investment targets such as total investment securities, the mix of investment products and the average life of the investment are derived from ANNB Bank’s strategic plan and expected liquidity requirements. Strategies to achieve these targets are the responsibility of ANNB Bank’s Asset and Liability Committee.

Employees

At September 30, 2012, ANNB Bank employed 89 full-time and 11 part-time individuals. Five of these individuals are executive officers of ANNB Bank. None of the employees are employees of ANNB. ANNB Bank provides both full- and part-time individuals with a comprehensive benefit program that includes health and dental insurance, ANNB Bank paid life and short-and long-term disability insurance, access to vision and catastrophic health insurance and a 401(k) plan.

Regulation and Supervision

General

The supervision and regulation of ANNB and ANNB Bank by the U.S. banking agencies is intended primarily for the protection of depositors, the Depositors Insurance Fund, or DIF, of the FDIC, and the banking system as a whole, and not for the protection of stockholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks, including the power to impose substantial fines and other penalties for violations of laws and regulations.

The following description summarizes some of the laws to which ANNB and ANNB Bank are subject. References in the following description to applicable statutes and regulations are brief summaries of these statutes and regulations, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

ANNB

ANNB, by virtue of its control of ANNB Bank, is a registered bank holding company as defined under the BHCA. As a bank holding company, ANNB is required to file certain reports with, and otherwise comply with the rules and regulations of, the Federal Reserve Board under the BHCA.

Dodd-Frank Wall Street Reform and Consumer Protection Act. On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act is intended to effect a fundamental restructuring of federal banking regulation. Among other things, the Dodd-Frank Act created the Financial Stability Oversight Council to identify threats to the financial stability of the United States; promote market discipline; and respond to emerging risks to the stability of the United States financial system. The Dodd-Frank Act additionally created a new independent federal regulator to administer federal consumer protection laws, the Consumer Financial Protection Bureau, or CFPB. The Dodd-Frank Act is expected to have a significant impact on ANNB’s business operations as its provisions take effect.

ANNB may be affected by the following provisions of the Dodd-Frank Act:

•

Holding Company Capital Requirements — The Dodd-Frank Act requires the Federal Reserve to apply consolidated capital requirements to depository holding companies that are no less stringent than those that apply to depository institutions. Under these standards, trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by a bank holding company with less than $15 billion in assets. Effective July 21, 2011, the Dodd-Frank Act amended the BHCA, to provide specific authorization for the Federal Reserve to issue orders and regulations relating to the capital requirements of depository holding companies. In establishing these rules, the Federal Reserve must seek to make the capital requirements countercyclical, so that the amount of capital required to be maintained by the company increases in times of economic expansion and decreases in times of economic contraction, consistent with the safety and soundness of the company. ANNB’s trust preferred securities were issued prior to May 19, 2010 and will not need to be excluded from Tier 1 capital.

•

Deposit Insurance — The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits and provided unlimited federal deposit insurance until January 1, 2013, for noninterest-bearing demand transaction accounts at all depository institutions. Amendments to the Federal Deposit Insurance Act also revise the assessment base against which an insured depository institution’s deposit insurance premium paid to the DIF will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity during the assessment period. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15 percent to 1.35 percent of the estimated amount of total insured deposits and eliminating the requirement that the FDIC pays dividends to depository institutions when the reserve ratio exceeds a certain threshold. In December 2010, the FDIC increased the reserve ratio to 2.0 percent. The Dodd-Frank Act also eliminates the federal statutory prohibitions against the payment of interest on business transaction and other accounts.

•

Corporate Governance — As of January 21, 2011, all domestic publicly traded companies are required to give stockholders a non-binding “Say on Pay” vote to approve executive compensation disclosed in the proxy statement on at least a triennial basis. As of April 25, 2011, domestic public companies must include a non-binding “Say on Golden Parachutes” vote in a proxy statement seeking stockholder approval for a merger or similar corporate transaction, together with disclosure regarding any compensation arrangement that the issuer has with the named executive officers or those of the other party in the corporate transaction and acquisitions unless previously voted on by stockholders. It will also mandate the enhancement of independence requirements of the compensation committee and adopt incentive based clawback policies for executive officers. The legislation also authorized the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. As a result, the SEC adopted Rule 14a-11, which was vacated by the United States Court of Appeals for the District of Columbia Circuit and therefore is not effective. Additionally, the Dodd-Frank Act directs the federal banking regulators to promulgate rules prohibiting excessive compensation paid to executives of depository institutions and their holding companies with assets in excess of $1 billion, regardless of whether the company is publicly traded or not. The Dodd-Frank Act gives the SEC authority to prohibit broker discretionary voting on elections of directors and executive compensation matters.

•

Prohibition Against Charter Conversions of Troubled Institutions — Effective July 21, 2011, the Dodd-Frank Act prohibits a depository institution from converting from a state to federal charter or vice versa while it is the subject of a cease and desist order or other formal enforcement action or a memorandum of understanding with respect to a significant supervisory matter unless the appropriate federal banking agency gives notice of the conversion to the federal or state authority that issued the enforcement action and that agency does not object within 30 days. The notice must include a plan to address the significant supervisory matter. The converting institution must also file a copy of the conversion application with its current federal regulator which must notify the resulting federal regulator of any ongoing supervisory or investigative proceedings that are likely to result in an enforcement action and provide access to all supervisory and investigative information relating hereto.

•

Interstate Branching — The Dodd-Frank Act authorizes national and state banks to establish branches in other states to the same extent as a bank chartered by that state would be permitted to branch. Previously, banks could only establish branches in other states if the host state expressly permitted out-of-state banks to establish branches in that state. Accordingly, banks will be able to enter new markets more freely. The Dodd-Frank Act restricts the preemption of state law by federal law and disallows subsidiaries and affiliates of federally regulated banks from availing themselves of such preemptions.

•

Limits on Derivatives — Effective 18 months after the transfer date of the Dodd-Frank Act, in the first half of 2013, the Dodd-Frank Act prohibits state-chartered banks from engaging in derivatives transactions unless the lending limit law of the state in which the bank is chartered takes into considerations credit exposure to derivative transactions. For this purpose, derivative transactions includes any contract, agreement, swap, warrant note or option that is based in whole or in part on the value of, any interest in, or any quantitative measure or occurrence of any event relating to, one or more commodities, securities, currencies, interest or other rates, indices, or other assets.

•

Transactions with Affiliates or Insiders — Effective July 21, 2011, the Dodd-Frank Act expands the definition of affiliate for purposes of quantitative and qualitative limitations of Section 23A of the Federal Reserve Act to include mutual funds advised by a depository institution and its affiliates. The Dodd-Frank Act will apply Section 23A and Section 22(h) of the Federal Reserve Act (governing transactions with insiders) to derivative transactions, repurchase agreements and securities lending and borrowing transaction that create credit exposure to an affiliate or an insider. Any such transactions with affiliates must be fully secured. The current exemption from Section 23A for transactions with financial subsidiaries will be eliminated. The Dodd-Frank Act will additionally prohibit an insured depository institution from purchasing an asset from, or selling an asset to, an executive officer, director or principal stockholder of the institution, or any related interest of that person unless the transaction is on market terms. If the transaction represents more than 10% of the capital stock and surplus of the institution, the transaction must be approved in advance by a majority of the disinterested directors.

•

Debit Card Interchange Fees — Effective July 21, 2011, the Dodd-Frank Act requires that the amount of any interchange fee charged by a debit card issuer with respect to a debit card transaction must be reasonable and proportional to the cost incurred by the issuer. Within nine months of enactment, the Federal Reserve Board is required to establish standards for reasonable and proportional fees which may take into account the costs of preventing fraud. The restrictions on interchange fees, however, do not apply to banks, that, together with their affiliates, have assets of less than $10 billion.

•

Consumer Financial Protection Bureau — The Dodd-Frank Act created the CFPB in order to regulate consumer financial products and services, as well as providers of such products and services. The CFPB authority to enforce existing consumer protection laws was transferred to it on July 21, 2011. In January of 2012, President Obama appointed Rich Cordray to be the first Director of the CFPB. The CFPB supervises and examines, with respect to federal consumer financial laws, banks, savings associations and credit unions with assets in excess of $10 billion. Smaller institutions will be subject to rules promulgated by the CFPB but will continue to be examined and supervised by federal banking regulators for consumer compliance purposes. The CFPB has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages including determination of the borrower’s ability to repay. In addition, the Dodd-Frank Act will allow borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage” as defined by the CFPB. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

•

Financial Stability Oversight Council — The Dodd-Frank Act created the Financial Oversight Stability Council, which, among other things, will recommend to the Federal Reserve Board increasingly strict rules for capital, leverage, liquidity, development of resolution plans, mandatory stress tests, risk management and other requirements for bank and non-bank financial companies deemed systemically significant.

•

Mortgage Reform — The Dodd-Frank Act provides mortgage reform provisions regarding a customer’s ability to repay, restricting variable-rate lending by requiring that the ability to repay variable-rate loans be determined by using the maximum rate that will apply during the first five years of a variable-rate loan term, and making more loans subject to provisions for higher cost loans, new disclosures, and certain other revisions.

•

Well Capitalized and Well Managed — Effective July 21, 2011, the Dodd-Frank Act amended the BHC Act to require that a depository holding company that is a financial holding company, such as ANNB, be well capitalized and well managed.

•

The Electronic Fund Transfer Act — The Dodd-Frank Act amends the Electronic Fund Transfer Act to, among other things, give the Federal Reserve the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer.

ANNB Bank

ANNB Bank is regulated by the Maryland Department of Labor, Licensing and Regulation. ANNB Bank is subject to extensive regulation, examination and supervision by the State of Maryland as its primary regulator, the Federal Reserve Bank of Richmond as its secondary regulator and the FDIC, as the deposit insurer. ANNB Bank must file reports with the Federal Reserve and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of other institutions. Maryland banking authorities and the Federal Reserve conduct periodic examinations to test ANNB Bank’s safety and soundness and compliance with various laws and regulatory requirements. Many aspects of ANNB Bank’s operations are regulated by federal law including allowable activities, reserves against deposits, branching, mergers and investments. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the State of Maryland, the Federal Reserve, the FDIC or Congress, could have a material adverse impact on ANNB or ANNB Bank and their operations.

Insurance of Deposit Accounts. ANNB Bank’s deposit accounts are insured up to applicable limits by the FDIC’s DIF and are subject to deposit insurance assessments to maintain the DIF. Under the Dodd-Frank Act, the maximum deposit insurance amount is permanently increased from $100,000 to $250,000 and unlimited deposit insurance has been extended to non-interest bearing transaction accounts until December 31, 2012.

The Dodd-Frank Act also sets a new minimum DIF reserve ratio at 1.35%. The FDIC is required to attain this ratio by September 30, 2020. In addition, the Dodd-Frank Act will have a significant impact on the calculation of deposit insurance premiums going forward. On February 7, 2011 the FDIC Board approved a final rule that changes the assessment base for insurance premiums from domestic deposits to the institution’s average consolidated total assets during the assessment period minus average tangible equity. The rule defines tangible equity as Tier 1 capital. The rule requires banks under $1 billion in assets to report average weekly balances during the calendar quarter unless they elect to report daily averages. The new rate schedule and other revisions to the assessment rates became effective April 1, 2011.

On November 12, 2009, the FDIC adopted a final rule amending the assessment regulations to require insured depository institutions to prepay their quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012, on December 30, 2009, along with each institution’s risk-based assessment for the third quarter of 2009. On December 30, 2009 ANNB Bank prepaid $2.2 million in FDIC insurance premiums for 2010, 2011 and 2012 estimated assessments. As of September 30, 2012, ANNB Bank had $954,000 prepaid in FDIC insurance premiums for the 2012 estimated assessments.

The interim final rule (“Interim Final Rule”) of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), provides guidance on the executive compensation and corporate governance provisions of EESA that apply to entities that receive financial assistance under the TARP. Section 111 of EESA requires entities receiving financial assistance (“TARP recipients”) from the U.S. Treasury to meet appropriate standards for executive compensation and corporate governance. The requirements generally apply for any period during which any obligation arising from financial assistance under the TARP remains outstanding.

ANNB is a TARP recipient and is therefore subject to the provisions of the Interim Final Rule described above. However, all executive compensation programs are administered through ANNB Bank, a wholly-owned subsidiary of ANNB, with the exception of any stock-based awards which are administered through ANNB.

On June 10, 2009, the U.S. Treasury issued the Interim Final Rule that provides guidance on the executive compensation and corporate governance provisions of the EESA that apply to TARP recipients.

•	Limits on compensation that exclude incentives for senior executive officers (“SEOs”) to take unnecessary and excessive risks that threaten the value of the TARP recipient.

•

A provision for the recovery of any bonus, retention award, or incentive compensation paid to a SEO or the next twenty most highly compensated employees based on materially inaccurate statements of earnings, revenues, gains, or other criteria.

•	Prohibition on making any golden parachute payment to a SEO or any of the next five most highly compensated employees.

•

Prohibition on the payment or accrual of bonus or retention awards, or incentive compensation to SEOs or certain highly compensated employees, subject to certain exceptions for payments made in the form of restricted stock.

•	Prohibition on employee compensation plans that would encourage manipulation of earnings reported by the TARP recipient to enhance an employee’s compensation.

•	Establishment of a compensation committee of independent directors to meet semi-annually to review employee compensation plans and the risks posed by these plans to the TARP recipient.

•	Adoption of excessive or luxury expenditures policy.

•	Disclosure of perquisites offered to SEOs and certain highly compensated employees.

•	Disclosure related to compensation consultant engagement.

•	Prohibition on tax gross-ups to SEOs and certain highly compensated employees.

•	Compliance with federal securities rules and regulations regarding submission of a non-binding resolution on SEO compensation to stockholders.

•	The establishment of the Office of the Special Master for TARP Executive Compensation to address the application of these rules to TARP recipients and their employees.

The Interim Final Rule also establishes compliance reporting and recordkeeping requirements regarding executive compensation and corporate governance standards.

•

In addition to the standards set forth in the Interim Final Rule certain standards established in prior interim final rules have been determined to not be inconsistent with the most recent rules and thus will continue to be required. The most notable standard from earlier interim final rules is the requirement that any TARP recipient not claim a deduction for compensation during a taxable year in excess of $500,000 for an SEO.

Regulatory Reform. In June 2009, President Obama’s administration proposed a wide range of regulatory reforms that, if enacted, may have significant effects on the financial services industry in the United States. Significant aspects of the administration’s proposals that may affect ANNB included, among other things, proposals: (i) to reassess and increase capital requirements for banks and bank holding companies and examine the types of instruments that qualify as regulatory capital; (ii) to create a federal consumer financial protection agency to be the primary federal consumer protection supervisor with broad examination, supervision and enforcement authority with respect to consumer financial products and services; and (iii) to further limit the ability of banks to engage in transactions with affiliates. Most of these proposals were addressed in the Dodd-Frank Act.

The U.S. Congress, state lawmaking bodies and federal and state regulatory agencies continue to consider a number of wide-ranging and comprehensive proposals for altering the structure, regulation and competitive relationships of the nation’s financial institutions, including rules and regulations related to the administration’s proposals. Separate comprehensive financial reform bills intended to address the proposals set forth by the administration were introduced in both houses of Congress during 2011 and remain under review by both the U.S. House of Representatives and the U.S. Senate. In addition, both the U.S. Treasury and the Basel Committee have issued policy statements regarding proposed significant changes to the regulatory capital framework applicable to banking organizations, as discussed above. ANNB cannot predict whether or in what form further legislation or regulations may be adopted or the extent to which ANNB may be affected thereby.

Properties

The executive offices of ANNB and ANNB Bank are located at 1000 Bestgate Road, Annapolis, Maryland 21401.

The following table sets forth the location of and certain additional information regarding the offices of ANNB and ANNB Bank at September 30, 2012:

	Leased/ Owned	Original Year Leased or Location Acquired	Year of Lease Expiration		Net Book Value of Property or Leasehold Improvements at September 30, 2012 ($000)
Administration (2)	Owned	2001	N/A		$4,213
Bestgate	Owned	2001	N/A		$1,233
Edgewater	Land Leased	1996	2016	(1)	$446
Cape St. Claire	Leased	1995	2015	(1)	$10
Kent Island	Land Leased	1990	2023	(1)	$1,445
Severna Park	Leased	1996	2013	(1)	$12
BayWoods	Leased	2003	2013	(1)	$4
Annapolis Towne Centre	Leased	2008	2018	(1)	$249
Waugh Chapel	Leased	2012	2032	(1)	$1,288

(1)	These leases may be extended at the option of ANNB for periods ranging from one to twenty years.
(2)	ANNB owns an undeveloped piece of property in Odenton, Maryland for future branch expansion.

Legal Proceedings

Except as set forth in “Proposal No.1 — Proposal to Adopt the Merger Agreement — Litigation Relating to the Merger,” ANNB is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the ANNB’s financial condition and results of operations.

Market Value and Dividend Information

ANNB’s common stock is listed on NASDAQ under the symbol “ANNB.” ANNB’s stock began trading in November 1997. At September 30, 2012 the closing price was $7.05 per share. See “Comparative Market Prices and Dividends” on page 137 for historical information regarding the high and low sales prices for ANNB common stock and cash dividends declared on ANNB common stock.

As of January 25, 2013, ANNB had outstanding 4,024,040 shares of common stock held by approximately 185 stockholders of record. On January 30, 2009 ANNB sold 8,152 shares of ANNB Preferred Stock to one stockholder, the U.S. Treasury, under the U.S. Treasury’s TARP CPP. The shares have a liquidation preference of $1,000 per share for an aggregate purchase price of $8.152 million. ANNB has also issued the ANNB TARP Warrant permitting the U.S. Treasury under the CPP to purchase 299,706 shares of common stock which may be purchased upon exercise of the ANNB TARP Warrant at a price of $4.08 per share. The ANNB TARP Warrant expires on January 30, 2019. The issuances of the ANNB TARP Warrant and the ANNB Preferred Stock were completed in a private placement to the U.S. Treasury exempt from the registration requirements of the Securities Act of 1933.

Under the terms of the CPP, ANNB will be required to pay a 5% per annum dividend on the ANNB Preferred Stock for the five years beginning January 30, 2009 ending February 15, 2014 and a 9% dividend for the period thereafter. The first dividend was paid to the U.S. Treasury on May 15, 2009 with future dividend payments due quarterly thereafter. As of September 30, 2012, $1.3 million in dividends were paid to the U.S. Treasury. On April 18, 2012, ANNB redeemed 4,076 shares of the ANNB Preferred Stock. Following the redemption, 4,076 shares of ANNB Preferred Stock remain outstanding.

ANNB discontinued the payment of cash dividends to common stockholders in 2002. ANNB has no current plans to resume payments of cash dividends on its common stock as ANNB believes it is in the best interest of ANNB to retain capital to support the growth of ANNB.

As a condition to ANNB’s participation in the CPP, ANNB’s ability to declare or pay dividends on its common stock is restricted. Specifically, ANNB may not declare dividend payments on its common stock if it is in arrears on the dividends on the ANNB Preferred Stock. Until the ANNB Preferred Stock issued to the U.S. Treasury under the CPP is redeemed or transferred, ANNB may not pay a cash dividend without approval from the U.S. Treasury.

Equity Compensation Plan Information

The table setting forth securities authorized for issuance under equity compensation plans as of December 31, 2012 is below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	93,687	$6.54	290,568
Equity compensation plans not approved by security holders	—	—	—
Total	93,687	$6.54	290,568

ANNB MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes,” “anticipates,” “contemplates,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, changes in federal bank regulatory and supervisory policies, including required levels of capital, competition in the financial services industry, and general economic conditions. ANNB does not undertake to, and specifically disclaims any obligation to, update any such forward-looking statements.

Critical Accounting Policies

ANNB’s consolidated financial statements are prepared in accordance with GAAP and follow general practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

Significant accounting policies followed by ANNB are presented herein in Note 1 to ANNB’s 2011 consolidated financial statements, and recent accounting provisions adopted have been presented herein in Note I to ANNB’s unaudited consolidated financial information for the interim period ended September 30, 2012. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts management has identified the determination of the allowance for credit losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for credit losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for credit losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet.

Allowance for Credit Losses Methodology

ANNB Bank’s allowance for credit losses is established through a provision for loan losses based on management’s evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for credit losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The overall allowance consists of both Accounting Standards Codification (“ASC”) 310 specific reserves for individual loans and ASC 450 general reserves for loan portfolios by specific categories and types. ANNB Bank estimates an acceptable allowance for credit loss with the objective of quantifying portfolio risk into a dollar figure of inherent losses, thereby translating the subjective risk value into an objective number. Emphasis is placed on independent external loan reviews and regular internal reviews. The determination of the allowance for loan losses is based on ANNB Bank’s historical loss experience and ten (10) qualitative factors for specific categories and types of loans. The combination of the loss experience factor and the total qualitative factors (“Total ALLL Factor”) is expressed as a percentage of the portfolio for specific categories and types of loans to create the inherent loss index for each loan portfolio. Individual loans deemed impaired are separated from the respective loan portfolios and a specific reserve allocation is assigned based upon bank management’s best estimate as to the loss exposure for each loan. Each Total ALLL Factor is assigned a percentage weight and that total weight is applied to each loan category. The Total ALLL Factor is different for each loan type and for each risk assessment category within each loan type.

•

ANNB Bank’s historical loss experience is calculated by aggregating the actual loan losses by category for the previous eight quarters and converting that total into a percentage for each loan category.

Previously (in 2011), due to ANNB Bank’s limited historical loss experience, the loss experience factor was the greater of either ANNB Bank’s historical loss experience or the peer group average historical loss experience.

•

Qualitative factors include: levels and trends in delinquencies and non-accruals; trends in volumes and terms of loans; effects of any changes in lending policies; the experience, ability and depth of management; national and local economic trends and conditions (including Peer Group loss experience); concentrations of credit; quality of the bank’s loan review system; and, external factors, such as competition, legal and regulatory requirements.

The total allowance for credit losses changes as the percentage weight assigned to each Total ALLL Factor is increased or decreased due to its particular circumstance, as the various types and categories of loans change as a percentage of total loans and as the aggregate of specific allowances is adjusted due to an increase or decrease in impaired loans.

Management believes this approach effectively measures the risk associated with any particular loan or group of loans. ANNB Bank’s board of directors engages an independent loan review consultant to evaluate the adequacy of ANNB Bank’s allowance for credit losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review ANNB Bank’s allowance for credit losses. Such agencies may require ANNB Bank to make additional provisions for estimated credit losses based upon judgments different from those of management. ANNB Bank recorded a total provision for credit losses of $29,000 for the three month period ended September 30, 2012 and $338,000 for the same period in 2011. For the nine month periods ended September 30, 2012 and 2011 ANNB Bank recorded provisions of $306,000 and $1.6 million, respectively. The aggregate provision was based upon the results of quarterly evaluations using a combination of factors including the level of nonperforming loans, ANNB Bank’s growth in total gross loans and ANNB Bank’s net credit loss experience. Total gross loans decreased by $5.7 million for the nine months ended September 30, 2012. For the same period, ANNB Bank recorded charge-offs of $927,000 and recovered $86,000 on previously charged-off loans. As of September 30, 2012, ANNB Bank’s allowance for credit losses was $6.6 million or 2.33% of total loans and 88.4% of nonperforming loans as compared to $7.2 million, or 2.47% of total loans and 102.0% of nonperforming loans as of December 31, 2011.

ANNB Bank continues to monitor and modify its allowance for credit losses as conditions dictate. While management believes that, based on information currently available, ANNB Bank’s allowance for credit losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that ANNB Bank’s level of allowance for credit losses will be sufficient to cover future loan losses incurred by ANNB Bank or that future adjustments to the allowance for credit losses will not be necessary if economic and other conditions differ substantially from economic and other conditions at the time management determined the current level of the allowance for credit losses. Management may in the future increase the level of the allowance as its loan portfolio increases or as circumstances dictate.

Activity in the allowance for credit losses for the nine months ended September 30, 2012 and 2011 is shown below:

(dollars in thousands)	For the Nine Months Ended September 30,
	2012	2011
Total loans outstanding — at September 30	$285,069	$294,160
Average loans outstanding year-to-date	296,111	288,312
Allowance for credit losses at beginning of period	$7,182	$6,853

Provision charged to expense	306	1,574

Chargeoffs:
Commercial loans	357	872
Real estate and construction loans	340	182
Consumer and other loans	230	140

Total	927	1,194

Recoveries:
Commercial loans	32	13
Real estate and construction loans	35	254
Consumer and other loans	19	17

Total	86	284

Net charge-offs	841	910

Allowance for credit losses at end of period	$6,647	$7,517

Allowance for credit losses as a percent of total loans	2.33%	2.56%
Net charge-offs (recoveries) as a percent of average loans	0.28%	0.32%

ANNB Bank’s nonperforming assets, which are comprised of loans delinquent 90 days or more, non-accrual loans, accruing troubled debt restructurings, loans with repossessed collateral and repossessed assets, totaled $8.2 million at September 30, 2012, compared to $8.3 million at December 31, 2011, a decrease in nonperforming assets of $100,000 or 1.2%. The percentage of nonperforming assets to total assets was 1.88% at September 30, 2012, and at December 31, 2011. The decrease in nonperforming assets was principally attributable to the sales of REO property and repossessed assets of $888,000, payoffs and pay-downs of nonperforming assets of $241,000, the return to performing of $176,000 and to charge-offs and additional write-downs on loans previously classified as nonperforming of $520,000 offset by additions to nonperforming of $1.7 million.

The $8.2 million in nonperforming assets at September 30, 2012 included $6.1 million in nonaccrual loans, $930,000 in accruing troubled debt restructurings, $468,000 of loans past due greater than 90 days and still accruing and $696,000 in other assets. Of the $6.1 million in nonaccrual loans at September 30, 2012, $5.3 million were secured by real estate, $190,000 were commercial loans and $613,000 were consumer and other loans. At December 31, 2011, assets classified as nonperforming totaled $8.3 million and consisted of

$6.2 million in nonaccrual loans and $856,000 in accruing troubled debt restructuring and $1.3 million in other assets. Included in the $6.2 million of nonaccrual loans was $5.3 million of loans secured by real estate, $390,000 of commercial and $484,000 of consumer and other loans.

The following table shows the amounts of nonperforming assets at September 30, 2012 and September 30, 2011:

	September 30, 2012	September 30, 2011
Nonaccrual loans:
Commercial	$190	$390
Real estate	5,315	5,308
Consumer	613	484
Accrual loans — past due 90 days
Real estate	468	0
Restructured loans	930	856

Total nonperforming loans	7,516	7,038
Real estate owned	697	1,222
Repossessed assets	0	52

Total nonperforming assets	$8,213	$8,312

Allowance for credit losses to total nonperforming loans	88.44%	102.30%
Ratio of nonperforming loans to total loans	2.64%	2.42%
Ratio of nonperforming assets to total assets	1.88%	1.88%

Comparison of Financial Condition at September 30, 2012 and December 31, 2011

Total assets of $436.4 million at September 30, 2012 decreased 1.2% or $5.2 million compared to $441.6 million at December 31, 2011. The contraction of the balance sheet was the result of redeeming 50% of the TARP balance of outstanding ANNB Preferred Stock for a total of $4.1 million. Loan demand decreased in the first nine months of 2012, with $285.1 million of gross loans as of September 30, 2012, a decrease of $5.7 million from $290.8 million at December 31, 2011. The decrease resulted primarily from payoffs and payments net of originations of approximately $4.8 million in real estate secured loans and charge-offs of $927,000. Interest bearing balances with banks increased $21.7 million while federal funds sold as of September 30, 2012 decreased $26.6 million from December 31, 2011. Investment securities increased $4.2 million or 4.8% compared to December 31, 2011.

Deposits of $338.8 million at September 30, 2012 decreased $11.6 million or 3.3% from December 31, 2011 deposits of $350.4 million. Savings balances decreased $7.9 million while certificate of deposit balances decreased $7.2 million due to higher rate certificates of deposit maturing and not renewing at current lower yields. Money market balances increased $4.8 million. Securities sold under agreements to repurchase increased $7.6 million.

Comparison of Financial Condition as of December 31, 2011 and 2010 and Results of Operations for the Years then Ended

Total assets increased by $9.4 million or 2.2% during 2011 to $441.6 million from $432.1 million at December 31, 2010 as loan demand improved and deposits increased. Total deposits and securities sold under agreements to repurchase, ANNB’s primary sources of funds, increased $6.3 million or 1.8% to $361.7 million from $355.5 million at December 31, 2010. Time deposits totaled $78.3 million or 22.3% of ANNB Bank’s total deposits at December 31, 2011, compared to $77.6 million or 22.8% in 2010. Savings and money market accounts, the largest portion of ANNB Bank’s total deposits, totaled $182.5 million or 52.1% of ANNB Bank’s total deposits at December 31, 2011, compared to $184.6 million or 54.1% in 2010. NOW accounts totaled $32.9 million or 9.4% and $33.2 million or 9.7% of total deposits at December 31, 2011 and 2010, respectively. Demand, noninterest bearing accounts totaled $56.7 million or 16.2% of total deposits at December 31, 2011 and $45.5 million or 13.4% at December 31, 2010. The increase in demand deposit accounts is due to higher balances in corporate accounts, a result of increased business development activity during 2011. Securities sold under agreements to repurchase decreased $3.3 million to $11.3 million at December 31, 2011 from $14.6 million at December 31, 2010. Long-term borrowings remained at $35.0 million at December 31, 2011 and 2010.

On March 26, 2003, Annapolis Bancorp Statutory Trust I (“Statutory Trust I”), a Connecticut business trust formed, funded and wholly owned by ANNB, issued $5,000,000 of variable-rate capital securities to institutional investors. The proceeds of the securities were used to provide funding for future growth and to improve ANNB’s capital ratios. The current cost of these securities is 3.72%.

ANNB’s primary uses of funds are for loans and investments. Loans including loans held for sale and excluding deferred fees/costs and discounts and the allowance for credit losses, increased $10.7 million or 3.8% to $290.8 million at December 31, 2011 from $280.1 million a year earlier. Commercial real estate balances increased $20.0 million or 21.1% due to new customer relationships. Commercial and industrial loans decreased $3.7 million or 7.2%. Construction loans increased $1.5 million or 4.5% and residential real estate loan balances decreased by $5.3 million or 5.9%. Installment and other consumer loans decreased by $1.8 million or 16.8%. Investment security balances decreased $8.7 million during the year as proceeds from matured and called securities flowed into federal funds sold and other overnight investments and interest bearing balances with banks.

Comparison of Operating Results for the Nine Months Ended September 30, 2012 and 2011

General. ANNB recorded net income of $2.9 million for the nine months ended September 30, 2012; an increase of $1.4 million, compared to net income of $1.5 million for the nine months ended September 30, 2011, an increase of 90.1%. Net income available to common stockholders for the nine months ended September 30, 2012 was $2.6 million or $0.66 per basic and $0.65 per diluted common share compared to net income available to common stockholders of $1.1 million or $0.29 per basic and $0.29 per diluted common share for the nine months ended September 30, 2011. Net interest income increased by $120,000 or 1.0% for the nine months ended September 30, 2012 compared to the same period in 2011. The provision for credit losses decreased $1.3 million to $306,000 for the nine months ended September 30, 2012 compared to $1.6 million for the nine month period ended September 30, 2011.

Interest Income. Total interest income decreased $418,000 or 2.8% for the nine months ended September 30, 2012 compared to the same period in 2011 as a result of lower yields obtained on new loans and investments. Interest income on investment securities decreased $443,000. The yield on the investment portfolio decreased to 2.36% from 2.98% on balances $1.1 million lower on average over the same period in 2011. Income on the loan portfolio increased $10,000 for the nine months ended September 30, 2012 due to an increase in average loan balances of $7.8 million offset by lower loan yields. The yield on the loan portfolio decreased to 5.78% for the nine months ended September 30, 2012 from 5.94% for the nine months ended September 30, 2011.

Interest Expense. Total interest expense decreased by $538,000 or 19.5% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. The decrease was due to reducing the rates paid on ANNB’s deposit and repurchase agreement accounts. ANNB’s savings accounts, the largest of the deposit balances, had an average balance of $131.8 million for the nine months ended September 30, 2012 and a yield of 0.33% compared to an average balance of $139.0 million and a yield of 0.68% for the nine months ended September 30, 2011. The average rate of interest paid on all interest bearing liabilities was 0.86% for the nine months ended September 30, 2012 compared to 1.06% for the nine months ended September 30, 2011.

Interest expense on long-term borrowings and junior subordinated debentures was $985,000 for the nine months ended September 30, 2012 compared to $974,000 for the nine months ended September 30, 2011. The increase resulted from a rise in the yield on the junior subordinated debentures to 3.65% from 3.50%.

Net Interest Income. Net interest income increased by $120,000 or 1.0% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. The increase was primarily the result of lower overall cost of deposits. ANNB’s cost of funds decreased to 0.74% for the nine months ended September 30, 2012 compared to 0.93% for the nine months ended September 30, 2011.

For the nine months ended September 30, 2012, the net interest margin decreased to 3.90% compared to 3.94% for the nine months ended September 30, 2011. The decrease in net interest margin was primarily the result of the decrease in the yield on earnings assets which decreased to 4.60% for the nine months ended September 30, 2012 from 4.84% for the same period in 2011.

Provision for Credit Losses. ANNB Bank recorded a provision for credit losses of $306,000 for the nine months ended September 30, 2012 compared to $1.6 million for the same period in 2011. The provision was based on the composition and credit quality of the loan portfolio as of September 30, 2012 and reflected the qualitative factors used to calculate the allowance for credit losses relating to historical delinquencies and losses and to factors relating to local economic conditions. Total gross loans decreased by $5.7 million for the nine month period ended September 30, 2012 compared to December 31, 2011. ANNB Bank recorded net charge-offs on loans deemed uncollectible of $841,000 for the nine months ended September 30, 2012 compared to $910,000 for the same period in 2011.

Noninterest Income. Total noninterest income for the nine months ended September 30, 2012 increased by $28,000 or 2.0% remaining at $1.4 million for the same period in 2011. The increase in noninterest income was due to higher savings and check cashing fees offset by lower loan related fees as ANNB discontinued selling mortgages in 2011. The nine months ended September 30, 2011 included losses of $31,000 on the write-down of fixed assets relating to the closure of a branch office. There were no such write-downs for the nine months ended September 30, 2012.

Noninterest Expense. Total noninterest expense decreased by $875,000 or 9.1% for the nine months ended September 30, 2012 compared to the same period in 2011. The decrease in total noninterest expense during the first nine months of 2012 compared with the same period in 2011 resulted from decreased personnel, occupancy and equipment, FDIC and other expense. Offsetting these decreases in noninterest expense was an increase in legal expense related to loan collections. Personnel expense decreased $374,000 for the nine month period due to vacated staff positions that have not been refilled. Occupancy and equipment expense decreased $96,000 as the same period in 2011 included accelerated depreciation relating to the Market House branch closure. FDIC expense decreased $82,000 for the nine months ended September 30, 2012 compared to September 30, 2011 due to the impact of the changes in the assessment formula. Other expense decreased $311,000 as 2011 expense included a $198,000 write-down on a property held for expansion and a write-off of $36,000 related to a payment due from a service provider. Legal collection fees increased $49,000 for 2012 as 2011 results included the reimbursement of legal costs from the payoff of a loan previously classified as nonperforming.

Income Tax Expense. ANNB recorded income tax expense for the nine-month period ended September 30, 2012 of $1.7 million compared to $782,000 for the nine months ended September 30, 2011. ANNB’s combined effective federal and state income tax rate was approximately 37.6% for the nine months ended September 30, 2012 versus 34.2% for the nine months ended September 30, 2011.

The table below sets forth certain information regarding changes in interest income and interest expense attributable to (1) changes in volume (change in volume multiplied by the old rate); (2) changes in rates (change in rate multiplied by the old volume); and (3) changes in rate/volume (change in rate multiplied by change in volume).

Rate/Volume Analysis

(dollars in thousands)	Nine Months Ended September 30, 2012 vs. 2011
		Due to change in
	Increase or (Decrease)	Volume	Rate	Rate/ Volume
Interest income on:
Loans	$10	$347	$(328)	$(9)
Investment securities	(443)	(25)	(423)	5
Interest bearing balances with banks	11	0	10	1
Federal funds sold and other overnight investments	4	3	1	0

Total interest income	(418)	325	(740)	(3)

Interest expense on:
NOW accounts	(10)	0	(10)	0
Money market accounts	(36)	37	(58)	(15)
Savings accounts	(381)	(36)	(364)	19
Certificates of deposit	(99)	(52)	(50)	3
Repurchase agreements	(23)	(3)	(21)	1
Long-term borrowing	3	0	3	0
Junior subordinated debt	8	0	8	0

Total interest expense	(538)	(54)	(492)	8

Net interest income	$120	$379	$(248)	$(11)

Consolidated Average Balances, Yields and Rates

(dollars in thousands)	Nine Month Periods Ended
	September 30, 2012			September 30, 2011
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets
Interest earning assets
Federal funds sold and other overnight investments	$17,460	$31	0.24%	$15,930	$27	0.23%
Interest bearing balances with banks	15,709	24	0.20%	15,087	13	0.12%
Investment securities (1)	90,691	1,601	2.36%	91,822	2,044	2.98%
Loans (2)	296,111	12,817	5.78%	288,312	12,807	5.94%

Total interest earning assets	419,971	14,473	4.60%	411,151	14,891	4.84%
Noninterest earning assets
Cash and due from banks	7,393			7,582
Other assets	14,282			15,211

Total Assets	$441,646			$433,944

Liabilities and Stockholders’ Equity
Interest bearing deposits
NOW accounts	$32,822	$22	0.09%	$32,892	$32	0.13%
Money market accounts	52,781	113	0.29%	42,280	149	0.47%
Savings accounts	131,838	323	0.33%	138,952	704	0.68%
Certificates of deposit	72,755	745	1.37%	77,508	844	1.46%
Repurchase agreements	15,322	36	0.31%	16,163	59	0.49%
Long-term borrowings	35,000	846	3.18%	35,000	843	3.22%
Junior subordinated debt	5,000	139	3.65%	5,000	131	3.50%

Total interest bearing liabilities	345,518	2,224	0.86%	347,795	2,762	1.06%

Noninterest bearing Liabilities
Demand deposit accounts	57,216			48,446
Other liabilities	2,572			1,991
Stockholders’ Equity	36,340			35,712

Total Liabilities and Stockholders’ Equity	$441,646			$433,944

Interest rate spread			3.74%			3.78%
Ratio of interest earning assets to interest bearing liabilities			121.55%			118.22%
Net interest income and net interest margin		$12,249	3.90%		$12,129	3.94%

(1)	No tax-equivalent adjustments are made, as the effect would not be material.
(2)	Includes nonaccrual loans

Comparison of Operating Results for the Three Months Ended September 30, 2012 and 2011

General. ANNB recorded net income for the three months ended September 30, 2012 of $1.1 million, an increase of $443,000, compared to a net income of $668,000 for the three months ended September 30, 2011. Net income available to common stockholders was $1.1 million or $0.27 per basic and $0.26 per diluted common share, compared to net income available to common stockholders of $545,000 or $0.14 per basic and diluted common share for the three months ended September 30, 2011. Net interest income improved $42,000 for the three months ended September 30, 2012 compared to the same period in 2011. ANNB Bank recorded $29,000 in provision for credit losses during the three months ended September 30, 2012, compared to $338,000 in provision for credit losses during the same period in 2011.

Interest Income. Interest income decreased $135,000 or 2.7% for the quarter ended September 30, 2012 compared to the same quarter in 2011. The decrease in income is a result of lower yields on both the investment and loan portfolios. Income on the investment portfolio decreased $127,000 for the quarter ended September 30, 2012 compared to the same period in 2011 due to a decrease in yield as average investment security balances increased by $8.0 million and the yield decreased to 2.13% from 2.89% for the same period in 2011.

Interest Expense. Interest expense decreased by $177,000 or 20.0% for the three months ended September 30, 2012 compared to the three months ended September 30, 2011 while average interest bearing deposit balances decreased $3.8 million. Interest expense on interest bearing deposits for the quarter ended September 30, 2012 was $367,000 compared to $541,000 for the same period in 2011, a 32.2% decrease. The decrease in interest expense was due to the lower cost of all interest bearing deposit types with the yield dropping to 0.51% for the three months ended September 30, 2012 compared to 0.74% for the three months ended September 30, 2011. Decreases in ANNB’s cost of savings accounts to 0.29% from 0.58%, in the cost of ANNB’s money market account to 0.26% from 0.42% and a decrease to 1.29% from 1.46% in the cost of ANNB’s certificates of deposit contributed to the reduction in interest expense. The total cost of interest bearing liabilities decreased for the quarter ended September 30, 2012 to 0.82% from 1.02% for the quarter ended September 30, 2011. ANNB’s overall cost of funds decreased to 0.70% from 0.88% for the same periods. Interest expense on long-term borrowings and junior subordinated debentures increased to $330,000 from $328,000 with a yield of 3.28% and 3.25% for each of the three months ended September 30, 2012 and September 30, 2011, respectively.

Net Interest Income. Net interest income is the difference between interest income and interest expense and is generally affected by increases or decreases in the amount of outstanding interest-earning assets and interest bearing liabilities (volume variance). This volume variance coupled with changes in interest rates on these same assets and liabilities (rate variance) equates to the total change in net interest income in any given period.

Net interest income improved by $42,000 or 1.0% for the three months ended September 30, 2012 compared to the three months ended September 30, 2011. The improvement was due to the decrease in interest expense.

For the three months ended September 30, 2012, the net interest margin was 3.95%, a slight increase from 3.93% for the three months ended September 30, 2011. The interest rate spread was 3.80% in the third quarter of 2012 compared to 3.77% in the same quarter in 2011. The increase in the net interest margin was the result of a decrease in the yield on deposit and repurchase accounts.

Provision for Credit Losses. ANNB Bank recorded a provision for credit losses of $29,000 for the three months ended September 30, 2012 compared to $338,000 for the same period in 2011. The decrease in provision was due in part to the release of reserves on criticized assets that paid off. ANNB Bank recorded net charge-offs of $290,000 for the quarter ended September 30, 2012 compared to net charge-offs of $93,000 for the three months ended September 30, 2011. Nonperforming assets totaling $8.2 million at quarter-end were comprised of $6.1 million of nonaccrual loans, $930,000 in troubled debt restructuring, $468,000 of loans past due more than 90 days and still accruing and $697,000 in other assets.

Noninterest Income. Noninterest income decreased by $150,000 or 22.8% to $509,000 for the three months ended September 30, 2012 from $659,000 for the same period of 2011. Noninterest income for the three months ended September 30, 2011 included $151,000 in fees on loans held for sale. The loans held for sale program was subsequently discontinued.

Noninterest Expense. Noninterest expense decreased by $547,000 or 16.1% for the three months ended September 30, 2012 compared to the same quarter in 2011. The decrease in noninterest expense was due to reduced personnel and other expenses. The decrease in personnel expense of $206,000 was the result of open staff positions. Other expense decreased $334,000 as 2011 results included a write-down of $198,000 on property held for expansion and $117,000 in expenses related to loans held for sale. There were no similar other expenses in 2012.

Income Tax Expense. ANNB recorded tax expense of $680,000 for the three-month period ended September 30, 2012. ANNB’s combined effective federal and state income tax rate was approximately 38.0% for the three months ended September 30, 2012 versus 36.0% for the three months ended September 30, 2011.
Comparison of Results of Operations for the Years then Ended December 31, 2011 and 2010

Net Interest Income. Net interest income is the difference between interest income and interest expense and is generally affected by increases or decreases in the amount of outstanding interest earning assets and interest bearing liabilities (volume variance). This volume variance coupled with changes in interest rates on these same assets and liabilities (rate variance) equates to the total change in net interest income in any given period. The table on page 109 sets forth certain information regarding changes in interest income and interest expense attributable to (1) changes in volume (change in volume multiplied by the old rate); (2) changes in rates (change in rate multiplied by the old volume); and (3) changes in rate/volume (change in rate multiplied by change in volume).

Net interest income for the year ended December 31, 2011, was $16.3 million, representing an increase of $1.1 million or 6.8% from net interest income of $15.2 million for the year ended December 31, 2010. The increase in net interest income is due primarily to a decrease in the cost of interest bearing liabilities and increased income on the loan portfolio, offset by a decrease in the yield on investment securities. The net interest margin was 3.93% for the year ended December 31, 2011 and 3.66% for the year ended December 31, 2010. The yield on earning assets increased to 4.80% for the year ended December 31, 2011 compared to 4.77% for the year ended December 31, 2010 while the cost of interest bearing liabilities decreased to 1.04% from 1.30% for the same periods, respectively. Net interest income for 2011 includes $350 thousand of interest collected on a cash basis related to loans on nonaccrual status, compared to $197 thousand of interest collected on nonaccrual loans in 2010.

Rate/Volume Analysis

	2011 vs. 2010				2010 vs. 2009
		Due to Change in				Due to Change in
	Increase or (Decrease)	Volume	Rate	Rate/ Volume	Increase or (Decrease)	Volume	Rate	Rate/ Volume
	(Dollars in thousands)
Interest income on:
Loans	$1,144	$724	$401	$19	$41	$175	$(132)	$(2)
Investment securities	(1,137)	(525)	(711)	99	(1,369)	(301)	(1,134)	66
Interest bearing deposits in other banks	(11)	(5)	(6)	0	(32)	26	(40)	(18)
Federal funds sold and other overnight investments	8	5	3	0	(13)	(23)	17	(7)

Total interest income	4	199	(313)	118	(1,373)	(123)	(1,289)	39
Interest expense on:
NOW accounts	(4)	4	(7)	(1)	(6)	5	(10)	(1)
Money market accounts	(83)	6	(87)	(2)	(141)	(33)	(118)	10
Savings accounts	(488)	(27)	(471)	10	(1,097)	(10)	(1,091)	4
Certificates of deposit	(402)	(129)	(298)	25	(1,128)	(324)	(916)	112
Repurchase agreements	(33)	(3)	(31)	1	(14)	13	(24)	(3)
Long-term borrowing	(24)	(34)	10	0	(89)	(122)	37	(4)
Junior subordinated debt	(2)	0	(2)	0	(27)	0	(27)	0

Total interest expense	(1,036)	(183)	(886)	33	(2,502)	(471)	(2,149)	118

Net interest income	$1,040	$382	$573	$85	$1,129	$348	$860	$(79)

Interest Income. ANNB’s interest income remained at $19.8 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. The maintenance of interest income in the current rate environment can be attributed to an increase of $12.5 million in average loan balances, an increase of 4.5%. The yield on the loan portfolio improved to 5.93% from 5.78% for the year ended December 31, 2010 due to interest of $350 thousand received on nonaccrual loans during 2011. The yield on the securities portfolio dropped to 2.89% from 3.56%. Average federal funds sold balances increased $2.4 million or 15.9% and interest bearing balances with banks decreased $2.4 million or 13.4%. The yield on federal funds sold increased to 0.23% from 0.22% for the year ended 2011 while the yield on interest bearing balances with banks decreased to 0.13% from 0.18% for the same period.

Interest Expense. ANNB’s interest expense decreased $1.0 million or 22.4% to $3.6 million for 2011, compared to $4.6 million for 2010. The decrease in interest expense for the year ended December 31, 2011 can be attributed primarily to lower interest rates on all of ANNB Bank’s deposit accounts, repurchase agreement accounts and the junior subordinated debentures.

Provision for Credit Losses. ANNB recorded a provision for credit losses of $2.2 million for the year ended December 31, 2011 compared to $2.1 million for the year ended December 31, 2010, an increase of $42 thousand or 2.0%. The increase in provision was primarily the result of an increase in loan balances.

Nonperforming assets at year end decreased to $8.3 million for the year ended December 31, 2011 from $10.1 million for the year ended December 31, 2010. Nonperforming assets included $1.2 million of foreclosed real estate at December 31, 2011 and $52 thousand of repossessed assets. Nonperforming assets of $10.1 million at December 31, 2010 included $1.6 million of foreclosed real estate and $145 thousand of repossessed assets. Net charge-offs totaled $1.9 million for the year ended December 31, 2011 compared to net charge-offs of $3.2 million for the same period in 2010. The net charge-offs in 2011 included $1.2 million in commercial and industrial loans, $516 thousand in loans secured by real estate and $180 thousand in consumer and installment loans. See the discussion under the heading “Provision for Credit Losses and Credit Risk Management” on pages 120-122 for greater analysis regarding the Allowance for Credit Losses and related provision.

Noninterest Income. ANNB’s primary sources of noninterest income are fees charged on deposit products, fees generated by ANNB Bank’s VISA check card program and fees recognized on residential mortgage lending. Noninterest income of $1.8 million for the year ended December 31, 2011 was an increase of $27 thousand or 1.5% from the year ended December 31, 2010. Included in noninterest income for the year ended December 31, 2011 were gains on the sale of loans in the secondary market of $166 thousand compared to $159 thousand for the year ended December 31, 2010. For the year ended December 31, 2011 ANNB Bank recorded net gains on the sale of other assets primarily real estate owned and repossessed assets of $8 thousand compared to losses of $51 thousand in 2010 on similar assets. In 2011 ANNB Bank also recorded a loss of $32 thousand on the disposal of fixed assets related to the closure of a branch office. In 2010 ANNB Bank recorded a loss of $55 thousand on the sale of securities available for sale with no sales recorded in 2011. Fees charged on deposit products increased $57 thousand or 4.8%, while other mortgage banking fees totaled $139 thousand for the year ended December 31, 2011, an increase of $65 thousand or 87.8% from fees of $74 thousand for the year ended December 31, 2010.

Noninterest Expense. Noninterest expense increased $178 thousand or 1.4% to $12.6 million from $12.4 million for the year ended December 31, 2011, compared to the year ended December 31, 2010. Personnel costs increased $248 thousand and other operating expenses increased $203 thousand. These increases were offset by a decrease in legal and professional fees of $115 thousand primarily due to a reduction in collection costs. Also offsetting the increase in noninterest expenses was lower FDIC expense. FDIC expense decreased $122 thousand for the year ended December 31, 2011 compared to the year ended December 31, 2010 due to changes in the insurance assessment calculations.

The increase in personnel expense included $311 thousand due to a rise in staffing costs including benefit increases and payroll tax increases due to higher federal and state unemployment rates. Offsetting a portion of the increase in personnel expense was a decrease in expense associated with bank owned life insurance of $95 thousand.

The increase of $203 thousand or 12.1% in other operating expenses was due to a partial write-down of $199 thousand taken as the result of a recent appraisal on a property held for future branch expansion.

Occupancy and equipment expense decreased $43 thousand or 2.7% primarily due to a partial year of expense on the branch office closed during 2011.

Provision for Income Taxes. ANNB and ANNB Bank file consolidated federal income tax returns and separate Maryland income tax returns. ANNB recognized tax expense of $1.2 million for the year ended December 31, 2011 compared to $886 thousand for the year ended December 31, 2010, for an effective tax rate of 35.2% in 2011 and 35.4% in 2010.

Consolidated Average Balances, Yields and Rates

The following table presents a condensed average balance sheet as well as income/expense and yields/costs of funds thereon for the years ended December 31, 2011 and 2010. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities for the periods shown. Average balances are derived from average daily balances. The yields and costs include loan fees that are considered adjustments to yields. Net interest spread, the difference between the average rate on interest bearing assets and the average rate on interest bearing liabilities, increased to 3.76% for the year ended December 31, 2011 from 3.47% at December 31, 2010.

	Years Ended
	December 31, 2011			December 31, 2010
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
	(Dollars in thousands)
Assets
Interest Earning Assets
Federal funds sold and other overnight investments	$17,233	$40	0.23%	$14,868	$32	0.22%
Interest bearing balances in other banks	15,681	21	0.13%	18,106	32	0.18%
Investment securities (2)	91,246	2,639	2.89%	105,989	3,776	3.56%
Loans (3)	289,502	17,157	5.93%	276,984	16,013	5.78%

Total interest earning assets	413,662	19,857	4.80%	415,947	19,853	4.77%
Noninterest Earning Assets
Cash and due from banks	7,521			4,044
Other assets	14,827			15,487

Total Assets	$436,010			$435,478

Liabilities and Stockholders’ Equity
Interest Bearing Deposits
NOW accounts	$32,495	$41	0.13%	$30,003	$45	0.15%
Money market accounts	43,107	189	0.44%	42,191	272	0.64%
Savings accounts	137,732	860	0.62%	140,580	1,348	0.96%
Certificates of deposit	78,031	1,131	1.45%	85,190	1,533	1.80%
Repurchase agreements	16,004	74	0.46%	16,516	107	0.65%
Long-term borrowings	35,000	1,127	3.18%	36,065	1,151	3.15%
Junior subordinated debt	5,000	175	3.45%	5,000	177	3.49%

Total interest bearing liabilities	347,369	3,597	1.04%	355,545	4,633	1.30%

Noninterest Bearing Liabilities
Demand deposit accounts	50,331			43,273
Other liabilities	2,438			2,113
Stockholders’ Equity	35,872			34,547

Total Liabilities and Stockholders’ Equity	$436,010			$435,478

Interest rate spread			3.76%			3.47%
Ratio of interest earning assets to interest bearing liabilities			119.08%			116.99%
Net interest income and net interest margin		$16,260	3.93%		$15,220	3.66%

(1)	No tax-equivalent adjustments are made, as the effect would not be material.
(2)	Includes Federal Reserve and Federal Home Loan Bank stock.
(3)	Includes non-accrual loans

Liquidity, Risk Management and Capital Resources as of September 30, 2012

Liquidity is the capacity to change the nominal level and mix of assets or liabilities, for any purpose, quickly and economically. Poor or inadequate liquidity risk management could result in a critical situation in which

ANNB Bank would be unable to meet deposit withdrawal or loan funding requests from its customers. Either situation could potentially harm both the profits and reputation of ANNB Bank.

ANNB’s major source of liquidity is its deposit base. At September 30, 2012, total deposits were $338.8 million. Core deposits, considered to be stable funding sources and defined as all deposits except time deposits totaled $267.8 million or 79.04% of total deposits. Liquidity is also provided through ANNB’s overnight investment in federal funds sold and interest bearing deposits with banks, as well as securities available-for-sale and investment securities with maturities less than one year. At September 30, 2012, interest bearing deposits with banks, federal funds sold and other overnight investments totaled $40.0 million while investment securities available-for-sale and restricted stock investments totaled $94.6 million.

In addition, ANNB Bank has external sources of funds, which can be used as needed. The Federal Home Loan Bank (“FHLB”) is the primary source of this external liquidity. The FHLB has established credit availability for banks up to 40% of the bank’s total assets. ANNB Bank currently has an approved line of credit with the FHLB of 25% of total assets with the ability to request an increase in the line if necessary. Total assets are based on the most recent quarterly financial information submitted by ANNB Bank to the appropriate regulatory agency. The ability to borrow funds is subject to ANNB Bank’s continued creditworthiness, compliance with the terms and conditions of the FHLB’s Advance Applications and the pledging of sufficient eligible collateral to secure advances. At September 30, 2012, ANNB Bank had a $109.4 million credit limit with the FHLB with advances outstanding of $35.0 million. ANNB Bank had loans currently pledged as collateral sufficient to borrow up to $14.9 million of the remaining $74.4 million availability from the FHLB. Additional collateral including cash, investment securities and home-equity loans are available for pledging purposes in the event ANNB Bank would need to draw on the unused portion of the line of credit. At September 30, 2012, ANNB Bank had available credit with its correspondent banks of $19.2 million. ANNB Bank also has the ability to borrow from the Federal Reserve Bank’s discount window.

Capital Resources

Total stockholders’ equity was $36.1 million at September 30, 2012, representing a decrease of $1.3 million or 3.46% from December 31, 2011. The decrease in stockholders’ equity in the first nine months of 2012 was attributable to redeeming 50% of the outstanding ANNB Preferred Stock obtained through TARP. The decrease in capital due to the $4.1 million redemption was offset by $2.9 million in income, an increase in other accumulated comprehensive income of $73,000, stock based compensation of $64,000 and stock purchases through ANNB’s ESPP of $5,000. Offsetting these increases was the declaration of $214,000 in preferred stock dividends.

During the first quarter of 2009 ANNB received an infusion of capital under TARP. Under TARP, the U.S. Treasury created the CPP, pursuant to which it provides access to capital that will serve as Tier 1 capital to financial institutions through a standardized program to acquire preferred stock (accompanied by warrants) from eligible financial institutions. On January 30, 2009, ANNB sold 8,152 shares of the ANNB Preferred Stock, having a liquidation amount per share equal to $1,000, and the ANNB TARP Warrant to purchase 299,706 shares of ANNB’s common stock at an exercise price of $4.08 per share, to the U.S. Treasury under the CPP for a total purchase price of $8,152,000. On April 18, 2012, ANNB redeemed 4,076 shares of its ANNB Preferred Stock for $4,076,000. Following the redemption, 4,076 shares of ANNB Preferred Stock remain outstanding for a total of $4,076,000 in ANNB Preferred Stock.

ANNB currently has $5.0 million of junior subordinated debt issued in the form of trust preferred securities. Trust preferred securities are considered regulatory capital for purposes of determining ANNB’s Tier 1 capital ratios. According to regulatory guidance that was issued by the Federal Reserve Board, banks can currently continue to include trust preferred securities in regulatory capital.

The following table summarizes ANNB’s risk-based capital ratios:

Annapolis Bancorp, Inc.
	September 30, 2012	December 31, 2011	Minimum Regulatory Requirements	Well- Capitalized Regulatory Requirements
Risk Based Capital Ratios:
Tier 1 Capital	12.6%	12.8%	4.0%	6.0%
Total Capital	13.8%	14.0%	8.0%	10.0%
Tier 1 Leverage Ratio	9.0%	9.4%	4.0%	5.0%

As of September 30, 2012 both ANNB and ANNB Bank met the criteria for classification as a “well-capitalized” institution. Designation as a well-capitalized institution under these regulations is not a recommendation or endorsement of ANNB or ANNB Bank by federal bank regulators.

Risk Management

The ANNB board of directors is the foundation for effective corporate governance and risk management. The ANNB board of directors demands accountability of management, keeps stockholders’ and other constituencies’ interests in focus, advocates the upholding of ANNB’s code of ethics, and fosters a strong internal control environment. Through its Audit Committee, the ANNB board of directors actively reviews critical risk positions, including market, credit, liquidity, and operational risk. ANNB’s goal in managing risk is to reduce earnings volatility, control exposure to unnecessary risk, and ensure appropriate returns for risk assumed. Senior management manages risk at the business line level, supplemented with corporate-level oversight through the Asset Liability Committee, internal audit and quality control functions.

Liquidity, Risk Management and Capital Resources as of December 31, 2011

Deposits, commercial reverse repurchase agreements, and lines of credit are the primary sources of ANNB Bank’s funds for lending and investing activities. As of December 31, 2011 ANNB’s deposit and repurchase agreement balances increased $6.3 million or 1.8% over December 31, 2010 balances. At December 31, 2011 ANNB also had available both secured and unsecured lines of credit with the Federal Home Loan Bank and correspondent banks. Secondary sources of funds are derived from loan repayments and investment maturities. Loan repayments and investment maturities can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates, general market conditions and competition.

ANNB Bank offers a variety of retail deposit account products to both consumer and commercial deposit customers. ANNB Bank’s deposit accounts consist of savings, NOW accounts, checking accounts, money market accounts and certificate of deposit accounts. ANNB Bank also offers individual retirement accounts. Time deposits comprised 22.3% of the deposit portfolio at December 31, 2011. Core deposits, considered to be noninterest bearing and interest bearing demand deposit accounts, savings deposits and money market accounts, accounted for 77.7% of the deposit portfolio at December 31, 2011. This represents a 0.5% increase in the percentage of core deposits to total deposits. Core deposits accounted for 77.2% of the deposit portfolio at December 31, 2010.

ANNB Bank intends to continue to emphasize retail deposit accounts as its primary source of liquidity. Deposit products are promoted in periodic newspaper advertisements, along with notices provided in customer account statements. ANNB Bank’s market strategy is based on its reputation as a community bank providing quality products and personal customer service.

ANNB Bank pays interest rates on interest bearing deposit products competitive with rates offered by other financial institutions in its market area. Interest rates on deposits are reviewed by management which considers a number of factors including: (1) ANNB Bank’s internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and (4) ANNB Bank’s liquidity position. Jumbo certificates of deposit are accounts of $100,000 or more. These accounts totaled $47.8 million at December 31, 2011 and consisted principally of time certificates of deposit. The following table sets forth the amount and maturity of jumbo certificates of deposit at December 31, 2011:

Three Months or Less	Greater than Three Months to Six Months	Greater than Six Months to One Year	Greater than One Year	Total
(Dollars in thousands)
$ 14,253	$5,886	$9,588	$18,109	$47,836

Securities sold under agreements to repurchase represent transactions with customers for correspondent or commercial account cash management services. Securities underlying the repurchase agreements are maintained in ANNB’s control. For the years ended December 31, 2011 and 2010, the average cost of these borrowings was 0.46% and 0.65%, respectively.

ANNB Bank maintains a secured borrowing line with the FHLB with the potential to draw up to $110.4 million, and may borrow up to $19.2 million under secured and unsecured lines established with correspondent commercial banks. In addition, ANNB Bank has the ability to borrow directly from the Federal Reserve Bank discount window. At December 31, 2011, ANNB Bank had advances outstanding of $35.0 million under the Federal Home Loan Bank’s convertible advance program and had no borrowings outstanding under its secured and unsecured lines of credit.

Potential adverse impacts on liquidity can occur as a result of changes in the estimated cash flows from investment, loan, and deposit portfolios. ANNB Bank manages this inherent risk by maintaining a portfolio of available for sale investments and through secondary sources of liquidity including FHLB advances and reverse repurchase agreements. In addition, ANNB Bank has the ability to increase its liquidity by raising interest rates on deposit accounts, selling loans in the secondary market or curtailing the volume of loan originations.

ANNB Bank maintains the majority of the assets held for liquidity purposes in overnight federal funds and short-term interest bearing balances with banks.

Additional Discussion of Financial Information as of December 31, 2011

Interest Rate Risk Sensitivity

Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of ANNB’s interest earning assets and funding sources. Additionally, ANNB Bank’s profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest bearing assets, such as loans and investments, and its interest expense on its funding sources, such as deposits and borrowings. Accordingly, ANNB Bank’s results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets in response to such movements.

ANNB Bank attempts to manage fluctuations in interest rates by matching the maturities of its interest earning assets and interest bearing liabilities. ANNB Bank’s current strategy to manage its sensitivity to interest rate fluctuations is to emphasize adjustable rate loans and short and intermediate-term fixed rate loans. To reduce the negative impact of engaging in excessive fixed rate lending in a volatile rate environment, ANNB Bank originates long-term fixed rate mortgage loans as a broker for other financial institutions. The partner financial institutions underwrite and fund the loans.

The following table summarizes the anticipated maturities or repricing of ANNB’s interest earning assets and interest bearing liabilities as of December 31, 2011, and ANNB’s interest sensitivity gap (i.e., interest earning assets less interest bearing liabilities). A positive gap for any time period indicates that more interest earning assets will mature or reprice during that period than interest bearing liabilities. ANNB’s goal is to maintain a cumulative gap position for the period of one year or less of plus or minus fifteen percent in order to mitigate the impact of changes in interest rates on liquidity, interest margins and operating results. The actual results show ANNB Bank to be negatively gapped cumulatively in the three to twelve month category.

The analysis presented below represents a modified gap position for interest sensitive assets and liabilities at December 31, 2011.

Interest Sensitivity Gap Analysis

December 31, 2011	Within Three Months	After Three but within Twelve Months	After One but within Five Years	After Five Years	Total
	(Dollars in thousands)
Assets
Federal funds sold and other overnight investments	$26,583	$0	$0	$0	$26,583
Interest bearing balances with banks	18,288	0	0	0	18,288
Investment securities (1)	20,084	17,146	9,362	40,299	86,891
Loans (2) (3)	56,123	41,470	130,583	56,423	284,599

	$121,078	$58,616	$139,945	$96,722	$416,361

Liabilities
Interest bearing liabilities
NOW accounts (5)	$6,583	$3,291	$23,041	$0	$32,915
Money market accounts (5)	29,742	2,635	15,127	0	47,504
Savings accounts (5)	65,632	13,504	55,906	0	135,042
Certificates of deposit (4)	18,857	28,251	31,148	0	78,256
Commercial repurchase agreements	11,344	0	0	0	11,344
Long-term borrowings	20,000	0	15,000	0	35,000
Junior subordinated debt	5,000	0	0	0	5,000

	$157,158	$47,681	$140,222	$0	$345,061

Interest sensitivity gap	$(36,080)	$10,935	$(277)	$96,722	$71,300
Cumulative interest sensitivity gap	$(36,080)	$(25,145)	$(25,422)	$71,300
Cumulative interest sensitivity gap as a percentage of total interest-earning assets	(8.67)%	(6.04)%	(6.11)%	17.12%

(1)	Net of Federal Reserve Bank, Federal Home Loan Bank stock and other equity investments, debt securities by call date.
(2)	Loans scheduled by contractual maturities.
(3)	Net of non-accrual loans of $6.2 million.
(4)	Certificates of deposits scheduled by contractual maturities.
(5)	NOW, savings and money market accounts are presented using decay rates and historical repricing patterns.

Investment Portfolio

At December 31, 2011, ANNB Bank’s investment portfolio, which totaled $90.5 million, consisted primarily of U.S. Government Agency securities and mortgage-backed agency securities. Additionally, ANNB owns $748,750 in stock of the Federal Reserve Bank of Richmond, $2,242,900 in stock of the Federal Home

Loan Bank of Atlanta (FHLB) and a $656 thousand investment in a community development activity qualified mutual fund. Investment decisions are made within policy guidelines established by the ANNB board of directors. It is ANNB Bank’s policy to invest in non-speculative debt instruments, particularly debt instruments that are guaranteed by the U.S. Government or an agency thereof, to maintain a diversified investment portfolio which complements the overall asset/liability and liquidity objectives of ANNB Bank, while limiting the related credit risk to an acceptable level. ANNB Bank’s investment policy designates the investment portfolio to be classified as “available-for-sale,” unless otherwise designated. At December 31, 2011, 100% of the investment portfolio was classified available-for-sale. The composition of securities at December 31 for each of the past five fiscal years was:

	2011	2010	2009	2008	2007
	(Dollars in thousands)
Available for Sale
U.S. Agency	$48,032	$53,761	$54,788	$47,297	$55,496
State and Municipal	1,136	1,089	1,089	834	868
Mortgage-backed	37,725	40,828	61,415	32,035	24,181
Equity Securities	656	617	591	564	541

Total Securities	$87,549	$96,295	$117,883	$80,730	$81,086

The following table presents maturities and weighted average yields for investments in available-for-sale securities.

	Years to Maturity
	Within One Year		Within One Year to Five Years		Within Five to Ten Years
December 31, 2011	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available for Sale
U.S. Agency	$0	0.00%	$32,052	1.48%	$8,761	2.55%
State and Municipal	116	4.20%	493	4.41%	527	3.69%
Mortgage-backed	0	0.00%	0	0.00%	1,972	4.50%

Total Debt Securities	$116	4.20%	$32,545	1.98%	$11,260	2.92%

	Greater than Ten Years
	Amount	Yield	Total
Available for Sale
U.S. Agency	$7,219	3.93%	$48,032
State and Municipal	0	0.00%	1,136
Mortgage-backed	35,753	4.25%	37,725

Total Debt Securities	$42,972	4.19%	$86,893

Actual maturities of these securities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

Lending Activities

The types of loans that ANNB Bank may originate are subject to federal laws and regulations. Interest rates charged by ANNB Bank on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors.

These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

Analysis of Loans

The following table presents the composition of the loan portfolio over the previous five years:

	2011		2010		2009		2008		2007
As of December 31,	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial loans	$47,683	16.4%	$51,359	18.3%	$59,900	21.2%	$53,366	19.9%	$46,007	18.7%
Real estate loans
Commercial	114,883	39.5%	94,864	33.9%	82,168	29.2%	78,215	29.1%	71,537	29.0%
Construction	35,026	12.0%	33,534	12.0%	36,185	12.8%	28,381	10.6%	24,563	10.0%
One to four-family (1)	48,314	16.6%	52,960	18.9%	57,098	20.2%	66,964	24.9%	64,796	26.3%
Home equity	36,005	12.4%	36,697	13.1%	34,262	12.2%	27,072	10.1%	21,376	8.7%
Consumer loans	8,870	3.1%	10,664	3.8%	12,479	4.4%	14,422	5.4%	18,070	7.3%

Total loans	290,781	100.0%	280,078	100.0%	282,092	100.0%	268,420	100.0%	246,349	100.0%

Less:
Unearned income	(315)		(162)		(134)		(204)		(161)
Allowance for credit losses	(7,182)		(6,853)		(7,926)		(4,123)		(2,283)

Net loans receivable	$283,284		$273,063		$274,032		$264,093		$243,905

(1)	Includes loans held for sale.

ANNB Bank’s loan portfolio consists of commercial, commercial real estate, residential construction, one- to four-family residential mortgage, home equity and consumer loans. At December 31, 2011 ANNB Bank’s loan portfolio totaled $290.8 million. All of the loans in ANNB Bank’s portfolio are either adjustable-rate with terms to maturity of 30 days to 30 years or short- to intermediate-term fixed-rate loans.

The following table presents the maturity distribution of the loan portfolio:

As of December 31, 2011	Due in One Year or Less	Due after One Year but before Five Years	Due after Five Years	Nonaccrual Loans	90 Days Past Due	Total
	(Dollars in thousands)
Commercial loans	$26,505	$13,888	$6,900	$390	$0	$47,683
Real estate loans
Commercial	17,170	75,086	21,377	1,250	0	114,883
Construction	21,047	12,827	0	1,152	0	35,026
One to four-family	14,145	22,841	8,856	2,472	0	48,314
Home equity	17,783	1,132	16,656	434	0	36,005
Consumer loans	943	4,809	2,634	484	0	8,870

Total loans	$97,593	$130,583	$56,423	$6,182	$0	$290,781

	Due After One Year (1)
	Fixed Rate	Variable Rate	Total
Commercial loans	$18,177	$2,611	$20,788
Real estate loans
Commercial	59,152	37,311	96,463
Construction	12,827	0	12,827
One to four-family	17,144	14,553	31,697
Home equity	17,788	0	17,788
Consumer loans	2,547	4,896	7,443

Total loans	$127,635	$59,371	$187,006

(1)	Excludes nonaccruals loans.

Commercial Lending. ANNB Bank offers commercial business loans to businesses operating in ANNB Bank’s primary market area. These loans consist of lines of credit, which may require an annual repayment, adjustable-rate loans with terms of five to seven years, and fixed-rate loans with terms of up to five years. Such loans are generally secured by receivables, inventories, equipment and other assets of the business. ANNB Bank generally requires personal guarantees on its commercial loans. ANNB Bank also offers unsecured commercial loans to businesses on a selective basis. These types of loans are made to existing customers and are of a short duration, generally one year or less. ANNB Bank also originates commercial loans which are guaranteed by the Small Business Administration. ANNB Bank has been a participant in a variety of SBA loan programs.

Commercial Real Estate Lending. ANNB Bank originates adjustable-rate commercial real estate loans that are generally secured by properties used for business purposes such as small office buildings and retail facilities located in ANNB Bank’s primary market area. ANNB Bank’s underwriting procedures provide that commercial real estate loans may generally be made in amounts up to 80-85% of the lower of the appraised value or sales price of the property, subject to ANNB Bank’s current loans-to-one-borrower limit, which at December 31, 2011, was $6.8 million. These loans may be made with terms up to 30 years if owner occupied and are generally offered at interest rates which adjust annually or annually after an initial three-, five- or seven-year period in accordance with the prime rate, or the 3 and 5 year U.S. Constant Maturity Indices as reported in the Wall Street Journal. In reaching a decision whether to make a commercial real estate loan, ANNB Bank considers the value of the real estate to be financed and the credit strength of the borrower and/or the lessee of the real estate project. ANNB Bank has generally required that properties securing commercial real estate loans have debt service coverage ratios of at least 1.2:1.

Loans secured by commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. ANNB Bank seeks to minimize these risks through its underwriting standards, which require such loans to be qualified on the basis of the property’s value, debt service coverage ratio, and, under certain circumstances, additional collateral. ANNB Bank generally requires personal guarantees on its commercial real estate loans.

Construction Lending. ANNB Bank originates construction loans on both one- to four-family residences and on commercial real estate properties. ANNB Bank originates two types of residential construction loans, consumer and builder. ANNB Bank originates consumer construction loans to build a primary residence, a secondary residence, or an investment or rental property. ANNB Bank will originate builder construction loans to companies engaged in the business of constructing homes for resale. These loans may be for homes currently under contract for sale, model homes from which other homes will be marketed within a subdivision or, on a very limited basis, homes built for speculative purposes to be marketed for sale during construction. ANNB Bank offers permanent end-financing to ANNB Bank’s construction loan customers generally on a 3/1 or 5/1 Adjustable Rate Mortgage (“ARM”) basis.

ANNB Bank originates land acquisition and development loans with the source of repayment being either the sale of finished lots or the sale of homes to be constructed on the finished lots. ANNB Bank will originate land acquisition, development, and construction loans on a revolving line of credit basis for subdivisions whereby the borrower may draw upon such line of credit as lots are sold for the purpose of improving additional lots. Construction loans are generally offered with terms up to twelve months for consumer and builder loans, and up to twenty-four months for land development loans.

Construction loans are generally made in amounts up to 80% of the appraised market value of the security property. During construction, loan proceeds are disbursed in draws as construction progresses based upon inspections of work in place by independent construction inspectors.

At December 31, 2011, ANNB Bank had construction loans, including land acquisition and development loans, totaling $35.0 million, or 12.0% of ANNB Bank’s total loan portfolio, of which $365 thousand consisted of one- to four-family residential construction loans, $9.6 million consisted of commercial real estate construction loans and $25.0 million consisted of land acquisition and development loans. Construction loans are generally considered to involve a higher degree of credit risk than long-term financing of improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the security property’s value upon completion of construction as compared to the estimated costs of construction, including interest. Also, ANNB Bank assumes certain risks associated with the borrowers’ ability to complete construction in a timely and workmanlike manner. If the estimate of value proves to be inaccurate, or if construction is not performed timely or accurately, ANNB Bank may be faced with a project which, when completed, has a value that is insufficient to assure full repayment.

One- to Four-Family Residential Mortgage Lending. ANNB Bank currently offers both fixed-rate and adjustable-rate mortgage loans, first and second mortgage loans secured by one- to four-family residences and lot loans for one- to four-family residences located throughout the Baltimore-Washington Metropolitan area. One- to four-family mortgage loan originations are generally obtained from ANNB Bank’s loan representatives and their contacts in the local real estate industry, direct contacts made by ANNB Bank’s and ANNB’s directors, existing or past customers, and members of the local communities.

At December 31, 2011, one- to four-family residential mortgage loans totaled $48.3 million, or 16.6% of total loans. Of the one-to four-family mortgage loans outstanding at that date, $22.3 million were fixed-rate loans with terms of up to fifteen years with a balloon payment at the end of the term, and $26.0 million were adjustable-rate loans with terms of up to 30 years and interest rates which adjust annually from the outset of the loan or which adjust annually after a 3 or 5 year initial period in which the loan has a fixed rate. The interest rates for the majority of ANNB Bank’s adjustable-rate mortgage loans are indexed to the one-year Treasury Constant Maturity Index. Interest rate increases on such loans are limited to a 2% annual adjustment cap with a maximum adjustment of 6% over the life of the loan.

ANNB also originates fixed-rate residential mortgage loans as a broker for other financial institutions. The partner financial institutions underwrite and fund the loans. This enables ANNB to expand the product offerings to its customers, earn fee income and manage its exposure to increases in interest rates.

The origination of and retention of adjustable-rate residential mortgage loans, as opposed to fixed-rate residential mortgage loans, helps reduce ANNB Bank’s exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default.

Periodic and lifetime floors on interest rate increases help to reduce the risks associated with ANNB Bank’s adjustable-rate loans, but also limit the interest rate sensitivity of its adjustable-rate mortgage loans.

ANNB Bank currently originates one- to four-family residential mortgage loans in amounts typically up to 80% (or higher with private mortgage insurance) of the lower of the appraised value or the selling price of the property securing the loan. Mortgage loans originated by ANNB Bank generally include due-on-sale clauses which provide ANNB Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without ANNB Bank’s consent. Due-on-sale clauses are an important means of adjusting the yields on ANNB Bank’s fixed-rate mortgage loan portfolio and ANNB Bank has generally exercised its rights under these clauses.

Home Equity Lending. As of December 31, 2011, home equity loans totaled $36.0 million, or 12.4% of ANNB Bank’s total loan portfolio. Fixed-rate, fixed-term home equity loans and adjustable rate home equity lines of credit are generally offered in amounts up to 80% of the market value of the security property. Home equity lines of credit are offered with terms up to twenty years. Of the $36.0 million in home equity loans, $18.0 million are fixed rate with terms up to 10 years. The remaining $18.0 million of ANNB Bank’s home equity loans are adjustable rate and reprice with changes in the Wall Street Journal prime rate.

Consumer Lending. ANNB Bank’s portfolio of consumer loans primarily consists of adjustable rate, personal lines of credit and generally fixed rate installment loans secured by new or used automobiles, new or used boats, and loans secured by deposit accounts. At December 31, 2011, consumer loans totaled $8.9 million or 3.1% of total loans outstanding. Consumer loans are generally originated in ANNB Bank’s primary market area.

Provision for Credit Losses and Credit Risk Management

Originating loans involves a degree of risk that credit losses will occur in varying amounts according to, among other factors, the type of loans being made, the credit-worthiness of the borrowers over the term of the loans, the quality of the collateral for the loan, if any, as well as general economic conditions.

ANNB Bank’s allowance for credit losses is established through a provision for loan losses based on management’s evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for credit losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. ANNB Bank estimates an acceptable allowance for credit loss with the objective of quantifying portfolio risk into a dollar figure of inherent losses, thereby translating the subjective risk value into an objective number. Emphasis is placed on independent external loan reviews and regular internal reviews. The determination of the allowance for loan losses is based on a combination of the higher of ANNB Bank’s historical loss experience or the peer group average historical loss experience and ten (10) qualitative factors for specific categories and types of loans. The combination of the loss experience factor and the total qualitative factors (“Total ALLL Factor”) is expressed as a percentage of the portfolio for specific categories and types of loans to create the inherent loss index for each loan portfolio. Individual loans deemed impaired are separated from the respective loan portfolios and a specific reserve allocation is assigned based upon Bank management’s best estimate as to the loss exposure for each loan. Each Total ALLL Factor is assigned a percentage weight and that total weight is applied to each loan category. The Total ALLL Factor is different for each loan type and for each risk assessment category within each loan type.

•

ANNB Bank’s historical loss experience is calculated by aggregating the actual loan losses by category for the previous eight quarters and converting that total into a percentage for each loan category.

•	Peer Group average loss experience is calculated by averaging the industry loss experience by loan category over the last eight rolling quarters.

•

Qualitative factors include: levels and trends in delinquencies and non-accruals; trends in volumes and terms of loans; effects of any changes in lending policies; the experience, ability and depth of management; national and local economic trends and conditions; concentrations of credit; quality of the bank’s loan review system; and, external factors, such as competition, legal and regulatory requirements.

The total allowance for credit losses requires these changes as the percentage weight assigned to each Total ALLL Factor is increased or decreased due to its particular circumstance, as the various types and categories of loans change as a percentage of total loans and as the aggregate of specific allowances is adjusted due to an increase or decrease in impaired loans.

Management believes this approach effectively measures the risk associated with any particular loan or group of loans. The ANNB Bank’s board of directors engages an independent loan review consultant to evaluate the adequacy of ANNB Bank’s allowance for credit losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review ANNB Bank’s allowance for credit losses. Such agencies may require ANNB Bank to make additional provisions for estimated credit losses based upon judgments different from those of management. ANNB Bank recorded a total provision for credit losses of $2.2 million for the year ended December 31, 2011 and $2.1 million in 2010. The increase in provision was primarily the result of an increase of $10.7 million in loans outstanding at December 31, 2011 compared to December 31, 2010. The aggregate provision was based upon the results of quarterly evaluations using a combination of factors including the level of nonperforming loans, ANNB Bank’s growth in total gross loans and ANNB Bank’s net credit loss experience. Total gross loans increased by $10.7 million for the year ended December 31, 2011. ANNB Bank recorded charge-offs of $2.2 million on loans deemed uncollectible and recovered $335 thousand on previously charged-off loans. As of December 31, 2011, ANNB Bank’s allowance for credit losses was $7.2 million or 2.47% of total loans and 102.3% of nonperforming loans as compared to $6.9 million, or 2.45% of total loans and 81.7% of nonperforming loans as of December 31, 2010. ANNB Bank had total nonperforming loans of $7.0 million at December 31, 2011 and $8.4 million at December 31, 2010, and nonperforming loans to total assets of 1.67% and 1.94% at December 31, 2011 and December 31, 2010, respectively.

ANNB Bank places loans on a nonaccrual status after 90 days of not having received contractual principal or interest payments unless the loan is well secured and in the process of collection. In addition ANNB Bank maintains a watch list of loans on a monthly basis that warrant more than the normal level of management supervision. At December 31, 2011 ANNB Bank had approximately $42.7 million in watch list loans compared to $33.3 million at December 31, 2010.

At December 31, 2011 $6.2 million in loans were classified as nonaccrual compared to $7.8 at December 31, 2010. Approximately 40.0% of the year-end nonaccrual total consisted of one- to four-family loans; commercial mortgages accounted for approximately 20.2%, while acquisition and development loans were approximately 18.7% of the total. Home equity loans represented 7.0% of the total, consumer and installment loans accounted for 7.8% and commercial loans 6.3% of the total nonaccrual loans at December 31, 2011.

ANNB Bank continues to monitor and modify its allowance for credit losses as conditions dictate. While management believes that, based on information currently available, ANNB Bank’s allowance for credit losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that ANNB Bank’s level of allowance for credit losses will be sufficient to cover future loan losses incurred by ANNB Bank or that future adjustments to the allowance for credit losses will not be necessary if economic and other conditions differ substantially from economic and other conditions at the time management determined the current level of the allowance for credit losses. Management may in the future increase the level of the allowance as its loan portfolio increases or as circumstances dictate.

The following table presents the allocation of the allowance for credit losses, reflecting use of the methodology presented above, along with the percentage of total loans in each category.

At December 31,	2011		2010
(Dollars in thousands)	Amount	Loan Mix	Amount	Loan Mix
Amount applicable to:
Commercial	$1,387	16.4%	$1,868	18.3%
Real estate
Commercial	2,155	39.5%	1,374	33.9%
One to four-family	1,422	29.0%	1,257	32.0%
Construction	1,817	12.0%	1,831	12.0%
Consumer	401	3.1%	523	3.8%

Total allowance	$7,182	100.0%	$6,853	100.0%

Analysis of Credit Risk

Activity in the allowance for credit losses for the two years ended December 31 is shown below:

	2011	2010
Total loans outstanding — at December 31 (1)	$290,466	$279,916
Average loans outstanding for the year	289,502	276,984
Allowance for credit losses at beginning of period	$6,853	$7,926

Provision charged to expense	2,190	2,148

Chargeoffs:
Commercial loans	1,183	1,169
Real estate loans	810	1,610
Consumer and other loans	203	526

Total	2,196	3,305

Recoveries:
Commercial loans	19	43
Real estate loans	294	6
Consumer and other loans	22	35

Total	335	84

Net charge-offs	1,861	3,221

Allowance for credit losses at end of year	$7,182	$6,853

Allowance for credit losses as a percent of total loans	2.47%	2.45%
Net charge-offs as a percent of average loans	0.64%	1.16%

(1)	Net of deferred fees and costs.

Nonperforming Loans and Other Delinquent Assets

Management performs reviews of all delinquent loans. Management will generally classify loans as nonaccrual when collection of full principal and interest under the original terms of the loan is not expected or payment of principal or interest has become 90 days past due. Classifying a loan as non-accrual results in ANNB no longer accruing interest on such loan and reversing any interest previously accrued but not collected. A nonaccrual loan may be restored to accrual status when delinquent principal and interest payments are brought current and future monthly principal and interest payments are expected to be collected. ANNB will recognize interest on nonaccrual loans only when received. As of December 31, 2011 and 2010, ANNB had $6.2 and $7.8

million of nonaccrual loans, respectively. (See the discussion under the heading “Provision for Credit Losses and Credit Risk Management” for additional comments regarding nonaccrual loan activity.)

ANNB considers a loan to be a troubled debt restructuring when for economic or legal reasons related to a borrower’s financial difficulties, ANNB grants a concession to the borrower that it would not otherwise consider. ANNB may consider granting a concession in an attempt to protect as much of its investment as possible.

The restructuring of a loan may include, but is not necessarily limited to: (1) the transfer from the borrower to ANNB Bank of real estate, receivables from third parties, other assets, or an equity interest in the borrower in full or partial satisfaction of the loan (2) the issuance or other granting of an equity interest to ANNB by the borrower to satisfy fully or partially a debt unless the equity interest is granted pursuant to existing terms for converting the debt into an equity interest (3) a modification of the loan terms, such as a reduction of the stated interest rate, principal, or accrued interest or an extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk, or (4) a reduction of the face amount or maturity amount of the debt as stated in the instrument or other agreement and (5) a reduction of accrued interest. The current outstanding balance of troubled debt restructurings as of December 31, 2011 included $857,000 of loans in accrual status and $1.8 million of loans classified as nonaccrual.

Property acquired by ANNB as a result of foreclosure on a mortgage loan will be classified as “real estate owned.” Personal property acquired through repossession will be classified as “repossessed assets.” Property acquired will be recorded at the lower of the unpaid principal balance or fair value at the date of acquisition and subsequently carried at the lower of cost or net realizable value. Any required write-down of the loan to its net realizable value will be charged against the allowance for credit losses. As of December 31, 2011 ANNB held $1.2 million in real estate owned as a result of foreclosure. ANNB held $1.6 million in real estate owned at December 31, 2010. Property held as the result of repossession totaled $52 thousand at December 31, 2011 and $145 thousand at December 31, 2010.

The following table shows the amounts of nonperforming assets at December 31 for the past five years.

	2011	2010	2009	2008	2007
	(Dollars in thousands)
Nonaccrual loans:
Commercial	$390	$2,107	$6,718	$292	$116
Real estate	5,308	5,054	9,532	3,397	532
Consumer	484	630	517	604	139
Accrual loans — past due 90 days
Commercial	0	0	33	0	0
Real estate	0	598	0	2,005	172
Consumer	0	0	0	0	0
Restructured loans	856	0	0	0	0

Total nonperforming loans	7,038	8,389	16,800	6,298	959
Real estate owned	1,222	1,608	2,398	0	0
Repossessed assets	52	145	122	182	137

Total nonperforming assets	$8,312	$10,142	$19,320	$6,480	$1,096

Allowance for credit losses to total nonperforming loans	102.03%	81.69%	47.18%	65.47%	238.06%
Ratio of nonperforming loans to total loans	2.42%	3.00%	5.96%	2.35%	0.39%
Ratio of nonperforming assets to total assets	1.88%	2.35%	4.35%	1.64%	0.30%

Contractual Obligations

ANNB Bank has various financial obligations, including contractual obligations and commitments that may require future cash payments.

The following table presents, as of December 31, 2011, significant fixed and determinable contractual obligations to third parties by payment date.

Payments due by Period	Total	Less than one year	One to three years	Three to five years	More than five years
	(Dollars in thousands)
Deposits with a stated maturity	$78,256	$47,108	$21,631	$9,517	$0
Long-term borrowings	35,000	0	5,000	0	30,000
Junior subordinated debentures	5,000	0	0	0	5,000
Operating lease obligations	9,452	384	1,302	1,170	6,596
Data processing contracts	1,114	374	740	0	0

	$128,822	$47,866	$28,673	$10,687	$41,596

Off-Balance Sheet Arrangements

As of December 31, 2011, ANNB had a wholly-owned statutory trust formed for the purpose of issuing junior subordinated debentures in the form of trust preferred securities. The statutory trust has not been consolidated with the holding company.

ANNB does have significant commitments to fund loans in the ordinary course of business. Such commitments and resulting off-balance sheet risk is discussed further in Note 5 to the consolidated financial statements.

With the exception of these off-balance sheet arrangements, ANNB has no-off balance sheet arrangements that have or are reasonably likely to have a material current or future effect on ANNB’s financial condition, changes in financial condition, revenues or expenses, results of operations, capital expenditures or capital resources.

Capital Management

Total stockholders’ equity was $37.4 million at December 31, 2011, representing an increase of $2.6 million or 7.5% from December 31, 2010. The growth of stockholders’ equity during 2011 as compared to the same period in 2010 was attributable to income of $2.2 million and improvement in other comprehensive income of $695 thousand.

On January 30, 2009, ANNB sold 8,152 shares of ANNB’s Fixed Rate Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”), having a liquidation amount per share equal to $1,000, and a warrant to purchase 299,706 shares of ANNB’s common stock, at an exercise price of $4.08 per share, to the Treasury under the CPP for a total purchase price of $8,152,000.

Offsetting the increase in stockholder’s equity attributable to net income and the increase in accumulated other comprehensive income were $408 thousand in preferred stock dividends. Stock based compensation, stock purchases through ANNB’s Employee Stock Purchase Plan and the exercise of options added $136 thousand to the stockholder’s equity for the period ended December 31, 2011.

Regulatory Capital Requirements

The Federal Reserve’s capital regulations require state member banks to meet two minimum capital standards: a 4% Tier 1 capital to total adjusted average assets ratio (the “leverage” ratio), and an 8% risk-based capital ratio. Tier 1 capital is defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related paid in capital, and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships.

The risk-based capital standard requires the maintenance of Tier 1 and Total capital (which is defined as Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 4% and 8%, respectively. A well-capitalized institution has Tier 1 and Total capital to risk-weighted assets of at least 6% and 10%, respectively, and a leverage ratio of at least 5%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, as assigned by the Federal Reserve capital regulations, based on the risks the agency believes are inherent in the type of asset. The regulators have recently added a market risk adjustment to cover a bank’s trading account and foreign exchange and commodity positions. The components of Tier 1 capital are equivalent to those discussed above. Tier 2 capital may include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt, intermediate preferred stock and the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital included as part of total capital cannot exceed 100% of Tier 1 capital.

Trust preferred securities are considered regulatory capital for purposes of determining ANNB’s Tier 1 capital ratios. The Dodd-Frank Act requires the Federal Reserve to apply consolidated capital requirements to depository holding companies that are no less stringent than those that apply to depository institutions. Under these standards, trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by a bank holding company with less than $15 billion in assets. ANNB’s trust preferred securities were issued prior to May 19, 2010 and will not need to be excluded from Tier 1 capital.

At December 31, 2011, ANNB’s Tier 1 and Total Risk-based capital ratios were 12.8% and 14.0%, respectively. At December 31, 2010, ANNB Bank’s Tier 1 and Total Risk-based capital ratios were 12.8% and 14.1%, respectively. ANNB Bank was considered well-capitalized for regulatory purposes as of December 31, 2011. Designation as a well-capitalized institution under these regulations is not a recommendation or endorsement of ANNB or ANNB Bank by federal bank regulators.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Nearly all of ANNB’s assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.

Dodd-Frank Wall Street Reform and Consumer Protection Act

As a result of the enactment of the Dodd-Frank Act banks are no longer prohibited from paying interest on demand deposit accounts, including those from businesses, effective July 21, 2011. It is not clear what effect the elimination of this prohibition will have on ANNB Bank’s interest expense, allocation of deposits, deposit pricing, loan pricing, net interest margin, ability to compete, ability to establish and maintain customer relationships, or profitability. The Dodd-Frank Act also includes a regulation to limit debit card interchange fees charged by issuing banks. The impact this regulation will have on ANNB Bank’s noninterest income is not yet known.

Management continues to monitor the implementation of the Dodd-Frank Act which includes many provisions that went into effect on July 21, 2011 and many other provisions which will be phased-in over the next several months and years.

Disagreements with Accountants on Accounting and Financial Disclosure

None.

COMPARISON OF STOCKHOLDER RIGHTS

After the merger, you will become shareholders of FNB and your rights will be governed by FNB’s articles of incorporation, FNB’s bylaws and the FBCA. The following summary discusses differences between FNB’s articles of incorporation and bylaws and ANNB’s articles of incorporation and bylaws and the differences between the MGCL and the FBCA. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page 142.

We do not intend for the following summary to be a complete statement of the differences affecting the rights of our stockholders who become FNB shareholders, but rather as a summary of the more significant differences affecting the rights of such stockholders and certain important similarities. We qualify the following summary in its entirety by reference to the articles of incorporation and bylaws of FNB, the articles of incorporation and bylaws of ANNB and applicable laws and regulations. We urge you to read FNB’s articles of incorporation and bylaws, ANNB’s articles of incorporation and bylaws, and the FBCA, the MGCL and federal law governing bank holding companies in their entirety.

Removal of Directors; Filling Vacancies on the Board of Directors

ANNB

Under the MGCL, unless otherwise provided in ANNB’s articles of incorporation, the stockholders of ANNB may remove any directors, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors. ANNB’s articles of incorporation provide, however, that members of the ANNB board of directors may be removed from office for cause only, and only by the affirmative vote of a supermajority (at least two-thirds) of the votes entitled to be cast on the matter. When holders of a series of preferred stock of ANNB, voting separately as a class, have the right to elect one or more directors, though, the above removal procedures do not apply to those directors.

Vacancies in the ANNB board of directors, however caused, may be filled by a two-thirds majority vote of the directors then in office, whether or not a quorum, and any director so chosen will hold office for the remainder of the term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

FNB

The FBCA permits a corporation’s shareholders to remove directors with or without cause. FNB’s articles of incorporation provide that the affirmative vote of 75% of the outstanding shares of FNB common stock is required to remove any director or the entire board of directors without cause. Under the FBCA and FNB’s bylaws, the remaining directors, even though less than a quorum, may, by majority vote, fill vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office.

Quorum of Stockholders

ANNB

Under the MGCL and ANNB’s bylaws, the presence in person or by proxy of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting of the stockholders constitutes a quorum.

FNB

Under the FBCA and FNB’s bylaws, the holders of a majority of the votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum for action on the matter. FNB’s bylaws further provide that whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the holders of a majority of the votes of that class or series entitled to be cast, represented in person or by proxy, shall constitute a quorum of such class or series.

Adjournment and Notice of Stockholder Meetings

ANNB

Under ANNB’s bylaws, the majority of the shares attending any regular or special meeting of stockholders where a quorum is not obtained may adjourn the meeting without further notice. Under the MGCL, any meeting of the stockholders may be adjourned from time to time without further notice to a date not more than 120 days after the original record date of the original meeting of stockholders.

FNB

Under the FBCA and FNB’s bylaws, if a quorum is not present or represented at a shareholders’ meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.

Call of Special Meetings of Stockholders

ANNB

ANNB’s bylaws provide that special meetings of stockholders may be called at any time for any purpose (i) by the majority of the ANNB board of directors, (ii) by a committee of the ANNB board of directors, or (iii) by the Secretary of ANNB upon the written request of the holders of not less than a majority of all votes entitled to be cast at the meeting. The MGCL provides also that a special meeting of the stockholders may be called by the president of a corporation.

FNB

FNB’s bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the President, or by the Secretary, if requested by a majority of the FNB board of directors or the holders of not less than 10% of the outstanding shares of FNB.

Stockholder Consent in Lieu of Meeting

ANNB

Under the MGCL and ANNB’s bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if the written consents signed by all of the stockholders entitled to vote at a meeting for such purpose are delivered to ANNB.

FNB

Under the FBCA, any action that may be taken at a meeting of the shareholders of FNB may be taken without a meeting, if, prior or subsequent to the action, one or more written consents are signed by the holders of the minimum number of votes that would be required to authorize that action at a meeting. An action taken by consent will only become effective upon compliance with certain delivery and notice requirements.

Dissenters’ Rights

ANNB

Under the MGCL, dissenters’ rights are statutory rights that enable stockholders to dissent from an extraordinary transaction and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the MGCL. Generally speaking, under the MGCL, dissenters’ rights are denied to holders of shares in certain circumstances including where the applicable class or series of stock is listed on a national securities exchange (not applicable where the beneficial owners, in the aggregate, own 10% or more of the voting stock of the company) or where the stock received is that of the successor in the merger and the merger does not alter the rights of the stockholder.

FNB

Under the FBCA, shareholders have dissenters’ rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business, approval of certain control-share acquisitions and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of shares held by the dissenting shareholders.

Under the FBCA, dissenters’ rights are generally denied with respect to shares listed on a national securities exchange or when the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Derivative Actions

ANNB

Under Maryland law, a stockholder may bring a derivative action on behalf of the company. Before a stockholder can make such a demand, they must first make a demand on the board of directors to bring an action on behalf of the company or show why such a demand would be futile.

FNB

Under the FBCA, a person may bring a derivative action only if the person was a shareholder of FNB at the time of the alleged wrongdoing or became a shareholder through transfer by operation of law from one who was a shareholder at the time of the alleged wrongdoing.

Dividends and Distributions

ANNB

Subject to any restrictions in a corporation’s articles of incorporation or bylaws, the MGCL generally provides that a corporation may make distributions to its stockholders unless after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus the amount that upon its dissolution it would need to satisfy any preferential rights of other stockholders.

FNB

Under the FBCA, subject to any restrictions in a corporation’s articles of incorporation, a corporation may make distributions to its shareholders unless, after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus the amount that it would need upon its dissolution to satisfy any preferential rights of other shareholders.

Subject to the terms of the ANNB Preferred Stock, neither ANNB’s articles of incorporation nor its bylaws contain any restrictions on the payment of dividends or the making of distributions to stockholders.	FNB’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock, none of which are outstanding.

Classes of Stock with Preferential Rights

ANNB

The articles of incorporation of ANNB authorize the ANNB board of directors to issue, from time to time, by action of its members, shares of ANNB’s authorized, undesignated preferred stock, par value $0.01 per share, in one or more classes or series. In connection with any such issuance, the ANNB board of directors may by resolution determine the designation, voting rights, preferences as to dividends and liquidation rights, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock. The ANNB articles of incorporation provide for 5,000,000 shares of serial preferred stock. Currently, ANNB has 4,076 shares of ANNB Preferred Stock outstanding, which was issued to the U.S. Treasury on January 30, 2009.

FNB

The articles of incorporation of FNB permit the board of directors to create multiple classes and series of stock having rights and preferences which are senior to or have priority over the FNB common stock. FNB has no preferred stock currently outstanding.

Director Qualifications, Number and Term

ANNB

The articles of incorporation and bylaws provide that the ANNB board of directors shall consist of not less than three nor more than 15 members. Each director serves for three years and until his or her successor shall have been elected. The directors shall be divided into three classes as nearly equal in number as possible with the term in office of one class to expire each year.

FNB

FNB’s bylaws provide that FNB shall have such number of directors as the board of directors may determine, which number shall be not less than five nor more than 25. FNB’s bylaws further provide that FNB’s board of directors shall be elected annually at FNB’s annual meeting of shareholders. Under the FBCA and FNB’s bylaws, a director need not be a resident of Florida nor a shareholder of FNB to qualify to serve as a director.

Nomination of Directors

ANNB

The ANNB articles of incorporation provide that nominations for election to the ANNB board of directors may be made by the ANNB board of directors or by any stockholder of any outstanding class of capital stock entitled to vote for election of directors. Nominations must be made in writing and delivered or mailed to ANNB not less than 30 days nor more than 60 days prior to the date of the stockholder meeting at which the election is to take place. If less than 40 days notice of the meeting is given to stockholders, such written notice of nominations must be delivered or mailed to ANNB within 10 days of the date on which notice of the meeting was mailed to stockholders. The notification of nominations must contain the following information:

•   name and business and residential addresses of each proposed nominee;

•   the principal occupation of each proposed nominee;

•   the number of shares of capital stock of ANNB the nominee owns;

The stockholder making such nomination must promptly provide any other information reasonably requested by ANNB.

The ANNB bylaws further provide that the ANNB board of directors will act as a nominating committee. Except in the case of a nominee substituted as a result of the death or incapacity of a nominee, the nominating committee must deliver written nominations to ANNB at least 20 days prior to the date of the annual meeting.

FNB

FNB’s bylaws provide that directors may be nominated for election to FNB’s board of directors by either a resolution of the board of directors or by a shareholder of FNB. FNB’s bylaws provide that a shareholder may make nominations for director by providing FNB with written notice of the shareholder’s intention to nominate a director. FNB must receive the written notice not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which FNB first mailed its proxy statement to its shareholders for its annual meeting of shareholders in the immediately preceding year. The notice of a shareholder’s intention to nominate a director must include certain information, as specified in FNB’s bylaws.

Cumulative Voting

ANNB

Under the MGCL, cumulative voting in the election of directors is not available unless the articles of incorporation of the corporation provide for cumulative voting. ANNB’s articles of incorporation do not provide for cumulative voting.

FNB

Under the FBCA, cumulative voting in the election of directors is not available unless a corporation’s articles of incorporation provide for cumulative voting. FNB’s articles of incorporation do not provide for cumulative voting.

Indemnification of Officers and Directors

ANNB

Under the MGCL, a corporation is permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, unless it is proven that (i) the act or omission at issue of the director or officer was material to the cause of action adjudicated in the subject proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, (ii) the individual actually received an improper personal benefit in money, property, or services, (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful or (iv) in a derivative action, the director or officer is adjudged liable to the corporation. Under the MGCL, a corporation may also pay expenses incurred in defending any action or proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification from the corporation.

Under the MGCL, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a by-law or by vote of stockholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Under the MGCL, corporations are permitted to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him or her and incurred by him or her in such capacity, whether or not we would have the power to indemnify such person against such liability.

If authorized by the board of directors, corporations may also create a trust fund, letter of credit, or surety bond for the purpose of securing their obligation to indemnify or advance expenses under the bylaws.

FNB

Under its bylaws, FNB shall indemnify any director or officer of FNB or its subsidiaries against expenses, including legal fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, investigation or proceeding, whether derivative or nonderivative, and whether civil, criminal, administrative or investigative, that is brought or threatened to be brought against him or her by reason of his or her performance or status as a director or officer of FNB or one of its subsidiaries, unless that director or officer was adjudged to be liable to FNB in respect of the claim, issue or matter for which the director or officer seeks indemnification. Before making that indemnity available to a director or officer, FNB’s board of directors are required to determine that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of FNB and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. FNB’s bylaws also provide that FNB shall advance expenses incurred in defending or investigating a threatened or pending action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification by FNB.

With respect to derivative actions, the FBCA only permits a corporation to indemnify its directors and officers up to an amount equal to the estimated expense of litigating the matter to conclusion.

The ANNB articles of incorporation provide that ANNB will indemnify any director, officer, employee or agent of ANNB, or who served at ANNB’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permissible under MGCL.

Director Liability

ANNB

Under the MGCL, director liability is limited so long as the actions taken by the director were in good faith, in a manner the director reasonably believed to be in the best interest of ANNB, with the care of an ordinary prudent person in similar circumstances.

The ANNB articles of incorporation contain a provision limiting the personal liability of directors and officers, except (i) where it is proven that the individual officer or director actually received an improper benefit or profit in money, property or services, or (ii) where a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, unless the MGCL is amended to further eliminate or limit the personal liability of officers and directors, in which case ANNB will limit the personal liability of officers and directors to the fullest extent permitted by the MGCL as amended.

FNB

Under the FBCA, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform such director’s duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. FNB’s bylaws contain a provision limiting the liability of its directors to the fullest extent permitted by law.

Amendment of Articles of Incorporation and Bylaws

ANNB

Under the MGCL, in order to amend the articles of incorporation, the affirmative vote is required of a two-thirds majority of all votes entitled to be cast on the matter, provided that the MGCL does not otherwise require stockholder approval for certain amendments impacting the aggregate number of shares of ANNB. Under ANNB’s articles of incorporation, ANNB may amend, appeal, alter, or rescind any provision in the articles of incorporation except for certain provisions regarding cumulative voting, the nomination and election of directors, stockholder notice and the submission of stockholder proposals, the composition of

FNB

The FBCA requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. However, if the proposed amendment would trigger dissenters’ rights under the FBCA, the amendment must be approved by a majority of the votes entitled to be cast. The FBCA does not require shareholder approval for certain non-material amendments to the articles of incorporation.

the ANNB board of directors, removal of directors, indemnification and limitations on officer and director liability, and the process to amend bylaws. Any amendment to these provisions requires the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock.

Under the MGCL, the power to adopt, amend or repeal the bylaws is generally vested in stockholders, except to the extent that the articles of incorporation or bylaws vest it in the board of directors.

Under ANNB’s bylaws and articles of incorporation, the bylaws may be repealed, altered, amended or rescinded (i) by the stockholders of ANNB only by vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors or (ii) by the ANNB board of directors at a meeting properly called in accordance with the bylaws.

FNB’s bylaws provide that the affirmative vote of at least 75% of the members of FNB’s board of directors or the affirmative vote of at least 75% of the shares entitled to vote is required to alter or amend or adopt new bylaws. Under the FBCA, the power to amend or repeal bylaws may be reserved to the shareholders if so provided in the articles of incorporation or if the shareholders reserve that power for themselves in any bylaw or bylaws.

Vote Required for Extraordinary Corporation Transactions

ANNB

Under the MGCL, approval of a merger, consolidation, share exchange, or transfer of substantially all of a corporation’s assets other than in the ordinary course of business requires (i) approval by the board of directors, (ii) submission by the board of directors to the stockholders, and (iii) the affirmative vote of a two-thirds majority of the votes entitled to be cast by all stockholders.

The agreement of consolidation, merger, share exchange, or transfer of assets may require that the proposed transaction be submitted to the stockholders even if the board of directors has deemed the transaction to no longer be advisable or recommends that the stockholders reject the transaction.

FNB

Under the FBCA, approval of a merger, consolidation, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than in the ordinary course of business must receive approval from the board of directors and the holders of a majority of the shares entitled to vote thereon, unless the corporation’s articles of incorporation require a higher vote. FNB’s articles of incorporation require a supermajority vote of at least 75% of the outstanding shares of FNB common stock to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, only if the board of directors of FNB has not approved and recommended the transaction.

The FBCA provides that shareholder approval of a plan of merger is not required if:

•   the articles of incorporation of the surviving corporation will not differ, except for certain minor amendments specified in the FBCA, from its articles of incorporation before the merger; and

•   each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold, immediately after the merger, the same number of shares, with identical designations, preferences, limitations and relative rights.

Interested Stockholder Transactions

ANNB

Under the MGCL, unless otherwise exempted under the law, a corporation may not engage in, amongst other actions, any merger, consolidation, share exchange, or sale, lease, transfer, other disposition, other than in the ordinary course of business, or transfer of 5% or more of the total market value of the company’s stock, (“business combination”) with any stockholder (or their affiliate) that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the company after the date on which the company had 100 or more beneficial owners of the stock (“interested stockholder”) for a period of 5 years following the time in which the interested stockholder became an interested stockholder. A person is not an interested stockholder if the transaction that would have made the person an interested stockholder was approved by the board of directors.

Any business combination with an interested stockholder that is not exempt or otherwise prohibited under the law requires that the transaction is approved by 80% of the votes entitled to be cast by the outstanding shares of the company and two-thirds of the votes entitled to be cast by holders of voting stock, other than those held by an interested stockholder.

FNB

The FBCA requires supermajority approval for certain transactions with affiliates. If any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation (referred to herein as an interested person), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or an exchange of securities requiring shareholder approval, or a business combination, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested person. However, that approval is not required in certain situations, including the following:

•   a majority of the disinterested directors has approved the interested person transaction;

•   the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement;

•   the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement;

•   the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•   the consideration holders of the stock will receive meets certain minimum levels, as determined by a formula under Section 607.0901(4)(f) of the FBCA.

Fiduciary Duty

ANNB

Under the MGCL, a director shall perform his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing a director’s duties, the director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by:

•   one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•   counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

•   a committee of the board upon which the director does not serve, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Under the MGCL, the duties of a director do not require them to:

•   accept, recommend or respond on behalf of the company to any proposal by a person seeking to acquire control of the company;

•   authorize the company to redeem any rights under, modify, or render inapplicable, a stockholders right plan;

FNB

Under the FBCA, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by:

•   officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•   legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•   a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

FNB’s articles of incorporation provide that the board of directors of FNB, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of FNB and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of FNB and its subsidiaries, the communities and societies in which FNB and its subsidiaries operate and the economy of the state and the nation.

•   elect or refrain from electing on behalf of the company to be subject to certain anti-takeover provisions provided for under the law;

•   make a determination under the Maryland Business Combination Act and Maryland Control Share Acquisition Act; and

•   act or fail to act solely because of (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control of a company or (ii) the amount or type of any consideration that may be offered or paid to stockholders in an acquisition.

Provisions with Possible Anti-Takeover Effects

ANNB

ANNB is subject to statutory “anti-takeover” provisions under the MGCL and has incorporated such provisions in its articles of incorporation and bylaws. Under the MGCL, the approval of an acquisition of ANNB requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter. Additional possible “anti-takeover” provisions under the MGCL and/or ANNB’s articles of incorporation and bylaws include:

•   Classified Board Structure. Under Maryland law, directors may be classified into classes with each class serving for up to five years. As a result, at each annual meeting of the stockholders, only one-fifth of the board of directors may be up for election.

•   Removal of Directors only for Cause. Directors may only be removed “for cause.”

•   Voting Procedures for Director Removal. Shareholders may vote to remove a director but such removal requires a two-thirds majority vote.

•   Number of Directors. Only the board of directors may fix the number of directors for the board of directors.

•   Vacancy on Board. If a vacancy on the board results from an increase in the size of the board, the death of a director, or the resignation or removal of a director, the vacancy can only be filled by the remaining directors and the new director serves the remainder of the full term of the vacated director’s class.

•   Limits on Special Meetings of Stockholders. Special meetings called by stockholders may only be called at the request of stockholders holding a majority of the outstanding votes entitled to be cast at the meeting.

•   Explicit Approval of Stockholders’ Rights Plans (Poison Pill). The MGCL provides for explicit approval of certain stockholders rights programs or poison pills which are anti-takeover devices that can dilute the holdings of stockholders attempting an acquisition by distributing additional securities to the other stockholders.

FNB

FNB is subject to statutory “anti-takeover” provisions under the FBCA. The FBCA restricts the voting rights of shares of stock acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares, or the “control shares,” will, upon such acquisition, cease to have any voting rights. The acquiring party may petition the corporation to reassign voting rights to the control shares by way of an “acquiring person’s statement” submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit such request for shareholder approval. A corporation may reassign voting rights to the control shares by a resolution of a majority of the corporation’s shareholders of each class and series of stock, with the control shares not voting.

In addition, FNB’s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•   the ability of FNB’s board of directors to fill vacancies resulting from an increase in the number of directors;

•   the supermajority voting requirements for certain corporate transactions;

•   the broad range of factors that FNB’s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•   provisions in FNB’s articles of incorporation which authorize FNB’s board of directors, without shareholder action, to issue from time to time, up to 20,000,000 shares of FNB preferred stock. The board of directors of FNB has the power to divide any and all of the shares of FNB preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

•   Issuance of Preferred Stock. ANNB’s articles of incorporation authorize the ANNB board of directors, without further stockholder action, to issue from time to time, up to a total of 5,000,000 shares of ANNB preferred stock. The ANNB board of directors has the power to divide any and all of the shares of ANNB preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

COMPARATIVE MARKET PRICES AND DIVIDENDS

The following table sets forth for the periods indicated:

•	the high and low trading prices of shares of FNB common stock as reported on the NYSE;

•	the high and low trading prices of shares of our common stock as reported on NASDAQ; and

•	quarterly cash dividends paid per share by FNB and ANNB.

	FNB Common Stock			ANNB Common Stock
Quarter Ended	High	Low	Dividend	High	Low	Dividend
2010:
March 31	$8.66	$6.65	$0.12	$4.18	$2.02	$0.00
June 30	9.75	7.84	0.12	4.50	3.06	0.00
September 30	8.90	7.53	0.12	4.40	3.55	0.00
December 31	10.28	8.10	0.12	4.50	3.45	0.00
2011:
March 31	$10.68	$9.75	$0.12	$4.49	$3.70	$0.00
June 30	11.50	9.66	0.12	4.50	4.00	0.00
September 30	10.73	7.87	0.12	4.28	3.42	0.00
December 31	11.50	8.06	0.12	4.10	3.61	0.00
2012:
March 31	$12.56	$11.31	$0.12	$6.34	$3.80	$0.00
June 30	12.36	9.89	0.12	7.59	5.00	0.00
September 30	12.05	10.55	0.12	7.48	6.90	0.00
December 31	11.53	10.20	0.12	12.31	7.13	0.00
2013:
March 31 (through February 21)	$12.09	$10.70	$0.00	$13.62	$11.37	$0.00

The table below presents:

•	the last reported sale price of a share of FNB common stock, as reported on the NYSE; and

•	the last reported sale price of a share of ANNB common stock, as reported on The NASDAQ Capital Market,

in each case, on October 19, 2012, the last full trading day prior to the public announcement of the proposed merger, and on February 21, 2013, the last practicable trading day before the date we printed and mailed this proxy statement/ prospectus. The following table also presents the pro forma equivalent per share value of the FNB common stock that ANNB stockholders would receive for each share of their ANNB common stock if the merger were completed on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of FNB common stock on those dates by 1.143, the exchange ratio in the merger.

	FNB Common Stock	ANNB Common Stock	Pro Forma Equivalent Value of One Share of ANNB Common Stock
October 19, 2012	$10.58	$8.10	$12.09
February 21, 2013	$11.63	$13.05	$13.29

We advise you to obtain current market quotations for FNB common stock. The market price of FNB common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. We can provide no assurance concerning the future market price of FNB common stock.

BENEFICIAL OWNERSHIP OF ANNB COMMON STOCK

The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of our common stock as of January 25, 2013 by:

•	persons whom we know to own more than 5% of the outstanding shares of our common stock;

•	each director; and

•

our directors and executive officers as a group. We obtained the information set forth below from our records and from information each individual named below furnished to us. We know of no person who owns, beneficially or of record, either individually or with associates, more than 5% of our common stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of January 25, 2013 (1)	Percent of Common Stock

Lawrence E. Lerner 2711 Washington Avenue Chevy Chase, MD 20815	1,617,278	40.19%

Richard M. Lerner 400 Beards Dock Crossing Annapolis, MD 21403	265,204	6.59%

Neal R. Gross 1323 Rhode Island Avenue, NW Washington, DC 20005	308,087	7.66%

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature Of Beneficial Ownership As of January 25, 2013(1)	Number of Shares Underlying Equity Awards		Total Beneficial Ownership	Percent of Common Stock
Directors:
Joseph G. Baldwin	9,856	—		9,856	*
Walter L. Bennett, IV	11,120	—		11,120	*
Clyde E. Culp, III	8,787	8,888	(2)	17,675	*
Kendel S. Ehrlich	11,751	—		11,751	*
Debbie H. Gosselin	7,839	—		7,839	*
F. Carter Heim	12,493	—		12,493	*
Richard E. Hug	13,520	—		13,520	*
Stanley J. Klos, Jr.	44,135	—		44,135	1.10%
Lawrence E. Lerner	1,617,278	—		1,617,278	40.19%
Richard M. Lerner	265,204	—		265,204	6.59%
Michael S. McHale	7,161	—		7,161	*
Jeff W. Ostenso	7,046	—		7,046	*
Lawrence W. Schwartz	39,831	—		39,831	*
Ermis Sfakiyanudis	10,341	—		10,341	*

Other Executive Officers (who are not also Directors):
Patsy J. Houck	9,242	—		9,242	*
Robert E. Kendrick, III	4,856	7,931	(3)	12,787	*
Loretta J. Mueller	2,687	—		2,687	*
Edward J. Schneider	10,000	25,000	(4)	35,000	*
All directors and executive officers of ANNB as a group (18 persons)	2,093,147	41,819		2,134,966	53.06%

*Represents	less than 1% of our outstanding common stock.
(1)	Information relating to beneficial ownership of common stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d)(3) of the Exchange Act. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” which includes the power to vote or direct the voting of such security, or “investment power” which includes the power to dispose or to direct the disposition of such security. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities in which he has no beneficial interest. For instance, beneficial ownership may include spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations, or deferred compensation plans which are affiliated with the principal.
(2)	Fully vested options to purchase common stock that are included with shares outstanding for the purpose of computing the percentage of outstanding common stock beneficially owned by Mr. Culp.
(3)	Fully vested options to purchase common stock that are included with shares outstanding for the purpose of computing the percentage of outstanding common stock beneficially owned by Mr. Kendrick.
(4)	Restricted share units that will vest by reason of the merger that are included with shares outstanding for the purpose of computing the percentage of outstanding common stock beneficially owned by Mr. Schneider.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE COMPENSATION

The Golden Parachute Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, ANNB’s board of directors is providing stockholders with the opportunity to cast an advisory vote on the “golden parachute” compensation payable to the named executive officers of ANNB in connection with the merger at the special meeting through the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to ANNB named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” on page 59, together with the accompanying narrative discussion relating to the named executive officers’ golden parachute compensation and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the section of this proxy statement/prospectus titled “Summary of Golden Parachute Arrangements” is hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote to approve this Proposal 2 and not to approve Proposal 1, and vice versa. Because the vote is advisory in nature only, it will not be binding on either ANNB or ANNB Bank regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable to such payment, if the merger agreement is approved and the merger is completed.

Recommendation of the ANNB Board of Directors

The ANNB board of directors unanimously recommends that our stockholders vote FOR approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of ANNB in connection with the merger.

PROPOSAL NO. 3

ADJOURNMENT PROPOSAL

The Adjournment Proposal

In the event a quorum is present at our special meeting but there are insufficient votes to adopt the merger agreement, the merger proposal will fail unless we adjourn our special meeting in order to solicit additional proxies from our stockholders. An adjournment under such circumstances will allow us extra time to solicit additional proxies. In order to allow shares present in person or by proxy at our special meeting to vote FOR approval of the adjournment of our special meeting, if necessary, we are submitting an adjournment of our special meeting to you as a separate matter for consideration. We will vote properly submitted proxy cards FOR approval of the adjournment proposal, unless otherwise indicated on the proxy. If our stockholders approve the adjournment proposal, we are not required to give any further notice of the time and place of our adjourned meeting other than an announcement of the time and place we provide at our special meeting.

If a quorum is not present at the meeting, the meeting will be adjourned to a later time without a vote.

Recommendation of the ANNB Board of Directors

The ANNB board of directors recommends that our stockholders vote FOR approval of the adjournment proposal.

LEGAL MATTERS

Reed Smith LLP, Pittsburgh, Pennsylvania, has passed upon the validity of the FNB common stock being registered in connection with the merger for FNB. Reed Smith LLP and Patton Boggs LLP, Washington, D.C., have delivered their opinions to FNB and us, respectively, as to certain U.S. federal income tax consequences of the merger and will deliver updated opinions in connection with the closing of the merger. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85.

EXPERTS

The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of FNB’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and FNB management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of ANNB’s internal control over financial reporting as of December 31, 2011 have been audited by Stegman and Company, independent registered public accounting firm, as set forth in their reports thereon, which are included in this proxy statement/prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, neither FNB nor we know of any matter that a stockholder will present for consideration at our special meeting other than adoption of the merger agreement, approval on an advisory (non-binding) basis of the golden parachute compensation payable to our named executive officers in connection with the merger and approval of the adjournment proposal. However, if any other matter properly comes before our special meeting or any adjournment or postponement of our special meeting, we will deem all executed proxy cards we receive as conferring discretionary authority on the individuals named as proxies in such proxy cards to vote the shares represented by such proxy cards as to any such matters. The proxies will vote such shares in accordance with their judgment.

We have not authorized any person to give any information or make any representation other than those FNB or we have included in this proxy statement/prospectus or that FNB or we have incorporated by reference in this proxy statement/prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by FNB or us.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the FNB common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which FNB or we are not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of FNB or us since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents FNB or we incorporate by reference in this proxy statement/prospectus is correct at any time subsequent to the date of such information.

This proxy statement/prospectus does not cover any resales of the FNB common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any stockholder deemed to be an affiliate of FNB upon the consummation of the merger. FNB has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

We and FNB file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that FNB or we have filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. FNB’s and our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

FNB maintains an internet site that contains information about FNB and its subsidiaries at www.fnbcorporation.com. ANNB also maintains an internet site that contains information about ANNB and its subsidiaries at www.bankannapolis.com. The reports and other information filed by FNB and ANNB with the SEC are available through their respective internet websites.

FNB filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of FNB common stock issuable to our stockholders upon the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FNB and our proxy statement for our special meeting. As SEC rules permit, this proxy statement/prospectus does not contain all of the information contained in the registration statement.

The SEC allows FNB to incorporate information into this proxy statement/prospectus by reference. Incorporation by reference means that FNB can disclose important information to you by referring you to another document that FNB filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that the information in this proxy statement/prospectus supersedes. This proxy statement/prospectus incorporates by reference the documents set forth below that FNB previously filed with the SEC. Those documents contain important information about FNB.

FNB hereby incorporates by reference into this proxy statement/prospectus the following documents that FNB (SEC File No. 001-31940) previously filed with the SEC:

•	FNB’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	FNB’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

FNB’s Current Reports on Form 8-K filed on January 4, 2012 (two filings), January 13, 2012, January 23, 2012, February 6, 2012, February 22, 2012, March 27, 2012, April 23, 2012, May 29, 2012, July 24, 2012, August 15, 2012, September 24, 2012, October 22, 2012, October 23, 2012, October 24, 2012, November 5, 2012, November 7, 2012, December 26, 2012, January 23, 2013, January 24, 2013, February 1, 2013, February 19, 2013 and February 20, 2013 (in each case, except to the extent furnished but not filed); and

•

The description of FNB common stock contained in its Registration Statement on Form 8-A, filed on December 16, 2003 pursuant to Section 12 of the Securities Exchange Act, as amended, and any amendment or report filed for the purpose of updating such description.

FNB further incorporates by reference into this proxy statement/prospectus any additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date on which the special meeting of the stockholders of ANNB is held (other than the portions of those documents not deemed to be filed). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you would like to receive a copy of any of the documents incorporated in this proxy statement/prospectus by reference, please contact FNB at its address or telephone number listed under the heading “Reference to Additional Information” in the forepart of this proxy statement/prospectus.

OUR ANNUAL MEETING

In light of the expected timing of completion of the merger, we have postponed our 2013 annual meeting of stockholders and expect to have an annual meeting only if the merger is not completed. Under the SEC’s rules, holders of our common stock who wish to make a proposal to be included in our proxy statement for ANNB’s 2013 annual meeting of stockholders (in the event it is held) must have caused such proposal to be received by us at our principal office not later than December 15, 2012, assuming our 2013 annual meeting is held on or before May 16, 2013. If we schedule an annual meeting after May 16, 2013, we will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting and for having such stockholder proposals included in our proxy statement. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

In addition, ANNB’s bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented to our 2013 annual meeting but not included in our 2013 annual meeting proxy materials. For business proposals to be properly brought before the 2013 annual meeting by a stockholder, assuming the 2013 annual meeting is held, the stockholder must comply with Article IX of ANNB’s articles of incorporation. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, ANNB’s principal executive offices at least 30 days but not more than 60 days prior to the date of the annual meeting. The notice must include the information required by Article IX of ANNB’s articles of incorporation. Written notice of a stockholder nomination generally must be communicated to the attention of the Corporate Secretary of ANNB at least 30 days but not more than 60 days prior to the date of the annual meeting. Each written notice of a stockholder nomination is required to set forth certain information specified Article IX of ANNB’s articles of incorporation. Such nominations and other business proposals must comply with all requirements set forth in the ANNB articles.

Annapolis Bancorp, Inc.

Consolidated Financial Statements

As of September 30, 2012 and December 31, 2011

Annapolis Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

as of September 30, 2012 and December 31, 2011

(in thousands)

	(Unaudited) September 30, 2012	(Audited) December 31, 2011
Assets
Cash and due from banks	$1,951	$2,026
Interest bearing balances with banks	39,996	18,288
Federal funds sold and other overnight investments	11	26,583
Investment securities available for sale, at fair value	91,777	87,549
Federal Reserve and Federal Home Loan Bank stock	2,864	2,992
Loans, less allowance for credit losses of $6,647 and $7,182	278,102	283,284
Premises and equipment, net	9,797	8,418
Accrued interest receivable	1,350	1,279
Deferred income taxes	2,390	2,617
Investment in bank owned life insurance	5,783	5,624
Prepaid FDIC Insurance	954	1,198
Real estate owned	697	1,222
Other assets	683	490

Total Assets	$436,355	$441,570

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$57,314	$56,664
Interest bearing	281,501	293,717
Securities sold under agreements to repurchase	18,895	11,344
Long-term borrowings	35,000	35,000
Guaranteed preferred beneficial interests in junior subordinated debentures	5,000	5,000
Accrued dividends and interest payable	188	219
Other liabilities	2,381	2,258

Total liabilities	400,279	404,202

Stockholders’ Equity
Preferred stock, par value $0.01 per share; authorized 5,000,000 shares; Series A, $1,000 per share liquidation preference, shares issued and outstanding 4,076 shares at September 30, 2012 and 8,152 at December 31, 2011, net of discount of zero and $6	4,076	8,146
Common stock, par value $0.01 per share; authorized 10,000,000 shares; issued and outstanding 3,975,471 shares at September 30, 2012 and 3,958,293 at December 31, 2011	40	39
Warrants	234	234
Paid in capital	11,847	11,779
Retained earnings	18,815	16,179
Accumulated other comprehensive income	1,064	991

Total stockholders’ equity	36,076	37,368

Total liabilities and stockholders’ equity	$436,355	$441,570

The accompanying notes are an integral part of these financial statements.

Annapolis Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

for the Three and Nine Month Periods Ended September 30, 2012 and 2011

(unaudited)

(in thousands, except Shares and Per Share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Interest and dividend income
Loans, including fees	$4,338	$4,348	$12,817	$12,807
Interest bearing balances with banks	9	4	24	13
Federal funds sold and other overnight investments	9	12	31	27
Mortgage-backed securities	264	363	863	1,081
U. S. Government agencies securities	219	245	635	870
State and municipal securities	9	11	32	33
Equity securities	21	21	71	60

Total interest and dividend income	4,869	5,004	14,473	14,891

Interest expense
Certificates of deposit, $100,000 or more	140	144	435	415
Other deposits	227	397	768	1,314
Securities sold under agreements to repurchase	13	18	36	59
Interest on long-term borrowings	330	328	985	974

Total interest expense	710	887	2,224	2,762

Net interest income	4,159	4,117	12,249	12,129
Provision for credit losses	29	338	306	1,574

Net interest income after provision for credit losses	4,130	3,779	11,943	10,555

Noninterest income
Service charges and fees on deposits	309	322	903	938
Mortgage banking fees	111	59	207	76
Other fee income	130	229	313	227
Gain on sale of loans	0	18	0	165
(Loss) gain on sale of real estate owned and repossessed assets	(41)	31	(12)	8
Loss on disposal of fixed assets	0	0	0	(31)

Total noninterest income	509	659	1,411	1,383

Noninterest expense
Personnel	1,620	1,826	4,927	5,301
Occupancy and equipment	361	360	1,108	1,204
Data processing	209	214	629	635
Legal and professional fees	117	138	385	363
Marketing	50	63	267	295
FDIC Insurance	88	57	256	338
Other operating expenses	403	737	1,207	1,518

Total noninterest expense	2,848	3,395	8,779	9,654

Income before income taxes	1,791	1,043	4,575	2,284
Income tax expense	680	375	1,719	782

Net income	1,111	668	2,856	1,502
Preferred stock dividend and discount accretion	51	123	220	367

Net income available to common stockholders	$1,060	$545	$2,636	$1,135

Basic earnings per common share	$0.27	$0.14	$0.66	$0.29

Basic weighted average shares	3,975,395	3,952,772	3,973,132	3,947,233

Diluted earnings per common share	$0.26	$0.14	$0.65	$0.29

Diluted weighted average shares	4,122,664	3,954,688	4,084,417	3,954,842

The accompanying notes are an integral part of these financial statements.

Annapolis Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

for the Three and Nine Month Periods Ended September 30, 2012 and 2011

(unaudited)

(dollars in thousands)

	For the Three Months Ended September 30,
	2012	2011
Net income	$1,111	$668
Unrealized net holding gains, on
Available-for-sale portfolios, net of tax of $49 and $311, respectively	77	477

Comprehensive income	$1,188	$1,145

	For the Nine Months Ended September 30,
	2012	2011
Net income	$2,856	$1,502
Unrealized net holding gains, on
Available-for-sale portfolios, net of tax of $47 and $497, respectively	73	763

Comprehensive income	$2,929	$2,265

The accompanying notes are an integral part of these financial statements.

Annapolis Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

for the Nine Month Periods Ended September 30, 2012 and 2011

(unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$2,856	$1,502
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	371	466
Amortization of premiums and accretions of discounts, net	197	230
Provision for credit losses	306	1,574
Provisions for loss, other real estate owned	28	37
Origination of loans held for sale	0	(8,186)
Proceeds from sale of loans held for sale	0	9,730
Stock based compensation	64	87
Deferred income taxes	180	(321)
Earnings on life insurance policies	(159)	(137)
Gain on sale of loans held for sale	0	(165)
Loss (gain) on sale of real estate owned and repossessed assets	12	(8)
Loss on write-down and disposal of fixed assets	0	230
(Increase) decrease in:
Accrued interest receivable	(71)	264
Prepaid FDIC insurance	244	351
Other assets	(217)	423
Increase (decrease) in:
Accrued interest payable	(31)	(10)
Accrued income taxes, net of taxes refundable	(78)	403
Deferred loan origination fees	5	(123)
Other liabilities	201	428

Net cash provided by operating activities	3,908	6,775

Cash flows from investing activities
Proceeds from sales and maturities of securities available for sale	29,347	35,468
Purchase of securities available for sale	(33,524)	(23,042)
Net decrease (increase) in federal funds sold	26,572	(9,640)
Net (increase) decrease in interest bearing balances with banks	(21,708)	178
Net decrease (increase) in loans receivable, net	4,485	(16,411)
Improvements to other real estate owned and repossessed assets	(41)	0
Purchase of premises and equipment, net of disposals	(1,778)	(365)
Proceeds from sales of real estate owned and repossessed assets	964	502

Net cash provided by (used in) investing activities	4,317	(13,310)

	For the Nine Months Ended September 30,
	2012	2011
Cash flows from financing activities
Net (decrease) increase in:
Time deposits	(7,244)	1,349
Other deposits	(4,322)	(2,179)
Securities sold under agreements to repurchase	7,551	1,597
Redemption of preferred stock	(4,076)	0
Proceeds from stock options exercised	0	14
Proceeds from issuance of common stock	5	6
Payment of preferred stock dividend	(214)	(305)

Net cash (used in) provided by financing activities	(8,300)	482

Net decrease in cash	(75)	(6,053)
Cash and cash equivalents, beginning of period	2,026	7,854

Cash and cash equivalents, end of period	$1,951	$1,801

Supplemental cash flow information
Interest paid, including interest credited to accounts	$2,468	$3,078
Income taxes paid	$1,862	$1,167
Non-cash investing activities
Transfers from loans to real estate owned	$288	$25
Transfers from loans to other assets	$98	$20

The accompanying notes are an integral part of these financial statements.

Annapolis Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

for the Nine Month Periods Ended September 30, 2012 and 2011

(unaudited)

Note A — Basis of Presentation

The accompanying unaudited consolidated financial statements of ANNB have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required for complete financial statements. In the opinion of management, all adjustments and reclassifications that are normal and recurring in nature and are considered necessary for fair presentation have been included. Operating results for the nine month period ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ended December 31, 2012 or any other period. These unaudited consolidated financial statements should be read in conjunction with ANNB’s Form 10-K for the year ended December 31, 2011, which includes the consolidated financial statements and footnotes. Certain reclassifications have been made to amounts previously reported to conform to the classifications made in 2012.

Note B — Business

ANNB was incorporated on May 26, 1988, under the laws of the State of Maryland, to serve as a bank holding company for ANNB Bank. ANNB (as a bank holding company) and ANNB Bank are subject to governmental supervision, regulation, and control.

ANNB Bank currently conducts a general commercial and retail banking business in its market area, emphasizing the banking needs of small businesses, professional concerns and individuals from its headquarters in Annapolis, its six other branches located in Anne Arundel County, Maryland and one branch located on Kent Island in Queen Anne’s County, Maryland.

ANNB Bank has built its reputation on exemplary customer service and outreach to the communities surrounding each of ANNB Bank’s locations. ANNB Bank is committed to offering products and services that focus on relationship banking and provide an alternative to the large multi-regional financial institutions that are so pervasive in the markets ANNB Bank serves. ANNB Bank attracts most of its customer deposits from Anne Arundel County, Maryland, and to a lesser extent, Queen Anne’s County, Maryland. ANNB Bank’s lending operations are centered in Anne Arundel County, but extend throughout Central and Southern Maryland.

Note C — Stock Based Compensation

Stock based-compensation expense for the nine month periods ended September 30, 2012 and 2011 was $64,400 and $87,000, respectively. Stock-based compensation expense recognized in the consolidated statements of income for the first nine months of 2012 and 2011 reflects estimated forfeitures.

For the three month period ended September 30, 2012, $24,300 of expense was recognized on the remaining outstanding options, restricted shares and restricted share units. During the same period of 2011, $30,000 of expense was recognized on the remaining outstanding options, restricted shares and restricted share units.

During the first three quarters of 2012 and 2011, there were no options granted to employees or directors of ANNB or ANNB Bank. On April 27, 2012 an option to purchase a total of 8,888 shares at a price of $9.30 per share was forfeited when a non-employee director, resigned from the board of directors of ANNB and its subsidiary ANNB Bank.

Stock option activity for the nine months ended September 30, 2012 and 2011 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding at December 31, 2011	92,302	$7.22
Grants	0	0.00
Exercised	0	0.00
Forfeitures	(8,888)	9.30
Expired	0	0.00

Outstanding as of September 30, 2012	83,414	$7.00

Exercisable at September 30, 2012	83,414	$7.00	1.8	$97

Outstanding at December 31, 2010	124,270	$6.06
Grants	0	0.00
Exercised	(5,333)	2.64
Forfeitures	0	0.00
Expired	(22,374)	2.64

Outstanding as of September 30, 2011	96,563	$7.05

Exercisable at September 30, 2011	95,721	$7.03	2.8	$4

The aggregate intrinsic value in the table above represents the total pre-tax value of the exercisable in-the-money options (that is, the difference between the closing stock price on the last trading day in the first nine months of 2012 and 2011, and the exercise price of the options multiplied by the number of shares) on September 30, 2012 and September 30, 2011. This amount changes based on the fair market value of ANNB’s stock. The total intrinsic value of options exercised was zero for the nine months ended September 30, 2012 and $8,000 for the nine months ended September 30, 2011.

As of September 30, 2012, there were no unrecognized costs related to unvested options. As of September 30, 2011, $2,300 of total unrecognized costs related to unvested options was expected to be recognized over a weighted average period of 0.6 years.

There were no restricted shares awarded to employees during the third quarter of 2012 or 2011.

During the first quarter of 2012, non-employee directors of ANNB Bank were awarded a total of 16,268 shares of restricted stock at a market value of $4.30 per share in lieu of an annual retainer. These shares vest on January 25, 2013. During the first quarter of 2011, an employee of ANNB Bank was awarded 5,000 restricted shares at a market value of $4.45 per share. During the first quarter of 2011, non-employee directors of ANNB Bank were awarded a total of 12,782 shares of restricted stock at a market value of $4.30 per share in lieu of an annual retainer. These shares vested on January 27, 2012.

On January 3, 2012 a total of 2,500 restricted shares and 10,000 restricted share units granted in 2009 were forfeited when an employee of ANNB Bank resigned. On April 27, 2012 a total of 1,162 shares awarded during the first quarter of 2012 to a non-employee director, were forfeited when the director resigned from the board of directors of ANNB and its subsidiary ANNB Bank. Non-compensation related expense of $16,250 and $13,750 was recognized for the three month periods ended September 30, 2012 and 2011, respectively and $48,750 and $41,250 for the nine month periods ending September 30, 2012 and 2011, respectively, relating to the shares issued to non-employee directors.

As of September 30, 2012, 15,000 restricted share units of the 43,606 restricted shares and restricted share units outstanding have vested; the remaining 28,606 restricted shares and restricted share units will vest over a weighted average period of 0.60 years.

Restricted stock activity for the nine months ended September 30, 2012 and 2011 was as follows:

	Shares	Weighted Average Grant Price
Outstanding at December 31, 2011	57,282	$3.86
Grants	16,268	4.30
Issued	(16,282)	4.29
Forfeitures	(13,662)	4.10

Outstanding as of September 30, 2012	43,606	$3.84

Outstanding at December 31, 2010	68,384	$3.66
Grants	17,782	4.34
Issued	(26,384)	3.75
Forfeitures	0	0

Outstanding as of September 30, 2011	59,782	$3.86

As of September 30, 2012, $52,000 of total unrecognized costs related to unvested restricted shares and restricted share units is expected to be recognized over a weighted average period of 1.0 years. As of September 30, 2011, $124,500 of total unrecognized costs related to unvested restricted shares and restricted share units was expected to be recognized over a weighted average period of 1.9 years.

Note D — Earnings Per Share

Information regarding earnings per share is summarized as follows:

Computation of Earnings Per Share

(in thousands, except Earnings Per Share and share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income available to common stockholders	$1,060	$545	$2,636	$1,135
Weighted average common shares outstanding	3,975,395	3,952,772	3,973,132	3,947,233
Basic Earnings Per Common Share	$0.27	$0.14	$0.66	$0.29
Net income available to common stockholders	$1,060	$545	$2,636	$1,135
Weighted average common shares outstanding	3,975,395	3,952,772	3,973,132	3,947,233
Effect of potential dilutive common shares	147,269	1,916	111,285	7,609
Total weighted average diluted common shares outstanding	4,122,664	3,954,688	4,084,417	3,954,842
Diluted Earnings Per Common Share	$0.26	$0.14	$0.65	$0.29

Basic earnings per common share are calculated using the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share are calculated using the weighted-average number of shares of common stock plus dilutive potential shares of common stock outstanding during the period. Potential common shares consist of stock options and restricted stock, restricted share units and warrants. For the three months ended September 30, 2012 and 2011, 50,081 and 95,609 shares of common stock, respectively, attributable to outstanding stock options, restricted stock, restricted share units and warrants were excluded from the calculations of diluted earnings per share because their effect was anti-dilutive. For the nine months ended September 30, 2012 and 2011, 50,081 and 395,509 shares of common stock, respectively, attributable to outstanding stock options, restricted stock, restricted share units and warrants were excluded from the calculations of diluted earnings per share because their effect was anti-dilutive.

Note E — Investment Securities

Investment securities are summarized as follows:

(dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
September 30, 2012
Available for sale
U.S. Government agency	$51,603	$344	$0	$51,947
State and municipal	961	68	0	1,029
Residential mortgage-backed securities	36,821	1,362	68	38,115
Other equity securities	635	51	0	686

	$90,020	$1,825	$68	$91,777

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2011
Available for sale
U.S. Government agency	$47,782	$306	$56	$48,032
State and municipal	1,077	59	0	1,136
Residential mortgage-backed securities	36,435	1,372	82	37,725
Other equity securities	618	38	0	656

	$85,912	$1,775	$138	$87,549

The amortized cost and estimated fair value of securities by contractual maturities at September 30, 2012 are shown below. Actual maturities of these securities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	September 30, 2012
	Available for Sale
(dollars in thousands)	Amortized Cost	Estimated Fair Value
Due within one year	$0	$0
Due after one through five years	26,910	27,063
Due after five through ten years	23,609	23,911
Due after ten years	38,866	40,117
Equity securities	635	686

	$90,020	$91,777

The following table shows the level of ANNB’s gross unrealized losses and the fair value of the associated securities by type and maturity for securities available for sale at September 30, 2012 and December 31, 2011.

	Less than 12 months		12 months or more		Total
September 30, 2012 (dollars in thousands)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Residential mortgage-backed securities	$3,818	$11	$1,460	$57	$5,278	$68

	$3,818	$11	$1,460	$57	$5,278	$68

	Less than 12 months		12 months or more		Total
December 31, 2011 (dollars in thousands)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government Agency	$16,044	$56	$0	$0	$16,044	$56
Residential mortgage-backed securities	0	0	1,854	82	1,854	82

	$16,044	$56	$1,854	$82	$17,898	$138

The unrealized losses that exist are the result of market changes in interest rates since the original purchase. Because ANNB does not intend to sell the investments and it is not more likely than not that ANNB will be required to sell the investments before recovery of their amortized cost basis, ANNB does not consider those investments to be other-than-temporarily impaired at September 30, 2012. ANNB has used a variety of tools to analyze the contents of its security portfolio and at this time does not believe that the unrealized losses in the portfolio shown in the table above are other than temporary. At September 30, 2012 mortgaged-backed securities with a fair market value of $1.5 million carried bond ratings below investment grade. These securities were evaluated by an independent third-party consulting firm using an expected cash flow model that includes assumptions related to prepayment rates, default trends, and loss severity, and were deemed by management not to be other-than-temporarily impaired at September 30, 2012. At September 30, 2012, both securities were current on both principal and interest payments.

Note F — Loans, Allowance For Credit Losses And Credit Quality

Major classifications of loans are as follows:

	September 30, 2012	December 31, 2011
Commercial	$43,060	$47,683
Real estate
Commercial	115,455	114,883
Construction	37,602	35,026
One to four-family	48,052	48,314
Home equity	32,942	36,005
Consumer	7,958	8,870

	285,069	290,781

Deferred loan fees, net	(320)	(315)
Allowance for credit losses	(6,647)	(7,182)

	(6,967)	(7,497)

Loans, net	$278,102	$283,284

The maturity and rate repricing distribution of the loan portfolio is as follows:

Repricing or maturing within one year	$91,522	$100,804
Maturing over one to five years	133,440	132,637
Maturing over five years	60,107	57,340

	$285,069	$290,781

ANNB’s goal is to mitigate risks inherent in the loan portfolio. Commercial loans and loans secured by real estate make up the majority of the loan portfolio, accounting for 97% of the portfolio as of September 30, 2012 and December 31, 2011. To mitigate risk, commercial loans are generally secured by receivables, inventories, equipment and other assets of the business. Personal guarantees of the borrowers are generally required.

Loans secured by commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. ANNB Bank seeks to minimize these risks through its underwriting standards, which require such loans to be qualified on the basis of the property’s value, debt service coverage ratio, and, under certain circumstances, additional collateral. ANNB Bank generally also requires personal guarantees on its commercial real estate loans.

Construction loans are generally considered to involve a higher degree of credit risk than long-term financing of improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the security property’s value upon completion of construction as compared to the estimated costs of construction, including interest. Also, ANNB Bank assumes certain risks associated with the borrowers’ ability to complete construction in a timely and workmanlike manner. If the estimate of value proves to be inaccurate, or if construction is not performed timely or accurately, ANNB Bank may be faced with a project which, when completed, has a value that is insufficient to assure full repayment.

ANNB Bank currently originates one- to four-family residential mortgage loans in amounts typically up to 80% (or higher with private mortgage insurance) of the lower of the appraised value or the selling price of the property securing the loan. The origination of adjustable-rate residential mortgage loans, as opposed to fixed-rate residential mortgage loans, helps to reduce ANNB Bank’s exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with ANNB Bank’s adjustable-rate loans, but also limit the interest rate sensitivity of its adjustable-rate mortgage loans.

Specific loan reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is employed to proactively estimate loss exposure and provide a measuring system for setting general and specific reserve allocations.

ANNB Bank’s allowance for credit losses is established through a provision for loan losses based on management’s evaluation of the risks inherent in its loan portfolio and the general economy.

The determination of the allowance for loan losses is based on ANNB Bank’s historical loss experience and ten (10) qualitative factors for specific categories and types of loans. ANNB Bank’s historical loss experience is calculated by aggregating the actual loan losses by category for the previous eight quarters and converting that total into a percentage for each loan category.

Previously (in 2011), due to ANNB Bank’s limited historical loss experience, the loss experience factor was the greater of either ANNB Bank’s historical loss experience or the peer group average historical loss experience.

The following table shows the allowance for credit losses and recorded investment in loans receivable for the three and nine month periods ended September 30, 2012:

Allowance for Credit Losses and Recorded Investment in Loans Receivable

	for the Three Months Ended September 30, 2012
(Dollars in thousands)	Commercial	Commercial Real Estate	Residential	Consumer	Unallocated	Total
Allowance for credit losses
Beginning balance, June 30, 2012	$1,043	$3,962	$1,647	$256	$0	$6,908
Charge-offs	325	0	0	0	0	325
Recoveries	4	0	24	7	0	35
Provision	(27)	(127)	(11)	194	0	29

Ending balance, September 30, 2012	$695	$3,835	$1,660	$457	$0	$6,647

	for the Nine Months Ended September 30, 2012
	Commercial	Commercial Real Estate	Residential	Consumer	Unallocated	Total
Allowance for credit losses
Beginning balance, December 31, 2011	$1,387	$3,972	$1,422	$401	$0	$7,182
Charge-offs	357	0	340	230	0	927
Recoveries	32	0	35	19	0	86
Provision	(367)	(137)	543	267	0	306

Ending balance, September 30, 2012	$695	$3,835	$1,660	$457	$0	$6,647

Period ending amount: Individually evaluated for impairment	$56	$1,181	$1,009	$285	$0	$2,531

Period ending amount: Collectively evaluated for impairment	$639	$2,654	$651	$172	$0	$4,116

Period ending amount: Loans acquired with deteriorating credit quality	$0	$0	$0	$0	$0	$0

Loans individually evaluated for impairment	$856	$2,676	$2,665	$721	$0	$6,918

Loans collectively evaluated for impairment	$42,204	$150,381	$78,329	$7,237	$0	$278,151

	for the Three Months Ended September 30, 2011
(Dollars in thousands)	Commercial	Commercial Real Estate	Residential	Consumer	Unallocated	Total
Allowance for credit losses
Beginning balance, June 30, 2011	$1,403	$4,077	$1,394	$398	$0	$7,272
Charge-offs	100	0	0	4	0	104
Recoveries	3	0	1	7	0	11
Provision	74	214	56	(6)	0	338

Ending balance, September 30, 2011	$1,380	$4,291	$1,451	$395	$0	$7,517

	for the Nine Months Ended September 30, 2011
	Commercial	Commercial Real Estate	Residential	Consumer	Unallocated	Total
Allowance for credit losses
Beginning balance, December 31, 2010	$1,868	$3,205	$1,257	$523	$0	$6,853
Charge-offs	872	49	133	140	0	1,194
Recoveries	13	0	254	17	0	284
Provision	371	1,135	73	(5)	0	1,574

Ending balance, September 30, 2011	$1,380	$4,291	$1,451	$395	$0	$7,517

Period ending amount: Individually evaluated for impairment	$113	$1,382	$507	$164	$0	$2,166

Period ending amount: Collectively evaluated for impairment	$1,267	$2,909	$944	$231	$0	$5,351

Period ending amount: Loans acquired with deteriorating credit quality	$0	$0	$0	$0	$0	$0

Loans individually evaluated for impairment	$932	$6,664	$1,906	$297	$0	$9,799

Loans collectively evaluated for impairment	$49,122	$142,400	$84,099	$9,025	$0	$284,646

Nonaccrual loans totaled approximately $6.1 million at September 30, 2012 and $6.2 million at December 31, 2011. There was one loan for $468,000 past due greater than 90 days and still accruing at September 30, 2012. At December 31, 2011, there were no loans past due greater than 90 days and still accruing. As of September 30, 2012, $2.5 million of loan loss allowances were allocated to all loans classified as impaired with $1.6 million of loan loss allowances allocated to all loans classified as impaired at December 31, 2011.

As part of the on-going monitoring of the credit quality of ANNB’s loan portfolio, management assigns a Risk Assessment Rating (“Risk Rating”) to extensions of credit based upon the degree of risk, the likelihood of repayment and the effect on ANNB Bank’s safety and soundness. The Risk Rating, applied consistently, enables lending personnel and bank management to monitor the loan portfolio. The Risk Rating is an integral part of ANNB Bank’s loan loss provision formulation process and, properly maintained, the Risk Rating assessment can provide an early warning signal of deterioration in a credit.

ANNB uses a risk rating matrix to assign a risk grade to each loan. The Risk Ratings are divided into five general categories:

1.	Risk Ratings 1 — 6 are assigned to “Pass” credits.

2.	Risk Rating 7 is assigned to “Pass” credits that are also considered “Watch” credits.

3.	Risk Rating 8 is assigned to “Criticized” credits.

4.	Risk Ratings 9 and 10 are assigned to “Classified” credits.

5.	Risk Rating 11 is assigned to “Loss” credits.

A general description of the characteristics of the risk ratings are described below:

•

Risk ratings 1, 2 and 3 – these ratings have the highest degree of probability of repayment. Borrowers in this category are established entities, well-positioned within their industry with a proven track record of solid financial performance. These ratings are usually reserved for the strongest customers of ANNB Bank, who have strong capital, stable earnings and alternative sources of financing.

•	Risk ratings 4 and 5 — these ratings have a below and average degree of risk. The customers have, generally strong to adequate net worth, stable earnings trends and strong to moderate liquidity.

•

Risk rating 6 — this category represents an above average degree of risk as to repayment with minimal loss potential. Borrowers in this category generally exhibit adequate operating trends, satisfactory balance sheet trends, moderate leverage and adequate liquidity; however, there is minimal excess operating cushion.

•

Risk rating 7 — this rating includes loans on management’s “Watch” list. Borrowers in this category generally exhibit characteristics of an acceptable/adequate credit, but may be experiencing income volatility, negative operating trends, and a more highly leveraged balance sheet.

•

Risk rating 8 – this rating is for “Other Assets Especially Mentioned” in accordance with regulatory guidelines. This rating generally includes loans to borrowers with currently protected, but potentially weak assets that deserve management’s close attention.

•

Risk rating 9 — this rating is for loans considered “Substandard” in accordance with regulatory guidelines. This rating represents assets inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged. These assets have a well-defined weakness, or weaknesses, that jeopardize liquidation of the debt and are characterized by the distinct possibility that ANNB Bank will sustain some loss if deficiencies are not corrected.

•

Risk rating 10 — this rating is for loans considered “Doubtful” in accordance with regulatory guidelines. Borrowers in this category have all the weaknesses inherent in a “Substandard” credit with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly improbable.

•

Risk rating 11 — this rating is for loans considered “Loss” in accordance with regulatory guidelines. This category represents loans that are considered uncollectible and of such little value that their continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but simply it is neither practical nor desirable to defer writing off all or some portion of the credit, even though partial recovery may be effected in the future.

The following table presents credit quality indicators:

Credit Quality Indicators

as of September 30, 2012

		Commercial Real Estate
	Commercial	Construction	Other
(Dollars in thousands)	2012	2012	2012
Risk Rating:
Pass	$39,110	$32,511	$98,389
Other Assets Especially Mentioned	2,012	2,083	14,802
Substandard	1,938	1,856	1,014
Doubtful	0	1,152	1,250

	$43,060	$37,602	$115,455

	Residential	Consumer Installment
	2012	2012
Risk Rating:
Pass	$71,732	$6,913
Other Assets Especially Mentioned	4,514	403
Substandard	3,323	623
Doubtful	1,425	19

	$80,994	$7,958

Credit Quality Indicators

as of December 31, 2011

		Commercial Real Estate
	Commercial	Construction	Other
(Dollars in thousands)	2011	2011	2011
Risk Rating:
Pass	$41,899	$29,456	$102,495
Other Assets Especially Mentioned	2,181	2,432	7,944
Substandard	3,571	1,986	3,194
Doubtful	32	1,152	1,250

	$47,683	$35,026	$114,883

	Residential	Consumer Installment
	2011	2011
Risk Rating:
Pass	$78,402	$8,017
Other Assets Especially Mentioned	1,867	290
Substandard	2,632	348
Doubtful	1,418	215

	$84,319	$8,870

The following table presents an age analysis of past due loans receivable:

Age Analysis of Past Due Loans Receivable

As of September 30, 2012

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
2012
Commercial	$4,404	$225	$147	$4,776	$38,284	$43,060	$0
Commercial Real Estate
Construction	174	0	1,152	1,326	36,276	37,602	0
Other	868	0	0	868	114,587	115,455	0
Residential	538	316	2,461	3,315	77,679	80,994	468
Consumer	67	75	598	740	7,218	7,958	0

	$6,051	$616	$4,358	$11,025	$274,044	$285,069	$468

Age Analysis of Past Due Loans Receivable

As of December 31, 2011

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
2011
Commercial	$0	$32	$178	$210	$47,473	$47,683	$0
Commercial Real Estate
Construction	229	0	1,152	1,381	33,645	35,026	0
Other	482	0	0	482	114,401	114,883	0
Residential	687	0	1,972	2,659	81,660	84,319	0
Consumer	23	0	342	365	8,505	8,870	0

	$1,421	$32	$3,644	$5,097	$285,684	$290,781	$0

Total past due loans at September 30, 2012 increased $5.9 million to $11.0 million from $5.1 million as of December 31, 2011. The increase was primarily attributed to loans newly considered past due totaling $9.1 million and included one loan for $4.4 million that was past due at September 30, 2012 and current at December 31, 2011. Offsetting a portion of the increase in past due loans were payoffs and the return of loans to performing totaling $1.9 million, charge-offs of loans deemed uncollectible of $839,000 and transfers to real estate owned and repossessed assets of $378,000.

Loans are considered impaired when, based on current information it is probable that ANNB Bank will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal and interest payments are past due and they are placed on non-accrual. When a loan is placed on nonaccrual status, ANNB Bank shall debit all accrued and unpaid income outstanding on the account. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate and consumer installment loans, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (usually ninety days or less) provided eventual collection of all amounts due is expected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, ANNB Bank may measure impairment based on a loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. Interest payments on impaired loans are typically applied to principal unless collectability is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

ANNB’s policy states that when the probability for full repayment of a loan is unlikely, ANNB Bank will initiate a full charge-off or a partial write-down of the asset based upon the status of the loan.

Consumer loans less than $25,000 for which payments of principal and/or interest are past due ninety (90) days are charged-off and referred for collection. Consumer loans of $25,000 or more are evaluated for charge-off or partial write-down at the discretion of ANNB Bank’s management.

Any other loan over 120 days past due is evaluated for charge-off or partial write-down at the discretion of ANNB Bank’s management.

Generally, real estate secured loans are charged-off on a deficiency basis after liquidation of the collateral. ANNB Bank’s management may determine that when the full loan balance is clearly uncollectible and some loss is anticipated a charge-off or write-down is appropriate prior to liquidation of the collateral. An updated evaluation or appraisal of the property may be required to determine the appropriate level of charge-off or write-down.

The following tables presents a summary of impaired loans as of and for the nine months ended September 30, 2012 and as of December 31, 2011 and for the year then ended:

Impaired Loans

as of and for the Nine Month Period Ended September 30, 2012

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded
Commercial	$898	$898	$0
Commercial real estate	274	274	0
Residential real estate	697	697	0
Consumer	71	71	0

	1,940	1,940	0

With an allowance recorded
Commercial	105	105	56
Commercial real estate	2,402	2,402	1,181
Residential real estate	2,664	2,664	1,009
Consumer	722	722	285

	5,893	5,893	2,531

Total
Commercial	1,003	1,003	56
Commercial real estate	2,676	2,676	1,181
Residential real estate	3,361	3,361	1,009
Consumer	793	793	285

	$7,833	$7,833	$2,531

Impaired Loans

as of December 31, 2011

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded
Commercial	$242	$242	$0
Commercial real estate	0	0	0
Residential real estate	1,074	1,074	0
Consumer	195	195	0

	1,511	1,511	0

With an allowance recorded
Commercial	1,156	1,156	195
Commercial real estate	2,444	2,444	731
Residential real estate	1,981	1,981	475
Consumer	289	289	161

	5,870	5,870	1,562

Total
Commercial	1,398	1,398	195
Commercial real estate	2,444	2,444	731
Residential real estate	3,055	3,055	475
Consumer	484	484	161

	$7,381	$7,381	$1,562

The following presents information related to the average recorded investment and interest income recognized on impaired loans for the three and nine months ended September 30, 2012 and 2011.

	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
(Dollars in thousands):	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial	$905	$4	$870	$10
Commercial real estate	380	4	657	0
Residential real estate	382	4	1,542	26
Consumer	65	0	199	3

	1,732	12	3,268	39

With an allowance recorded
Commercial	$324	$14	$355	$1
Commercial real estate	2,415	4	5,318	8
Residential real estate	2,670	15	1,638	5
Consumer	358	3	209	6

	5,767	36	7,520	20

Total
Commercial	$1,229	$18	$1,225	$11
Commercial real estate	2,795	8	5,975	8
Residential real estate	3,052	19	3,180	31
Consumer	423	3	408	9

	$7,499	$48	$10,788	$59

	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011
(Dollars in thousands):	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial	$504	$4	$1,095	$46
Commercial real estate	329	7	795	0
Residential real estate	589	8	1,500	60
Consumer	70	1	208	7

	1,492	20	3,598	113

With an allowance recorded
Commercial	$757	$59	$583	$68
Commercial real estate	3,711	38	3,037	232
Residential real estate	2,407	41	1,593	56
Consumer	247	11	210	17

	7,122	149	5,423	373

Total
Commercial	$1,261	$63	$1,678	$114
Commercial real estate	4,040	45	3,832	232
Residential real estate	2,996	49	3,093	116
Consumer	317	12	418	24

	$8,614	$169	$9,021	$486

ANNB considers a loan to be a troubled debt restructuring when for economic or legal reasons related to a borrower’s financial difficulties, ANNB grants a concession to the borrower that it would not otherwise consider. ANNB may consider granting a concession in an attempt to protect as much of its investment as possible.

The restructuring of a loan may include, but is not necessarily limited to: (1) the transfer from the borrower to ANNB Bank of real estate, receivables from third parties, other assets, or an equity interest in the borrower in full or partial satisfaction of the loan (2) the issuance or other granting of an equity interest to ANNB by the borrower to satisfy fully or partially a debt unless the equity interest is granted pursuant to existing terms for converting the debt in to an equity interest (3) a modification of the loan terms, such as a reduction of the stated interest rate, principal, or accrued interest or an extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk, or (4) a reduction of the face amount or maturity amount of the debt as stated in the instrument or other agreement and (5) a reduction of accrued interest. The current outstanding balance of troubled debt restructurings as of September 30, 2012 included $930,000 of loans in accrual status and $1.7 million of loans classified as nonaccrual. During the nine months ended September 30, 2012 no new loans were added to those considered to be troubled debt restructurings and none of the loans currently classified as troubled debt restructurings have defaulted. The following table is a summary of loans determined to be troubled debt restructurings for the twelve months ended December 31, 2011.

Modifications made during the year ended December 31, 2011

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	3	$840	$840
Commercial Real Estate	2	1,863	1,298
Residential Real Estate	3	453	453
Consumer	1	46	46

	9	$3,202	$2,637

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings that Subsequently Defaulted
Commercial	0	$0
Commercial Real Estate	0	0
Residential Real Estate	0	0
Consumer	0	0

	0	$0

Note G — Fair Value Measurements

Fair Value Hierarchy

ANNB follows the Financial Accounting Standards Board’s , or FASB’s guidance on “Fair Value Measurements.” The guidance defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The guidance applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the guidance establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.

ANNB utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, ANNB may be required to record at fair value all other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The guidance establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:

Level 1 inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the assets credit rating, prepayment assumptions and other factors such as credit loss assumptions.

An asset or liability’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Management reviews and updates the fair value hierarchy classifications of ANNB’s assets and liabilities on a quarterly basis. During the nine months ended September 30, 2012, there were no transfers made between Level 1, 2, and 3 inputs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents information about ANNB’s assets measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011, and indicates the fair value hierarchy of the valuation techniques utilized by ANNB to determine such fair value.

(dollars in thousands)		Fair Value Measurements of Assets at September 30, 2012 Using
Description	Fair Value Septembe 30, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes in Fair Values Included in Period Earnings
Investment Securities Available for Sale
Debt securities
Issued by U. S. Government agencies	$51,947	$0	$51,947	$0	$0
Issued by State and municipal	1,029	0	1,029	0	0
Mortgage-backed securities issued by Government agencies	36,655	0	36,655	0	0
Private label mortgage-backed securities	1,460	0	0	1,460	0

Total Debt Securities	91,091	0	89,631	1,460	0

Equity securities
Mutual funds	686	0	686	0	0

Total Equity Securities	686	0	686	0	0

Total Investment Securities Available for Sale	$91,777	$0	$90,317	$1,460	$0

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) — Roll Forward at September 30, 2012

Investment Securities Available for Sale — Debt Securities
Beginning Balance at December 31, 2011	$1,855
Transfers in to Level 3	0
Transfers out of Level 3	0
Unrealized gains	24
Repayments	(419)

Ending Balance at September 30, 2012	$1,460

(dollars in thousands)		Fair Value Measurements of Assets at December 31, 2011 Using
Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes in Fair Values Included in Period Earnings
Investment Securities Available for Sale
Debt securities
Issued by U.S. Government agencies	$48,032	$0	$48,032	$0	$0
Issued by State and municipal	1,136	0	1,136	0	0
Mortgage-backed securities issued by Government agencies	35,870	0	35,870	0	0
Private label mortgage-backed securities	1,855	0	0	1,855	0

Total Debt Securities	86,893	0	85,038	1,855	0

Equity Securities
Mutual funds	656	0	656	0	0

Total Equity Securities	656	0	656	0	0

Total Investment Securities Available for Sale	$87,549	$0	$85,694	$1,855	$0

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) – Roll Forward at December 31, 2011

Investment Securities Available for Sale – Debt Securities
Beginning Balance at December 31, 2010	$2,401
Transfers in to Level 3	0
Transfers out of Level 3	0
Unrealized gains	100
Repayments	(646)

Ending Balance at December 31, 2011	$1,855

Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include securities below investment grade and asset-backed securities in illiquid markets. Level 3 securities include two private-label residential one to-four family mortgage backed securities. These 2005 senior tranches in a securitization trust were rated “Aa1 and Aaa” by Moody’s when purchased in 2005 and are currently rated “Ca” and “B3”, respectively. ANNB engages the service of independent third party valuation professionals to estimate the fair value of these securities. The valuation is meant to be “Level 3” pursuant to FASB ASC Topic 820 – Fair Value Measurements and Disclosures. The valuation uses an expected cash flow model that includes assumptions related to prepayment rates, default trends, and loss severity. At September 30, 2012, both securities were current on both principal and interest payments, and had a fixed weighted average coupon of 5.50%. One security had a weighted average remaining life of less than four months and the other had a weighted average remaining life of less than two years.

The following table details the Level 3 securities:

(in thousands)	Class	Coupon	Remaining Par Value	Current Rating Moody’s	Fitch
CWHL 2005-21	A13	5.5% Fixed	$104	B3	CC
WFMBS 2005-14	IA7	5.5% Fixed	$1,412	Ca	A*-

We calculated fair value for the two securities by using a present value of future cash flows model, which incorporated assumptions as follows as of September 30, 2012 and December 31, 2011:

September 30, 2012	Cumulative Default (1)	Weighted Average Life (2)	Modified Duration (3)	Yield (4)
CWHL 2005-21	3.63%	0.29 years	0.27 years	8.00%
WFMBS 2005-14	2.77%	1.73 years	1.50 years	8.00%

(1)	The recent three month level of total defaults from the issuer within the pool of performing collateral.
(2)	The average number of years that each dollar of principal remains outstanding.
(3)	The weighted average of present values for a series of cash flows which accurately indicates the average time until the cash flows are received.
(4)	The discount rate obtained from taking a sequence of cash flows and an estimated price.

December 31, 2011	3 Month Cumulative Default (1)	Weighted Average Life (2)	Modified Duration (3)	Yield (4)
CWHL 2005-21	3.04%	0.65 years	0.59 years	8.00%
WFMBS 2005-14	3.84%	2.10 years	1.80 years	8.00%

(1)	The anticipated level of total defaults from the issuer within the pool of performing collateral as of December 31, 2011.
(2)	The average number of years that each dollar of principal remains outstanding.
(3)	The weighted average of present values for a series of cash flows which accurately indicates the average time until the cash flows are received.
(4)	The discount rate obtained from taking a sequence of cash flows and an estimated price.

The fair value of the Level 3 securities is assessed on a quarterly basis by obtaining an independent third party review of the securities so designated. In addition to using an expected cash-flow model the analysis includes an evaluation of the characteristics and performance of the underlying collateral of each of the securities. Management reviews and compares the results on a quarterly basis to available market information.

The significant unobservable inputs used in the fair value measurement of these private label mortgage-backed securities include prepayment rates, probability of default and loss severity in the event of default. Significant increases or decreases in any of these may result in a lower or higher fair value measurement. A significant increase in default rates could result in a higher level of losses and slower prepayment rates, conversely a lower level of default rates could result in lower levels of losses and increased prepayment rates.

ANNB may be required from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the following tables.

(in thousands)		Fair Value Measurements at September 30, 2012 Using
	Fair Value September 30, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes in Fair Values Included in Period Earnings
Description
Loans
Impaired loans
Commercial	$947	$0	$947	0	$0
Commercial real estate	890	0	890	0	0
Residential real estate	2,352	0	2,352	0	0
Construction	606	0	606	0	0
Consumer	507	0	507	0	0

Total impaired loans	5,302	0	5,302	0	0
Real estate owned	697	0	697	0	0
Other assets (repossessed assets)	0	0	0	0	0

Total Assets Measured at Fair Value on a Nonrecurring Basis	$5,999	$0	$5,999	$0	$0

Loans for which it is probable that ANNB will not collect all of principal and interest due according to contractual terms are measured for impairment in accordance with FASB guidance on Accounting by Creditors for Impairment of a Loan. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method. In our determination of fair value, we have categorized both methods of valuation as estimates based on Level 2 inputs.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal or utilizing some other method of valuation for the collateral and applying a discount factor to the value based on our loan review policy and procedures.

If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flow’s discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums, or discounts existing at origination or acquisition of the loan.

Management establishes a specific reserve for loans that have an estimated fair value below the carrying value. Nonperforming loans had a carrying value of $7.5 million as of September 30, 2012. Of the $7.5 million of nonperforming loans, $5.9 million had specific reserves of $2.5 million.

When there is little prospect of collecting principal or interest, loans, or portions of loans, may be charged-off to the allowance for credit losses. Losses are recognized in the period an obligation becomes uncollectible. The recognition of a loss does not mean that the loan has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the loan even though a partial recovery may occur in the future. During the nine months ended September 30, 2012 ANNB charged-off $927,000 of impaired loans to the allowance for credit losses.

Property acquired by ANNB as a result of foreclosure on a mortgage loan will be classified as “real estate owned.” Personal property acquired through repossession will be classified as “repossessed assets.” Property acquired will be recorded at the lower of the unpaid principal balance or fair value at the date of acquisition and subsequently carried at the lower of cost or net realizable value. Any required write-down of the loan to its net realizable value will be charged against the allowance for credit losses. As of September 30, 2012 and December 31, 2011 ANNB held $697,000 and $1.2 million, respectively, in real estate owned as a result of foreclosure. Real estate owned carried at appraised value is considered to be using Level 2 inputs. The $697,000 in real estate owned consisted of a number of undeveloped lots.

ANNB records repossessed assets such as boats, automobiles or equipment at the lower of cost or estimated fair value on the acquisition date and at the lower of such initial amount or estimated fair value less selling costs thereafter. Estimated fair value is generally based upon independent values of the collateral obtained through valuation or listing services specifically used for the type of asset repossessed. We consider these collateral values to be estimated using Level 2 inputs. There were no repossessed assets at September 30, 2012 compared to $52,000 at December 31, 2011.

The fair value of ANNB’s time deposits was estimated using discounted cash flow analyses. The discount rates used were based on rates currently offered for deposits with similar remaining maturities. The fair value of ANNB’s time deposit liabilities do not take into consideration the value of ANNB’s long-term relationships with depositors, which may have significant value.

The carrying amount for customer repurchase agreements and variable rate borrowings approximate the fair values at the reporting date. The fair value of fixed rate Federal Home Loan Bank advances is estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms. The fair value of variable rate Federal Home Loan Bank advances is estimated to be carrying value since these liabilities are based on a spread to a current pricing index.

The estimated fair values of ANNB’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The following table’s present information about ANNB’s financial assets and financial liabilities measured at fair value as of September 30, 2012 and December 31, 2011, and indicates the fair value hierarchy of the valuation techniques utilized by ANNB to determine such fair value.

	September 30, 2012		December 31, 2011
(dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Level 2 inputs:
Cash and due from banks	$1,951	$1,951	$2,026	$2,026
Interest bearing balances with banks	39,996	39,996	18,288	18,288
Federal funds sold	11	11	26,583	26,583
Investment securities	90,317	90,317	85,694	85,694
Federal Reserve and Federal Home Loan Bank stock	2,864	2,864	2,992	2,992
Loans and loans held for sale, net	278,102	278,279	283,284	283,667
Accrued interest receivable	1,350	1,350	1,279	1,279
Bank owned life insurance	5,783	5,783	5,624	5,624
Real estate owned	697	697	1,222	1,222
Level 3 inputs:
Other debt securities	1,460	1,460	1,855	1,855
Financial liabilities
Level 2 inputs:
Noninterest bearing deposits	$57,314	$57,314	$56,664	$56,664
Interest bearing deposits	281,501	282,647	293,717	298,788
Securities sold under agreements to repurchase	18,895	18,895	11,344	11,344
Long-term borrowings	35,000	31,086	35,000	31,357
Junior subordinated debt	5,000	5,000	5,000	5,000
Accrued dividends and interest payable	188	188	219	219

The carrying amount of cash and due from banks, federal funds sold and interest bearing balances with banks approximates fair value.

The fair values of U.S. Treasury and Government agency securities and mortgage backed securities are determined using market quotations.

The carrying amount of Federal Reserve stock and Federal Home Loan Bank stock approximates fair value.

The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses. The fair value of loans held for sale are at the carrying value (lower of cost or market) since such loans are typically committed to be sold (servicing released) at a profit.

The carrying amount of accrued interest receivable approximates fair value.

The fair value of bank owned life insurance is the current cash surrender value which is the carrying value.

The carrying value of real estate owned approximates fair value at the reporting date.

The fair value of noninterest bearing deposits is the amount payable on demand at the reporting date, since generally accepted accounting standards does not permit an assumption of core deposit value.

The fair value of interest bearing transaction, savings, and money market deposits with no defined maturity is the amount payable on demand at the reporting date, since generally accepted accounting standards does not permit an assumption of core deposit value.

The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be accepted.

The carrying amount for customer repurchase agreements and variable rate borrowings approximate the fair values at the reporting date. The fair value of fixed rate Federal Home Loan Bank advances is estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms. The fair value of variable rate Federal Home Loan Bank advances is estimated to be carrying value since these liabilities are based on a spread to a current pricing index.

The carrying amount of junior subordinated debentures approximate the fair values at the reporting date.

The carrying amount of accrued interest payable approximates fair value.

Management has reviewed the unfunded portion of commitments to extend credit, as well as standby and other letters of credit, and has determined that the fair value of such instruments is equal to the fee, if any, collected and unamortized for the commitment made.

Note H — Preferred Stock

ANNB is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share. On January 30, 2009 ANNB completed a transaction to participate in the Government sponsored Troubled Asset Relief Program (“TARP”) which resulted in the Treasury purchasing 8,152 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “ANNB Preferred Stock”) at a value of $8.2 million. The ANNB Preferred Stock qualifies as Tier 1 Capital. On April 18, 2012, ANNB redeemed 4,076 shares of its ANNB Preferred Stock for $4,076,000. Following the redemption, 4,076 shares of ANNB Preferred Stock remain outstanding totaling $4,076,000. The ANNB Preferred Stock pays a dividend of 5% per annum; payable quarterly for five years then pays a dividend of 9% per annum thereafter. Dividends declared for each of the nine months ended September 30, 2012 and 2011 was $214,000 and $305,000, respectively.

The ANNB TARP Warrant is exercisable at $4.08 per share at any time on or before January 30, 2019. The number of shares of common stock issuable upon exercise of the warrant and the exercise price per share will be adjusted if specific events occur.

Note I — New Accounting Pronouncements

All pending but not yet effective Accounting Standards Updates (“ASU”) were evaluated and only those listed below could have a material impact on ANNB’s financial condition or results of operation.

In December, 2011 FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — “Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU 2011-11 is effective for annual and interim periods beginning on January 1, 2013, and is not expected to have a significant impact on ANNB’s financial statements.

In December, 2011 FASB issued ASU 2011-12, “Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other

Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 were effective for annual and interim periods beginning after December 15, 2011. ANNB has adopted ASU 2011-12 and it did not have a material impact on ANNB’s financial statements.

Note J — Subsequent Events

Opening of a New Branch

On October 15, 2012, ANNB Bank opened a new branch in Waugh Chapel Towne Centre located in Gambrills, Maryland.

Entry into Agreement and Plan of Merger

On October 22, 2012, ANNB and F.N.B. Corporation (“FNB”), the parent company of First National Bank of Pennsylvania (“FNB Bank”), entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which ANNB will merge with and into FNB. Promptly following consummation of the merger, it is expected that ANNB Bank will merge with and into FNB Bank.

Under the terms of the Merger Agreement, ANNB’s stockholders will receive 1.143 shares (the “Exchange Ratio”) of FNB common stock for each share of common stock they own. In addition, a cash credit related adjustment provides that stockholders of ANNB may receive up to an additional $0.36 per share in cash for each share of ANNB’s common stock they own, dependent on ANNB’s ability to resolve an agreed-upon credit matter. The Merger Agreement also provides that all options to purchase ANNB’s stock which are outstanding and unexercised immediately prior to the closing shall be converted into fully vested and exercisable options to purchase shares of FNB common stock, as adjusted for the Exchange Ratio.

The Merger Agreement provides that each outstanding share of the ANNB Preferred Stock, unless repurchased or redeemed prior to the merger, will be converted into the right to receive one share of FNB preferred stock with substantially the same rights, powers and preferences as the ANNB Preferred Stock. The outstanding warrant (the “ANNB TARP Warrant”) to purchase ANNB’s common stock, which was issued on January 30, 2009 to the U.S. Treasury, will be converted into a warrant to purchase FNB common stock, subject to appropriate adjustments to reflect the Exchange Ratio. Subject to the receipt of requisite regulatory approvals, the parties have agreed to use their best efforts to have the ANNB Preferred Stock either purchased by FNB or one of its subsidiaries, in which case it is expected to be extinguished upon consummation of the merger, or repurchased or redeemed by ANNB. FNB also may elect to have the ANNB TARP Warrant purchased, redeemed or repurchased.

Consummation of the merger is subject to certain conditions, including, among others, approval of the merger by ANNB’s common stockholders, governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of the other party, effectiveness of the registration statement to be filed by FNB with the SEC to register shares of FNB common stock to be offered to ANNB’s stockholders, absence of a material adverse effect, receipt of tax opinions, and the absence of any injunctions or other legal restraints.

For more information about the merger and Merger Agreement, please see our Current Report on Form 8-K and 8-K/A, filed October 22, 2012 and October 23, 2012, respectively. Further information concerning the proposed merger will be included in a joint proxy statement/prospectus which will be filed with the Securities and Exchange Commission in connection with the merger.

ANNAPOLIS BANCORP, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Annapolis Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Annapolis Bancorp, Inc. and subsidiaries (“ANNB”) as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the two year period ended December 31, 2011. ANNB’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. ANNB is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ANNB’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Annapolis Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland

March 26, 2012

ANNAPOLIS BANCORP, INC.

Consolidated Balance Sheets ($000)

December 31,	2011	2010
Assets
Cash and due from banks	$2,026	$7,854
Interest bearing balances with banks	18,288	16,856
Federal funds sold and other overnight investments	26,583	11,984
Investment securities available for sale, at fair value	87,549	96,295
Federal Reserve Bank and Federal Home Loan Bank stock	2,992	3,035
Loans held for sale	0	1,379
Loans, less allowance for credit losses of $7,182 and $6,853	283,284	271,684
Premises and equipment, net	8,418	8,787
Accrued interest receivable	1,279	1,567
Deferred income taxes	2,617	2,929
Investment in bank owned life insurance	5,624	5,442
Prepaid FDIC insurance	1,198	1,639
Real estate owned	1,222	1,608
Other assets	490	1,081

Total assets	$441,570	$432,140

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$56,664	$45,514
Interest bearing	293,717	295,400
Securities sold under agreements to repurchase	11,344	14,558
Long-term borrowings	35,000	35,000
Guaranteed preferred beneficial interests in junior subordinated debentures	5,000	5,000
Accrued interest and dividends payable	219	239
Other liabilities	2,258	1,655

Total liabilities	404,202	397,366

Stockholders’ Equity
Preferred stock, par value $0.01 per share; authorized 5,000,000 shares; Series A, $1,000 per share liquidation preference, shares issued and outstanding 8,152 shares at December 31, 2011 and 2010, net of discount of $6 and $89, respectively	8,146	8,063
Common stock, par value $0.01 per share; authorized 10,000,000 shares; issued and outstanding 3,958,293 shares in 2011 and 3,922,006 shares in 2010	39	39
Warrants	234	234
Paid in capital	11,779	11,643
Retained earnings	16,179	14,499
Accumulated other comprehensive income	991	296

Total stockholders’ equity	37,368	34,774

Total liabilities and stockholders’ equity	$441,570	$432,140

The accompanying notes are an integral part of these financial statements.

ANNAPOLIS BANCORP, INC.

Consolidated Statements of Income ($000 except per share data)

Years Ended December 31,	2011	2010
Interest and Dividend Income
Loans, including fees	$17,157	$16,013
Interest bearing balances with banks	21	32
Federal funds sold and other overnight investments	40	32
Mortgage-backed securities	1,404	1,875
U.S. Treasury securities and obligations of other U.S. Government agencies	1,111	1,783
State and municipal securities	44	44
Equity securities	80	74

Total interest and dividend income	19,857	19,853

Interest Expense
Certificates of deposit, $100,000 or more	563	675
Other deposits	1,658	2,523
Securities sold under agreements to repurchase	74	107
Interest on long-term borrowings	1,302	1,328

Total interest expense	3,597	4,633

Net interest income	16,260	15,220
Provision for credit losses	2,190	2,148

Net interest income after provision for credit losses	14,070	13,072

Noninterest Income
Service charges and fees on deposits	1,250	1,193
Mortgage banking fees	139	74
Other fee income	311	494
Net gain on sale of loans	166	159
Net loss on sale of securities, available for sale	0	(55)
Net gain (loss) on sale of real estate owned and repossessed assets	8	(51)
(Loss) gain on disposal of fixed assets	(32)	1

Total noninterest income	1,842	1,815

Noninterest Expense
Personnel	7,049	6,801
Occupancy and equipment	1,560	1,603
Data processing	847	836
Legal and professional fees	439	554
Marketing and advertising	348	352
FDIC insurance	440	562
Other operating expenses	1,880	1,677

Total noninterest expense	12,563	12,385

Income Before Income Taxes	3,349	2,502
Income Tax Expense	1,178	886

Net Income	2,171	1,616
Preferred Stock Dividend and Discount Accretion	490	485

Net Income Available to Common Shareholders	$1,681	$1,131

Basic earnings per common share	$0.43	$0.29
Average common shares outstanding before the effect of grants, options and warrants	3,949,717	3,909,688
Diluted earnings per common share	$0.39	$0.29
Average common shares outstanding with the effect of grants, options and warrants	4,261,423	3,946,656

The accompanying notes are an integral part of these financial statements.

ANNAPOLIS BANCORP, INC.

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income ($000)

For the years ended December 31, 2011 and 2010	Preferred Stock	Common Stock	Warrants	Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income
BALANCE JANUARY 1, 2010	$7,985	$39	$234	$11,500	$13,368	$(494)	$32,632
Net income	0	0	0	0	1,616	0	1,616	1,616
Preferred stock dividends declared and discount accretion	78	0	0	0	(485)	0	(407)
Stock-based compensation	0	0	0	30	0	0	30
Issuance of restricted stock	0	0	0	60	0	0	60
Stock options exercised	0	0	0	43	0	0	43
Employee stock purchase plan	0	0	0	10	0	0	10
Reclassification adjustment for Securities losses, net of taxes of $20 included in net income						35	35	35
Unrealized gain on investment securities available for sale, net of income taxes of $495	0	0	0	0	0	755	755	755

BALANCE DECEMBER 31, 2010	8,063	39	234	11,643	14,499	296	34,774	2,406

Net income	0	0	0	0	2,171	0	2,171	2,171
Preferred stock dividends declared and discount accretion	83	0	0	0	(491)	0	(408)
Stock-based compensation	0	0	0	59	0	0	59
Issuance of restricted stock	0	0	0	55	0	0	55
Stock options exercised	0	0	0	14	0	0	14
Employee stock purchase plan	0	0	0	8	0	0	8
Unrealized gain on investment securities available for sale, net of income taxes of $453	0	0	0	0	0	695	695	695

BALANCE DECEMBER 31, 2011	$8,146	$39	$234	$11,779	$16,179	$991	$37,368	$2,866

The accompanying notes are an integral part of these financial statements.

ANNAPOLIS BANCORP, INC.

Consolidated Statements of Cash Flows ($000)

Years Ended December 31,	2011	2010
Cash Flows from Operating Activities
Net income	$2,171	$1,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	591	619
Provision for credit losses	2,190	2,148
Origination of loans held for sale	(8,186)	(22,549)
Proceeds from sale of loans held for sale	9,731	24,625
Stock-based compensation	114	90
Deferred income taxes	(141)	458
Earnings on life insurance policies	(182)	(216)
Amortization of premiums and accretion of discounts, net	305	408
Gain on sale of real estate owned	(18)	0
Gain on sale of loans held for sale	(166)	(159)
Loss on sale of securities, available for sale	0	55
Loss on sale of repossessed assets	10	50
Loss on write-down and disposals of fixed assets	231	0
(Increase) decrease in:
Accrued interest receivable	288	367
Prepaid FDIC insurance	441	964
Real estate owned	(34)	0
Repossessed assets	19	0
Other assets	485	(974)
(Decrease) increase in
Accrued interest payable	32	(24)
Accrued income taxes, net of taxes refundable	198	(47)
Deferred loan origination fees	153	(28)
Other liabilities	353	370

Net cash provided by operations	8,585	7,773

Cash Flows from Investing Activities
Proceeds from sales and maturities of securities available for sale	45,478	63,310
Purchase of securities available for sale	(35,846)	(40,655)
Purchase of life insurance policy	0	(1,000)
Net increase in federal funds sold	(14,599)	(3,294)
Net increase in interest bearing certificates of deposit.	(1,432)	(6,718)
Net increase in loans receivable	(13,943)	(4,174)
Proceeds from sale of repossessed assets	117	181
Proceeds from sale of real estate owned	385	1,642
Purchases of premises and equipment, net of disposals	(440)	(160)

Net cash (used in) provided by investing activities	(20,280)	9,132

Cash Flows from Financing Activities
Net increase (decrease) in:
Time deposits	636	(19,271)
Other deposits	8,831	9,722
Securities sold under agreements to repurchase	(3,214)	(84)
Repayment of long-term borrowings	0	(5,000)
Proceeds from stock options exercised	14	43
Proceeds from issuance of common stock	8	10
Payment of preferred stock dividend	(408)	(407)

Net cash provided (used in) by financing activities	5,867	(14,987)

Net (decrease) increase in cash and cash equivalents	(5,828)	1,918
Cash and cash equivalents at beginning of year	7,854	5,936

Cash and cash equivalents at end of year	$2,026	$7,854

Supplemental Cash Flow Information
Interest paid, including interest credited to accounts	$3,620	$4,660
Income taxes paid	1,298	1,082
Non-cash investing activities
Transfers from loans to other assets and real estate owned	$97	$1,106

The accompanying notes are an integral part of these financial statements.

ANNAPOLIS BANCORP, INC.

Notes to Consolidated Financial Statements ($000 except share data)

For the years ended December 31, 2011 and 2010

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies in the consolidated financial statements conform with GAAP and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Certain reclassifications have been made to the 2010 consolidated financial statements to conform with the 2011 presentation.

Business

Annapolis Bancorp, Inc. (“ANNB”) was incorporated on May 26, 1988, under the laws of the State of Maryland to serve as a bank holding company. ANNB (as a bank holding company) and BankAnnapolis (“ANNB Bank”) are subject to governmental supervision, regulation, and control.

The principal business of ANNB Bank is to make loans and other investments and to accept savings and time and demand deposits. ANNB Bank’s primary market area is in Anne Arundel County, Maryland, although ANNB Bank’s business development efforts generate business outside of the area. ANNB Bank offers a broad range of banking products including a full line of business and personal savings and checking accounts, money market demand accounts, certificates of deposit and other banking services.

ANNB Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit. ANNB Bank’s customers are primarily individuals and small businesses.

Principles of Consolidation

The consolidated financial statements include the accounts of ANNB and its wholly-owned subsidiaries, ANNB Bank and Annapolis Bancorp Statutory Trust I. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements of ANNB (Parent only) include its investment in ANNB Bank under the equity method of accounting.

Cash Equivalents

For purposes of reporting cash flows, cash and demand balances due from banks are considered “cash equivalents” for financial reporting purposes.

Investment Securities

As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in accumulated other comprehensive income, a separate component of stockholders’ equity, on an after-tax basis. Investments in Federal Home Loan Bank and Federal Reserve stock are excluded from securities classified as available for sale and are carried at cost.

Declines in the fair value of individual available for sale or held to maturity securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by the rating agency or a significant deterioration in the financial condition of the issuer.

Management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value; (2) the financial condition of the issuer or issuers and (3) the structure of the security.

An impairment loss is recognized in earnings only when (1) ANNB Bank intends to sell the debt security; (2) it is more likely than not that ANNB Bank will be required to sell the security before recovery of its amortized cost basis or (3) ANNB Bank does not expect to recover the entire amortized cost basis of the security. In situations where ANNB Bank intends to sell or when it is more likely than not that ANNB Bank will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in stockholders’ equity as a component of other comprehensive income, net of deferred taxes.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Useful lives range from three to 10 years for furniture, fixtures, and equipment; three to five years for software, hardware, and data handling equipment; and 10 to 40 years for buildings and building improvements. Land improvements are amortized over a period of 15 years and leasehold improvements are amortized over the term of the respective lease plus the first optional renewal period, if applicable. Maintenance and repairs are charged to expense as incurred, while improvements which extend the useful life are capitalized and depreciated over the estimated remaining life of the asset.

Loans Held for Sale

Beginning in 2008 and ending in mid 2011, ANNB engaged in the sale of residential mortgage loans. Loans held for sale were carried at the lower of aggregate cost or fair market value. Fair market value was determined by secondary market quotations for similar instruments. Gains and losses on the sale of these instruments were recognized after the loans sold were no longer subject to recourse from the purchasers, which was generally 90 days. The gains are shown as a component of noninterest income in the Consolidated Statement of Income.

ANNB’s current practice is to originate fixed-rate mortgage loans as a broker for other financial institutions. The partner financial institutions underwrite and fund the loans directly. This allows ANNB to expand the product offerings to its customers, earn fee income and manage its exposure to interest rate changes.

Loans

Loans are stated at their principal balance outstanding, plus deferred origination costs, less unearned discounts, less deferred origination fees and the allowance for credit losses.

Interest on loans is credited to income based on the principal amounts outstanding. Origination fees and costs are amortized to income over the contractual life of the related loans as an adjustment of yield. Discounts on the purchase of mortgage loans are amortized to income over the contractual lives of the loans.

Accrual of interest on a loan is discontinued when the loan is delinquent more than ninety days unless the collateral securing the loan is sufficient to liquidate the loan. Management considers all loans where the accrual of interest has been discontinued to be impaired.

Loans are considered impaired when, based on current information, it is probable that ANNB Bank will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal and interest payments are past due and they are placed on non-accrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate and consumer installment loans, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (usually ninety days or less) provided eventual collection of all amounts due is expected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, ANNB Bank may measure impairment based on a loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. ANNB Bank recognizes interest income on impaired loans on a cash basis if the borrower demonstrates the ability to meet the contractual obligation and collateral is sufficient. If there is doubt regarding the borrower’s ability to make payments or the collateral is not sufficient, payments received are accounted for as a reduction in principal. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Impaired loans or portions thereof, are charged-off when deemed uncollectible.

ANNB’s policy states that when the probability for full repayment of a loan is unlikely, ANNB Bank will initiate a full charge-off or a partial write-down of the asset based upon the status of the loan.

Consumer loans less than $25,000 for which payments of principal and/or interest are past due ninety (90) days are charged-off and referred for collection. Consumer loans of $25,000 or more are evaluated for charge-off or partial write-down at the discretion of ANNB Bank management.

Any other loan over 120 days past due is evaluated for charge-off or partial write-down at the discretion of ANNB Bank management.

Generally, real estate secured loans are charged-off on a deficiency basis after liquidation of the collateral. ANNB Bank management may determine that when the full loan balance is clearly uncollectible and some loss is anticipated a charge-off or write-down is appropriate prior to liquidation of the collateral. An updated evaluation or appraisal of the property may be required to determine the appropriate level of charge-off or write-down.

Allowance for Credit Losses

The allowance for credit losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographic areas including unemployment levels and other pertinent factors including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience and consideration of economic trends, all of which may be susceptible to significant change. Credit losses are charged off against the allowance while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

The components of the allowance for credit losses represent an estimation done pursuant to FASB guidance in Accounting Standards Codification (“ASC”) Topic 310 “Receivables,” and ASC Topic 450 “Contingencies.” The specific component of the allowance for credit losses reflects expected losses resulting from analysis developed through credit allocations for individual loans and historical loss experience for each loan category.

The determination of the allowance for credit losses is based on a combination of the higher of ANNB Bank’s historical loss experience or the peer group average historical loss experience plus ten (10) qualitative factors for specific categories and types of loans. The combination of the loss experience factor and the total qualitative factor (“Total ALLL Factor”) is expressed as a percentage of the portfolio for specific categories and types of loans to create the inherent loss index for each loan portfolio. Individual loans deemed impaired are separated from the respective loan portfolios and a specific reserve allocation is assigned based upon ANNB Bank management’s best estimate as to the loss exposure for each loan. Each Total ALLL Factor is assigned a percentage weight and that total weight is applied to each loan category. The Total ALLL Factor is different for each loan type and for each risk assessment category within each loan type.

Qualitative factors include: levels and trends in delinquencies and non-accruals; trends in volumes and terms of loans; effects of any changes in lending policies; the experience, ability and depth of management; national and local economic trends and conditions; concentrations of credit; quality of ANNB Bank’s loan review system; and, external factors, such as competition, legal and regulatory requirements. See the notes to consolidated financial statements included in Item 8 on the Form 10-K for additional details about ANNB Bank’s methodology for estimated the appropriate level of the allowance for credit losses.

Real Estate Owned

Real estate acquired in satisfaction of a debt is carried at the lower of cost or net realizable value. At the time of foreclosure, the excess if any, of the loan over the net realizable value of the assets received is charged to the allowance for credit losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the properties after acquisition are included in noninterest expense.

Advertising Costs

Advertising costs are generally expensed when incurred.

Income Taxes

ANNB and its subsidiaries file a consolidated federal income tax return. The provision for income taxes is based upon income in the financial statements adjusted for permanent differences, rather than amounts reported on ANNB’s income tax return. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities (excluding components of other comprehensive income).

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, presuming that a tax examination will occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no benefit is recorded. ANNB recognizes interest accrued and penalties related to unrecognized tax benefits in other expense. Management considers the likelihood of changes by taxing authorities in its filed income tax returns and recognizes a liability for or discloses potential changes that management believes are more likely than not to occur upon examination by tax authorities. Management has not identified any uncertain tax positions in filed income tax returns that require recognition or disclosure in the accompanying financial statements. ANNB’s income tax returns for the past three years are subject to examination by tax authorities, and may change upon examination.

Earnings per Share

Basic earnings per common share is determined by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is calculated by including the average dilutive common stock equivalents outstanding during the period.

Dilutive common equivalent shares consist of stock warrants, options and restricted stock grants, calculated using the treasury stock method.

Stock-Based Compensation

The fair value of stock-based awards is determined on the date of grant, and is recognized as compensation expense over the service period of the awards.

New Accounting Pronouncements

All pending but not yet effective Accounting Standards Updates (“ASU”) were evaluated and only those listed below could have a material impact on ANNB’s financial condition or results of operation.

In April 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” ASU No. 2011-02 provides additional guidance and clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The provisions of ASU No. 2011-02 were effective for ANNB’s reporting period ended September 30, 2011 and were applied retrospectively to January 1, 2011. As a result of the retrospective application, ANNB did identify accruing loans that are newly considered troubled debt restructurings.

In April, 2011, the FASB issued ASU No. 2011-03, “Reconsideration of Effective Control for Repurchase Agreements.” ASU No. 2011-03 affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The amendments in ASU No. 2011-03 remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. ASU No. 2011-03 also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The guidance is effective for ANNB’s reporting period ended March 31, 2012. The guidance will be applied prospectively to transactions or modifications of existing transaction that occur on or after January 1, 2012.

In May, 2011, FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in this ASU generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. ANNB will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material impact on its financial condition or results of operations.

In June, 2011, FASB issued ASU No. 2011-05, “Amendments to Topic 220, Comprehensive Income.” Under the amendments in this ASU an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.

The amendments in ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The provisions of ASU 2011-05 are effective for ANNB’s first reporting period beginning on January 1, 2012, with early adoption permitted. ANNB is in the process of evaluating the impact of adoption of ASU 2011-05 and does not expect it to have a material impact on ANNB’s future financial statements.

In December, 2011 FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — “Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU 2011-11 is effective for annual and interim periods beginning on January 1, 2013, and is not expected to have a significant impact on ANNB’s financial statements.

In December, 2011 FASB issued ASU 2011-12, “Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 is effective for annual and interim periods beginning after December 15, 2011 and is not expected to have a significant impact on ANNB’s financial statements.

2. CASH AND DUE FROM BANKS

Banks are required to carry cash reserves of specified percentages of deposit balances. ANNB Bank’s normal balances of cash on hand and on deposit with other banks are sufficient to satisfy these reserve requirements.

ANNB Bank normally maintains balances with other banks that exceed the federally insured limit. The average balance maintained in excess of the limit, including federal funds sold to the same bank, was approximately $7.6 million. At December 31, 2011 ANNB Bank had invested $181 thousand in the Certificate of Deposit Account Registry Service® known as CDARS®.

3. INVESTMENT SECURITIES

Investment securities are summarized as follows:

December 31, 2011	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Available for sale
U.S. Government agency	$47,782	$306	$56	$48,032
State and municipal	1,077	59	0	1,136
Residential mortgage-backed securities	36,435	1,372	82	37,725
Other equity securities	618	38	0	656

	$85,912	$1,775	$138	$87,549

December 31, 2010
Available for sale
U.S. Government agency	$54,062	$209	$510	$53,761
State and municipal	1,079	10	0	1,089
Residential mortgage-backed securities	40,067	873	112	40,828
Other equity securities	599	18	0	617

	$95,807	$1,110	$622	$96,295

There were no sales of securities in 2011 while the proceeds from the sale of securities in 2010 totaled $13.8 million. Gains of $70 thousand and losses of $125 thousand were recognized on the sale of securities in 2010. Gains and losses are determined using the specific identification method.

Gross unrealized losses and fair value by length of time that the individual available-for-sale securities have been in a continuous unrealized loss position at December 31, 2011 and 2010 are as follows:

	Less than 12 months		12 months or more		Total
December 31, 2011 (dollars in thousands)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government Agency	$16,044	$56	$0	$0	$16,044	$56
Residential mortgage-backed securities	0	0	1,854	82	1,854	82

	$16,044	$56	$1,854	$82	$17,898	$138

December 31, 2010 (dollars in thousands)
U. S. Government Agency	$24,934	$500	$897	$10	$25,831	$510
Residential mortgage-backed securities	3,118	10	2,401	102	5,519	112

	$28,052	$510	$3,298	$112	$31,350	$622

The available-for-sale investment portfolio has a fair value of approximately $87.5 million at December 31, 2011 and $96.3 million at December 31, 2010. As of December 31, 2011, $48.0 million of the investment security portfolio were U.S. Government Agency securities, $1.1 million were state and municipal securities, $37.7 million were mortgage-backed securities and $657 thousand were equity securities. Of the $37.7 million in mortgage-backed securities, $35.8 million were government agency issue while $1.9 million were private issue. As of December 31, 2010, $53.8 million were U.S. Government Agency securities, $1.1 million were state and municipal securities, $40.8 million were mortgage-backed securities, and $617 thousand were equity securities. Of the $40.8 million in mortgage-backed securities, $37.7 million were government agency issue while $3.1 million were private issue. At December 31, 2011 $17.9 million or 20.4% showed an unrealized loss from the purchase price while $29.6 million or 30.7% showed an unrealized loss from the purchase price at December 31, 2010. As of December 31, 2011 $16.0 million or 89.6% of these securities were government agency bonds and $1.9 million or 10.4% were mortgage-backed securities. As of December 31, 2010

$25.8 million or 87.4% of these securities were government agency bonds and $3.7 million or 12.6% were mortgage-backed securities. As of December 31, 2011 and 2010 $1.9 million and $2.4 million, respectively of the mortgaged-back securities showing unrealized losses were private issue. Because ANNB does not intend to sell the investments and it is not more likely than not that ANNB will be required to sell the investments before recovery of their amortized cost basis, ANNB does not consider those investments to be other-than-temporarily impaired at December 31, 2011. The unrealized losses shown in the table above are the result of market changes in interest rates since the original purchase. ANNB has used a variety of tools to analyze the contents of its security portfolio and at this time does not believe that the unrealized losses in the portfolio shown in the table above are other than temporary. At December 31, 2011 and 2010 mortgaged-backed securities with a fair market value of $1.9 million and $2.4 million, respectively, carried bond ratings below investment grade. These securities were evaluated by an independent third-party consulting firm and were deemed by management not to be other-than-temporarily impaired at December 31, 2011 and 2010. The valuation uses an expected cash flow model that includes assumptions related to prepayment rates, default trends, and loss severity. At December 31, 2011, both securities were current on both principal and interest payments.

The amortized cost and estimated fair -value of securities by contractual maturities at December 31, 2011 are shown below. Actual maturities of these securities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Available for Sale
December 31, 2011	Amortized Cost	Estimated Fair Value
Due within one year	$115	$116
Due after one through five years	26,468	26,538
Due after five years	58,711	60,239
Equity securities	618	656

	$85,912	$87,549

At December 31, 2011 and 2010 investments available for sale with a carrying value of $11.4 million and $25.4 million, respectively, were pledged as collateral for certain government deposits and for other purposes as required by law.

4. LOANS, ALLOWANCE FOR CREDIT LOSSES AND CREDIT QUALITY

ANNB Bank’s loan portfolio consists of commercial, commercial real estate, residential construction, one- to four-family residential mortgage, home equity and consumer loans. The portfolio balances as of December 31, 2011 and 2010 are as follows:

	2011	2010
Commercial	$47,683	$51,359
Real estate
Commercial	114,883	94,864
Construction	35,026	33,534
One to four-family	48,314	51,581
Home equity	36,005	36,697
Consumer	8,870	10,664

	290,781	278,699

Deferred loan fees, net	(315)	(162)
Allowance for credit losses	(7,182)	(6,853)

	(7,497)	(7,015)

Loans, net	$283,284	$271,684

The maturity and rate repricing distribution of the loan portfolio is as follows:

	2011	2010
Repricing or maturing within one year	$100,804	$117,574
Maturing over one to five years	132,637	102,755
Maturing over five years	57,340	58,370

	$290,781	$278,699

ANNB’s goal is to mitigate risks inherent in the loan portfolio. Commercial loans and loans secured by real estate make up the majority of the loan portfolio, accounting for 97% of the portfolio as of December 31, 2011 and 96% as of December 31, 2010. To mitigate risk, commercial loans are generally secured by receivables, inventories, equipment and other assets of the business. Personal guarantees of the borrowers are generally required.

Loans secured by commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. ANNB Bank seeks to minimize these risks through its underwriting standards, which require such loans to be qualified on the basis of the property’s value, debt service coverage ratio, and, under certain circumstances, additional collateral. ANNB Bank generally also requires personal guarantees on its commercial real estate loans.

Construction loans are generally considered to involve a higher degree of credit risk than long-term financing of improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the security property’s value upon completion of construction as compared to the estimated costs of construction, including interest. Also, ANNB Bank assumes certain risks associated with the borrowers’ ability to complete construction in a timely and workmanlike manner. If the estimate of value proves to be inaccurate, or if construction is not performed timely or accurately, ANNB Bank may be faced with a project which, when completed, has a value that is insufficient to assure full repayment.

ANNB Bank currently originates one- to four-family residential mortgage loans in amounts typically up to 80% (or higher with private mortgage insurance) of the lower of the appraised value or the selling price of the property securing the loan. The origination of adjustable-rate residential mortgage loans, as opposed to fixed-rate residential mortgage loans, helps to reduce ANNB Bank’s exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with ANNB Bank’s adjustable-rate loans, but also limit the interest rate sensitivity of its adjustable-rate mortgage loans.

Specific loan reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is employed to proactively estimate loss exposure and provide a measuring system for setting general and specific reserve allocations.

The following table shows the allowance for credit losses and recorded investment in loans receivable for the years ended December 31, 2011 and 2010:

Allowance for Credit Losses and Recorded Investment in Loans Receivable

for the Years Ended December 31, 2011 and 2010

	Commercial	Commercial Real Estate	Residential	Consumer	Unallocated	Total
2011
Beginning balance, December 31, 2010	$1,868	$3,205	$1,257	$523	$0	$6,853
Charge-offs	1,183	614	196	203	0	2,196
Recoveries	19	34	260	22	0	335
Provision	683	1,347	101	59	0	2,190

Ending balance, December 31, 2011	$1,387	$3,972	$1,422	$401	$0	$7,182

Period ending amount allocated to: Individually evaluated for impairment	$195	$731	$475	$161	$0	$1,562

Period ending amount allocated to: Collectively evaluated for impairment	$1,192	$3,241	$947	$240	$0	$5,620

Period ending amount: Loans acquired with deteriorating credit quality	$0	$0	$0	$0	$0	$0

Loans individually evaluated for impairment	$1,397	$2,444	$3,055	$485	$0	$7,381

Loans collectively evaluated for impairment	$46,286	$147,465	$81,264	$8,385	$0	$283,400

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential	Consumer	Unallocated	Total
2010
Allowance for credit losses:
Beginning balance, December 31, 2009	$2,923	$3,655	$901	$447	$0	$7,926
Charge-offs	1,170	1,388	221	526	0	3,305
Recoveries	43	0	6	35	0	84
Provision	72	938	571	567	0	2,148

Ending balance, December 31, 2010	$1,868	$3,205	$1,257	$523	$0	$6,853

Period ending amount allocated to:
Individually evaluated for impairment	$545	$351	$416	$150	$0	$1,462

Period ending amount allocated to:
Collectively evaluated for impairment	$1,323	$2,854	$841	$373	$0	$5,391

Period ending amount: Loans acquired with deteriorating credit quality	$0	$0	$0	$0	$0	$0

Loans individually evaluated for impairment	$2,107	$3,033	$2,619	$630	$0	$8,389

Loans collectively evaluated for impairment	$49,252	$123,036	$87,988	$10,034	$0	$270,310

Nonaccrual loans totaled approximately $6.2 million and $7.8 million at December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, $1.6 million and $1.5 million, respectively, of loan loss allowances were allocated to all loans classified as impaired.

Credit Risk Monitoring

As part of the on-going monitoring of the credit quality of ANNB’s loan portfolio, management assigns a Risk Assessment Rating (“Risk Rating”) to extensions of credit based upon the degree of risk, the likelihood of repayment and the effect on ANNB Bank’s safety and soundness. The Risk Rating, applied consistently, enables lending personnel and Bank management to monitor the loan portfolio. The Risk Rating is an integral part of ANNB Bank’s loan loss provision formulation process and, properly maintained, the Risk Rating assessment can provide an early warning signal of deterioration in a credit.

ANNB uses a risk rating matrix to assign a risk grade to each loan. The Risk Ratings are divided into five general categories:

1.	Risk Ratings 1 — 7 are assigned to “Pass” credits.

2.	Risk Rating 7 is assigned to “Watch” credits.

3.	Risk Rating 8 is assigned to “Criticized” credits.

4.	Risk Ratings 9 and 10 are assigned to “Classified” credits.

5.	Risk Rating 11 is assigned to “Loss” credits.

A general description of the characteristics of the risk ratings are described below:

•

Risk ratings 1, 2 and 3 — these ratings have the highest degree of probability of repayment. Borrowers in these categories are established entities, well-positioned within their industry with a proven track record of solid financial performance. These ratings are usually reserved for the strongest customers of ANNB Bank who have strong capital, stable earnings and alternative sources of financing.

•	Risk ratings 4 and 5 — these ratings have a below and average degree of risk. The customers have generally strong to adequate net worth, stable earnings trends and strong to moderate liquidity.

•

Risk rating 6 — this category represents an above average degree of risk as to repayment with minimal loss potential. Borrowers in this category generally exhibit adequate operating trends, satisfactory balance sheet trends, moderate leverage and adequate liquidity; however, there is minimal excess operating cushion.

•

Risk rating 7 — this rating includes loans on management’s “Watch” list. Borrowers in this category generally exhibit characteristics of an acceptable/adequate credit, but may be experiencing income volatility, negative operating trends, and a more highly leveraged balance sheet.

•

Risk rating 8 — this rating is for “Other Assets Especially Mentioned” in accordance with regulatory guidelines. This rating generally includes loans to borrowers with currently protected, but potentially weak assets that deserve management’s close attention.

•

Risk rating 9 — this rating is for loans considered “Substandard” in accordance with regulatory guidelines. This rating represents assets inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged. These assets have a well-defined weakness, or weaknesses, that jeopardize liquidation of the debt and are characterized by the distinct possibility that ANNB Bank will sustain some loss if deficiencies are not corrected.

•

Risk rating 10 — this rating is for loans considered “Doubtful” in accordance with regulatory guidelines. Borrowers in this category have all the weaknesses inherent in a “Substandard” credit with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly improbable.

•

Risk rating 11 — this rating is for loans considered “Loss” in accordance with regulatory guidelines. This category represents loans that are considered uncollectible and of such little value that their continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but simply it is neither practical nor desirable to defer writing off all or some portion of the credit, even though partial recovery may be effected in the future.

The following table presents credit quality indicators:

Credit Quality Indicators

as of December 31, 2011 and 2010

		Commercial Real Estate
	Commercial	Construction	Other
(Dollars in thousands)	2011	2011	2011
Risk Rating:
Other Assets Especially Mentioned	$2,181	$2,432	$7,944
Substandard	3,571	1,986	3,194
Doubtful	32	1,152	1,250
Loss	0	0	0

	$5,784	$5,570	$12,388

	Residential	Consumer
	2011	2011
Risk Rating:
Other Assets Especially Mentioned	$1,867	$290
Substandard	2,632	348
Doubtful	1,418	215
Loss	0	0

	$5,917	$853

		Commercial Real Estate
	Commercial	Construction	Other
(Dollars in thousands)	2010	2010	2010
Risk Rating:
Other Assets Especially Mentioned	$7,358	$1,671	$8,938
Substandard	2,048	7,010	2,438
Doubtful	600	0	0
Loss	0	0	0

	$10,006	$8,681	$11,376

	Residential	Consumer
	2010	2010
Risk Rating:
Other Assets Especially Mentioned	$1,517	$123
Substandard	3,868	575
Doubtful	0	0
Loss	0	0

	$5,385	$698

The following table presents an age analysis of past due loans receivable:

Age Analysis of Past Due Loans Receivable

As of December 31, 2011 and 2010

(Dollars in thousands)	30-59 Days Past Due	59-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
2011
Commercial	$0	$32	$178	$210	$47,473	$47,683	$0
Commercial Real Estate
Construction	229	0	1,152	1,381	33,645	35,026	0
Other	482	0	0	482	114,401	114,883	0
Residential	687	0	1,972	2,659	81,660	84,319	0
Consumer	23	0	342	365	8,505	8,870	0

	$1,421	$32	$3,644	$5,097	$285,684	$290,781	$0

2010
Commercial	$191	$691	$2,079	$2,961	$48,398	$51,359	$0
Commercial Real Estate
Construction	3,515	0	1,585	5,100	28,434	33,534	180
Other	488	239	1,449	2,176	92,688	94,864	419
Residential	1,669	596	1,795	4,060	84,218	88,278	0
Consumer	189	108	187	484	10,180	10,664	0

	$6,052	$1,634	$7,095	$14,781	$263,918	$278,699	$599

Loans are considered impaired when, based on current information it is probable that ANNB Bank will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal and interest payments are past due and they are placed on non-accrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate and consumer installment loans, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (usually ninety days or less) provided eventual collection of all amounts due is expected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, ANNB Bank may measure impairment based on a loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. Interest payments on impaired loans are typically applied to principal unless collectability is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

The following tables presents a summary of impaired loans for the years ended December 31, 2011 and 2010:

Impaired Loans

for the Year Ended December 31, 2011 and 2010

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2011
With no related allowance recorded
Commercial	$242	$242	$0	$950	$9
Commercial real estate	0	0	0	595	0
Residential real estate	1,074	1,074	0	1,472	47
Consumer	195	195	0	188	11

	1,511	1,511	0	3,205	67

With an allowance recorded
Commercial	$1,156	$1,156	$195	$700	$4
Commercial real estate	2,444	2,444	731	3,597	196
Residential real estate	1,981	1,981	475	1,681	63
Consumer	289	289	161	243	20

	5,870	5,870	1,562	6,221	283

Total
Commercial	$1,398	$1,398	$195	$1,650	$13
Commercial real estate	2,444	2,444	731	4,192	196
Residential real estate	3,055	3,055	475	3,153	110
Consumer	484	484	161	431	31

	$7,381	$7,381	$1,562	$9,426	$350

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2010
With no related allowance recorded
Commercial	$1,009	$1,009	$0	$539	$43
Commercial real estate	1,628	1,628	0	1,940	0
Residential real estate	1,478	1,478	0	1,060	73
Consumer	181	181	0	439	14

	4,296	4,296	0	3,978	$130

With an allowance recorded
Commercial	$1,098	$1,098	$545	$2,293	$3
Commercial real estate	1,405	1,405	351	3,371	24
Residential real estate	1,341	1,341	416	1,347	21
Consumer	249	249	150	241	19

	4,093	4,093	1,462	7,252	67

Total
Commercial	$2,107	$2,107	$545	$2,832	$46
Commercial real estate	3,033	3,033	351	5,311	24
Residential real estate	2,819	2,819	416	2,407	94
Consumer	430	430	150	680	33

	$8,389	$8,389	$1,462	$11,230	$197

Interest income that would have been recorded under the original terms of nonaccrual loans and the interest actually recognized for the years ended December 31, 2011 and 2010 is summarized below:

	2011	2010
Interest income that would have been recognized	$1,045	$1,638
Interest income recognized	350	906

Interest income not recognized	$695	$732

ANNB Bank lends to customers located primarily in Anne Arundel County and surrounding areas of central Maryland. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

Loans that were 90 days or more past due, including nonaccrual loans were $3.6 million at December 31, 2011 and $7.7 million at December 31, 2010.

Certain officers and directors (and directors’ companies which have a 10% or more beneficial ownership) have loans with ANNB Bank. Such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties and are being repaid as agreed.

A summary of the activity of these loans follows:

	2011	2010
Beginning balance	$10,279	$10,785
Advances	2,463	1,123
Repayments	(2,265)	(1,741)
Change in officers and directors, net	5,346	112

Ending balance	$15,823	$10,279

ANNB considers a loan to be a troubled debt restructuring when for economic or legal reasons related to a borrower’s financial difficulties, ANNB grants a concession to the borrower that it would not otherwise consider. ANNB may consider granting a concession in an attempt to protect as much of its investment as possible.

The restructuring of a loan may include, but is not necessarily limited to: (1) the transfer from the borrower to ANNB Bank of real estate, receivables from third parties, other assets, or an equity interest in the borrower in full or partial satisfaction of the loan (2) the issuance or other granting of an equity interest to ANNB by the borrower to satisfy fully or partially a debt unless the equity interest is granted pursuant to existing terms for converting the debt in to an equity interest (3) a modification of the loan terms, such as a reduction of the stated interest rate, principal, or accrued interest or an extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk, or (4) a reduction of the face amount or maturity amount of the debt as stated in the instrument or other agreement and (5) a reduction of accrued interest. The current outstanding balance of troubled debt restructurings as of December 31, 2011 included $857,000 of loans in accrual status and $1.8 million of loans classified as nonaccrual. The following table presents a summary of loans that ANNB considers to be troubled debt restructurings as of and for the twelve months ended December 31, 2011:

	Modifications December 31, 2011
(Dollars in thousands)	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	3	$840	$840
Commercial real estate	2	1,863	1,298
Residential real estate	3	453	453
Consumer	1	46	46

	9	$3,202	$2,637

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings that Subsequently Defaulted
Troubled Debt Restructurings
Commercial	0	$0
Commercial real estate	0	0
Residential real estate	0	0
Consumer	0	0

	0	$0

5. CREDIT COMMITMENTS

Loan commitments outstanding, unused lines of credit and letters of credit are as follows:

Dollars in thousands	2011	2010
Loan commitments and lines of credit
Commercial	$30,413	$26,726
Commercial real estate	8,928	9,255
Residential real estate	27,930	28,538
Consumer	702	715

	$67,973	$65,234

Letter of credit
Deposit secured	$894	$941
Other	1,362	1,236

	$2,256	$2,177

Loan commitments including lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have variable interest rates, fixed expiration dates and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party. Loan commitments and lines and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss ANNB will incur by the funding of these commitments.

6. INVESTMENT IN BANK OWNED LIFE INSURANCE

In 2002, ANNB Bank purchased single premium policies of Bank Owned Life Insurance (BOLI) amounting to $3,110,000. During 2010 an additional single premium policy in the amount of $1.0 million was purchased. The increase in cash surrender value was recorded as other noninterest income. ANNB Bank recorded $182 thousand in BOLI income for 2011 and $216 thousand in 2010.

7. PREMISES AND EQUIPMENT

A summary of premises and equipment and the related depreciation is as follows:

	2011	2010
Land, land improvements and building	$6,308	$6,118
Leasehold improvements	3,123	3,246
Furniture, fixtures, and equipment	3,159	3,080
Construction in progress	635	798

	13,225	13,242
Accumulated depreciation	4,807	4,455

Net premises and equipment	$8,418	$8,787

Depreciation and amortization expense was $591 thousand for 2011 and $619 thousand for 2010. No interest was capitalized for the years ended December 31, 2011 and 2010.

8. LEASE COMMITMENTS

Lease obligations will require minimum rent payments as follows:

Period	Minimum Rentals $(000)
2012	$384
2013	671
2014	631
2015	611
2016	559
Remaining years	6,596

$9,452

The leases generally provide for payment of property taxes, insurance and maintenance costs by ANNB. The total rental expense for all real property leases was $339 thousand and $356 thousand for 2011 and 2010, respectively.

9. DEPOSITS

Major classifications of deposits are as follows:

	2011	2010
Demand, noninterest bearing	$56,664	$45,514
NOW accounts	32,915	33,220
Savings and Money Market accounts	182,546	184,560
Time deposits, $100,000 and over	47,836	46,832
Other time	30,420	30,788

	$350,381	$340,914

Time deposits mature as follows:

	2011	2010
Repricing or maturing within one year	$47,108	$52,016
Maturing over one to three years	21,631	21,038
Maturing over three to five years	9,517	4,566

	$78,256	$77,620

At December 31, 2011 and 2010 there were no time deposits with maturities in excess of five years.

10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are securities sold to ANNB Bank’s customers, at the customer’s request, under a continuing “roll-over” contract that matures in one business day. The underlying securities sold are U.S. Government agencies that are segregated in ANNB Bank’s correspondent safekeeping account from ANNB Bank’s other investment securities.

The following table presents certain information for repurchase agreements:

	2011	2010
Balance outstanding, at year end	$11,344	$14,558
Average balance during the year	16,004	16,516
Average interest rate during the year	0.46%	0.65%
Maximum month-end balance	$20,893	$22,792

11. BORROWINGS

ANNB had other long-term borrowings at December 31, 2011 and 2010 as follows:

	2011	2010
FHLB 2.85% Advance due March 2014	$5,000	$5,000
FHLB 3.04% Advance due November 2017, Callable February 2012	5,000	5,000
FHLB 3.19% Advance due December 2017, Callable March 2012	5,000	5,000
FHLB 3.42% Advance due December 2017, Callable March 2012	5,000	5,000
FHLB 3.50% Advance due January 2018, Callable January 2012	5,000	5,000
FHLB 3.11% Advance due January 2018, Callable January 2013	10,000	10,000

Total	$35,000	$35,000

Interest on these instruments is paid quarterly. FHLB advances are fully collateralized by pledges of loans. ANNB has pledged under a blanket lien all qualifying residential and commercial mortgage loans under the borrowing agreement with the FHLB.

ANNB had no short-term borrowings at December 31, 2011 and 2010.

12. GUARANTEED PREFERRED BENEFICIAL INTEREST IN JUNIOR SUBORDINATED DEBENTURES

On March 26, 2003, Annapolis Bancorp Statutory Trust I (“Statutory Trust I”), a Connecticut business trust formed, funded and wholly owned by ANNB, issued $5,000,000 of variable-rate capital securities to institutional investors in a private pooled transaction. The variable rate on these securities adjusts quarterly based on the 90-day LIBOR rate plus 3.15%. The current rate is 3.72%. The proceeds were up-streamed to ANNB as junior subordinated debt under the same terms and conditions. ANNB then down-streamed $4,875,000 to ANNB Bank in the form of additional capital. ANNB has, through various contractual arrangements, fully and unconditionally guaranteed all of Statutory Trust I’s obligations with respect to the capital securities. These capital securities currently qualify as Tier I capital and are presented in the Consolidated Balance Sheets as “Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures.” The sole asset of the Statutory Trust I is $5,155,000 of junior subordinated debentures issued by ANNB. These junior subordinated debentures carry a variable interest rate of 3.15% over the 90 day LIBOR, payable semiannually, with a non-call provision over the first five year period. Both the capital securities of Statutory Trust I and the junior subordinated debentures are scheduled to mature on March 26, 2033, unless called by ANNB. Interest expense on the trust preferred securities for the years ended December 31, 2011 and 2010 totaled $175 thousand and $177 thousand, respectively.

13. PROFIT SHARING AND OTHER EMPLOYEE BENEFIT PLANS

ANNB has a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code, for those employees who meet the eligibility requirements set forth in the plan. The plan does not require ANNB to match the participants’ contributions. ANNB’s contributions to the plan were $166 thousand in 2011 and $144 thousand in 2010.

ANNB has entered into individual Supplemental Executive Retirement Agreements (SERAs) with certain of its executives. The SERAs are designed to provide certain post-retirement benefits to enable a targeted level of covered retirement income to be met and to provide certain death benefits. ANNB is accruing the present value of these benefits over the remaining number of years to the executives’ retirement dates. Benefit accruals included in noninterest expense for 2011 and 2010 were $178 thousand, $274 thousand, respectively.

In 2007 ANNB created an Employee Stock Purchase Plan (“ESPP”) whereby under the terms of the ESPP an employee may purchase ANNB common stock at a 5% discount of the market price at the end of a purchase period. During 2011 employees purchased 2,070 shares of common stock under the ESPP and in 2010 employees purchased 2,719 shares of common stock under the ESPP.

14. STOCK-BASED COMPENSATION

In April 1997, ANNB adopted a stock option plan, authorizing the issuance of 177,777 shares of common stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The plan provided for granting options to purchase shares of common stock to the officers and other key employees of ANNB and ANNB Bank. Options granted under this plan have ten-year expiration dates with vesting periods from immediate to five years. After April 2000 no additional options could be granted under this plan.

In April 2000, a new incentive stock option plan was approved by the shareholders at the annual meeting. Under this plan, ANNB’s compensation committee has discretionary authority to grant stock options, restricted stock awards, and deferred share awards to employees and directors, including members of the committee. Under this plan, up to 355,554 shares of ANNB stock, as adjusted for the August 24, 2001 and December 3, 2006 four-for-three stock splits in the form of stock dividends, may be awarded under the direction of the committee. The plan provides for the awards to vest over a five-year period of time. Options have a ten-year expiration period. After April 2006 no additional options could be granted under this plan.

In May 2006, a new ANNB stock incentive plan was approved by shareholders at the annual meeting. Under the plan, up to 200,000 shares of ANNB’s common stock may be awarded under the direction of ANNB’s Compensation Committee. The Compensation Committee, may in its discretion, grant the following types of awards: options, share appreciation rights, restricted shares, deferred shares and performance awards. During 2011 17,782 restricted shares were granted under the terms of the plan.

ANNB recognized $114 thousand in stock-based compensation expense for the year ended December 31, 2011 and $143 thousand in 2010. Stock-based compensation expense recognized in the consolidated statement of income for the years ended December 31, 2011 and 2010 reflects estimated forfeitures.

There were no options granted during 2011 and 2010.

Net cash proceeds from the exercise of stock options were approximately $14,000 and $43,000 for the years ending December 31, 2011 and 2010, respectively.

Stock option activity for the years ended December 31, 2011 and 2010 is as follows:

	2011		2010
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options Outstanding
Outstanding, beginning of year	124,270	$6.06	183,819	$5.05
Granted	0	0.00	0	0.00
Exercised	(5,333)	2.64	(17,776)	2.42
Forfeited	0	0.00	(6,221)	7.24
Expired	(26,635)	2.74	(35,552)	2.42

Outstanding, end of year	92,302	$7.22	124,270	$6.06

Vested	91,460	$7.21	121,378	$6.00
Nonvested	842	8.77	2,892	8.77

Outstanding, end of year	92,302	$7.22	124,270	$6.06

Weighted average remaining contractual term in years		2.6		2.8
Total intrinsic value of options vested, end of year	$0		$41,000

The remaining options expire as follows:

Expiration Date	Weighted Average Exercise Price	Options Vested	Nonvested
2012	4.14	33,333	0
2014	7.68	7,463	0
2015	9.24	41,256	0
2016	8.77	6,040	0
2017	8.77	3,368	842

		91,460	842

A summary of the status of ANNB’s restricted share awards follows:

	2011		2010
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Restricted Shares
Outstanding, beginning of year	68,384	$3.66	98,005	$3.69
Granted	17,782	4.34	33,384	3.90
Vested	(28,884)	3.68	(34,505)	2.70
Forfeited	0	0.00	(28,500)	5.96

Outstanding, end of year	57,282	$3.86	68,384	$3.66

The aggregate intrinsic value in the table above represents the total pre-tax value (that is, the difference between the closing stock price on the last trading day in the year and the exercise price for those options in the money multiplied by the number of shares) that would have been received by the option holders had all options holders exercised their options on the last trading day of the year. This amount changes based on the fair market value of ANNB’s stock. The options that were vested as of December 31, 2011 had no intrinsic value while the vested options had $41 thousand of value at December 31, 2010.

As of December 31, 2011, $2 thousand of total unrecognized compensation costs related to unvested options is expected to be recognized over a weighted average period of 0.50 years, while as of December 31, 2011, $60 thousand of total unrecognized compensation costs related to restricted share units is expected to be recognized over a weighted average period of 1.4 years.

15. LINES OF CREDIT

ANNB Bank is a member of the Federal Home Loan Bank system and has the potential to borrow up to an additional $75.4 million. If funded, this line is secured by one- to four-family residential and commercial mortgage loans held in ANNB Bank’s portfolio. In addition, ANNB Bank has available secured and unsecured lines of credit of $19.2 million at December 31, 2011.

16. PREFERRED STOCK

ANNB is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share. On January 30, 2009 ANNB completed a transaction to participate in the Government sponsored Troubled Asset Relief Program which resulted in the Treasury purchasing 8,152 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “ANNB Preferred Stock”) at a value of $8.2 million. The ANNB Preferred Stock qualifies as Tier 1 Capital. The ANNB Preferred Stock pays a dividend of 5% per annum; payable quarterly for five years then pays a dividend of 9% per annum thereafter. Dividends declared for the years ended December 31, 2011 and 2010 were $408 thousand and $407 thousand, respectively.

17. INCOME TAXES

The components of income tax expense (benefit) are as follows:

	2011	2010
Current
Federal	$1,072	$360
State	246	68

	1,318	428
Deferred tax (benefit) expense	(140)	458

	$1,178	$886

The components of the deferred tax expense (benefit) are as follows:

	2011	2010
Provision for credit losses	($17)	$789
Deferred compensation	(47)	(135)
Depreciation expense	(79)	(77)
Deferred loan fees	(60)	(3)
Nonaccrual interest	91	(76)
Sale of loans	32	(31)
Sale of or disposal of fixed assets	(51)	0
Other	(9)	(9)

Deferred tax (benefit) expense	($140)	$458

The components of the net deferred tax assets are as follows:

	2011	2010
Deferred tax assets
Allowance for credit losses	$2,250	$2,233
Deferred compensation	539	509
Deferred loan fees	124	64
Nonaccrual interest	274	365
Property write-down	51	0
Other	62	45

Total deferred tax assets	3,300	3,216
Deferred tax liabilities
Depreciation	37	94
Unrealized gain on securities available for sale	646	193

Total deferred tax liabilities	683	287

Net deferred tax asset	$2,617	$2,929

The differences between federal income taxes at statutory rates and the amount reported by ANNB follow:

	2011		2010
	Amount	%	Amount	%
Income before income taxes	$3,349		$2,502

Taxes computed at the federal income tax rate	$1,139	34.0%	$851	34.0%
Increases (decreases) resulting from
State income taxes, net of federal benefit	184	5.5%	136	5.5%
Nondeductible expenses	4	0.1%	4	0.1%
Nontaxable income	(149)	(4.4)%	(105)	(4.2)%

Income tax expense	$1,178	35.2%	$886	35.4%

18. CAPITAL STANDARDS

The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of ANNB and ANNB Bank as of December 31, 2011 and 2010 are as follows:

December 31, 2011	Actual Amount	Ratio	Minimum Capital Adequacy Amount	Ratio	To be Well Capitalized Amount	Ratio
Total capital (to risk-weighted assets)
Company	$45,464	14.0%	$25,909	8.0%
Bank	$45,107	13.9%	$25,905	8.0%	$32,381	10.0%
Tier 1 capital (to risk-weighted assets)
Company	$41,377	12.8%	$12,954	4.0%
Bank	$41,021	12.7%	$12,952	4.0%	$19,429	6.0%
Tier 1 capital (to average assets)
Company	$41,377	9.4%	$17,675	4.0%
Bank	$41,021	9.3%	$17,675	4.0%	$22,094	5.0%

December 31, 2010
Total capital (to risk-weighted assets)
Company	$43,370	14.1%	$24,668	8.0%
Bank	$43,110	14.0%	$24,664	8.0%	$30,830	10.0%
Tier 1 capital (to risk-weighted assets)
Company	$39,478	12.8%	$12,334	4.0%
Bank	$39,218	12.7%	$12,332	4.0%	$18,498	6.0%
Tier 1 capital (to average assets)
Company	$39,478	9.1%	$17,402	4.0%
Bank	$39,218	9.0%	$17,399	4.0%	$21,749	5.0%

Tier 1 capital consists of capital stock, paid in capital, and retained earnings. Total capital includes a limited amount of the allowance for credit losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

Failure to meet the capital requirements could affect ANNB Bank’s ability to pay dividends and accept deposits and may significantly affect the operations of ANNB Bank.

The ANNB Preferred Stock issued under the TARP transaction that closed on January 30, 2009 qualify as tier one capital.

19. FAIR VALUE MEASUREMENTS

Effective January 1, 2008, ANNB adopted FASB’s guidance on “Fair Value Measurements,” which provides a framework for measuring and disclosing fair value under GAAP. The guidance requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available for sale investment securities) or a nonrecurring basis (for example, impaired loans).

The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ANNB utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, ANNB may be required to record at fair value all other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The guidance establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:

Level 1 inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the assets credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale. Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include securities below investment grade and asset-backed securities in illiquid markets.

Impaired Loans. ANNB does not report loans at fair value on a recurring basis, however from time to time, a loan is considered impaired and an allowance for credit loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures impairment under the guidance of “Accounting by Creditors for Impairment of a Loan.” The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2011, substantially all of the totally impaired loans were evaluated based upon the fair value of the collateral. In accordance with the guidance, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, ANNB records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, ANNB records the loan as nonrecurring Level 3.

The following table’s present information about ANNB’s assets measured at fair value on a recurring basis as of December 31, 2011, and indicate the fair value hierarchy of the valuation techniques utilized by ANNB to determine such fair value.

		Fair Value Measurements at December 31, 2011 Using
(in thousands) Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
Investment Securities Available for Sale — Debt Securities
Issued by the U.S. Treasury and Government agencies	$48,032	$0	$48,032	$0	$0	$0
Issued by State and municipal	1,136	0	1,136	0	0	0
Mortgage-backed securities issued by Government agencies	35,870	0	35,870	0	0	0
Other debt securities	1,855	0	0	1,855	0	0

Total Debt Securities	86,893	0	85,038	1,855	0	0

Investment Securities Available for Sale — Equity Securities
Mutual funds	656	0	656	0	0	0

Total Equity Securities	656	0	656	0	0	0

Total Assets Measured at Fair Value on a Recurring Basis	$87,549	$0	$85,694	$1,855	$0	$0

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) — Roll Forward at December 31, 2011
Investment Securities Available for Sale — Debt Securities
Beginning Balance at December 31, 2010	$2,401
Transfers in to Level 3	0
Transfers out of Level 3	0
Unrealized Gains	100
Repayments	646

Ending Balance at December 31, 2011	$1,855

Level 3 securities include two private-label residential one to-four family mortgage backed securities. These 2005 senior tranches in a securitization trust were rated “Aa1 and Aaa” by Moody’s when purchased in 2005 and are currently rated “B3” and “Ca”, respectively. In 2010, these securities were transferred from a Level 2 classification to a Level 3 classification in recognition of the rating downgrade and continued market illiquidity for privately-issued securities. It is ANNB’s policy to recognize transfers at the end of the reporting period. ANNB engages the service of independent third party valuation professionals to estimate the fair value of these securities. The valuation is meant to be “Level Three” pursuant to FASB ASC Topic 820 — Fair Value Measurements and Disclosures. The valuation uses an expected cash flow model that includes assumptions related to prepayment rates, default trends, and loss severity. At December 31, 2011, both securities were current on both principal and interest payments and had a fixed weighted average coupon of 5.50%. One security had a weighted average remaining life of 2.10 years while the other had a weighted average remaining life of 0.65 years.

The following table details the Level 3 securities:

(in thousands)	Class	Coupon	Remaining Par Value	Current Rating
				Moody’s	Fitch
CWHL 2005-21	A13	5.5% Fixed	$292	B3	CC
WFMBS 2005-14	IA7	5.5% Fixed	1,643	Ca	A

We calculated fair value for the two securities by using a present value of future cash flows model, which incorporated assumptions as follows as of December 31, 2011 and 2010:

	at December 31, 2011
	Cumulative Default (1)	Weighted Average Life (2)	Modified Duration (3)	Yield (4)
CWHL 2005-21	15.15%	0.65 years	0.59 years	8.00%
WFMBS 2005-14	10.73%	2.10 years	1.80 years	8.00%

	at December 31, 2010
	Cumulative Default (1)	Weighted Average Life (2)	Modified Duration (3)	Yield (4)
CWHL 2005-21	12.63%	1.12 years	0.99 years	8.00%
WFMBS 2005-14	6.99%	1.90 years	1.66 years	8.00%

(1)	The anticipated level of total defaults from the issuer within the pool of performing collateral as of December 31, 2011 and 2010.
(2)	The average number of years that each dollar of principal remains outstanding.
(3)	The weighted average of present values for a series of cash flows which accurately indicates the average time until the cash flows are received.
(4)	The discount rate obtained from taking a sequence of cash flows and an estimated price.

		Fair Value Measurements at December 31, 2010 Using
(in thousands) Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
Investment Securities Available for Sale — Debt Securities
Issued by the U.S. Treasury and Government agencies	$53,761	$0	$53,761	$0	$0	$0
Issued by State and municipal	1,089	0	1,089	0	0	0
Mortgage-backed securities issued by Government agencies	37,737	0	37,737	0	0	0
Other debt securities	3,091	0	690	2,401	0	0

Total Debt Securities	95,678	0	93,277	2,401	0	0

Investment Securities Available for Sale — Equity Securities
Mutual funds	617	0	617	0	0	0

Total Equity Securities	617	0	617	0	0	0

Total Assets Measured at Fair Value on a Recurring Basis	$96,295	$0	$93,894	$2,401	$0	$0

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) — Roll Forward at December 31, 2010
Investment Securities Available for Sale — Debt Securities
Beginning Balance at December 31, 2009	$0
Transfers in to Level 3	2,401
Transfers out of Level 3	0
Unrealized Gains	0
Repayments	0

Ending Balance at December 31, 2011	$2,401

ANNB may be required from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. ANNB has not elected the fair value option for any financial assets or liabilities at December 31, 2011. Assets measured at fair value on a nonrecurring basis are included in the table below.

		Fair Value Measurements at December 31, 2011 Using
(in thousands) Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
Impaired loans
Commercial	$1,202	$0	$1,202	$0	$0	$0
Commercial real estate	995	0	995	0	0	0
Residential real estate	2,580	0	2,580	0	0	0
Construction	719	0	719	0	0	0
Consumer	323	0	323	0	0	0

Total impaired loans	5,819	0	5,819	0	0	0
Real estate owned	1,222	0	1,222	0	0	0
Other assets (repossessed assets)	52	0	52	0	0	0

Total Assets Measured at Fair Value on a Non Recurring Basis	$7,093	$0	$7,093	$0	$0	$0

		Fair Value Measurements at December 31, 2010 Using
(in thousands) Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings
Impaired loans
Commercial	$1,562	$0	$1,562	$0	$0	$0
Commercial real estate	1,449	0	1,449	0	0	0
Residential real estate	2,402	0	2,402	0	0	0
Construction	1,234	0	1,234	0	0	0
Consumer	280	0	280	0	0	0

Total impaired loans	6,927	0	6,927	0	0	0
Real estate owned	1,608	0	1,608	0	0	0
Other assets (repossessed assets)	145	0	145	0	0	0

Total Assets Measured at Fair Value on a Non Recurring Basis	$8,680	$0	$8,680	$0	$0	$0

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of ANNB Bank’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	2011		2010
December 31,	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and due from banks	$2,026	$2,026	$7,854	$7,854
Interest bearing balances with banks	18,288	18,288	16,856	16,856
Federal funds sold and other overnight investments	26,583	26,583	11,984	11,984
Investment securities available for sale	87,549	87,549	96,295	96,295
Federal Reserve and Federal Home Loan Stock	2,992	2,992	3,035	3,035
Loans and loans held for sale, net	283,284	283,667	273,063	273,454
Accrued interest receivable	1,279	1,279	1,567	1,567
Bank owned life insurance	5,624	5,624	5,442	5,442
Real estate owned	1,222	1,222	1,608	1,608
Financial liabilities
Noninterest-bearing deposits	$56,664	$56,664	$45,514	$45,514
Interest-bearing deposits	293,717	298,788	295,400	299,239
Securities sold under agreements to repurchase	11,344	11,344	14,558	14,558
Long-term borrowings	35,000	31,357	35,000	32,483
Junior subordinated debt	5,000	5,000	5,000	5,000
Accrued interest payable	167	167	187	187

The carrying amount for cash and due from banks, federal funds sold and interest bearing balances due from banks approximates fair value.

The fair values of U.S. Treasury and U.S. Government agency securities and mortgage backed securities are determined using market quotations where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses. The carrying value of loans held for sale approximates fair market value since such loans are typically committed to be sold at a profit.

The fair value of bank owned life insurance is assumed to be the cash surrender value.

The fair value of interest-bearing checking, savings and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

The carrying amount for customer repurchase agreements and variable rate borrowings approximate the fair values at the reporting date.

The fair value of fixed rate Federal Home Loan Bank advances is estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms. The fair value of variable rate Federal Home Loan Bank advances is estimated to be carrying value since these liabilities are based on a spread to a current pricing index.

The carrying amount of junior subordinated debentures approximate the fair values at the reporting date.

21. EARNINGS PER SHARE

A summary of shares outstanding for basic and fully diluted earnings per share is as follows:

In thousands(000)	2011	2010
Weighted average shares outstanding, basic	3,950	3,910
Common stock equivalents	312	37

Average common shares and equivalents, fully diluted	4,262	3,947

Options and warrants outstanding excluded from above as they were antidilutive at December 31,	138	455

22. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED

	December 31,	September 30,	June 30,	March 31,
2011
Interest income	$4,966	$5,004	$4,977	$4,910
Interest expense	835	887	943	932
Net interest income	4,131	4,117	4,034	3,978
Provision for credit losses	616	338	679	557
Net income	668	668	326	509
Net income available to common shareholders	546	545	203	387
Comprehensive income	601	1,144	840	281
Earnings per common share — basic	0.14	0.14	0.05	0.10
Earnings per share common — diluted	0.14	0.14	0.05	0.09

2010
Interest income	$4,817	$4,771	$4,917	$5,349
Interest expense	1,000	1,093	1,211	1,330
Net interest income	3,817	3,678	3,706	4,019
Provision for credit losses	927	622	363	236
Net income	262	299	438	617
Net income available to common shareholders	141	176	318	497
Comprehensive income (loss)	(508)	434	1,091	1,389
Earnings per common share — basic	0.04	0.04	0.08	0.13
Earnings per share common — diluted	0.04	0.04	0.08	0.13

23. PARENT COMPANY FINANCIAL INFORMATION

The balance sheet and statements of income and cash flows for ANNB follow:

Balance Sheets

December 31,	2011	2010
Assets
Cash and due from banks	$368	$272
Investment in subsidiaries	42,166	39,669
Deferred income taxes and other assets	50	49

Total assets	$42,584	$39,990

Liabilities and Stockholders’ Equity
Junior subordinated debt	$5,155	$5,155
Due to subsidiaries	0	1
Accrued dividends	52	52
Other liabilities	9	8
Stockholders’ Equity
Preferred stock	8,146	8,063
Common stock	39	39
Warrants	234	234
Paid in capital	11,779	11,643
Retained earnings	16,179	14,499
Accumulated other comprehensive income	991	296

Total liabilities and stockholders’ equity	$42,584	$39,990

Statement of Income

Years Ended December 31,	2011	2010
Interest income	$0	$0
Interest expense	175	177

Net interest income	(175)	(177)

Equity in undistributed income of subsidiaries	1,802	1,233
Dividends from subsidiary	587	588

Total income	2,214	1,644

Noninterest expense
Compensation	59	30
Legal	36	50
Shareholder communications	90	82

Total expense	185	162

Income before income tax benefit	2,029	1,482
Income tax benefit	(142)	(134)

Net income	$2,171	$1,616
Preferred Stock Dividend and Discount Accretion	(490)	(485)

Net Income Available to Common Shareholders	$1,681	$1,131

Statements of Cash Flows

Years Ended December 31,	2011	2010
Cash flows from operating activities
Net income	$2,171	$1,616
Due to subsidiaries	(1)	(20)
Tax benefit (provided) received	7	(14)
Stock-based compensation	114	90
Undistributed net income of subsidiary	(2,389)	(1,821)
Net decrease in other assets and liabilities	(7)	(6)

Net cash used in operations	(105)	(155)

Cash flows from financing activities
Dividends received from Bank	587	588
Payment of dividends on preferred stock	(408)	(407)
Proceeds from stock options exercised and
Employee Stock Purchase Plan	22	53

Net cash provided by financing activities	201	234

Net increase in cash	96	79
Cash and equivalents at beginning of year	272	193

Cash and equivalents at end of year	$368	$272

APPENDIX A

AGREEMENT AND PLAN OF MERGER

between

F.N.B. CORPORATION

and

ANNAPOLIS BANCORP, INC.

DATED: AS OF OCTOBER 22, 2012

A-i

4.5	Reports	A-25
4.6	SEC Reports; Financial Statements	A-25
4.7	Broker’s Fees	A-27
4.8	Absence of Certain Changes or Events	A-27
4.9	Legal Proceedings	A-27
4.10	Taxes and Tax Returns	A-27
4.11	Employee Benefits	A-28
4.12	Compliance with Applicable Law	A-30
4.13	Contracts	A-30
4.14	Agreements with Regulatory Agencies	A-30
4.15	Undisclosed Liabilities	A-31
4.16	Environmental Liability	A-31
4.17	Reorganization	A-31
4.18	Loans; Nonperforming and Classified Assets	A-31
4.19	Fiduciary Accounts	A-32
4.20	Allowance for Loan Losses	A-32
4.21	Interested Stockholder Status	A-32
4.22	Insurance	A-32
4.23	Investment Securities	A-32
ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS		A-32
5.1	Conduct of Businesses Prior to the Effective Time	A-32
5.2	ANNB Forbearances	A-33
5.3	FNB Forbearances	A-37
5.4	Voting Agreements	A-37
ARTICLE 6 ADDITIONAL AGREEMENTS		A-38
6.1	Regulatory Matters	A-38
6.2	Access to Information	A-39
6.3	ANNB Shareholder Approval	A-40
6.4	Commercially Reasonable Efforts; Cooperation	A-40
6.5	NYSE Approval	A-40
6.6	Benefit Plans	A-40
6.7	Indemnification; Directors’ and Officers’ Insurance	A-42
6.8	Additional Agreements	A-43
6.9	Advice of Changes	A-43
6.10	Dividends	A-43
6.11	Certain Actions	A-43
6.12	Transition	A-46
6.13	Tax Representation Letters	A-46
6.14	Preferred Stock Held by U.S. Treasury	A-46
6.15	Rule 16b-3	A-46
ARTICLE 7 CONDITIONS PRECEDENT		A-47
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-47
7.2	Conditions to Obligation of FNB to Effect the Merger	A-47
7.3	Conditions to Obligation of ANNB to Effect the Merger	A-48
ARTICLE 8 TERMINATION AND AMENDMENT		A-48
8.1	Termination	A-48
8.2	Effect of Termination	A-51
8.3	Amendment	A-51
8.4	Extension; Waiver	A-51
ARTICLE 9 GENERAL PROVISIONS		A-51
9.1	Closing	A-51
9.2	Nonsurvival of Representations, Warranties and Agreements	A-51

A-ii

9.3	Expenses	A-51
9.4	Notices	A-52
9.5	Interpretation	A-52
9.6	Counterparts	A-53
9.7	Entire Agreement	A-53
9.8	Governing Law; Jurisdiction	A-53
9.9	Severability	A-53
9.10	Assignment; Third Party Beneficiaries	A-54
EXHIBITS:

Exhibit A	Form of Bank Merger Agreement	A-56
Exhibit B	Form of Voting Agreement	B-1
Exhibit C	Form of Lock Up Letter	C-1

A-iii

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.11(e)(i)
Affiliate	3.24(b)
Agreement	Preamble
ANNB	Preamble
ANNB Bank	1.10
ANNB Benefit Plan	3.11
ANNB Bylaws	3.1(b)
ANNB Capital Stock	1.4(d)
ANNB Charter	3.1(b)
ANNB Common Stock	1.4(a)
ANNB Disclosure Schedule	Art. 3 Preamble
ANNB Employees	3.11(i)
ANNB Employment Agreement	3.11
ANNB Intellectual Property	3.23(b)
ANNB Qualified Plans	3.11(d)
ANNB Recommendation	6.3
ANNB Regulatory Agreement	3.14
ANNB Reports	3.6(a)
ANNB Representatives	6.11(a)
ANNB Series A Preferred Stock	1.4(c)
ANNB Share Award	1.6(b)
ANNB Shareholders Meeting	6.3
ANNB Stock Option	1.6(a)
ANNB Stock Plans	1.6(a)
ANNB Subsidiaries	3.1(c)
ANNB Warrant	1.6(d)
Articles of Merger	1.2
Average Closing Price	1.4(g)
Bank Merger	1.10
Bank Merger Agreement	1.10
BHC Act	3.1(b)
Break-up Fee	6.11(f)
Certificates	1.4(e)
Change in ANNB Recommendation	6.11(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Common Stock Merger Consideration	1.4(a)
Confidentiality Agreements	6.2(b)
Contamination	3.16(b)
Contingent Cash Merger Consideration	1.4(a)
Contracts	5.2(j)
Control	3.24(b)
Controlled Group Liability	3.11
DRSP Plan	1.4(f)
Effective Date	1.2
Effective Time	1.2

A-iv

Environmental Laws	3.16(b)
Environmental Liability	3.16(b)
ERISA	3.11
ERISA Affiliate	3.11
ESPP	1.6(c)
ESPP Options	1.6(c)
Exchange Act	3.6(a)
Exchange Agent	2.1
Exchange Fund	2.1
FBCA	1.1(a)
FDIC	3.4
Federal Reserve Board	3.4
FNB	Preamble
FNB Bank	1.10
FNB Bank Board	1.10
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Capital Stock	1.4(e)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. 4 Preamble
FNB Eligible Plans	6.6(a)
FNB Employment Agreement	4.11
FNB Preferred Stock	4.2(a)
FNB Qualified Plans	4.11(d)
FNB Regulatory Agreement	4.14
FNB Reports	4.6(a)
FNB Series E Preferred Stock	1.4(c)
FNB Stock Plans	4.2(a)
FNB Subsidiaries	3.1(c)
FNB Successor Warrant	1.6(d)
FNB Warrants	4.2(a)
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
HSR Act	3.4
Inactive ANNB Employees	3.11(i)
Indemnified Parties	6.7(a)
Insurance Amount	6.7(c)
Intellectual Property	3.23(b)
IRS	3.10(a)
IT Assets	3.23(c)
knowledge/Knowledge	9.5
Law	3.3(b)
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan	3.24(a)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	6.1(d)
MD DLLR	3.4
Merger	Preamble

A-v

Merger Consideration	1.4(c)
MGCL	1.1
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
NYSE	3.1(c)
NASDAQ	3.1(c)
OCC	3.4
OREO	3.24(b)
Outstanding Loan Amount	1.4(b)
Owned Properties	3.17(a)
Payment Event	6.11(g)
PBGC	3.11(e)
Person	3.9(a)
Preferred Stock Merger Consideration	1.4(c)
Proxy Statement	3.4
Registration Statement	3.4
Regulatory Agency	3.5
Requisite Regulatory Approvals	7.1(c)
Retention Pool	6.6(h)
Sarbanes-Oxley Act	3.6(a)
SEC	3.4
Securities Act	3.6(a)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.11(e)(ii)
Surviving Company	Preamble
Takeover Laws	3.18(a)
Tax	3.10(b)
Tax Representation Letters	6.13
Tax Return	3.10(c)
Third Party	6.11(e)(iii)
Third Party Leases	3.17(d)
Treasury Department	3.4
Treasury Regulations	Preamble
Treasury Shares	1.4(d)
Voting Agreement	5.4
Withdrawal Liability	3.11

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2012 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB”), and ANNAPOLIS BANCORP, INC., a Maryland corporation (“ANNB”) (each a “Party,” collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of ANNB and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement pursuant to which ANNB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “Merger”), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (as such rules and regulations may be amended from time to time, including corresponding provisions of successor rules and regulations thereto, the “Treasury Regulations”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time (as defined in Section 1.2) ANNB shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of ANNB shall cease.

1.2 Effective Time.

The Merger shall become effective as set forth in the articles of merger (each, the “Articles of Merger”) that shall be filed with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger.

(a) Effects Under MGCL and FBCA. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 607.1106 of the FBCA.

(b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company immediately after the Merger shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of ANNB Capital Stock.

(a) Subject to the provisions of this Agreement, each share of common stock, par value $0.01 per share, of ANNB (“ANNB Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in Section 1.4(d)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration (i) 1.143 shares (the “Exchange Ratio”) of common stock, $0.01 par value, of FNB (“FNB Common Stock”) (the “Common Stock Merger Consideration”) and (ii) if applicable, an amount in cash determined according to Section 1.4(b), without interest (the “Contingent Cash Merger Consideration”).

(b) Provided that ANNB Bank has collected in cash, as of the Effective Time, 100% of the principal, interest and other amounts then due and payable (such amounts, collectively, the “Outstanding Loan Amount”) under that certain loan agreement and promissory note listed on Schedule 1.4, then the holders of record of the shares of ANNB Common Stock outstanding immediately prior to the Effective Time (excluding Treasury Shares) shall be entitled to receive Contingent Cash Merger Consideration equal to $0.36 per share of ANNB Common Stock. In the event ANNB Bank has collected, as of the Effective Time, less than 100% of the Outstanding Loan Amount, such holders shall be entitled to receive Contingent Cash Merger Consideration equal to the product of, rounded to the nearest cent, (i) $0.36 and (ii) the ratio of (A) the portion of the Outstanding Loan Amount actually collected in cash as of the Effective Time, to (B) the total Outstanding Loan Amount, expressed as a fraction. FNB and ANNB shall mutually agree upon the portion of the Outstanding Loan Amount actually collected in cash as of the Effective Time based upon true and accurate entries therefor in the books and records of ANNB Bank.

(c) In the event each issued and outstanding share of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, stated liquidation amount $1,000 per share, of ANNB (the “ANNB Series A Preferred Stock”) is not purchased or redeemed prior to or contemporaneously with the Merger, then each share of ANNB Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of ANNB Series A Preferred Stock to be cancelled in accordance with Section 1.4(c), if any) shall no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive, subject to the other provisions of this Article 1, one share (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration and the Contingent Cash Merger Consideration, the “Merger Consideration”) of a series of the FNB Preferred Stock to be designated, prior to the Closing Date, as the Fixed Rate Cumulative Perpetual Preferred Stock, Series E, stated liquidation amount $1,000 per share (the “FNB Series E Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the ANNB Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the ANNB Series A Preferred Stock immediately prior to such conversion, taken as a whole.

(d) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means shares of ANNB Common Stock and ANNB Series A Preferred Stock (together, the “ANNB Capital Stock”) held by ANNB or any of the ANNB Subsidiaries (as defined in Section 3.1(c)) or by FNB or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

(e) At the Effective Time, the stock transfer books of ANNB shall be closed as to holders of ANNB Capital Stock immediately prior to the Effective Time and no transfer of ANNB Capital Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing ANNB Capital Stock (“Certificates”) are properly presented in accordance with Section 2.2 of this Agreement to the Exchange Agent (as defined in Section 2.2(a)), such Certificates shall be cancelled and exchanged for FNB Common Stock or FNB Series E Preferred Stock (together, the “FNB Capital Stock”), as applicable, held in book entry representing the number of whole shares into which the ANNB Capital Stock represented by the Certificates was converted in the Merger, plus, if applicable pursuant to Section 1.4(g), any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).

(f) Each holder of ANNB Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSP Plan”). Each ANNB shareholder electing to enroll in the DRSP Plan shall be issued FNB Common Stock held in book entry representing the number of whole shares received in the Merger.

(g) Notwithstanding any other provision of this Agreement, each holder of ANNB Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock on the NYSE as reported by the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.

1.5 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 ANNB Equity and Equity-Based Awards.

(a) ANNB Stock Options. Except with respect to options under the ESPP (as defined below), effective as of the Effective Time, each then outstanding option to purchase shares of ANNB Common Stock (each an “ANNB Stock Option”), pursuant to the equity-based compensation plans identified on Section 3.11(a) of the ANNB Disclosure Schedule (as defined in Article 3 hereof) (the “ANNB Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of ANNB or any of ANNB Subsidiaries (as defined in Section 3.1(c)) shall at the Effective Time cease to represent a right to acquire shares of ANNB Common Stock and shall be converted automatically into an option to acquire shares of FNB Common Stock on the terms hereinafter set forth. FNB shall assume each such ANNB Stock Option in accordance with the terms of the relevant ANNB Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for ANNB and the compensation committee of the Board of Directors of ANNB, including, if applicable, the entire Board of Directors of ANNB, administering such ANNB Stock Plan, (ii) each ANNB Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such ANNB Stock Option shall be equal to the number of shares of ANNB Common Stock subject to such ANNB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such ANNB Stock Option prior to the Effective Time divided by the Exchange Ratio. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each ANNB Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and ANNB agree to take all reasonable and necessary steps to effect the provisions of this Section 1.6(a). As of the Effective Time, FNB shall issue to each holder of each outstanding ANNB Stock Option that has been assumed by FNB a document evidencing the conversion and assumption of such ANNB Stock Option by FNB pursuant to this Section 1.6(a).

(b) ANNB Share Awards. At the Effective Time, each holder of any then outstanding share award relating to shares of ANNB Common Stock, including those designated as performance share awards (each, an “ANNB Share Award”) shall be entitled to receive a number of shares of FNB Common Stock equal to the Exchange Ratio multiplied by the total number of shares of ANNB Common Stock subject to such ANNB Share Award, subject to any applicable tax withholding requirements, provided that each ANNB Share Award shall remain subject to any applicable restrictions, vesting and other terms and conditions in accordance with the terms of the relevant ANNB Stock Plan and agreement by which it is evidenced.

(c) ANNB Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Board of Directors of ANNB shall take all necessary or appropriate actions with respect to the Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan (the “ESPP”) to provide that (i) the Purchase Date for the Purchase Period (as such terms are defined in the ESPP) that is in effect as of the date of this Agreement shall occur on or before the first trading day following the execution of this Agreement, (ii) all options (the “ESPP Options”) issued and outstanding under the ESPP on such Purchase Date will be automatically exercised on such Purchase Date, (iii) the shares of ANNB Common Stock issued pursuant to the exercise of such ESPP Options shall be treated in the manner described in Section 1.4(a), (iv) no new Purchase Period shall be commenced on or after the date of this Agreement, (v) participants in the ESPP are prohibited from altering their payroll deduction from those in effect on the date of this Agreement (other than to discontinue participation in the ESPP in accordance with the terms and conditions of the ESPP), (vi) the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the date of this Agreement, to the extent not used to purchase shares of ANNB Common Stock in accordance with the terms and conditions of the ESPP, be refunded to such participant as promptly as practicable following the date of this Agreement (without interest), and (vii) the ESPP shall terminate on the Purchase Date set forth in subsection (i) hereof, and no participant in the ESPP shall have any rights thereafter to acquire, or other rights in respect of, the capital stock of FNB pursuant to the ESPP.

(d) Warrant. The Warrant issued on January 30, 2009 to the United States Department of the Treasury in connection with the issuance of the ANNB Series A Preferred Stock (the “ANNB Warrant”) shall, by virtue of the Merger and without any action on the part of any Person, cease to be a warrant to purchase ANNB Common Stock and will be converted automatically into a warrant to purchase FNB Common Stock (the “FNB Successor Warrant”) in accordance with the terms of the ANNB Warrant, and FNB will assume such warrant subject to its terms; provided, however, that after the Effective Time:

(i) the number of shares of FNB Common Stock purchasable upon exercise of the FNB Successor Warrant will equal the product of (x) the number of shares of ANNB Common Stock that were purchasable pursuant to the ANNB Warrant immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(ii) the per share exercise price for the FNB Successor Warrant will equal the quotient of (x) the per share exercise price of the ANNB Warrant in effect immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

1.7 Articles of Incorporation and Bylaws of the Surviving Company. The FNB Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The FNB Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan or reorganization” for purposes of Section 354 and 361 of the Code.

1.9 Dissenting Shares. No right to fair value or appraisal or similar rights shall be available to holders of ANNB Common Stock with respect to the Merger or the other transactions contemplated hereby.

1.10 The Bank Merger. As soon as practicable after the execution of this Agreement ANNB and FNB shall cause BankAnnapolis (“ANNB Bank”) and First National Bank of Pennsylvania (“FNB Bank”) to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), that provides for the merger of ANNB Bank with and into FNB Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank (“FNB Bank Board”) upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger.

1.11 Right to Revise Structure. FNB may at any time change the method of effecting the combination contemplated by this Agreement if and to the extent it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(c)) provided for in this Agreement, (ii) adversely affect the Tax treatment of ANNB’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions this Agreement contemplates. In the event FNB elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE 2

EXCHANGE OF SHARES

2.1 FNB to Make Merger Consideration Available. As promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (“Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article 2, (a) book entry shares representing the aggregate number of shares of FNB Capital Stock issuable pursuant to this Agreement in exchange for shares of ANNB Capital Stock outstanding immediately prior to the Effective Time of the Merger, (b) cash in an amount equal to the Contingent Cash Merger Consideration payable in accordance with Section 1.4(b), (c) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b), and (d) cash in lieu of any fractional shares of FNB Common Stock to be issued pursuant to Section 1.4(g) and paid pursuant to Section 1.4 in exchange for outstanding shares of ANNB Capital Stock (such cash and book entry shares for shares of FNB Capital Stock, collectively being referred to as the “Exchange Fund”).

2.2 Exchange Shares.

(a) As soon as practicable after the Effective Time, Exchange Agent shall mail to each holder of record of ANNB Capital Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to ANNB which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of ANNB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing ANNB Capital Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to: (i) book entry shares representing FNB Common Stock or FNB Series E Preferred Stock, as applicable, into which the shares of ANNB Capital Stock shall have been converted pursuant to Section 1.4, (ii) Contingent Cash Merger Consideration to which such holder may be entitled pursuant to Section 1.4(b), (iii) any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and (iv) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, (x) each Certificate representing ANNB Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Common Stock Merger Consideration and any Contingent Cash Merger Consideration, any cash in lieu of fractional shares into which the shares of ANNB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b), and (y) each Certificate representing ANNB Series A Preferred Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Series A Preferred Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). FNB shall not be obligated to deliver the Merger Consideration or any check representing Contingent Cash Merger Consideration, cash in lieu of fractional shares and/or declared but unpaid dividends to which any former holder of ANNB Capital Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in Section 2.2. If any shares of FNB Capital Stock, or any check representing Contingent Cash Merger Consideration, cash in lieu of fractional shares and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to FNB, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNB or the Exchange Agent, the posting by such Person of a bond in such amount as FNB and the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, FNB or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(b) Following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of FNB Capital Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions, if any, with a record date prior to the Effective Time that have been declared by ANNB in respect of shares of ANNB Capital Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4(f) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which had become payable with respect to such whole shares of FNB Common Stock prior to the time of surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Capital Stock.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of ANNB of the shares of ANNB Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of ANNB Capital Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be cancelled and exchanged as provided in this Agreement. All shares of FNB Capital Stock, and all Contingent Cash Merger Consideration, cash in lieu of fractional shares of FNB Common Stock and/or declared but unpaid dividends issued or paid upon the surrender for exchange of shares of ANNB Capital Stock (or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof) and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ANNB Capital Stock.

(d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of ANNB following the passage of twelve (12) months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of ANNB who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for FNB Capital Stock, any Contingent Cash Merger Consideration, and any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

(e) Neither ANNB nor FNB shall be liable to any holder of shares of ANNB Capital Stock or FNB Capital Stock, as the case may be, for such shares, Contingent Cash Merger Consideration or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Capital Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Capital Stock for the account of the Persons entitled thereto.

2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Capital Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Capital Stock, or make a distribution other than a regular quarterly cash dividend, on FNB Capital Stock in any security convertible into FNB Capital Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Capital Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than a business combination transaction with another bank holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and/or the Series A Preferred Stock Merger Consideration, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of such class of FNB Capital Stock generally.

2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of ANNB Capital Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of ANNB Capital Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ANNB

Except as disclosed in the disclosure schedule delivered by ANNB to FNB prior to the execution of this Agreement (the “ANNB Disclosure Schedule”), ANNB hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) ANNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. ANNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities (as defined in Section 3.4) required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect (as defined in Section 3.1(c)) upon ANNB.

(b) ANNB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Articles of Incorporation of ANNB (the “ANNB Charter”) and the Bylaws of ANNB (the “ANNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB.

(c) Each of ANNB’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ANNB. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party, or a subsidiary of such party, is a general partner, or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more Subsidiaries thereof, and the terms “ANNB Subsidiaries” and “FNB Subsidiaries” shall mean any direct or indirect Subsidiary of ANNB or FNB, respectively; and (ii) the term “Material Adverse Effect” means, with respect to FNB, ANNB or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or any Governmental Entity, (3) actions or omissions of (x) FNB or (y) ANNB, taken at the request of, or with the prior written consent of the other or required hereunder, (4) changes, events or developments, after the date of this Agreement, in the national or world economy or financial or securities markets generally, or changes, events or developments, after the date of this Agreement, in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this

Agreement contemplates, including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party’s common stock on The NASDAQ Capital Market (including any successor exchange, “NASDAQ”), or the New York Stock Exchange (including any successor exchange, the “NYSE”), as applicable, and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the ANNB Reports or FNB Reports referenced in Section 3.6 or Section 4.6, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner, or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates.

3.2 Capitalization.

(a) The authorized capital stock of ANNB consists of (i) 10,000,000 shares of ANNB Common Stock, of which, as of September 30, 2012, 3,975,471 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which as of the date hereof 4,076 shares designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” were issued and outstanding. As of September 30, 2012, no shares of ANNB Common Stock were held in the ANNB treasury and no shares of the ANNB Series A Preferred Stock were held in the ANNB treasury. As of September 30, 2012, no shares of ANNB Common Stock were reserved for issuance except for (i) 417,588 shares of ANNB Common Stock reserved for issuance upon the exercise of ANNB Stock Options and ANNB Share Awards issued pursuant to the ANNB Stock Plans (of which 83,414 shares were subject to outstanding ANNB Stock Options and 43,606 shares were subject to outstanding ANNB Share Awards), (ii) 299,706 shares of ANNB Common Stock reserved for issuance pursuant to the ANNB Warrant, and (iii) 187,028 shares of ANNB Common Stock reserved for issuance pursuant to the ESPP. All of the issued and outstanding shares of ANNB Common Stock have been, and all shares of ANNB Common Stock that may be issued upon the exercise of the ANNB Stock Options and the ANNB Warrant will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the ANNB Stock Plans or as disclosed in Section 3.2 of the ANNB Disclosure Schedule, ANNB does not have, and is not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ANNB Common Stock or any other equity securities of ANNB or any securities representing the right to purchase or otherwise receive any shares of ANNB Common Stock. Set forth in Section 3.2 of the ANNB Disclosure Schedule is a true, correct and complete list of (a) each ANNB Stock Option (such list to include the ANNB Stock Plan or other arrangement under which such options were issued, the number of shares of ANNB Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof) and (b) each ANNB Share Award (such list to include the number of shares of ANNB Common Stock subject thereto and the vesting schedule thereof) outstanding under the ANNB Stock Plans or otherwise as of September 30, 2012. Since September 30, 2012 through the date hereof, ANNB has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the ANNB Stock Plans or otherwise. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of ANNB may vote are issued or outstanding.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of ANNB are owned by ANNB, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) ANNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the requisite ANNB shareholder approval (as described below) and Requisite Regulatory Approvals (as defined in Section 7.1(c)). The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of ANNB. Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by a majority vote of the Board of Directors of ANNB and by the affirmative vote of two-thirds of all the votes entitled to be cast by the shareholders of ANNB, no other corporate approvals on the part of ANNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by ANNB and, assuming due authorization, execution and delivery by FNB, constitutes the valid and binding obligation of ANNB, enforceable against ANNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by ANNB nor the consummation by ANNB of the transactions this Agreement contemplates, nor compliance by ANNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the ANNB Articles or the ANNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to ANNB, any of the ANNB Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ANNB or any of the ANNB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ANNB or any of the ANNB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ANNB.

3.4 Consents and Approvals. Except for (a) the filing by FNB of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of ANNB Bank with and into FNB Bank, the filing of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), and any state regulatory authority, including but not limited to the Maryland Department of Labor, Licensing and Regulation (the “MD DLLR”), and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of ANNB shareholders to be held in connection with this Agreement (the “Proxy Statement”) and the transactions this Agreement contemplates and of a registration statement on Form S-4 that is declared effective (the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (c) the filing of Articles of Merger with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (d) any notices or filings by ANNB and FNB required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of NASDAQ or the NYSE, or that are required under consumer finance, insurance mortgage banking and other similar laws, (f) such filings as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement, and approval of the listing on the NYSE of such FNB Common Stock issuable in the Merger, (g) the adoption of this Agreement by the requisite vote of the shareholders of ANNB, and (h) the consent of the United States Department of the Treasury (the “Treasury Department”) to the purchase by FNB or one of its Subsidiaries or redemption by ANNB of all of the issued and outstanding shares of the ANNB Series A Preferred Stock from the Treasury Department, no consents or approvals of or filings or registrations by FNB or ANNB with any court, administrative agency or commission or other governmental authority or instrumentality of federal, state, local or foreign government (each, a “Governmental Entity”), SRO or other Person are necessary in connection with (A) the execution and delivery by ANNB of this Agreement and (B) the consummation by ANNB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, ANNB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

3.5 Reports. ANNB and each of the ANNB Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with (a) the Federal Reserve Board, (b) the FDIC, (c) the MD DLLR, (d) any state regulatory authority, (e) any foreign regulatory authority and (f) any SRO (collectively, “Regulatory Agencies” and individually, a “Regulatory Agency”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of ANNB and each of the ANNB Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of ANNB, investigation into the business or operations of ANNB or any of the ANNB Subsidiaries since January 1, 2009. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of ANNB or any of the ANNB Subsidiaries, and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of ANNB since January 1, 2009.

3.6 SEC Reports; Financial Statements.

(a) ANNB has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended (the “Securities Act”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the securities regulations of the SEC, with the SEC since January 1, 2008 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “ANNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any ANNB Report has been amended by a subsequently filed ANNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the ANNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and (ii) none of the ANNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of ANNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the ANNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ANNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the ANNB Reports.

(d) The books and records of ANNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of ANNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ANNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for (i) any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence and (ii) as set forth in Section 3.6(d) of the ANNB Disclosure Schedule. ANNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. ANNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to ANNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of ANNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the ANNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to ANNB’s outside auditors and the audit committee of the Board of Directors of ANNB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect ANNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ANNB’s internal controls over financial reporting.

(e) Since January 1, 2009, (A) neither ANNB nor any of its Subsidiaries nor, to the knowledge of ANNB, any director, officer, employee, auditor, accountant or representative of ANNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ANNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ANNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing ANNB or any of its Subsidiaries, whether or not employed by ANNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by ANNB or any of its officers, directors, employees or agents to the ANNB Board or any committee thereof or to the knowledge of ANNB, any of ANNB’s directors or officers.

(f) No agreement pursuant to which any loans or other assets have been or shall be sold by ANNB or the ANNB Subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by ANNB or the ANNB Subsidiaries, to cause ANNB or the ANNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against ANNB or the ANNB Subsidiaries. To the knowledge of ANNB, there has been no material breach of a representation or covenant by ANNB or the ANNB Subsidiaries in any such agreement. Except as set forth in Schedule 3.6(f) of the ANNB Disclosure Schedule, since December 31, 2011, no cash, stock or other dividend or any other distribution with respect to the capital stock of ANNB or any of the ANNB Subsidiaries has been declared, set aside or paid. No shares of capital stock of ANNB have been purchased, redeemed or otherwise acquired, directly or indirectly, by ANNB since January 1, 2009, and no agreements have been made to do the foregoing.

3.7 Broker’s Fees. Except as set forth in Section 3.7 of the ANNB Disclosure Schedule, neither ANNB nor any ANNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

3.8 Absence of Certain Changes or Events. Since January 1, 2011 (i) ANNB and the ANNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to ANNB.

3.9 Legal Proceedings.

(a) There is no pending, or, to ANNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization, Governmental Entity or other entity (each, a “Person”) that has had, or is reasonably likely to have a Material Adverse Effect on ANNB and the ANNB Subsidiaries, taken as a whole, in each case with respect to ANNB or any of ANNB Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no judgment, or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon ANNB, any of the ANNB Subsidiaries or the assets of ANNB or any of the ANNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on ANNB and the ANNB Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of ANNB and the ANNB Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns (as defined in subsection (c) below) required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on ANNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of ANNB and the ANNB Subsidiaries. Neither ANNB nor any of the ANNB Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon ANNB or any of the ANNB Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where ANNB or any of the ANNB Subsidiaries have not filed Tax Returns such that ANNB or any of the ANNB Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental

Entity of the Tax Returns of, or including, ANNB or any of the ANNB Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of ANNB and the ANNB Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any taxable period or portion thereof ending after the Closing. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of ANNB or any of the ANNB Subsidiaries. Neither ANNB nor any of the ANNB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among ANNB and the ANNB Subsidiaries. Neither ANNB nor any of the ANNB Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was ANNB, or (B) has any liability for the Taxes of any Person, other than ANNB or any of the ANNB Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither ANNB nor any of the ANNB Subsidiaries has been, within the past two years or otherwise as part of a “plan” or series of related transactions, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No shares of ANNB Common Stock are owned by a Subsidiary of ANNB. ANNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither ANNB, nor any of the ANNB Subsidiaries or any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither ANNB nor any of the ANNB Subsidiaries has engaged in a “reportable transaction”, as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction”, as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of ANNB and the ANNB Subsidiaries relating to all taxable periods beginning on and after January 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to ANNB or the ANNB Subsidiaries. Neither ANNB, any of the ANNB Subsidiaries nor FNB, as a successor to ANNB, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of ANNB or any of the ANNB Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods or portions thereof ending on or before the Closing Date.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treas. Reg §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“ANNB Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of ANNB or any of the ANNB Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by ANNB or any of the ANNB Subsidiaries or to which ANNB or any of the ANNB Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“ANNB Employment Agreement” means a contract, offer letter or agreement of ANNB or any of the ANNB Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which ANNB or any of the ANNB Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the ANNB Disclosure Schedule includes a complete list of all ANNB Benefit Plans and all ANNB Employment Agreements.

(b) With respect to each ANNB Benefit Plan, ANNB has delivered or made available to FNB a true, correct and complete copy of: (i) each writing constituting a part of such ANNB Benefit Plan, including without limitation all plan documents, current employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any (vi) the most recent determination or opinion letter from the IRS, if any and (vii) the most recent minimum coverage and discrimination testing results for each applicable ANNB Benefit Plan. ANNB has delivered or made available to FNB a true, correct and complete copy of each ANNB Employment Agreement.

(c) All contributions required to be made to any ANNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any ANNB Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each ANNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each ANNB Benefit Plan, ANNB and the ANNB Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such ANNB Benefit Plans, including, without limitation, Code Section 409A. Each ANNB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any ANNB Benefit Plan or the imposition of any material lien on the assets of ANNB or any of the ANNB Subsidiaries under ERISA or the Code. Section 3.11(d) of the ANNB Disclosure Schedule identifies each ANNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “ANNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each ANNB Qualified Plan and the related trust which has not been revoked, or ANNB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of ANNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any ANNB Qualified Plan or the related trust. None of ANNB and the ANNB Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject ANNB, any of the ANNB Subsidiaries or any Person that ANNB or any of ANNB Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No ANNB Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a Multiemployer Plan or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. Neither ANNB nor the ANNB Subsidiaries maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) and have never maintained and have never been required to contribute to or otherwise participate in any Multiemployer Plan, defined benefit plan or multiple employer plan. Neither ANNB nor the ANNB Subsidiaries currently maintain and have never maintained and are not required currently and have never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of ANNB or any of the ANNB Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the ANNB Benefit Plans. Without limiting the generality of the foregoing, neither ANNB nor any of the ANNB Subsidiaries, nor, to ANNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) ANNB and the ANNB Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state law and at no expense to ANNB and the ANNB Subsidiaries.

(h) Except as disclosed in Section 3.11(h) of the ANNB Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of ANNB or any of the ANNB Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) ANNB has delivered or made available to FNB a true and complete list of the names, corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2010, 2011 and 2012, full or part-time status, 2012 annual salaries or hourly rates of all employees of ANNB or any of the ANNB Subsidiaries (“ANNB Employees”) as of the date hereof and, with respect to any ANNB Employee on a leave of absence or otherwise not actively employed (“Inactive ANNB Employees”), the date on which each such Inactive ANNB Employee is expected to return to active employment. Except as otherwise set forth on Section 3.11(i) of the ANNB Disclosure Schedule, (i) none of the ANNB Employees has a contract of employment with ANNB or any of the ANNB Subsidiaries, (ii) all ANNB Employees are employees “at will” whose employment is terminable without liability therefor and (iii) none of the ANNB Employees has a contract with ANNB or any of the ANNB Subsidiaries relating to stay bonuses, retention or stay payments, severance pay or benefits or other prerequisites or benefits. No labor organization or group of employees of ANNB or any of the ANNB Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to ANNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of ANNB and the ANNB Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(j) With respect to each ANNB Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each such nonqualified deferred compensation plan has since January 1, 2005 been operated in material compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence such plan have, since December 31, 2008, conformed materially to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between ANNB, any of the ANNB Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any person to a tax pursuant to 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

3.12 Compliance with Applicable Law. ANNB and each of the ANNB Subsidiaries are not in default in any material respect under any Law applicable to ANNB or any of ANNB Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ANNB. ANNB and each of the ANNB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Section 3.12 of the ANNB Disclosure Schedule sets forth, as of September 30, 2012, a schedule of all executive officers and directors of ANNB who have outstanding loans from ANNB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on ANNB, (a) none of ANNB nor any of the ANNB Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to ANNB’s knowledge, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder, and (c) neither ANNB nor any of the ANNB Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of ANNB or any of the ANNB Subsidiaries.

3.14 Agreements with Regulatory Agencies. Except to the extent disclosure hereunder is precluded by applicable law, neither ANNB nor any of the ANNB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence (including, without limitation, any item relating to participation of ANNB or any of the ANNB Subsidiaries in the Capital Purchase Program of the Treasury Department), a “ANNB Regulatory Agreement”), nor has ANNB or any of the ANNB Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such ANNB Regulatory Agreement.

3.15 Undisclosed Liabilities. Neither ANNB nor any of its Subsidiaries has, and since December 31, 2011, neither ANNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of ANNB and its Subsidiaries as of September 30, 2012 included in the ANNB Reports, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2012, (iii) for liabilities and obligations that are not material to ANNB and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

3.16 Environmental Liability.

(a) To ANNB’s knowledge, (i) ANNB and the ANNB Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at any real property, including buildings or other structures, currently or formerly owned or operated by ANNB or any of the ANNB Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for ANNB or the ANNB Subsidiaries, (iii) no Contamination exists at any real property currently owned by a third party that would reasonably be expected to result in a material Environmental Liability for ANNB or the ANNB Subsidiaries, (iv) neither ANNB nor any of the ANNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither ANNB nor any of the ANNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of ANNB or the ANNB Subsidiaries and (vi) ANNB has listed in Section 3.16 of the ANNB Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to ANNB, the ANNB Subsidiaries and any Owned Properties, Leased Properties or other currently operated real property of ANNB or any ANNB Subsidiary which were prepared in the last five years.

(b) As used in this Agreement, (i) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the environment or protection of human health and safety, including, without limitation, those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance, (ii) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (iii) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance and (iv) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

3.17 Real Property.

(a) Each of ANNB and the ANNB Subsidiaries has good and marketable title free and clear of all Liens to all real property owned by such entity (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which ANNB or any of ANNB Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against ANNB or the ANNB Subsidiary party thereto, as the case may be, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by ANNB or any of the ANNB Subsidiaries or, to the knowledge of ANNB, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided necessary consents disclosed in Section 3.17(b) of the ANNB Disclosure Schedule have been obtained and are in effect, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on ANNB.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which ANNB and the ANNB Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on ANNB.

(d) A true and complete copy of each agreement pursuant to which ANNB or any of the ANNB Subsidiaries leases real property to a third party, (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”), has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the knowledge of ANNB, there are no existing defaults by a tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on ANNB.

3.18 State Takeover Laws.

(a) Subject to the accuracy of the representations and warranties of FNB in Section 4.21, the Board of Directors of ANNB has taken all actions necessary so that, to the extent applicable, the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601(e) of the MGCL) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger and no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

(b) Neither ANNB nor any of the ANNB Subsidiaries has any shareholders’ rights plan or similar plan or arrangement in effect.

3.19 Reorganization. As of the date of this Agreement, ANNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Opinion. Prior to the execution of this Agreement, ANNB has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth in this Agreement, the Merger Consideration is fair to the shareholders of ANNB from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.21 Insurance. ANNB and the ANNB Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.21 of the ANNB Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

3.22 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on ANNB, (a) each of ANNB and the ANNB Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of ANNB or the ANNB Subsidiaries, and (b) such securities are valued on the books of ANNB in accordance with GAAP in all material respects.

3.23 Intellectual Property.

(a) (i) ANNB and the ANNB Subsidiaries own or have a valid license to use all ANNB Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates), (ii) to the knowledge of ANNB, ANNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of ANNB and the ANNB Subsidiaries as currently conducted, (iii) ANNB Intellectual Property owned by ANNB or any of the ANNB Subsidiaries, and to the knowledge of ANNB, all other ANNB Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither ANNB nor any of the ANNB Subsidiaries has received notice challenging the validity or enforceability of ANNB Intellectual Property, and (iv) to the knowledge of ANNB, the conduct of the business of ANNB and the ANNB Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, nor to the knowledge of ANNB has ANNB or any of the ANNB Subsidiaries received any written communications since January 1, 2009 alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To ANNB’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has ANNB or any of the ANNB Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the ANNB Intellectual Property owned by ANNB or a ANNB Subsidiary.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations; and the term “ANNB Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of ANNB or any of its Subsidiaries.

(c) ANNB and each of the ANNB Subsidiaries have taken all commercially reasonable actions to protect and maintain all (i) ANNB Intellectual Property and (ii) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. ANNB’s and the ANNB Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by ANNB in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To ANNB’s knowledge, no Person has gained unauthorized access to the IT Assets. ANNB has implemented reasonable backup and disaster recovery technology consistent with industry practices.

3.24 Loans; Nonperforming and Classified Assets.

(a) Each loan, loan commitment, letter of credit or other extension of credit (“Loan”) on the books and records of ANNB or any ANNB Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, as set forth in Section 3.24(a) of the ANNB Disclosure Schedule, by valid liens and security interests which have been perfected or are in the process of being perfected, as set forth in Section 3.24(a) of the ANNB Disclosure Schedule, in accordance with all applicable Laws and, (iv) to the knowledge of ANNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such loan, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) ANNB has set forth in Section 3.24(b) of the ANNB Disclosure Schedule as to ANNB and each ANNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (i) any loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to ANNB’s knowledge, in default of any other material provision thereof, (ii) each loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by ANNB, an ANNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate. For purposes of this Agreement, “Affiliate” means any director, executive officer or five percent or greater shareholder of a Party or a Party’s Subsidiary, or to the knowledge of Party, any other Person controlling, controlled by or under common control with any of the foregoing. “Control”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(c) Neither ANNB nor ANNB Bank has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of ANNB in establishing its reserves for the year ended December 31, 2011 and the nine months ended September 30, 2012, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction or ANNB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of ANNB.

(d) All loans owned by ANNB or any ANNB Subsidiary, or in which ANNB or any ANNB Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) All loans owned by ANNB or any ANNB Subsidiary are collectable, except to the extent of reserves ANNB had made against such loans in ANNB’s consolidated financial statements at September 30, 2012. ANNB and each ANNB Subsidiary hold mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by ANNB and each ANNB Subsidiary are with full recourse to the borrowers, and neither of ANNB nor any ANNB Subsidiary has taken any action which would reasonably be expected to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(f) Each outstanding loan participation sold by ANNB or any ANNB Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to ANNB or any ANNB Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) None of the agreements, if any, pursuant to which ANNB or ANNB Bank has sold Loans or pools of Loans or participation interests in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h) Section 3.24(h) of the ANNB Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Federal Reserve Board.

(i) Section 3.24(i) of the ANNB Disclosure Schedule sets forth a listing, as of September 30, 2012, by account, of: (i) all loans, including loan participations, of ANNB or any other ANNB Subsidiary that have had their respective terms to maturity accelerated during the past 12 months, (ii) all loan commitments or lines of credit of ANNB that have been terminated by ANNB during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party that has notified ANNB during the past 12 months of, or has asserted against ANNB, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party that has given ANNB any oral notification of, or orally asserted to or against ANNB, any such claim, (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by ANNB as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.25 Fiduciary Accounts. ANNB and each of the ANNB Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither ANNB nor any of the ANNB Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to ANNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.26 Allowance for Loan Losses. ANNB Bank’s allowance for loan losses is sufficient for its reasonably anticipated loan losses, is in compliance with GAAP and, to the knowledge of ANNB, is in compliance with the standards established by applicable Governmental Entities and is adequate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

Except as disclosed in the disclosure schedule delivered by FNB to ANNB prior to the execution of this Agreement (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to ANNB as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect upon FNB.

(b) FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the Articles of Incorporation (the “FNB Charter”) and Bylaws of FNB (the “FNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to ANNB.

(c) Each FNB Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of clauses (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of September 30, 2012, 140,173,022 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value (the “FNB Preferred Stock”), of which, as of the date of this Agreement, no shares were issued and outstanding. As of September 30, 2012, 380,295 shares of FNB Common Stock were held in FNB’s treasury. As of September 30, 2012, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for 11,523,898 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”) and 1,470,682 shares of FNB Common Stock reserved for issuance pursuant to warrants issued to the Treasury Department (the “FNB Warrants”). All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock that may be issued pursuant to the FNB Stock Plans and the FNB Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the FNB Stock Plans and the FNB Warrants, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters in which shareholders of FNB may vote are issued or outstanding. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB and no other corporate approvals on the part of FNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by FNB and, assuming due authorization, execution and delivery by ANNB, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any Law applicable to FNB, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default, under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of ANNB Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC and any state regulatory authority, including but not limited to the MD DLLR, and approval of such applications and notices, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (iv) any notices or filings under the HSR Act, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of NASDAQ or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity, SRO or other Person are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, FNB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with the applicable Regulatory Agencies and with each other applicable Governmental Entity, including the SEC, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2009. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNB or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FNB since January 1, 2009.

4.6 SEC Reports; Financial Statements.

(a) FNB has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC, with the SEC since January 1, 2008 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “FNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any FNB Report has been amended by a subsequently filed FNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the FNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and (ii) none of the FNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of FNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the FNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the FNB Reports.

(d) The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the FNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to FNB’s outside auditors and the audit committee of the Board of Directors of FNB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB’s internal controls over financial reporting.

(e) Since January 1, 2009, (A) neither FNB nor any of its Subsidiaries nor, to the knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNB or any of its Subsidiaries, whether or not employed by FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to the Board of Directors of FNB or any committee thereof or to the knowledge of FNB, any of FNB’s directors or officers.

(f) No agreement pursuant to which any loans or other assets have been or shall be sold by FNB or the FNB Subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by FNB or the FNB Subsidiaries, to cause FNB or the FNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against FNB or the FNB Subsidiaries. To the knowledge of FNB, there has been no material breach of a representation or covenant by FNB or the FNB Subsidiaries in any such agreement.

4.7 Broker’s Fees. Except as set forth in Section 4.7 of the FNB Disclosure Schedule, neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

4.8 Absence of Certain Changes or Events. Since December 31, 2011, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.6(a)) filed prior to the date of this Agreement (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that has had, or is reasonably likely to have, a Material Adverse Effect on FNB and its Subsidiaries, taken as a whole, in each case with respect to FNB or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no judgment, or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or is reasonably likely to have, a Material Adverse Effect on FNB or its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of FNB and its Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on FNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of an intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any taxable period or portion thereof ending after the Closing Date. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of its Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan, or series of related transactions”, within the meaning of

Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. §1.6011-4(b)(2). ANNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning on and after January 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods, or portions thereof, ending on or before the Closing Date.

4.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:

“FNB Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“FNB Employment Agreement” means a contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all FNB Benefit Plans and all FNB Employment Agreements.

(b) With respect to each FNB Benefit Plan, FNB has delivered or made available to ANNB a true, correct and complete copy of: (i) each writing constituting a part of such FNB Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, (vi) the most recent determination or opinion letter from the IRS, if any and (vii) the most recent minimum coverage and discrimination testing results for each applicable FNB Benefit Plan. FNB has delivered or made available to ANNB a true, correct and complete copy of each FNB Employment Agreement.

(c) All contributions required to be made to any FNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNB Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each FNB Benefit Plan, FNB and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Benefit Plans, including, without limitation, Code Section 409A. Each FNB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Benefit Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each FNB Qualified Plan and the related trust which has not been revoked, or FNB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. To the knowledge of FNB, none of FNB and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject FNB, any of its Subsidiaries or any Person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code has failed to satisfy the minimum funding standards contained in Section 302 of ERISA and Section 412 of the Code. With respect to such FNB Benefit Plans, except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) the fair market value of the assets of such FNB Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Benefit Plan, whether or not vested, on a termination basis, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such FNB Benefit Plan and, to FNB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Benefit Plan.

(f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) Other than as set forth in Section 4.11(g) of the FNB Disclosure Schedule, FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state law and at no expense to FNB and its Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of FNB and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

4.12 Compliance with Applicable Law. FNB and each of its Subsidiaries are not in default in any material respect under any Laws applicable to FNB or any of its Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB and each of the FNB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (a) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (c) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.14 Agreements with Regulatory Agencies. Except to the extent disclosure hereunder is precluded by applicable law, neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the FNB Disclosure Schedule, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

4.15 Undisclosed Liabilities. Neither FNB nor any of its Subsidiaries has, and since December 31, 2011, neither FNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of FNB and its Subsidiaries as of September 30, 2012 included in the FNB Reports, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2012, (iii) for liabilities and obligations that are not material to FNB and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

4.16 Environmental Liability. To FNB’s knowledge, (i) FNB and its Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at any real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iii) no Contamination exists at any real property currently owned by a third party that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iv) neither FNB nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (v) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of FNB or its Subsidiaries and (vi) FNB has listed in Section 4.16 of the FNB Disclosure Schedule and made available to ANNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned, leased or operated property of FNB which were prepared in the last five years.

4.17 Reorganization. As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 Loans; Nonperforming and Classified Assets.

(a) Each Loan on the books and records of FNB or any FNB Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected in accordance with all applicable Laws and, (iv) to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has set forth in Section 4.18 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (i) any loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof, (ii) each loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

4.19 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. To FNB’s knowledge, neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.20 Allowance for Loan Losses. FNB Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.

4.21 Interested Stockholder Status. Neither FNB nor any of its Subsidiaries is an “interested stockholder” or an “affiliate” of an interested stockholder of ANNB, as such terms are defined in Section 3-601 of the MGCL.

4.22 Insurance. FNB and the FNB Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 4.22 of the FNB Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

4.23 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on FNB, (a) each of FNB and the FNB Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FNB or the FNB Subsidiaries, and (b) such securities are valued on the books of FNB in accordance with GAAP in all material respects.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and ANNB shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its covenants and agreements under this Agreement or to consummate the transactions this Agreement contemplates.

(b) ANNB agrees that between the date of this Agreement and the Effective Time: (i) the materials presented at the meetings of each of the Executive/Loan Committee and Senior Credit Committee of ANNB Bank’s Board of Directors shall be provided to FNB within three business days after each meeting and ANNB shall provide the minutes of each meeting to FNB within five business days after such meeting, (ii) ANNB shall prepare and furnish to FNB at least quarterly an update of the reserves and other allowances for loan losses reflected in ANNB’s financial statements included in the ANNB Reports as of and for the year ended December 31, 2011 and for the nine months ended September 30, 2012; (iii) ANNB shall promptly notify FNB if ANNB or any ANNB Subsidiary has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that its practices for establishing its reserves or in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction over ANNB or any ANNB Subsidiary or ANNB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of ANNB; and (iv) ANNB shall prepare and furnish to FNB at least monthly an updated list of all extensions of credit and OREO that have been classified by any federal or state bank Regulatory Agency or by ANNB or any ANNB Subsidiary as other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import.

(c) Upon request of FNB, ANNB shall furnish to FNB such information as FNB may request regarding any loans, loan relationships and commitments of ANNB Bank entered into after the date hereof in which the amount involved is equal to or greater than (i) $1,000,000 on a secured basis and (ii) $250,000 on an unsecured basis.

5.2 ANNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, ANNB shall not, and shall not permit any of the ANNB Subsidiaries to, without the prior written consent of FNB:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of ANNB to ANNB or any direct or indirect wholly owned Subsidiary of ANNB (except for regular quarterly cash dividends on the ANNB Series A Preferred Stock in accordance with the terms thereof), declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of ANNB Stock Options that are outstanding or are required by an existing contract, plan, arrangement or policy, as of the date of this Agreement in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of ANNB or any of the ANNB Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities;

(b) grant any stock options, restricted stock awards, performance stock awards, restricted stock units or other equity or equity-based awards with respect to shares of ANNB Common Stock under any of the ANNB Stock Plans, or otherwise, except as required by an existing contract, plan, including the continued operation of the ESPP in accordance with Section 1.6(c), or arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of ANNB Common Stock upon the exercise of ANNB Stock Options or the ANNB Warrant;

(c) amend the ANNB Articles, ANNB Bylaws or other comparable organizational documents;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) open, acquire, close or sell any branches;

(e) (i) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) sell, transfer or otherwise dispose of all or any portion or interest in any loan having an original principal value of more than $250,000, except for any loan listed on Schedule 1.4 which is sold in compliance with the procedures and other requirements set forth on Schedule 1.4;

(f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than ANNB or any ANNB Subsidiary, except for (A) borrowings having a maturity of not more than 30 days (90 days for repurchase agreements) under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (i) are incurred in the ordinary course of business consistent with past practice, (ii) do not increase the aggregate amount available thereunder, (iii) do not provide for any termination fees or pre-payment penalties, (iv) do not contain any new provisions limiting or otherwise affecting the ability of ANNB or any of the ANNB Subsidiaries or successors from terminating or pre-paying such facilities, and (v) do not contain financial terms less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice, or (ii) make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries, other than in the ordinary course of business consistent with past practice;

(g) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax law requirements, changes in GAAP or regulatory accounting principles or as required by ANNB’s independent auditors or its Regulatory Agencies;

(h) change in any material respect its underwriting, operating, investment or risk management or other similar policies of ANNB or any of ANNB Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) or enter into or renew any agreement or contract or other binding obligation of ANNB or any of the ANNB Subsidiaries;

(k) incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than with respect to capital expenditures incurred that are related to the completion of construction and the opening of ANNB’s new branch in Waugh Chapel Towne Centre and will not exceed $75,000 individually or $200,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which ANNB directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;

(m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Agency or Governmental Entity in respect of the operations of its business, except as required by law or regulation based upon the advice of ANNB’s legal advisors;

(n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate;

(o) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers without the prior approval of FNB, which will not be unreasonably delayed or withheld, except for communications in the ordinary course of business that do not relate to the Merger or other transactions this Agreement contemplates and communications related to the opening of the new branch in Waugh Chapel Towne Centre;

(p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(q) take any action that is intended or is reasonably likely to result in any of the representations or warranties of ANNB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(r) (i) make, renew or otherwise modify any Loan to any Person if the Loan is an existing credit on the books of ANNB and classified as “doubtful” or “loss” or such Loan is in an amount in excess of $150,000 and classified as “substandard” or “special mention”, or (ii) make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to ANNB Bank in an aggregate amount in excess of $200,000 on an unsecured basis or an under secured basis (i.e., the fair market value of the collateral securing such Loan and any replacements thereof is less than the principal value of such Loan and any replacements thereof), or (iii) make any fully secured Loan or Loans to any Person, except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to ANNB Bank in an aggregate amount in excess of $1,500,000 or (iv) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $750,000 or (v) make, renew or otherwise modify any Loan for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance in excess of $750,000 or (vi) in any event if such Loan does not conform with ANNB Bank’s Credit Policy Manual if, with respect to any of the foregoing types of Loan or Loans specified in the above items (i) through (vi), FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from ANNB Bank shall be deemed as the approval of FNB to make such Loan or Loans. FNB reserves the right to observe the loan approval process of any of the Board of Directors of ANNB Bank, its Executive/Loan Committee and its Senior Credit Committee;

(s) acquire any new loan participation or loan servicing rights;

(t) originate, participate or purchase any new Loan (including, without limitation, lines of credit and letters of credit) that is (i) serviced by a third party or (ii) outside of its primary market area in the Anne Arundel, Queen Anne’s, Howard, Prince George’s, Calvert, Montgomery, Frederick, Carroll, Baltimore, Harford, Charles, St. Mary’s, Talbot, Caroline, Dorchester, Wicomico, and Worchester Counties of Maryland and Baltimore City;

(u) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of ANNB or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, other than the anticipated acceleration of vesting contemplated in Section 1.6 of this Agreement, except:

(i) merit increases for those employees of ANNB and its Subsidiaries who would normally be eligible for a merit increase during the period commencing on the date hereof through the Closing Date according to ANNB’s customary and normal practices; however, ANNB acknowledges and agrees that the amount of merit increases permitted hereby, in the aggregate, shall not exceed a budget pool equal to 3% of the total base salary compensation of those eligible employees;

(ii) annual discretionary bonuses payable at ANNB’s fiscal year end accrued by ANNB according to ANNB’s customary and normal practices; however, ANNB acknowledges and agrees that the amount of the discretionary bonuses permitted hereby, in the aggregate, shall not exceed a budget pool equal to $170,000;

(iii) bonuses payable in accordance with ANNB’s incentive plan and accrued in accordance with ANNB’s customary and normal practices; however, ANNB acknowledges and agrees that the amount of the bonuses permitted hereby, in the aggregate, shall not exceed a budget pool equal to $85,000;

(iv) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code, upon prior written notice to FNB; or

(v) for retention bonuses to such persons and in such amounts in the manner specified in Schedule 6.6(h).

(v) Hire any person as an employee of ANNB or any of the ANNB Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and described in Section 5.2(v) of the ANNB Disclosure Schedule or (ii) to fill any vacancies existing as of the date of this Agreement and described in Section 5.2(v) of the ANNB Disclosure Schedule or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of ANNB or an ANNB Subsidiary, as applicable, provided, however, that such total salary and incentive compensation for any one employee may not exceed $65,000;

(w) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by any provision of this Section 5.2;

(x) engage in any new loan transaction with an officer or director or related party, it being acknowledged and agreed by ANNB that each such loan transaction that ANNB presents to FNB for approval pursuant to this Section 5.2(x) shall be required to comply with Regulation O (as interpreted and enforced by the OCC);

(y) purchase any equity securities or purchase any debt securities other than debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services;

(z) convert the data processing and related information and/or accounting systems of ANNB or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(aa) except as otherwise set forth in this Agreement, except for agreements, arrangements or commitments entered into as a result of the transactions this Agreement contemplates, and except as provided for in a business plan, budget or similar plan delivered to FNB prior to the date of this Agreement, ANNB and its Subsidiaries shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (i) pledges of, or liens on, assets to secure government deposits, advances made to ANNB by the Federal Home Loan Bank Board or the Federal Reserve Board, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts of letters of credit consistent with customary banking practices or the exercise of trust powers, (ii) sales of assets received in satisfaction of debts previously contracted in the ordinary course of its banking business or (iii) issuances of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by ANNB or a ANNB Subsidiary or repurchase agreements made, in each case, in the ordinary course of banking business.

5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of ANNB:

(a) except for the designation of the FNB Series E Preferred Stock, amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to ANNB or its shareholders or those that would not impede FNB’s ability to consummate the transactions this Agreement contemplates;

(b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that is intended or is reasonably likely to result in any of the representations or warranties of FNB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
(d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions this Agreement contemplates;

(e) take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

5.4 Voting Agreements. ANNB shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “B” (the “Voting Agreement”), from each member of the ANNB Board of Directors who is listed on Schedule 5.4 attached hereto.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare and file, as soon as practicable, the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of ANNB constituting a part thereof and all related documents. ANNB shall prepare and furnish to FNB such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and ANNB and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld, such Registration Statement prior to its filing. ANNB agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as ANNB has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of ANNB and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Registration Statement effective under the Securities Act, ANNB shall promptly mail at its expense the Proxy Statement to its shareholders.

(b) Each of ANNB and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of ANNB and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of ANNB and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements in this Agreement not false or misleading, to promptly inform the other party thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of ANNB.

(c) FNB agrees to advise ANNB, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. ANNB and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to ANNB or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNB and its Subsidiaries, including the Surviving Company after giving effect to the Merger, taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, ANNB agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of ANNB and FNB following consummation of the Merger.

(e) Each of FNB and ANNB shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, ANNB or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and ANNB shall promptly provide each other with any written communications received from any Regulatory Agency or Governmental Entity with respect to the transactions contemplated by this Agreement and will promptly advise the other upon receiving any oral communication with respect to the transactions contemplated by this Agreement from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.

(g) ANNB and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FRB, the FDIC, the OCC, the NYSE or NASDAQ. In addition, the Chief Executive Officers of ANNB and FNB shall be permitted to respond to appropriate questions about the Merger from the press. ANNB and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of ANNB and FNB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause their respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. ANNB shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither ANNB nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between ANNB and FNB (the “Confidentiality Agreements”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 ANNB Shareholder Approval. ANNB shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “ANNB Shareholders Meeting”), and shall use its reasonable best efforts to convene such meeting as soon as reasonably practicable following the Registration Statement being declared effective, giving a reasonable amount of time for printing and mailing. Subject to Section 6.11, the Board of Directors of ANNB shall recommend approval and adoption of this Agreement, the Merger and the other transactions this Agreement contemplates, by ANNB’s shareholders and shall include such recommendation in the Proxy Statement (the “ANNB Recommendation”). Without limiting the generality of the foregoing, ANNB’s obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to ANNB of any Acquisition Proposal, as defined in Section 6.11(e). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, ANNB’s obligations pursuant to the first sentence of this Section 6.3 shall terminate.

6.4 Commercially Reasonable Efforts; Cooperation. Each of ANNB and FNB agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.

6.5 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of ANNB and the ANNB Subsidiaries shall be entitled to participate in each FNB Benefit Plan of general applicability with the exception of FNB’s defined benefit pension plan and any other plan frozen to new participants (collectively, the “FNB Eligible Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of ANNB and the ANNB Subsidiaries in the FNB Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding ANNB Benefit Plans until such employees are permitted to participate in the FNB Eligible Plans and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of ANNB under any discretionary equity compensation plan of FNB or to provide the same level of (or any) employer contributions or other benefit subsidies as ANNB or the ANNB Subsidiaries. FNB shall cause each FNB Eligible Plan in which employees of ANNB and the ANNB Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the FNB Eligible Plans, the service of such employees with ANNB and the ANNB Subsidiaries to the same extent as such service was credited for such purpose by ANNB or the ANNB Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those ANNB Benefit Plans that correspond to FNB Eligible Plans until employees of ANNB and the ANNB Subsidiaries are included in such FNB Eligible Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of the ANNB Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At the Effective Time, FNB shall make the payments as set forth on Schedule 6.6(b)(1) to each employee identified therein unless such individual employee (i) is offered a position upon or prior to Closing and (ii) has accepted such position upon or prior to Closing. Following the consummation of the Merger and for one year thereafter, FNB shall, to the extent not duplicative of other severance benefits, pay employees of ANNB or its Subsidiaries whose employment is terminated by FNB for reasons other than cause, the amounts specified in Schedule 6.6(b)(2).

(c) With respect to the individuals set forth in Schedule 6.6(c) who are entitled to benefits under the Supplemental Executive Retirement Plans (“SERPs”) and the Life Insurance Endorsement Method Split Dollar Plan Agreements (“Split Dollar Agreements”) identified as such on Schedule 6.6(c), FNB will work in good faith with ANNB to honor, assume and discharge in a manner consistent with applicable law ANNB’s payment obligations to such individuals under such SERPs and Split Dollar Agreements.

(d) At such time as employees of ANNB and the ANNB Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous ANNB Benefit Plan prior to the Effective Time.

(e) ANNB shall adopt such Board resolutions and take such other action as FNB may reasonably request to cause the BankAnnapolis 401(k) Plan (the “Plan”) to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. As soon as practicable after the Effective Time, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the Plan Termination Date will not adversely affect the Plan’s qualified status. FNB shall use its reasonable best efforts to obtain such favorable determination letter; including, but not limited to, adopting such amendments to the Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Plan upon its termination, the account balances in the Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. FNB agrees, to the extent permitted by Applicable Law, to permit Plan participants who become employees of FNB and its Subsidiaries to roll over their account balances in the Plan and loans from the Plan to the FNB 401(k) Plan.

(f) Immediately prior to the Effective Time, ANNB shall, at the written request of FNB, freeze or terminate each ANNB Benefit Plan as is requested by FNB, provided that such request is consistent with FNB’s obligations under Section 6.6(a).

(g) In order to assist with a smooth transition of the operations of ANNB and the ANNB Subsidiaries and the transactions which this Agreement contemplates, on the Closing Date, FNB shall enter into an employment or similar agreement with Richard M. Lerner (the “Executive”) in substantially the form attached to Schedule 6.6(g).

(h) For the purpose of providing retention bonuses for certain employees of ANNB and the ANNB Subsidiaries, FNB shall make available the retention pool specified on Schedule 6.6(h) (the “Retention Pool”). Such Retention Pool shall be payable in the manner specified in Schedule 6.6(h).

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of ANNB or any of the ANNB Subsidiaries or who is or was serving at the request of ANNB or any of the ANNB Subsidiaries as a director, officer, employee, member or otherwise of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of ANNB or any of the ANNB Subsidiaries or was serving at the request of ANNB or any of the ANNB Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against such Claim and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable Law, the ANNB Articles and the ANNB Bylaws each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any Claim upon receipt of any undertaking required by applicable Law, and judgments, fines and amounts paid in settlement in connection with any such threatened or actual Claim.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the ANNB Articles or the ANNB Bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made after the Effective Date, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the MGCL, the ANNB Articles or the ANNB Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Person and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7 shall impair any rights or obligations of any current or former director or officer of ANNB or its Subsidiaries, including pursuant to the respective organizational documents of ANNB, or their respective Subsidiaries, under the MGCL or otherwise.

(c) Prior to the Effective Time, FNB shall obtain at the expense of ANNB, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, covering the Indemnified Persons who as of the Effective Time are covered by ANNB’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of ANNB or single premium tail coverage with policy limits equal to ANNB’s existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by ANNB for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the maximum Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers selected by FNB that have an insurer financial strength rating by A.M. Best Co. of at least “A”, which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to Indemnified Persons than ANNB’s D&O Insurance existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then FNB shall maintain such policies in full force and effect and continue the obligations thereunder.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of ANNB, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.9 Advice of Changes. Each of FNB and ANNB shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Dividends. After the date of this Agreement, ANNB shall not declare or pay any dividend in respect of ANNB Common Stock.

6.11 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, ANNB will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “ANNB Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal, as defined in Section 6.11(e)(i), or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to ANNB or any of the ANNB Subsidiaries or afford access to the business, properties, assets, books or records of ANNB or any of the ANNB Subsidiaries, to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, ANNB and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of ANNB shall not withdraw or modify in a manner adverse to FNB the ANNB Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a Superior Proposal, as defined in Section 6.11(e)(ii), by any such third party, if and only to the extent that (x) ANNB’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of their fiduciary duties under applicable Law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, ANNB’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to ANNB than those contained in the Confidentiality Agreements between ANNB and FNB, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes and (z) at least 48 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, ANNB promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the ANNB Recommendation (the “Change in ANNB Recommendation”) if ANNB’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach their fiduciary duties under applicable Law. Notwithstanding any Change of ANNB Recommendation, this Agreement shall be submitted to the shareholders of ANNB at the ANNB Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve ANNB of such obligation; provided, however, that if the Board of Directors of ANNB shall have effected a Change of ANNB Recommendation, then the Board of Directors of ANNB may submit this Agreement to ANNB’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of ANNB may communicate the basis for its lack of a recommendation to ANNB’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, ANNB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(c) ANNB will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d) ANNB agrees that it will, and will cause the ANNB Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. ANNB or its Representatives shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of ANNB to promptly return or destroy (which destruction shall be certified in writing by such Person to ANNB) all information, documents and materials relating to an Acquisition Proposal or to ANNB or its businesses, operations or affairs heretofore furnished by ANNB or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of any confidentiality agreement with such Person and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of such Person’s Representatives.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing by or from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial, i.e., 20% or more, portion of the net revenues, net income or net assets of ANNB and the ANNB Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of ANNB Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of ANNB Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of ANNB Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of ANNB Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of ANNB Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of ANNB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ANNB other than the transactions this Agreement contemplates.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of ANNB Common Stock then outstanding or all or substantially all of ANNB’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of ANNB in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of ANNB in its good faith judgment believes to be more favorable to ANNB than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of ANNB and (C) is reasonably capable of being completed.

(iii) For purposes of this Section 6.11, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

(f) If a Payment Event, as defined in Section 6.11(g), occurs, ANNB shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $2.5 million (the “Break-up Fee”), provided, however, that if a Payment Event occurs, ANNB shall have no obligation to pay FNB’s expenses under Section 9.3(b).

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f);

(ii) the termination of this Agreement by ANNB pursuant to Section 8.1(g);

(iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of ANNB Common Stock and ANNB shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of ANNB recommends rejection of such tender offer or exchange offer;

(iv) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 8.1(e), provided that an Acquisition Proposal shall have been made by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) ANNB enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of ANNB and the ANNB Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of ANNB Common Stock.

(h) ANNB acknowledges that the agreements contained in this Section 6.11 are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event ANNB fails to pay to FNB the Break-up Fee promptly when due, ANNB shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.12 Transition. Commencing on the date of this Agreement, FNB and ANNB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of ANNB and the ANNB Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB control over the management or policies of ANNB or any of the ANNB Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of ANNB and the ANNB Subsidiaries in the ordinary course of business and applicable Law, ANNB shall cause the employees and officers of ANNB and the ANNB Subsidiaries, including the Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.

6.13 Tax Representation Letters. Officers of FNB and ANNB shall execute and deliver to Reed Smith LLP, tax counsel to FNB, and Patton Boggs LLP, tax counsel to ANNB, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) of this Agreement.

6.14 Preferred Stock Held by U.S. Treasury. ANNB and FNB each shall use its reasonable best efforts to cause or facilitate (a) the purchase by FNB or one of its Subsidiaries of, or (b) the repurchase or redemption by ANNB of, all of the issued and outstanding shares of ANNB Series A Preferred Stock and, at the election of FNB, the ANNB Warrant from the Treasury Department prior to or concurrently with the Effective Time of the Merger. FNB will fund the purchase by FNB (or one of its Subsidiaries), or the redemption by ANNB, of all of the ANNB Series A Preferred Stock from the Treasury Department. The method of funding of such purchase or redemption shall be mutually agreed to by FNB and ANNB, subject to any formal or informal Treasury Department requirements. In furtherance of the foregoing, ANNB shall provide, and shall cause its Subsidiaries and the ANNB Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by FNB in connection with such purchase or redemption, including by (i) furnishing all information concerning ANNB and its Subsidiaries that FNB or any applicable Governmental Entity may request in connection with such purchase or redemption or with respect to the effects of such purchase on FNB or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations FNB deems necessary or advisable in its reasonable judgment in connection with such purchase, repurchase or redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among ANNB, FNB and such holder) to effect the purchase, repurchase or redemption of such shares as FNB may reasonably request. In addition, if the ANNB Series A Preferred Stock will be redeemed by ANNB, FNB agrees to purchase from ANNB, and ANNB agrees to issue to FNB, such equity or debt instruments as the parties mutually agree in good faith.

6.15 Rule 16b-3. FNB and ANNB shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of ANNB (including derivative securities) or acquisitions of equity securities of FNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by the requisite affirmative vote of the holders of ANNB Common Stock entitled to vote thereon.

(b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of ANNB Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions this Agreement contemplates, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions this Agreement contemplates shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of ANNB contained in this Agreement that are qualified by materiality, including Section 3.18, or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of ANNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties, other than the representations and warranties set forth in Section 3.1, to be so true and correct, without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on ANNB, and FNB shall have received a certificate signed on behalf of ANNB by the Chief Executive Officer or the Chief Financial Officer of ANNB to the foregoing effect.

(b) Performance of Obligations of ANNB. ANNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and FNB shall have received a certificate signed on behalf of ANNB by the Chief Executive Officer or the Chief Financial Officer of ANNB to such effect.

(c) Federal Tax Opinion. FNB shall have received the opinion of its counsel, Reed Smith LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of ANNB and FNB, reasonably satisfactory in form and substance to it.

(d) No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(e) Lock Up Letter. FNB shall have received on or before the Closing Date from each person listed on Schedule 7.2(e) attached hereto a letter agreement in the form attached hereto as Exhibit “C”, duly executed by each such person.

7.3 Conditions to Obligation of ANNB to Effect the Merger. The obligation of ANNB to effect the Merger is also subject to the satisfaction or waiver by ANNB, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of FNB contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of FNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties to be so true and correct, without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on FNB, and ANNB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.

(b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ANNB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to such effect.

(c) Federal Tax Opinion. ANNB shall have received the opinion of its special tax counsel, Patton Boggs LLP, in form and substance reasonably satisfactory to ANNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of ANNB and FNB, reasonably satisfactory in form and substance to it.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of FNB and ANNB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.

(i) By FNB, if (A) any of the representations and warranties of ANNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) ANNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after ANNB has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2013.

(ii) By ANNB, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by ANNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from ANNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2013.

(c) Delay. By FNB or ANNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Daylight Time on June 30, 2013, unless the failure of the Merger to be consummated by such date shall have been due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval. By FNB or ANNB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger this Agreement contemplates shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.

(e) No ANNB Shareholder Approval. By FNB, or by ANNB provided that ANNB shall not be in material breach of any of its obligations under Section 6.3, if any approval of the shareholders of ANNB this Agreement contemplates shall not have been obtained by reason of the failure to obtain the required vote at the ANNB Shareholders Meeting or at any adjournment or postponement thereof.

(f) Failure to Recommend. At any time prior to the ANNB Shareholders Meeting, by FNB if (i) ANNB shall have breached Section 6.11(a) – (d) in any respect materially adverse to FNB, (ii) the ANNB Board of Directors shall have failed to make the ANNB Recommendation or shall have effected a Change in ANNB Recommendation, (iii) the ANNB Board shall have approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of) an Acquisition Proposal, or (iv) ANNB shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the ANNB Shareholders Meeting.

(g) Superior Proposal. At any time prior to the date of mailing of the Proxy Statement, by ANNB in order to enter concurrently into an Acquisition Proposal that has been received by ANNB and the ANNB Board of Directors in compliance with Sections 6.11(a) and (b) and that ANNB’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by ANNB pursuant to this Section 8.1(g) only after the fifth business day following ANNB’s provision of written notice to FNB advising FNB that the ANNB Board of Directors is prepared to accept a Superior Proposal, it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g) and only if (i) during such five-business day period, ANNB has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) ANNB’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until ANNB has paid the Break-up Fee provided by Section 6.11(f) to FNB.

(h) FNB Market Value. By ANNB, if the ANNB Board so determines by a majority vote of the members of the ANNB Board, at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) FNB Market Value is less than 75% of the Initial FNB Market Value; and

(ii) the number obtained by dividing the FNB Market Value by the Initial FNB Market Value (“FNB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.175 (the “Index Ratio”).

(iii) For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

(A) “FNB Market Value” shall be the average of the daily closing sales prices of a share of FNB Common Stock as reported on NYSE for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), or (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the holders of ANNB Common Stock entitled to vote in order to consummate the Merger and the transactions contemplated herein is obtained.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the SNL Mid Cap U.S. Bank Index; provided, however, that if the SNL Mid Cap U.S. Bank Index is not available for any reason, “Index” shall mean the NASDAQ Bank Index.

(E) “Initial FNB Market Value” means the average of the daily closing sales prices of a share of FNB Common Stock, as reported on NYSE, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

If FNB or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefore shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(h).

8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or ANNB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.11(f)-(h), 8.2, 8.3, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of ANNB; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of ANNB, there may not be, without further approval of the ANNB shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of ANNB, there may not be, without further approval of the ANNB shareholders, any extension or waiver of this Agreement or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of ANNB Common Stock under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at a time and on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied or waived at the Closing, unless extended by mutual written agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles 1, 2 and 9 and Sections 6.6, 6.7 and 6.8.

9.3 Expenses.

(a) Each party to this Agreement will bear all expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between ANNB and FNB, and provided further that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i); or

(ii) ANNB pursuant to Section 8.1(b)(ii),

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a)	if to ANNB, to:

Annapolis Bancorp, Inc.

1000 Bestgate Road

Suite 400

Annapolis, MD 21401

Attention:  Richard M. Lerner, Chairman and Chief Executive Officer

Facsimile:  (410) 224-9665

with a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention:  Philip G. Feigen, Esq.

Facsimile:  (202) 457-6315

(b)	if to FNB, to:

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Attention:  Vincent J. Delie, Jr., President and Chief Executive Officer

Facsimile:  (724) 983-3515

with a copy to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Attention:  Gary R. Walker, Esq.

Facsimile:  (412) 288-3063

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The ANNB Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. In this Agreement, “knowledge” or “Knowledge” means the knowledge as of the date referenced of executive officers of the applicable party following inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements.

9.8 Governing Law; Jurisdiction.

(a) This Agreement, the Merger and all claims arising hereunder or relating to this Agreement, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

(b) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties to this Agreement agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on ANNB or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. CORPORATION and ANNAPOLIS BANCORP, INC. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

ANNAPOLIS BANCORP, INC.

By:	/s/ Richard M. Lerner
Richard M. Lerner
Chairman and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (“Bank Merger Agreement”), dated as of                  , 2012, is by and between First National Bank of Pennsylvania (“FNB Bank”) and BankAnnapolis (“ANNB Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”) dated as of October     , 2012, between F.N.B. Corporation (“FNB”) and Annapolis Bancorp, Inc. (“ANNB”).

WlTNESSETH:

WHEREAS, ANNB Bank is a Maryland commercial bank and a wholly owned subsidiary of ANNB; and

WHEREAS, FNB Bank is a national banking association and a wholly owned subsidiary of FNB; and

WHEREAS, FNB and ANNB have entered into the Parent Merger Agreement, pursuant to which ANNB will merge with and into FNB (the “Parent Merger”); and

WHEREAS, ANNB Bank and FNB Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), ANNB Bank shall merge with and into FNB Bank (the “Bank Merger”) under the laws of the United States and of the State of Maryland. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3. Charter; Bylaws. The Charter and Bylaws of FNB Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of FNB Bank immediately prior to the Effective Time.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of FNB Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of FNB Bank immediately prior to the Effective Time shall serve as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of FNB Bank and ANNB Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of FNB Bank and ANNB Bank existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7. Effect on Shares of Stock.

(a) Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of ANNB Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of ANNB Bank capital stock held in the treasury of ANNB Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FNB as the sole shareholder of FNB Bank and ANNB as the sole shareholder of ANNB Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. FNB Bank and ANNB Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Office of the Commissioner of Financial Regulation of the Maryland Department of Labor, Licensing and Regulation as may be required by applicable laws and regulations.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FNB as the sole shareholder of FNB Bank and ANNB as the sole shareholder of ANNB Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of ANNB Bank as offices of the Surviving Bank and (iv) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of ANNB Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, ANNB Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of ANNB Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of FNB Bank and ANNB Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by either FNB Bank or ANNB Bank without the prior written consent of the other.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

15. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.

16. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of FNB Bank and ANNB Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:
Vincent J. Delie, Jr.
Chief Executive Officer

BANKANNAPOLIS

By:
Richard M. Lerner
Chairman and Chief Executive Officer

APPENDIX B

VOTING AGREEMENT

                    , 2012

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Florida corporation (“FNB”), and Annapolis Bancorp, Inc., a Maryland corporation (“ANNB”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby ANNB will merge with and into FNB (the “Merger”) and shareholders of ANNB will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to FNB’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of shares of ANNB common stock, par value $0.01 per share (the “ANNB Common Stock”), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of shares of ANNB Common Stock set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of ANNB, (ii) securities of ANNB convertible into or exchangeable for shares of capital stock or voting securities of ANNB or (iii) options or other rights to acquire from ANNB any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ANNB. The shares of ANNB Common Stock listed on Appendix A, together with all shares of ANNB Common Stock that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) At the ANNB Shareholders Meeting and at any other meeting of ANNB shareholders, however called, and on every action or approval by written consent of shareholders of ANNB, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use my best efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d) During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power

(or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that ANNB shall not be bound by any attempted sale of any shares of ANNB Common Stock over which I have sole voting and dispositive power, and ANNB’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles[; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement].

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of ANNB and as an optionholder if I am an optionholder, and not in any other capacity, such as a director or officer of ANNB or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of ANNB Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on ANNB’s Board of Directors or as an officer of ANNB, in acting in my capacity as a director, officer or fiduciary of ANNB.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the ANNB stockholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) FNB and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any

Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Vincent J. Delie, Jr.,
President and Chief Executive Officer

Address:	One F.N.B. Boulevard
Hermitage, PA 16148
Facsimile: (724) 983-3515

Dated:	, 2012

[Signature page to Voting Agreement]

Appendix A

Number of Shares Held (excluding stock options):

This amount includes:

__________	shares over which I have sole voting power
__________	shares over which I have shared voting power
__________	shares over which I have sole dispositive power
__________	shares over which I have shared dispositive power

Number of Stock Options Held:

APPENDIX C

LOCK-UP LETTER

                    , 2013

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Re:	Shares of F.N.B. Corporation

Ladies and Gentlemen:

This letter agreement (this “Lock-up Agreement”) is made by the undersigned pursuant to that certain Agreement and Plan of Merger between F.N.B. Corporation, a Florida corporation (“FNB”), and Annapolis Bancorp, Inc., a Maryland corporation, dated as of October     , 2012 (the “Merger Agreement”).

Pursuant to the Merger Agreement, the undersigned will receive shares of common stock, $0.01 par value, of FNB (the “FNB Common Stock”). In recognition of the benefits that the Merger Agreement will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with FNB that:

1. The term “Effective Time” shall have the same meaning as set forth in the Merger Agreement.

2. The term “Lock-Up Shares” shall mean the shares of FNB Common Stock issued to the undersigned pursuant to the Merger Agreement.

3. The term “Restricted Period” shall mean the period of time from the date hereof until the lapse of restrictions of Section 4(i), (ii) and (iii) below, which restrictions shall lapse as to 1/3rd of the Lock-Up Shares at each of 180 days, 270 days and 365 days following the Effective Time; provided that, in the case of fractional shares, the number of Lock-Up Shares calculated shall be rounded down to the nearest whole share and the final lapse of restrictions of the Lock-Up Shares calculated shall be correspondingly increased by such fractional remainders.

4. During the Restricted Period, the undersigned will not, without the prior written consent of FNB, directly or indirectly, (i) offer, pledge, hypothecate, sell, assign, contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Lock-Up Shares or any securities convertible into or exchangeable or exercisable for the Lock-Up Shares; (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Shares, whether any such swap or transaction is to be settled by delivery of the Lock-Up Shares or other securities, in cash or otherwise; or (iii) engage in any short selling of the Lock-Up Shares.

5. Other than the restrictions identified in Section 4, the undersigned shall have all other rights of a shareholder of FNB, including, but not limited to, the right to vote and receive dividends on the Lock-Up Shares.

6. Notwithstanding Section 4, the undersigned may transfer the Lock-Up Shares with the prior written consent of FNB or may transfer the Lock-Up Shares without FNB’s consent upon the following conditions: (i) as a bona fide gift or gifts, (ii) to any trust or family limited partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or (iii) (a) if the undersigned is a corporation, the corporation may transfer the Lock-Up Shares to any wholly owned subsidiary or stockholder of the undersigned; (b) if the undersigned is a partnership or limited partnership, the partnership or limited partnership may transfer the Lock-Up Shares to its partners or limited partners, as the case may be; and (c) if the undersigned is a limited liability company, the limited liability company may transfer the Lock-Up Shares to its members; provided, however, that in the case of any transfer under clause (i)-(iii), it shall be a condition to the transfer that the donee, trustee, general partner of the family limited partnership, shareholder, partner, limited partner, member or other transferee agree to be bound in writing by the restrictions set forth herein and that the transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Lock-up Agreement and there shall be no further transfer of such shares except in accordance with this Lock-up Agreement. For purposes of this Lock-up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

7. The undersigned now has and, except as contemplated by Section 6(i) through (iii), for the duration of this Lock-up Agreement will have, good and valid title to the Lock-Up Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with FNB’s transfer agent and registrar against the transfer of the Lock-Up Shares, except in compliance with this Lock-up Agreement. In furtherance of the foregoing, FNB and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-up Agreement. Additionally, FNB’s transfer agent is hereby authorized to note the restrictions against transfer of the Lock-Up Shares of this Lock-up Agreement in its book entry records and, if any of the Lock-Up Shares are issued in certificated form, FNB’s transfer agent is authorized to place a legend upon such certificate stating the restrictions of this Lock-up Agreement.

8. The undersigned represents and warrants that the undersigned has full power and authority to enter into this Lock-up Agreement. The undersigned agrees that the provisions of this Lock-up Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

[Remainder of page intentionally blank; agreement continues on next page]

9. This Lock-up Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Very truly yours,

SHAREHOLDER:

Name:

APPENDIX D

October 22, 2012

Board of Directors

Annapolis Bancorp, Inc.

1000 Bestgate Road

Suite 400

Annapolis, MD 21401

Ladies and Gentlemen:

Annapolis Bancorp, Inc. (“ANNB”) and F.N.B. Corporation (“FNB”) have entered into an agreement and plan of reorganization dated as of October 22, 2012 (the “Agreement”) pursuant to which ANNB will merge with and into FNB (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of ANNB common stock issued and outstanding immediately before the Effective Time will be converted into and represent the right to receive (i) 1.143 common shares of FNB common stock (the “Common Stock Merger Consideration”), subject to adjustment as described in the Agreement and (ii) a potential contingent cash payment (the “Cash Consideration” and together with the Common Stock Merger Consideration, the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of ANNB common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of ANNB that we deemed relevant; (iii) certain financial statements and other historical financial information of FNB that we deemed relevant; (iv) internal financial projections for ANNB for the years ending December 31, 2012 through December 31, 2016 as discussed with senior management of ANNB; (v) internal financial projections for FNB for the year ended December 31, 2012 and median publicly available analyst estimates for December 31, 2013 and a long term earnings growth rate for the years thereafter as discussed with senior management of FNB; (vi) the pro forma financial impact of the Merger on FNB based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of FNB; (vii) a comparison of certain financial and other information for ANNB and FNB with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of ANNB the business, financial condition, results of operations and prospects of ANNB and held similar discussions with the senior management of FNB regarding the business, financial condition, results of operations and prospects of FNB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by ANNB and FNB or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of ANNB and FNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ANNB or FNB or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of

D-1

ANNB, FNB or the combined entity after the Merger and we have we not reviewed any individual credit files relating to ANNB or FNB. We have assumed, with your consent, that the respective allowances for loan losses for both ANNB and FNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. For purposes of its analyses and rendering this opinion, Sandler O’Neill assumed no Cash Consideration would be paid to holders of ANNB common stock in connection with the Merger.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the respective senior management of ANNB and FNB, in addition certain publicly available analyst estimates for FNB. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of ANNB and FNB. With respect to those projections, estimates and judgments, the respective management of ANNB and FNB confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of ANNB and FNB, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of ANNB and FNB since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that ANNB and FNB would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as ANNB’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from ANNB for providing this opinion. ANNB has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to ANNB and FNB and their affiliates. We may also actively trade the debt securities of ANNB and FNB or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of ANNB in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of ANNB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of ANNB common stock and does not address the underlying business decision of ANNB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for ANNB or the effect of any other transaction in which ANNB might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by ANNB’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of ANNB.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of ANNB common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Florida Business Corporations Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation, against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. The corporation may pay in advance the expenses incurred by an officer or director in defending a civil or criminal proceeding so long as the director or officer has undertaken to repay those amounts if he or she is ultimately found not to be entitled to indemnification. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

FNB’s articles of incorporation and bylaws provide that FNB shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of FNB or otherwise, arising out of the service to FNB or to another organization at FNB’s request, or because of their positions with FNB. FNB’s bylaws also state that FNB shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. FNB’s articles of incorporation further provide that FNB may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not FNB would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

FNB has entered into indemnification agreements with its directors and officers and maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of October 22, 2012 between F.N.B. Corporation and Annapolis Bancorp, Inc. (included as Appendix A to this proxy statement/prospectus)

3.1	Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011)

3.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP*

8.1	Tax Opinion of Reed Smith LLP*

8.2	Tax Opinion of Patton Boggs LLP*

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of Stegman and Company as to Annapolis Bancorp, Inc.

23.3	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)*

23.4	Consent of Patton Boggs LLP (included in Exhibit 8.2)*

24.1	Powers of Attorney*

99.1	Proxy for Special Meeting of Stockholders of Annapolis Bancorp, Inc.*

99.2	Consent of Sandler O’Neill + Partners, L.P.

*	Previously filed

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on February 22, 2013.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	February 22, 2013

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	February 22, 2013

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller (principal accounting officer)	February 22, 2013

* Stephen J. Gurgovits	Chairman of the Board and a Director	February 22, 2013

* William B. Campbell	Director	February 22, 2013

* James D. Chiafullo	Director	February 22, 2013

Laura E. Ellsworth	Director

* Philip E. Gingerich	Director	February 22, 2013

* Robert B. Goldstein	Director	February 22, 2013

Signature	Title	Date

* David J. Malone	Director	February 22, 2013

* D. Stephen Martz	Director	February 22, 2013

* Robert J. McCarthy, Jr.	Director	February 22, 2013

* Harry F. Radcliffe	Director	February 22, 2013

* Arthur J. Rooney, II	Director	February 22, 2013

* John W. Rose	Director	February 22, 2013

* Stanton R. Sheetz	Director	February 22, 2013

John S. Stanik	Director

* William J. Strimbu	Director	February 22, 2013

* Earl K. Wahl, Jr.	Director	February 22, 2013

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of October 22, 2012 between F.N.B. Corporation and Annapolis Bancorp, Inc. (included as Appendix A to this proxy statement/prospectus)

3.1	Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011)

3.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP*

8.1	Tax Opinion of Reed Smith LLP*

8.2	Tax Opinion of Patton Boggs LLP*

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of Stegman and Company as to Annapolis Bancorp, Inc.

23.3	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)*

23.4	Consent of Patton Boggs LLP (included in Exhibit 8.2)*

24.1	Powers of Attorney*

99.1	Proxy for Special Meeting of Stockholders of Annapolis Bancorp, Inc.*

99.2	Consent of Sandler O’Neill + Partners, L.P.

*	Previously filed